As filed with the Securities and Exchange Commission on January 4, 2016

No. 333-207456

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRANSFIRST HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Delaware	7389	47-2035770
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1393 Veterans Memorial Highway, Suite 307S

Hauppauge, New York 11788

Telephone: (631) 840-6900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John S. Shlonsky

President and Chief Executive Officer

1393 Veterans Memorial Highway, Suite 307S

Hauppauge, New York 11788

Telephone: (631) 840-6900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Robert M. Hayward, P.C. Robert E. Goedert Kirkland & Ellis LLP 300 North LaSalle Chicago, Illinois 60654 (312) 862-2000	Melissa M. Winchester Senior Vice President, General Counsel and Secretary 1393 Veterans Memorial Highway, Suite 307S Hauppauge, New York 11788 (631) 840-6900	Paul D. Tropp Freshfields Bruckhaus Deringer US LLP 601 Lexington Avenue New York, New York 10022 (212) 277-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, $0.01 par value per share	$100,000,000	$10,070

(1)	Includes the offering price of the shares of common stock that may be sold if the underwriters exercise their option to purchase additional shares.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.
(3)	This amount was previously paid in connection with the initial filing of this Registration Statement.

The Registrant hereby amends this Registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

Subject to Completion

Preliminary Prospectus dated January 4, 2016

P R O S P E C T U S

                 Shares

TRANSFIRST HOLDINGS CORP.

Common Stock

This is the initial public offering of our common stock. We are selling                 shares of our common stock. We currently expect the initial public offering price to be between $         and $         per share of common stock.

Prior to this offering there has been no public market for our common stock. We have applied to list our common stock on The NASDAQ Global Select Market (“NASDAQ”) under the symbol “TF.”

Upon completion of this offering, we will be a “controlled company” within the meaning of the corporate governance standards of NASDAQ.

Investing in our common stock involves risk. See “Risk Factors” beginning on page 15.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds to us before expenses	$	$

(1)	See “Underwriting” for a detailed description of compensation payable to the underwriters.

We have granted the underwriters an option to purchase up to              additional shares of common stock from us at the initial public offering price less the underwriting discount for 30 days after the date of this prospectus.

The underwriters expect to deliver the shares of common stock to investors on or about            , 2016.

Goldman, Sachs & Co.	J.P. Morgan	Credit Suisse

Barclays	Deutsche Bank Securities	Citigroup	Jefferies	RBC Capital Markets	Wells Fargo Securities

Raymond James	William Blair

Prospectus dated                     , 2016

FULL-SERVICE

PAYMENT PROCESSING

SOLUTIONS

$48 BILLION+
processing volume

200,000+
merchants

1,300
distribution partners

20
years in the industry

TRANSFIRST®

First In Secure Electronic Payments™

We are responsible for the information contained in this prospectus and in any free writing prospectus we prepare or authorize. We have not and the underwriters have not authorized anyone to provide you with different information, and we and the underwriters take no responsibility for any other information others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than its date.

Basis of Presentation

On October 12, 2014, TransFirst Inc. entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Tyche Holdings, LLC (“Parent”) and Tyche Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”) (both Parent and Merger Sub were affiliates of the private equity firm Vista Equity Partners). At the time, TransFirst Inc. was controlled by private equity investor Welsh, Carson, Anderson & Stowe X, L.P. and certain of its affiliated funds (“WCAS”). Pursuant to the Merger Agreement, (a) Merger Sub was merged with and into TransFirst Inc., with TransFirst Inc. continuing as the surviving corporation and as a wholly owned subsidiary of Parent; (b) each issued and outstanding share of common stock of TransFirst Inc. was converted into a right to receive a cash payment as merger consideration; and (c) each outstanding restricted stock unit and stock option outstanding under any equity incentive plan of TransFirst Inc. was converted into a right of the holder thereof to receive a cash payment. The transactions contemplated by the Merger Agreement were consummated on November 12, 2014 (the “Vista Acquisition”). Following the Vista Acquisition, TransFirst Inc. became an indirect wholly owned subsidiary of TransFirst Holdings Corp. (formerly known as Tyche Topco, Inc.), the issuer of shares in this offering. Prior to the completion of this offering, TransFirst Inc. will merge with and into TransFirst Holdings Corp. with TransFirst Holdings Corp. continuing as the surviving corporation.

As a result of the Vista Acquisition, we applied the purchase method of accounting and established a new basis of accounting on November 12, 2014. The years ended December 31, 2012 and 2013 and the period from January 1, 2014 to November 11, 2014 (the “2014 Predecessor Period”) reflect the historical cost basis of accounting that existed prior to the Vista Acquisition and are referred to collectively as the “Predecessor” periods. The periods from November 12, 2014 to December 31, 2014 (the “2014 Successor Period”) and thereafter reflect the new basis of TransFirst Inc. upon the Vista Acquisition, with the recognition of assets and liabilities at their fair values pursuant to acquisition accounting, and are referred to as the “Successor” periods. Due to the application of acquisition accounting, the results for the Successor periods are not necessarily comparable to the Predecessor periods.

Industry and Market Data

Although we are responsible for all disclosure contained in this prospectus, in some cases we have relied on certain market and industry data obtained from third-party sources that we believe to be reliable. Market estimates are calculated by using independent industry publications, government publications and third-party forecasts in conjunction with our assumptions about our markets. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus.

Trademarks and Service Marks

We own or have rights to trademarks and service marks that we use in connection with the operation of our business, including, but not limited to, TRANSFIRST® (in the United States, Mexico and Europe), FIRST IN SECURE ELECTRONIC PAYMENTS®, TF TRANSFIRST FIRST IN SECURE ELECTRONIC PAYMENTS® design (in the United States, Mexico and Europe), ELAPP® and PROCESSNOW®. All other trademarks or service marks appearing in this prospectus that are not identified as marks owned by us are the property of their respective owners.

Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are listed without the ®, (TM) and (sm) symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

ii

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our common stock, and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read the entire prospectus carefully, especially “Risk Factors” and our financial statements and the related notes included elsewhere in this prospectus, before deciding to buy shares of our common stock. Unless the context requires otherwise, references in this prospectus to: (i) the “Company,” “TransFirst,” “we,” “us” and “our” refer to TransFirst Inc. and its consolidated subsidiaries for all periods prior to the Vista Acquisition and to TransFirst Holdings Corp. and its consolidated subsidiaries for all periods following the Vista Acquisition; (ii) “Issuer” refers to TransFirst Holdings Corp. without its subsidiaries; (iii) “Predecessor” refers to TransFirst Inc. and its consolidated subsidiaries prior to November 12, 2014; (iv) “Successor” refers to TransFirst Holdings Corp. and its consolidated subsidiaries on and after November 12, 2014; and (v) VEP Group, LLC and certain of its affiliated funds, our current majority owners, are referred to herein as “Vista.”

Our Company

We are a leading provider of payment technology solutions to merchants in the United States, as measured by processing volume. We are differentiated by our single proprietary technology platform, which enables us to provide a broad suite of payment products, end-to-end payment solutions and superior customer support. We are able to deliver these services across multiple points of access (“multi-channel”), including brick and mortar locations, software integration, e-commerce, mobile and tablet-based solutions.

We sell our solutions through a diversified network of over 1,300 distribution partners that we have built over the past 20 years by leveraging our specialized expertise in integrating and developing these relationships. We believe superior customer service is essential to enhance and retain our network of distribution partners and merchants. Our network of distribution partners includes:

•	Integrated Technology Partners—These providers include independent software vendors (“ISVs”) and value-added resellers (“VARs”) of software solutions. We integrate our payment processing services into their software so that merchants can benefit from a fully integrated business software solution.

•	Referral Partners—We work with financial institutions, trade associations and independent distribution partners to provide payment solutions to their merchant customers and thereby enhance their brand loyalty and revenue opportunities.

We combine our single proprietary platform, multi-channel capabilities and partner-centric distribution model to create a compelling value proposition that enables us to penetrate the attractive small and medium-sized business (“SMB”) segment of the market in what we believe to be a highly efficient manner. We served over 200,000 merchants and processed over $48 billion in volume in 2014. According to the March 2015 issue of The Nilson Report, we were ranked as the seventh largest non-bank merchant acquirer in the United States by processing volume.

The industry for providing payment solutions to merchants, known as “merchant acquiring,” is large and growing rapidly. According to the January 2015 issue of The Nilson Report, purchase volume on credit, debit and prepaid cards in the United States reached approximately $4.5 trillion in 2013 and is estimated to reach nearly $10.0 trillion by 2023, resulting in a compound annual growth rate

(“CAGR”) of 8.3%. In addition, we believe the competitive dynamics of this market are changing as merchants are increasingly looking to access multi-channel capabilities, new technology solutions, new products and value-added services.

SMB merchants often lack the technical expertise, financial resources and time to adequately address the evolving payments landscape and are faced with a complex array of products and services offered by a large number of disparate providers. As a result, these merchants often rely on trusted technology vendors or service providers, which provide other important business services to them. Because these service providers’ core focus is not payments technology, they in turn are increasingly looking to refer their merchants to a trusted partner to handle the complexities of integrated payments functionality and to offer more effective customer service.

To address this growing demand, we strategically built a single proprietary platform that provides us with a powerful set of capabilities that we believe gives us a competitive advantage in the marketplace. Our single proprietary platform provides a full suite of integrated payment products and services that can be used across multiple channels and industry verticals. In addition, our single proprietary platform provides our merchants the ability to adopt and seamlessly integrate our payments solutions into business management software applications.

To help distribute our services, we built a large and diversified network of over 1,300 partners that use their position as trusted technology vendors and service providers to allow us to integrate and cross-sell our services to their customer base. Our model creates value for our distribution partners and merchants by providing access to differentiated solutions and superior support. Our distribution partners realize the benefits of our approach through increased revenues and customer retention.

We benefit from our partner-centric distribution model by gaining access to a large number of SMB merchants through trusted vendors in a highly scalable and cost effective manner. We currently serve over 200,000 SMB merchants across numerous industry verticals, and we have built specialized capabilities and expertise in several high-growth verticals, such as healthcare. We build and maintain a direct relationship with our merchants in order to control our sales, pricing negotiation, underwriting, boarding and support processes. Our model enables us to manage customer support quality, cross-sales efforts and product and service selection.

We generate revenues from the fees that we charge for processing payment transactions, value-added services and other more advanced technology solutions that we increasingly provide to our merchants. Because processing fees are generated from the daily sales of our merchants under multi-year contracts, they are highly recurring in nature.

For the year ended December 31, 2014, on a pro forma basis, we had revenues of $1,259.9 million and net loss of $4.8 million. For the nine months ended September 30, 2015, on a pro forma basis, we had revenues of $1,148.7 million and net income of $23.3 million. See “Unaudited Pro Forma Consolidated Financial Data.”

Industry Background

Overview of the Electronic Payments Industry

The electronic payments industry is large, fast-growing and fueled by powerful secular trends that are continuing to drive the acceptance and use of card-based payments, such as credit and debit cards, as well as the more recent trends of accepting payment on the Internet or remotely via mobile devices, such as smart phones and tablets, and Europay, Mastercard and Visa (“EMV”) technology standard and near field communication (“NFC”) transactions. The industry is serviced by a variety of providers including issuers, payment networks and merchant acquirers.

Overview of the Merchant Acquiring Industry

The merchant acquiring industry has grown significantly over the past 60 years as more and more merchants have chosen to accept electronic payments in response to their growing adoption by consumers. We believe there are approximately 100 merchant acquirers in the United States serving this growing market and the increasingly sophisticated demands at merchants’ points of sale. These providers can be generally categorized as non-bank merchant acquirers, banks, independent sales organizations (“ISOs”) and non-traditional and early-stage, less established vendors seeking to offer new payment methods and devices.

The services provided directly to merchants and the fees collected from merchants for those services can vary depending on each provider’s in-house technology capabilities and the number of services that they outsource to other providers. Merchant acquirers will earn more revenue if they provide more services in-house; however, only a few providers in the United States have the capability to provide all of these solutions, and even fewer can provide all of their services from a single integrated platform.

Overview of the Merchant Customer Base

Traditional merchant acquirers sell their payment processing services to merchants of every size. A number of acquirers focus on the SMB segment due to its attractive characteristics. The SMB segment tends to have more new business starts and higher growth rates than larger, more mature businesses. SMBs are also typically in greater need of outsourced technology capabilities and require higher quality and more customer support than larger merchants, who often have larger internal technology and service departments. The merchants in the SMB segment also have lower scale efficiencies and are therefore less price sensitive than larger merchants.

Because the SMB segment consists of more numerous and diversified merchants, it leads to lower customer concentration and creates a greater opportunity for merchant acquirers to provide specialized services. As a result, we believe merchants in the SMB segment represent the largest and most profitable revenue opportunity in the market. In addition, SMB merchants are being impacted by several key trends and not all merchant acquirers have the capabilities to meet these evolving needs.

Key Trends Impacting SMB Merchants

The following are key trends impacting SMB merchants:

•	Shift to Integrated Point-of-Sale—SMBs are increasingly using software to manage everyday business functions such as inventory management, customer engagement and loyalty. SMBs now look to merchant acquirers who can integrate seamlessly with these software providers to simplify their business operations.

•	Adoption of New Technologies—Cloud-based computing and software-as-a-service delivery models are lowering the costs and complexity of technology. As a result, SMBs are looking for new technologies, including mobile and tablet-based solutions delivered by applications, to make use of sophisticated payment offerings that were previously not accessible to them.

•	Utilization of Value-Added Services—SMBs looking to grow and expand their business are adopting and promoting their own rewards and loyalty programs. They are also demanding more sophisticated tools to analyze the data collected from their payment transactions to utilize business intelligence and more effectively manage their operations.

•	Need for Multi-Channel Commerce—As commerce trends continue to evolve, SMBs are increasingly looking for multi-channel solutions which enable them to sell their goods and services at their brick and mortar locations, on the Internet or remotely via mobile devices, such as smart phones and tablets, on a single integrated platform provided by a single vendor.

•	Demand for Greater Security—Merchants continue to face new security challenges as the electronic payments industry continues to grow in size and complexity. In addition, new initiatives by the payment networks to shift from magnetic stripe to chip-enabled cards using EMV will lead many SMBs to upgrade their legacy point-of-sale (“POS”) hardware, including with integrated POS systems (“IPOS”).

•	New Vertical Adoption—We believe that industries such as healthcare, education and government, as well as other business verticals, will continue to see higher transaction volume growth as migration from previously paper-based payments to electronic payments continues.

Our Competitive Strengths

We believe we have attributes that differentiate us from our competitors and have enabled us to become a leading payment processor in the United States. Our key competitive strengths include:

Single Proprietary Technology Platform

We strategically built a single proprietary platform that provides us with a powerful set of end-to-end payment solutions and a full suite of integrated payment products that we believe give us a competitive advantage in the marketplace and differentiate us from payment processors that operate on multiple disparate platforms. Our platform was designed to be used across multiple channels and industry verticals through a single point of access while giving us flexibility to quickly adapt and develop enhancements without strategic dependence on third parties. In addition, our single proprietary platform allows us to provide high quality customer service to support and retain our merchants and distribution partners which we believe differentiates us in the marketplace.

Expertise in Partner-Centric Distribution

We built a diversified network of over 1,300 distribution partners, which serve as trusted technology vendors and service providers to their customers. Our relationship with these distribution partners allows us to integrate and cross-sell our services to their customer base. Our platform allows our distribution partners to easily integrate their technology solutions with our payment offerings while being supported by an experienced, cross-trained support team. We have also developed industry-specific solutions and have deep industry expertise in certain high growth industry verticals, such as healthcare, where we have integrated our payments technology into leading practice management software solutions. In addition, our direct sales team, which includes both in-market “feet on the street” salespeople and telesales personnel, supports all merchant referrals allowing us to enhance penetration within our distribution partners’ merchant bases.

Differentiated Suite of Payment Solutions

We offer a broad, differentiated suite of products and services that enable our merchants and distribution partners to address their payment solutions needs through a single provider across multiple channels, such as brick and mortar, e-commerce, mobile and tablet, and EMV and NFC transactions, without having to rely on multiple vendors. We also leverage our partner-centric model to deliver business solutions to our merchants that are integrated with our payment offerings. Our offerings include a full range of traditional and emerging payment solutions, as well as more advanced and value-added services such as security and compliance tools and products and services to support significant payment network initiatives.

Scalable and Cost Effective Operating Model

As a result of having a single proprietary platform, we are able to efficiently manage, update and maintain our technology, increase capacity and speed and realize significant operating leverage. The proven scalability of our operating model has driven our increased margins, even as the volumes that we process and our merchant portfolio continue to grow. The proven scalability of our generating model has driven our increased margins, even as the volume that we process and our merchant portfolio continue to grow.

Culture Focused on Service and Operating Excellence

Our culture is deeply rooted in providing a differentiated merchant and distribution partner experience that leverages our partner-centric expertise and flexible platform to deliver superior customer service. Our single proprietary platform enables us to provide a superior merchant boarding and activation experience, partner sales and technical support and integration expertise. We consistently measure, monitor and control enterprise-wide service quality metrics with the objective of achieving strong merchant retention and distribution partner satisfaction.

Experienced Management Team with Strong Execution Track Record

Our executive management team has significant experience in merchant acquiring, payment processing, distribution partner sales and marketing and technology development. We have invested substantial resources to attract and retain experienced executive-level talent and expand our sales force to align it with our distribution partners and market opportunities. Our executive management team has a proven track record of executing initiatives and delivering profitable growth.

Our Growth Strategies

Our business model and competitive strengths enable us to pursue multiple growth opportunities. We plan to expand our business and grow through the following key strategies:

Grow with Existing Partners and Merchants

We will continue to grow with our existing partners and merchants by benefitting from their own organic growth and cross-selling new and value-added services and promoting multi-channel offerings to meet their needs as they expand. We believe that we can address evolving merchant needs by leveraging our single platform functionality and flexibility to seamlessly deploy a wide range of payment solutions through multiple delivery channels. By providing such multi-channel solutions, we believe we enable our merchants to increase sales volumes and grow their business which, in turn, generates higher processing volumes and other growth opportunities for us. We believe there is a significant opportunity to cross-sell multi-channel solutions to our current merchant base, and we intend to continue to promote these capabilities to increase adoption throughout our merchant base.

Further Penetrate Existing Partners’ Merchant Base

We will continue to actively pursue the existing merchant base of our distribution partners. We believe a significant number of merchants from our distribution partner network are not currently using us as their payment processor because they are not currently accepting electronic payments or have not yet faced a catalyst to switch from their current provider. We will continue to address this significant opportunity by leveraging our specialized direct sales force, differentiated technology and product offering and by coordinating our marketing efforts with our distribution partners. Overall, based on data obtained from distribution partners and our experience in the industry, we estimate that there are over one million merchants that are served by our existing distribution partners but are not currently utilizing our services, resulting in further new business opportunities within our current distribution partner merchant base.

Innovate and Enhance Our Payment Solutions

We intend to maintain our leadership position in the industry by continuing to innovate and providing new and more advanced payments solutions to our distribution partners and merchants. We have introduced many new product solutions to our merchants that increase convenience, provide ease of use, integrate better with their other business management software solutions and provide greater functionality. We plan to continue to leverage our single proprietary platform and service capabilities to promote innovation and expand our solutions to meet the evolving needs of our distribution partners and merchants.

Broaden Our Distribution Network

We intend to broaden our distribution network to reach potential new distribution partners and merchants. We believe that our single proprietary platform, combined with our expertise in serving integrated technology and referral partners, will enable us to strategically target and obtain new distribution partner relationships in our existing markets and expand our services into new industry verticals and markets. We plan to continue to grow our direct sales force commensurate with the growth in our partner network in order to effectively support referrals, reach more potential merchants and enter into or increase our presence in various industry verticals and markets.

Selectively Pursue Strategic Acquisitions

While the core focus of our strategy is to grow organically, we will continue to be selectively opportunistic in pursuing our acquisition strategy. We have demonstrated the ability to execute and integrate acquisitions that have enhanced and deepened our presence in key industry sectors, expanded our distribution channels, and increased our solution set to be leveraged by our customers. We will work to extend our successful track record and diligently evaluate opportunities as they arise.

Risk Factors

An investment in our common stock involves a high degree of risk. Any of the factors set forth under “Risk Factors” may limit our ability to successfully execute our business strategy. You should carefully consider all of the information set forth in this prospectus and, in particular, you should evaluate the specific factors set forth under “Risk Factors” in deciding whether to invest in our common stock. Among these important risks are the following:

•	competition with larger firms that have greater financial resources and non-traditional competitors entering the merchant acquiring industry and electronic payments industry;

•	dependence on non-exclusive distribution partners;

•	unauthorized disclosure or impermissible use of data or disruptions to our services;

•	compliance with and changes to government regulations and payment network rules and standards;

•	decline in the use of credit, debit and prepaid cards as a payment mechanism or adverse developments with respect to the electronic payments industry as a whole;

•	our need to keep pace with rapid developments in the electronic payments industry and provide new products and services;

•	our ability to increase our market share, expand into new markets and compete with new entrants;

•	exposure to economic conditions affecting consumer and commercial spending particularly in the end-markets we serve;

•	exposure to the SMB market;

•	reliance on third parties for services;

•	our substantial level of indebtedness and increases in our indebtedness and operating and financial restrictions imposed by the agreements governing our indebtedness;

•	Vista’s control of us; and

•	the other factors set forth under “Risk Factors.”

Corporate Changes

Prior to the completion of this offering, we intend to amend our certificate of incorporation to effect a     -for-1 stock split of all of our outstanding shares of common stock, which we refer to as the “Share Split.” Upon the consummation of this offering, our authorized capital stock will consist of 500,000,000 shares of common stock and 50,000,000 shares of preferred stock.

Our Sponsor

Vista is a leading private equity firm focused on investing in software, data and technology-based organizations. With over $14 billion in cumulative capital commitments, Vista seeks to partner with world-class management teams with long-term perspective. Vista is a value-added investor, contributing professional expertise and multi-level support towards companies realizing their full potential. This combination encourages optimal business decisions, enables the pursuit of operational excellence, and drives maximum value creation for all shareholders. Although we believe our relationship with Vista is a positive attribute, there can be no assurance that we will benefit from this relationship.

Following the completion of this offering, Vista will own approximately     % of our outstanding common stock, or     % if the underwriters exercise in full their option to purchase additional shares. As a result of this ownership, Vista will have control over votes on fundamental and significant corporate matters and transactions. In connection with this offering, we will enter into a Director Nomination Agreement and a Registration Rights Agreement with Vista. We are also currently party to a Management Agreement with Vista that we will terminate at no additional cost to us in connection with the completion of this offering. See “Certain Relationships and Related Party Transactions.”

Corporate Information

The Issuer was incorporated as a Delaware corporation in 2014 in connection with the Vista Acquisition. Our principal executive offices are located at 1393 Veterans Memorial Highway, Suite 307S, Hauppauge, New York 11788. Our telephone number at that address is (631) 840-6900. Our website address is www.transfirst.com. Our website and the information contained on our website do not constitute a part of this prospectus. We are a holding company and all of our business operations are conducted through our subsidiaries.

THE OFFERING

Common stock offered by us	shares.

Common stock to be outstanding immediately after completion of this offering	shares ( shares if the option to purchase additional shares is exercised in full).

Option to purchase additional shares	The underwriters have an option for a period of 30 days after the date of this prospectus to purchase up to additional shares of our common stock.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $ million, or approximately $ million if the underwriters exercise their option to purchase additional shares in full, at an assumed initial public offering price of $ per share, the midpoint of the price range set forth on the cover of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds of this offering, together with the proceeds from the Refinancing Transaction (defined below) and cash on hand, to repay all of our outstanding borrowings and other amounts owing under our existing credit facilities. See “Use of Proceeds.”

Concurrent refinancing	Concurrently with the closing of this offering, we will refinance all of our existing indebtedness with a new senior secured credit facility, which we refer to throughout this prospectus as the “Refinancing Transaction.” This offering is conditioned upon the concurrent pricing of the Refinancing Transaction, and if we cannot price the Refinancing Transaction on terms acceptable to us, we will not price this offering. See “Description of Indebtedness” for additional information regarding the expected terms of our new senior secured credit facility.

Risk factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Proposed NASDAQ symbol	“TF”

The number of shares of common stock to be outstanding after this offering is based on                 shares of common stock outstanding as of                 , 2016 and: (i) excludes options to purchase                  shares of common stock to be awarded to executive officers and certain other employees and directors upon pricing of this offering with an exercise price set at the initial public offering price (options to purchase                  shares assuming an initial offering price of $         per share); and (ii) excludes an aggregate of                  additional shares of common stock that will be reserved for future issuance under the 2016 Omnibus Incentive Plan (the “2016 Plan”) we intend to adopt in connection with this offering, as described in “Executive Compensation—Management Equity Incentive Plans”.

Unless otherwise indicated, this prospectus reflects and assumes the following:

•	effectiveness of the Share Split;

•	the adoption of our amended and restated certificate of incorporation and our amended and restated bylaws, to be effective upon the closing of this offering; and

•	no exercise by the underwriters of their option to purchase up to additional shares of our common stock in this offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

The summary consolidated statement of operations data for the years ended December 31, 2012 and 2013 and the 2014 Predecessor Period and the balance sheet data as of December 31, 2013 has been derived from our Predecessor’s audited consolidated financial statements appearing elsewhere in this prospectus. The summary consolidated statement of operations data for the 2014 Successor Period and the balance sheet data as of December 31, 2014 has been derived from our audited consolidated financial statements appearing elsewhere in this prospectus. The summary consolidated statement of operations data for the nine months ended September 30, 2014 has been derived from our Predecessor’s unaudited consolidated financial statements appearing elsewhere in this prospectus. The summary consolidated statement of operations data for the nine months ended September 30, 2015 and the balance sheet data as of September 30, 2015 has been derived from our unaudited consolidated financial statements appearing elsewhere in this prospectus. The balance sheet data as of December 31, 2012 has been derived from our audited consolidated financial statements not appearing in this prospectus. The balance sheet data as of September 30, 2014 has been derived from our Predecessor’s unaudited consolidated financial statements not included in this prospectus. Our historical results for any prior period are not necessarily indicative of results to be expected in any future period, and our results for any interim period are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2015. The unaudited consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and, in the opinion of management, include all adjustments necessary for the fair presentation of the information for the unaudited periods. The results of the Successor periods are not comparable to the results of the Predecessor periods due to the application of acquisition accounting.

The following information should be read in conjunction with “Risk Factors,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	Predecessor			Successor	Predecessor	Successor
	Year Ended December 31,		January 1 through November 11, 2014	November 12 through December 31, 2014	Nine Months Ended September 30,
	2012	2013			2014	2015
	(in thousands, except share and per share data)
Statement of operations data:
Revenues	$946,931	$1,067,763	$1,079,231	$180,636	$927,406	$1,148,674
Cost of services and goods	749,398	849,458	869,938	146,807	747,449	942,466
Operating expenses(1)	133,693	133,724	163,044	34,651	118,833	152,008

Income (loss) from operations	63,840	84,581	46,249	(822)	61,124	54,200
Interest expense, net	(24,046)	(56,019)	(43,554)	(10,675)	(36,724)	(58,773)
Loss on extinguishment of debt	—	—	—	(2,250)	—	—
Income tax (expense) benefit	8,063	(12,252)	(1,528)	3,870	(9,864)	1,933

Net income (loss)	47,857	16,310	1,167	(9,877)	14,536	(2,640)

Accretion of preferred stock to redemption value	(26,881)	(14,498)	(13,087)	—	(11,477)	—
Dividends paid on participating preferred stock	(18,545)	—	(16,438)	—	(16,438)	—

Net income (loss) available to common shareholders	$2,431	$1,812	$(28,358)	$(9,877)	$(13,379)	$(2,640)

Earnings (loss) per common share (basic and diluted)(2)	$0.03	$0.03	$(0.70)	$(105.90)	$(0.35)	$(28.31)
Weighted-average number of common shares: Basic(2)	41,260,820	41,689,132	42,075,083	93,264	42,057,621	93,264
Diluted(2)	41,597,484	42,310,194	42,075,083	93,264	42,057,621	93,264
Balance Sheet Data (at end of period):
Cash and cash equivalents	$4,357	$25,957	N/A	$36,217	$41,607	$70,853
Total assets	939,338	889,856	N/A	1,915,511	875,378	1,902,846
Total liabilities	942,171	875,640	N/A	1,506,627	963,653	1,496,602
Long-term debt, including current portion, net of discounts	640,427	640,503	N/A	1,139,087	729,148	1,134,187
Total redeemable participating preferred stock	155,861	170,359	N/A	—	157,628	—
Stockholders’ (deficit) equity	(158,694)	(156,143)	N/A	408,884	(245,903)	406,244

Other financial data (unaudited):
Gross processed volume(3)	$36,939,759	$41,640,891	$41,199,057	$6,822,530	$35,493,475	$43,578,375
Net revenue(4)	218,597	236,550	224,578	36,145	193,251	220,154
Adjusted EBITDA(4)	100,323	114,006	109,671	16,812	94,323	113,369
Adjusted net income(4)	65,118	29,362	36,931	1,637	31,789	30,513

(1)	Operating expenses includes selling, general and administrative expenses, depreciation and amortization, and other expenses.
(2)	See Note 14 to our consolidated financial statements included elsewhere in this prospectus.
(3)	Gross processed volume is the gross dollar value of Visa, MasterCard and other payment network transactions processed by our merchants and settled to merchants by us.
(4)

Net revenue is calculated as revenue less certain network fees and other costs described below. Adjusted net income is calculated as net income before certain non-cash compensation expenses, expenses related to the early extinguishment of debt, other non-core cash items and the other items described below. Adjusted EBITDA is equal to adjusted net income before interest, income taxes, depreciation and amortization. Net revenue, adjusted net income and adjusted EBITDA eliminate the effects of items that we do not consider indicative of our core operating performance. As a result, we consider net revenue, adjusted net income and adjusted EBITDA to be important indicators of our operational strength and the performance of our business. Management believes the use of net revenue, adjusted net income and adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash items and about unusual items that we do not expect to continue at the same level in the future. Adjusted EBITDA margin is adjusted EBITDA divided by net revenue. By providing these non-GAAP financial measures, together with a reconciliation to GAAP results, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our business strategies. We believe net revenue, adjusted net income and adjusted EBITDA are used by investors as a supplemental measure to evaluate the overall operating performance of companies in our industry. Net revenue, adjusted net income and adjusted EBITDA as presented by us may not be comparable to similarly titled measures reported by other companies.

Net revenue, adjusted net income and adjusted EBITDA are not intended as alternatives to revenue or net income (loss), as applicable, as indicators of our operating performance, or as alternatives to any other measure of performance in conformity with GAAP. You should therefore not place undue reliance on net revenue, adjusted net income and adjusted EBITDA or ratios calculated using those measures. Our GAAP-based measures can be found in our consolidated financial statements and related notes included elsewhere in this prospectus. In particular, adjusted EBITDA has significant limitations as an analytical tool because it excludes certain material costs. For example, it does not include interest expense, which has been a necessary element of our costs. In addition, the exclusion of amortization expense associated with our intangible assets further limits the usefulness of this measure. Because adjusted EBITDA does not account for these expenses, its utility as a measure of our operating performance has material limitations. Accordingly, management does not view adjusted EBITDA in isolation and also uses other measures, such as cost of services and goods and net income to measure operating performance.

The reconciliation of our revenues to net revenue is as follows:

	Predecessor			Successor	Predecessor	Successor
	Year Ended December 31,		January 1 through November 11, 2014	November 12 through December 31, 2014	Nine Months Ended September 30,
	2012	2013			2014	2015
				(in thousands)
Revenues	$946,931	$1,067,763	$1,079,231	$180,636	$927,406	$1,148,674
Network fees and other costs(a)	728,334	831,213	854,653	144,491	734,155	928,520

Net revenue	$218,597	$236,550	$224,578	$36,145	$193,251	$220,154

(a)	Network fees and other costs represents interchange fees paid to issuing banks, assessments and other fees paid to payment networks, as well as distribution partner residuals, hardware costs of goods sold and other processing-related fees. These amounts are included within costs of services and goods in our statements of operations and comprehensive income.

The reconciliation of our adjusted net income and adjusted EBITDA to net income is as follows:

Adjusted Net Income and Adjusted EBITDA	Predecessor			Successor	Predecessor	Successor
	Year Ended December 31,		January 1 through November 11, 2014	November 12 through December 31, 2014	Nine Months Ended September 30,
(in thousands)	2012	2013			2014	2015
Net income (loss)	$47,857	$16,310	$1,167	$(9,877)	$14,536	$(2,640)
Net loss (gain) on merchant contracts and asset disposals(a)	1,497	1,787	2,522	(72)	2,400	(558)
WCAS fees(b)	1,250	1,250	1,085	—	938	—
VCG fees(c)	—	—	—	34	—	840
Non-cash compensation(d)	929	644	2,711	—	650	—
Amortization of intangible assets(e)	24,169	16,519	11,785	8,842	10,397	45,507
Mark-to-market adjustment(f)	(1,255)	(442)	2,621	—	1,673	—
Transaction costs(g)	2,274	234	25,754	7,989	250	475
Litigation and settlements, net(h)	(6,601)	(761)	120	—	125	2,306
Other adjustments(i)	6,291	2,361	12,564	2,255	12,107	6,274
Tax adjustments(j)	(11,293)	(8,540)	(23,398)	(7,534)	(11,287)	(21,691)

Adjusted net income	65,118	29,362	36,931	1,637	31,789	30,513
Interest expense, net (excluding MTM)	25,300	56,461	40,933	10,675	35,052	58,773
Taxes(k)	3,230	20,792	24,926	3,663	21,151	19,758
Depreciation	6,675	7,391	6,881	837	6,331	4,325

Adjusted EBITDA	$100,323	$114,006	$109,671	$16,812	$94,323	$113,369

(a)	Net loss (gain) on merchant contracts and asset disposals includes: (1) the write-off of unamortized purchase price upon merchant contract attrition for specific contracts that were purchased individually from a particular distribution partner, (2) the write-off of duplicative processing software acquired by us as part of an acquisition and of the remaining value on an acquired domain name and trade name as we transitioned to exclusively using the TransFirst name and no further value could be ascribed to these assets, (3) other asset disposals related to property, plant and equipment, abandoned software development projects and (4) loss or gain on terminated contracts with distribution partners.
(b)	Prior to the Vista Acquisition, we paid WCAS fees for various management advisory services pursuant to a management agreement. The management agreement specified a $1.0 million fee payable in arrears annually by December 31 of each year. We also paid an affiliate of WCAS a quarterly payment of $0.06 million at the beginning of each quarter to provide us with support services. All such payments terminated upon consummation of Vista Acquisition. See “Certain Relationships and Related Party Transactions—Predecessor Transactions—Agreement with WCAS.”
(c)	Following the Vista Acquisition, we have utilized Vista Consulting Group (“VCG”) for certain consulting services which are not expected to continue. See “Certain Relationships and Related Party Transactions—Successor Transactions—Relationship with VCG.”
(d)	Non-cash compensation includes expenses related to restricted stock and stock option issuances recognized over the employee’s requisite service period.
(e)	Amortization of intangible assets includes the amortization of intangible assets acquired through business combinations and merchant portfolio and related asset acquisitions.
(f)	Mark-to-market adjustments include GAAP adjustments to reflect the changes in fair value of interest rate derivative swaps and caps.
(g)	Transaction costs represent expenses related to the proposed public offering process of our Predecessor and the Vista Acquisition, including $16.8 million and $9.8 million of fees paid to our outside advisors during the period from January 1, 2014 to November 11, 2014 and from November 12, 2014 to December 31, 2014, respectively.

(h)	Litigation and settlements, net includes litigation-related expenses offset by settlement funds received in connection with a 2004 acquisition.
(i)	Other adjustments include: (1) deferred compensation and earn-outs related to acquisitions, (2) restructuring charges including severance, relocation and other expenses, (3) debt refinancing, debt extinguishment, dividend recapitalization costs and other mergers and acquisition costs and (4) other non-operational adjustments.
(j)	Tax adjustments reflect the tax impact of the adjustments listed in footnotes (a) through (i) above using a 39.6% effective tax rate.
(k)	Taxes include the total taxes recognized for the period less the tax adjustments identified in footnote (j) for the relevant period.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including our consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our common stock. If any of the following risks actually occurs, our business, prospects, operating results and financial condition could suffer materially, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to Our Business

The payment processing industry is highly competitive and such competition is likely to increase, which may further adversely influence our prices to merchants and compensation to our distribution partners, and as a result, our profit margins.

The payment processing industry is highly competitive. The level of competition has increased in recent years as other providers of payment processing services have established a sizable market share in the SMB merchant segment. Our primary competitors for SMB merchants include financial institutions and their affiliates and well-established payment processing companies that target SMB merchants directly and through third parties, including Bank of America Merchant Services, Chase Paymentech, Elavon, Inc. (a subsidiary of U.S. Bancorp), First Data Corporation, Heartland Payment Systems, Inc., Vantiv, Inc., Global Payments, Inc. and Wells Fargo. Competing with financial institutions is challenging because they often bundle merchant acquiring services with other banking products. We also compete with many of these same entities for distribution partners. For example, many of our ISOs are not exclusive to us but also have relationships with our competitors, such that we have to continually expend resources to maintain those relationships. Our growth will depend on the continued growth of electronic payments and our ability to increase our market share through successful competitive efforts to gain new merchants and distribution partners.

In addition, many financial institutions, subsidiaries of financial institutions or well-established payment processing companies that we compete with have substantially greater capital, technological, management and marketing resources than we have. These factors may allow our competitors to offer better pricing terms to merchants and more attractive compensation to distribution partners, which could result in a loss of our current or prospective merchants and distribution partners. This competition may effectively limit the prices we can charge our merchants, cause us to increase the compensation we pay to our distribution partners and require us to control costs aggressively in order to maintain acceptable profit margins. It could also result in a loss of existing merchants and distribution partners and greater difficulty obtaining new merchants and distribution partners. Additionally, our future competitors may develop or offer services that have price or other advantages over the services we provide.

We are also facing new competition emerging from non-traditional competitors, such as PayPal, Google, Apple, Alibaba and Amazon, entering the payment processing industry as well as traditional competitors offering alternative electronic payments services and products. For example, the shift in POS solutions from traditional terminals to software providers and other nonterminal applications could negatively impact our business and diminish our ability to earn hardware revenue. Certain of these competitors utilize proprietary software and service solutions to provide a combination of tablet-based IPOS solutions with electronic payments services. We may also experience competitive impacts from nontraditional competitors offering alternative payment methods or from new business practices or disruptive technology available to our merchants, such as manufacturers offering electronic payment applications for their mobile or tablet devices or healthcare organizations creating their own technology for electronic payments. Certain of these competitors or potential competitors have significant financial resources and robust networks that could allow them to have access to merchants needing electronic payments services. If these new entrants gain a greater share of total electronic payments transactions, it could have a material adverse effect on our business, financial condition and results of operations. These competitors may not only impact our ability to retain and grow our relationships with merchants and distribution partners, but also may compete in ways that minimize or remove the role of traditional POS software in the electronic payments process.

To acquire and retain merchants, we depend in part on distribution partners that do not serve us exclusively and are subject to attrition.

We rely in significant part on the efforts of integrated technology partners and referral partners to market our services to merchants seeking to establish a merchant acquiring relationship. These distribution partners seek to introduce us, as well as our competitors, to newly established and existing SMB merchants, including retailers, restaurants and other businesses. Generally, our agreements with distribution partners (with the exception of substantially all of our agreements with financial institution referral partners and certain of our integrated technology partners) are not exclusive and distribution partners retain the right to refer merchants to other merchant acquirers. Gaining and maintaining loyalty or exclusivity can require financial concessions to maintain current distribution partners and merchants or to lure potential distribution partners and merchants from our competitors who may be offering significantly more attractive pricing terms, which has a negative impact on our results of operations. We have been required, and expect to be required in the future, to make concessions when renewing contracts with our distribution partners and such concessions can have a material impact on our financial condition or operating performance. If these distribution partners switch to another merchant acquirer, cease operations or become insolvent, we will no longer receive new merchant referrals from them, and we risk losing existing merchants that were originally enrolled by them. Additionally, certain of our distribution partners are subject to the requirements imposed by our bank sponsors, which may result in fines to them for noncompliance and may, in some cases, result in these entities ceasing to refer merchants to us. We cannot accurately predict the level of attrition of our distribution partners or merchants in the future, particularly in connection with merchants that were obtained as part of an acquisition of a portfolio of merchants, which makes it difficult for us to forecast growth. If we are unable to establish relationships with new distribution partners or merchants, or otherwise increase our transaction processing volume in order to counter the effect of this attrition, our revenues will decline.

Unauthorized disclosure of merchant or cardholder data, whether through breach of our computer systems, computer viruses, or otherwise, could expose us to liability, protracted and costly litigation and damage our reputation.

We are responsible for certain third parties under the rules and regulations established by the payment networks, such as Visa, MasterCard, Discover and American Express, and debit networks. These third parties include merchants, our distribution partners and other third-party service providers and agents. We and other third parties collect, process, store and/or transmit sensitive data, such as names, addresses, social security numbers, credit or debit card numbers and expiration dates, driver’s license numbers and bank account numbers. We have ultimate liability to the payment networks and our bank sponsors that register us with Visa or MasterCard for our failure or the failure of third parties with whom we contract to protect this data in accordance with payment network requirements. The loss, destruction or unauthorized modification of merchant or cardholder data by us or our contracted third parties could result in significant fines, sanctions and proceedings or actions against us by the payment networks, governmental bodies, consumers or others, which could have a material adverse effect on our business, financial condition and results of operations.

Threats may derive from human error, fraud or malice on the part of employees or third parties, or may result from accidental technological failure. For example, certain of our employees have access to sensitive data that could be used to commit identity theft or fraud. Concerns about security are increased when we transmit information electronically because such transmissions can be subject to attack, interception or loss. Also, computer viruses can be distributed and spread rapidly over the Internet and could infiltrate our systems or those of our contracted third parties. Denial of service or other attacks could be launched against us for a variety of purposes, including interfering with our services or to create a diversion for other malicious activities. These types of actions and attacks and others could disrupt our delivery of services or make them unavailable. Any such actions or attacks against us or our contracted third parties could hurt our reputation, force us to incur significant expenses in remediating the resulting impacts, expose us to uninsured liability, result in the loss of our bank sponsors or our ability to participate in the payment networks, subject us to lawsuits, fines or sanctions, distract our management or increase our costs of doing business.

We and our contracted third parties could be subject to breaches of security by hackers. Our encryption of data and other protective measures may not prevent unauthorized access to or use of sensitive data. A breach of a system may subject us to material losses or liability, including payment network fines, assessments and claims for unauthorized purchases with misappropriated credit, debit or card information, impersonation or other similar fraud claims. A misuse of such data or a cybersecurity breach could harm our reputation and deter merchants from using electronic payments generally and our services specifically, thus reducing our revenue. In addition, any such misuse or breach could cause us to incur costs to correct the breaches or failures, expose us to uninsured liability, increase our risk of regulatory scrutiny, subject us to lawsuits, and result in the imposition of material penalties and fines under state and federal laws or by the payment networks. While we maintain insurance coverage that may, subject to policy terms and conditions, cover certain aspects of cyber risks, such insurance coverage may be insufficient to cover all losses. In addition, a significant cybersecurity breach of our systems or communications could result in payment networks prohibiting us from processing transactions on their networks or the loss of our bank sponsors that facilitate our participation in the payment networks, either of which could materially impede our ability to conduct business.

Although we generally require that our agreements with distribution partners or our service providers who may have access to merchant or cardholder data include confidentiality obligations that restrict these parties from using or disclosing any merchant or cardholder data except as necessary to perform their services under the applicable agreements, we cannot guarantee that these contractual measures will prevent the unauthorized use, modification, destruction or disclosure of data or allow us to seek reimbursement from the contracted party. In addition, many of our merchants are SMBs that may have limited competency regarding data security and handling requirements and may thus experience data losses. Any unauthorized use, modification, destruction or disclosure of data could result in protracted and costly litigation, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, our agreements with our bank sponsors (as well as payment network requirements) require us to take certain protective measures to ensure the confidentiality of merchant and consumer data. Any failure to adequately comply with these protective measures could result in fees, penalties, litigation or termination of our bank sponsor agreements.

Any significant unauthorized disclosure of sensitive data entrusted to us would cause significant damage to our reputation, and impair our ability to attract new integrated technology and referral partners, and may cause parties with whom we already have such agreements to terminate them.

We have a long sales cycle to attract new distribution partners, and if we fail to close sales after expending significant time and resources to do so, or referrals by distribution partners are delayed, our business, financial condition and results of operations could be adversely affected.

We invest significant resources in attracting new distribution partners. For example, our financial institution referral partners often select merchant acquirers through a formal request for proposal (“RFP”) process that can take several months before the financial institution makes a final decision. We may expend significant funds and management resources during the sales cycle and ultimately not be selected as the winner in an RFP process.

We also face challenges with long integration cycles with our integrated technology partners. For example, after we enter into an agreement with an integrated technology partner in the healthcare industry, it typically takes several months to complete the development work needed for the integration. Additionally, in our relationships with distribution partners, we expend substantial time to bring these relationships to the stage where merchants are being actively referred to us.

If we experience delays introducing new integrated technology partners onto our integrated platform or are unsuccessful in entering into an agreement with a prospective referral partner after expending significant management resources, it could have a material adverse effect on our business, financial condition and results of operations.

Potential distribution partners and merchants may be reluctant to switch to a new merchant acquirer, which may adversely affect our growth.

Many potential distribution partners and merchants worry about potential disadvantages associated with switching merchant acquirers, such as a loss of accustomed functionality, increased costs and business disruption. For our distribution partners, switching to us from another merchant acquirer or integrating with us may constitute a significant undertaking. As a result, many distribution partners and merchants often resist change. There can be no assurance that our strategies for overcoming potential reluctance to change vendors or initiate a relationship with us will be successful, and this resistance may adversely affect our growth.

We are subject to extensive government regulation, and any new laws and regulations, industry standards or revisions made to existing laws, regulations or industry standards affecting the electronic payments industry may have an unfavorable impact on our business, financial condition and results of operations.

We are subject to numerous regulations that affect the electronic payments industry. Regulation and proposed regulation of our industry has increased significantly in recent years. Changes to statutes, regulations or industry standards, including interpretation and implementation of statutes, regulations or standards, could increase our cost of doing business or affect the competitive balance. We are also subject to U.S. financial services regulations, numerous consumer protection laws, escheat regulations, and privacy and information security regulations, among others. Failure to comply with regulations may have an adverse effect on our business, including the limitation, suspension or termination of services provided to, or by, third parties, and the imposition of penalties or fines.

Interchange fees, which are typically paid by the payment processor to the issuer in connection with credit and debit card transactions, are subject to increasingly intense legal, regulatory, and legislative scrutiny. In particular, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was signed into law in July 2010, significantly changed the U.S. financial regulatory system, including by regulating and limiting debit card fees charged by certain issuers, allowing merchants to set minimum dollar amounts for the acceptance of credit cards and allowing merchants to offer discounts or other incentives for different payment methods.

New rules implementing the Dodd-Frank Act also contain certain prohibitions on payment network exclusivity and merchant routing restrictions. These restrictions could negatively affect the number of debit transactions, and prices charged per transaction, which would negatively affect our business. The Dodd-Frank Act also created the Consumer Financial Protection Bureau, or the CFPB, which has assumed responsibility for most federal consumer protection laws, and the Financial Stability Oversight Council, which has the authority to determine whether any non-bank financial company, such as us, should be supervised by the Board of Governors of the Federal Reserve System, or the Federal Reserve, because it is systemically important to the U.S. financial system. Any such designation would result in increased regulatory burdens on our business, which increases our risk profile and may have an adverse impact on our business, financial condition and results of operations.

Additionally, the so-called Durbin Amendment to the Dodd-Frank Act provides that the interchange fees that certain issuers charge merchants for debit transactions will be regulated by the Federal Reserve and must be “reasonable and proportional” to the cost incurred by the issuer in authorizing, clearing and settling the transactions. Rules released by the Federal Reserve in July 2011 to implement the Durbin Amendment mandate a cap on debit transaction interchange fees for issuers with assets of $10 billion or greater. Since October 2011, a payment network may not prohibit an issuer from contracting with any other payment network for the processing of electronic debit transactions involving the issuer’s debit cards, and issuers and payment networks may not inhibit the ability of merchants to direct the routing of debit card transactions over any payment networks that can process the transactions. Regulations such as these could result in the need for us to make capital investments to modify our services to facilitate our existing merchants’ and potential merchants’ compliance and reduce the fees we are able to charge our merchants. These regulations also could result in greater pricing transparency and increased price-based competition leading to lower margins and higher rates of merchant attrition. Furthermore, the requirements of the regulations and the timing of their effective dates could result in changes in our merchants’ business practices, which could change the demand for our services and alter the type or volume of transactions that we process on behalf of our merchants. Any new rules or regulations implemented by the CFPB or the Financial Stability Oversight Council or in connection with the Dodd-Frank Act that are applicable to us, or any changes that are adverse to us resulting from litigation brought by third parties challenging such rules and regulations, could increase our cost of doing business or limit permissible activities.

The Credit Card Accountability Responsibility and Disclosure Act of 2009 (the “Card Act”) created new requirements applicable to general-use prepaid gift cards, store gift cards and electronic gift certificates. The Card Act, along with the Federal Reserve’s amended Regulation E, created new requirements with respect to these cards and electronic certificates. Prepaid services may also be subject to the rules and regulations of the payment networks, including Visa, MasterCard, Discover and American Express, with which our merchants and issuers do business. If we fail or are unable to comply with these requirements, our merchants (or in certain instances, we) could be subject to the imposition of fines, civil liability and, in the case of willful and deliberate non-compliance, criminal liability, which could impact our ability to offer our payment processing services or other related services and could have a material adverse effect on our business, financial condition and results of operations.

We and many of our merchants are subject to Section 5 of the Federal Trade Commission Act prohibiting unfair or deceptive acts or practices (“UDAP”). In addition, the UDAP and other laws, rules and or regulations, including the Telemarketing Sales Act, may directly impact the activities of certain of our merchants, and in some cases may subject us, as the merchant’s electronic payment processor or provider of certain services, to investigations, fees, fines and disgorgement of funds if we were deemed to have improperly aided and abetted or otherwise provided the means and instrumentalities to facilitate the illegal or improper activities of the merchant through our services. Various federal and state regulatory enforcement agencies including the Federal Trade Commission and state attorneys general have authority to take action against non-banks that engage in UDAP or violate other laws, rules and regulations and to the extent we are processing payments or providing services for a merchant that may be in violation of laws, rules and regulations, we may be subject to enforcement actions and as a result may incur losses and liabilities that may impact our business.

Additionally, the Financial Crimes Enforcement Network of the U.S. Department of the Treasury (“FinCEN”) issued a final rule in July 2011 regarding the applicability of the Bank Secrecy Act’s regulations to “prepaid access” products and services. This rulemaking clarifies the anti-money laundering obligations for entities engaged in the provision and sale of prepaid services, such as prepaid gift cards. We are not registered with FinCEN based on our determination that our current products and services do not constitute a “prepaid program” as defined in the Bank Secrecy Act and we are not a “provider” of prepaid access. We may in the future need to register with FinCEN as a “money services business-provider of prepaid access” in accordance with the rule based on changes to our products or services. The rule increases our regulatory risks and, as with other regulatory requirements, violations of the rule could have a material adverse effect on our business, financial condition and results of operations.

Our business may also be subject to the Fair Credit Reporting Act (the “FCRA”), which regulates the use and reporting of consumer credit information and also imposes disclosure requirements on entities that take adverse action based on information obtained from credit reporting agencies. We could be liable if our practices under the FCRA are not in compliance with the FCRA or regulations under it.

Separately, the Housing Assistance Tax Act of 2008 included an amendment to the Internal Revenue Code of 1986, as amended, or the Code, that requires information returns to be made for each calendar year by payment processing entities and third-party settlement organizations with respect to payments made in settlement of electronic payment transactions and third-party payment network transactions occurring in that calendar year. Reportable transactions are also subject to backup withholding requirements. We could be liable for penalties if our information returns are not in compliance with these regulations.

We are considered by the Federal Financial Institutions Examination Council to be a technology service provider (“TSP”) based on the services we provide to financial institutions. As a TSP, we are subject to audits by an interagency group consisting of the Federal Reserve System, FDIC, and the Office of the Comptroller of the Currency. If an audit or self-assessment identifies any deficiencies that we need to remediate, the remediation efforts may distract our management team and be expensive and time consuming.

Depending on how our products evolve, we may be subject to a variety of additional laws and regulations, including those governing money transmission, gift cards and other prepaid access instruments, electronic funds transfers, anti-money laundering, counter-terrorist financing, gambling, banking and lending, U.S. Safe Harbor regulations, and import and export restrictions. In some jurisdictions, the application or interpretation of these laws and regulations is not clear. Our efforts to comply with these laws and regulations could be costly and result in diversion of management time and effort and may still not guarantee compliance. If we are found to be in violation of any such legal or regulatory requirements, we may be subject to monetary fines or other penalties such as a cease and desist order, or we may be required to make product changes, any of which could have an adverse effect on our business and financial results.

These and other laws and regulations, even if not directed at us, may require us to make significant efforts to change our products and services and may require that we incur additional compliance costs and change how we price our services to merchants. Implementing new compliance efforts is difficult because of the complexity of new regulatory requirements, and we are devoting and will continue to devote significant resources to ensure compliance. Furthermore, regulatory actions may cause changes in business practices by us and other industry participants which could affect how we market, price and distribute our products and services, which could materially adversely affect our business, financial condition and results of operations. In addition, even an inadvertent failure to comply with laws and regulations, as well as rapidly evolving social expectations of corporate fairness, could damage our business or our reputation.

Governmental regulations designed to protect or limit access to or use of consumer information could adversely affect our ability to effectively provide our services to merchants.

Governmental bodies in the United States have adopted, or are considering the adoption of, laws and regulations restricting the use, collection, storage, and transfer of, and requiring safeguarding of, non-public personal information. Our operations are subject to certain provisions of these laws. Relevant federal privacy laws include the Gramm-Leach-Bliley Act of 1999, which applies directly to a broad range of financial institutions and indirectly, or in some instances directly, to companies that provide services to financial institutions. These laws and regulations restrict the collection, processing, storage, use and disclosure of personal information, require notice to individuals of privacy practices and provide individuals with certain rights to prevent the use and disclosure of protected information. These laws also impose requirements for safeguarding and proper destruction of personal information through the issuance of data security standards or guidelines. In addition, there are state laws restricting the ability to collect and utilize certain types of information such as Social Security and driver’s license numbers. Certain state laws impose similar privacy obligations as well as obligations to provide notification of security breaches of computer databases that contain personal information to affected individuals, state officers and consumer reporting agencies and businesses and governmental agencies.

In May 2014, the Executive Office of the President of the United States issued two reports on the subjects of Big Data and Privacy. These reports indicate the potential, if not likelihood, for increased regulation of the collection, storage, use and transfer of personal information. Particularly, these reports seem to emphasize the future regulation of use of personal information. Such changes in the regulatory scheme with regards to data and privacy may cause changes in business practices by us and other industry participants which could affect how we market, price and distribute our products and services, which could adversely affect our business, financial condition and results of operations.

In connection with providing services to our merchants, we are required by regulations and contracts with them and with our financial institution referral partners to provide assurances regarding the confidentiality and security of non-public consumer information. These contracts require periodic audits by independent companies regarding our compliance with industry standards and also allow for similar audits regarding best practices established by regulatory guidelines. The compliance standards relate to our infrastructure, components and operational procedures designed to safeguard the confidentiality and security of non-public consumer personal information shared by our merchants with us. Our ability to maintain compliance with these standards and satisfy these audits will affect our ability to attract, grow and maintain business in the future. If we fail to comply with the laws and regulations relating to the protection of data privacy, we could be exposed to suits for breach of contract or to governmental proceedings. In addition, our relationships and reputation could be harmed, which could inhibit our ability to retain existing merchants and distribution partners and obtain new merchants and distribution partners.

If more restrictive privacy laws or rules are adopted by authorities in the future on the federal or state level, our compliance costs may increase and our ability to perform due diligence on, and monitor the risk of, our current and potential merchants may decrease, which could create liability for us.

Additionally, our opportunities for growth may be curtailed by our compliance capabilities or reputational harm, and our potential liability for security breaches may increase, all of which could have a material adverse effect on our business, financial condition and results of operations.

If we fail to comply with the applicable requirements of payment networks, Visa and MasterCard in particular, those payment networks could seek to fine us, suspend us or terminate our registrations through our bank sponsors. Fines could have a material adverse effect on our business, financial condition or results of operations, and if these registrations are suspended or terminated, we may not be able to conduct our business.

In order to provide our merchant acquiring services, we are registered through our bank sponsors with the Visa and MasterCard networks as service providers for member institutions. More than 92% of our $48.0 billion in processing volume in 2014 was attributable to transactions processed on the Visa and MasterCard networks. We are also registered directly with other payment networks, including Discover and American Express. As such, we and our merchants are subject to payment network rules. The payment networks routinely update and modify requirements applicable to merchant acquirers including rules regulating data integrity, third-party relationships (such as those with respect to bank sponsors and ISOs), merchant chargeback standards and Payment Card Industry and Data Security Standards (the “PCI DSS”).

If we do not comply with the payment network requirements, our transaction processing capabilities, including with respect to settlement processes, could be delayed or otherwise disrupted, and recurring noncompliance could result in the payment networks seeking to fine us, or suspend or terminate our registrations which allow us to process transactions on their networks, which would make it impossible for us to conduct our business on its current scale. As we have brought in-house more functions required to deliver our merchant acquiring services (instead of depending on third parties), we are directly financially responsible for failure to perform, instead of potentially having a claim against a non-performing third party.

On occasion, we have received notices of non-compliance and fines, which have typically related to excessive chargebacks by a merchant or data security failures on the part of a merchant. If we are unable to recover fines from or pass through costs to our merchants, or recover losses under insurance policies, we would experience a financial loss. Under certain circumstances specified in the payment network rules, we may be required to submit to periodic audits, self-assessments or other assessments of our compliance with the PCI DSS. Such activities may reveal that we have failed to comply with the PCI DSS. In addition, even if we comply with the PCI DSS, there is no assurance that we will be protected from a security breach. The termination of our registration with the payment networks, or any changes in payment network or issuer rules that limit our ability to provide merchant acquiring services, could have an adverse effect on our payment processing volumes, revenues and operating costs. If we are unable to comply with the requirements applicable to our settlement activities, the payment networks may no longer allow us to provide these services, which would require us to spend additional resources to obtain settlement services from a third-party provider. In addition, if we were precluded from processing Visa and MasterCard electronic payments, we would lose substantially all of our revenues.

We are also subject to the operating rules of the National Automated Clearing House Association (“NACHA”). NACHA is a self-regulatory organization which administers and facilitates private-sector operating rules for ACH payments and defines the roles and responsibilities of financial institutions and other ACH Network participants.

If an audit or self-assessment under PCI DSS or NACHA identifies any deficiencies that we need to remediate, the remediation efforts may distract our management team and be expensive and time consuming.

Changes in payment network rules or standards could adversely affect our business, financial condition and results of operations.

Payment network rules are established and changed from time to time by each payment network as they may determine in their sole discretion and with or without advance notice to their participants. The timelines imposed by the payment networks for expected compliance with new rules have historically been, and may continue to be, highly compressed, requiring us to quickly implement changes to our systems and increasing the risk of non-compliance with new standards. Changes in the payment networks’ requirements, including those applicable to settlement activities that are processed through our TransClear system, may impact our ongoing cost of doing business and we may not, in every circumstance, be able to pass through such costs to our merchants or distribution partners. In addition, the payment networks could make changes to interchange or other elements of the pricing structure of the merchant acquiring industry that would have a negative impact on our results of operations.

An example of a recent payment network standard is EMV, a credit and debit authentication methodology mandated by Visa, MasterCard, American Express and Discover to be supported by payment processors by April 2013 and by merchants by October 2015. This standard sets new requirements, including requiring POS systems to be capable of accepting the more secure “chip” cards that utilize the EMV standard and setting new rules for data handling and security. Payment processors and merchants that do not comply with the mandate or do not use systems that are EMV compliant risk fines and liability for certain types of fraud-related losses. We have invested significant resources to ensure our systems’ compliance and to assist our merchants in becoming compliant by the applicable deadlines.

Payment networks generally establish their rules to allocate responsibilities among the payment networks’ participants and generally structure and change such rules for any number of reasons, including as a result of changes in the regulatory environment, to maintain or attract new participants or to serve their own strategic initiatives. Additionally, as each payment network seeks to attract new participants, inconsistent requirements are adopted by each payment network, increasing our compliance costs and risk of non-compliance. In some cases, payment networks compete with us, and their ability to modify and enhance their rules in their sole discretion may provide them with an advantage in selling or developing their own services that may compete directly or indirectly with our services. The termination of our member registration or our status with the payment networks, or any changes in payment network rules or standards, including interpretation and implementation of the rules or standards, that increase our cost of doing business or limit our ability to provide merchant acquiring services to or through our merchants and distribution partners, could have a material adverse effect on our business, financial condition and results of operations.

There may be a decline in the use of credit, debit or prepaid cards as a payment mechanism for consumers or adverse developments with respect to the electronic payments industry in general which could adversely affect our business, financial condition and operating results.

If consumers do not continue to use credit, debit or prepaid cards as a payment mechanism for their transactions or if there is a change in the mix of payments between cash, credit cards, debit cards and prepaid cards which is adverse to us, it could have a material adverse effect on our business, financial condition and results of operations. In December 2013, the U.S. District Court for the Eastern District of New York issued a final order approving a definitive class settlement agreement resolving the plaintiffs’ claims in a merchant class multi-district interchange litigation against Visa, MasterCard and the named member banks. Among other terms, the settlement agreement provides for the modification of Visa’s and MasterCard’s rules to allow merchants to impose a surcharge on credit card transactions at the POS under certain conditions, to accept Visa or MasterCard credit or debit cards at some but not all of a merchant’s stores and to offer discounts to customers who make payments through methods that carry lower fees than Visa or MasterCard credit or debit cards. These provisions or other provisions in the final settlement agreement, which has been appealed by certain plaintiffs, could ultimately result in decreased use of credit cards, demands for lower fees for our services or have other adverse impacts that are not readily known and that we may not know for some time.

Regulatory changes may also result in merchants seeking to charge customers additional fees for use of credit or debit cards. Additionally, in recent years, increased incidents of security breaches have caused some consumers to lose confidence in the ability of retailers to protect their information, causing certain consumers to discontinue use of electronic payment methods. In addition, security breaches could result in financial institutions cancelling large numbers of credit and debit cards, or consumers electing to cancel their cards following such an incident.

Maintaining or increasing our profitability is dependent on consumers and businesses continuing to use credit, debit and prepaid cards at the same or greater rate than previously. If there is a decline in the use of such cards, either due to the impact of regulation in the industry or the perceived risk of increased security breaches, or for any other reason our business, financial condition and results of operations may be materially adversely affected.

In order to remain competitive and to continue to increase our revenues and earnings, we must continually update our products and services, a process which could result in increased costs and the loss of revenues, earnings, merchants and distribution partners if the new products and services do not perform as intended or are not accepted in the marketplace.

The electronic payments industry in which we compete is subject to rapid technological changes and is characterized by new technology, product and service introductions, evolving industry standards, changing merchant needs and the entrance of non-traditional competitors. We are subject to the risk that our existing products and services become obsolete, and that we are unable to develop new products and services in response to industry demands. Our future success will depend in part on our ability to develop or adapt to technological changes and evolving industry standards and our failure to do so could have a material adverse effect on our business, results of operations and financial condition. In order to remain competitive, we are continually involved in a number of projects, such as the introduction of our tablet-based processing solution and other new offerings emerging in the electronic payments industry, many of which require investment in non-revenue generating products or services that our distribution partners and merchants expect to be included in our product and service offerings. These projects carry the risks associated with any development effort, including difficulty in determining market demand and timing for delivery of new products and services, cost overruns, delays in delivery and performance problems. In addition, new products and offerings may not perform as intended or generate the business or revenue growth expected. Defects in our software and errors or delays in our processing of electronic transactions could result in additional development costs, diversion of technical and other resources from our other development efforts, loss of credibility with current or potential distribution partners and merchants, harm to our reputation, fines imposed by card networks, or exposure to liability claims. Any delay in the delivery of new products or services or the failure to differentiate our products and services could render them less desirable, or possibly even obsolete, to our merchants. Additionally, the market for alternative payment processing products and services is evolving, and it may develop too rapidly or not rapidly enough for us to recover the costs we have incurred in developing new products and services. Any of the foregoing could have a material and adverse effect on our operating results and financial condition.

In addition, the products and services we deliver are designed to process very complex transactions and deliver reports and other information regarding those transactions, all at very high volumes and processing speeds. Any failure to deliver an effective and secure product or any performance issue that arises with a new product or service could result in significant processing or reporting errors or other losses. As a result of these factors, our development efforts could result in increased costs that could reduce our earnings in addition to a loss of revenue and earnings if promised new products are not timely delivered to our merchants or do not perform as anticipated. Furthermore, our competitors may have the ability to devote more financial and operational resources than we can to the development of new technologies, products and services, including e-commerce and mobile payment processing services that provide improved operating functionality and features to their existing service offerings. If successful, their development efforts could render our products and services less desirable to merchants and distribution partners, resulting in the loss of merchants and distribution partners or a reduction in the fees we could generate from our offerings.

We plan to invest in new product and services offerings with cash from operations or from future financings and not with the proceeds from this offering. There can be no assurance that those sources will be available in sufficient amounts to fund future growth opportunities when needed.

We may not be able to continue to expand our share of the existing electronic payments industry or expand into new markets, which would inhibit our ability to grow and increase our profitability.

Our future growth and profitability depend, in part, upon our continued expansion within the markets in which we currently operate, the emergence of other markets for electronic payments, and our ability to penetrate these markets and our current distribution partners’ merchant base. Future growth and profitability of our business may depend upon our ability to penetrate new industries and markets for electronic payments.

Our expansion into new industries and markets is also dependent upon our ability to adapt our existing technology or to develop new technologies to meet the particular needs of each new industry or market. We may not have adequate financial or technological resources to develop effective and secure services or distribution channels that will satisfy the demands of these new industries or markets. Penetrating these new industries or markets may also prove to be more challenging or costly or take longer than we may anticipate. If we fail to expand into new and existing electronic payments industries and markets, we may not be able to continue to grow our revenues and earnings.

Furthermore, in response to market developments, we may expand into new geographical markets in which we do not currently have any operating experience. We cannot assure you that we will be able to successfully expand in such markets due to our lack of experience and the multitude of risks associated with global operations.

Potential changes in the competitive landscape, including disintermediation from other participants in the payments value chain, could harm our business.

We expect that the competitive landscape will continue to change, including the following developments.

•	Rapid and significant changes in technology may result in new and innovative payment methods and programs that could place us at a competitive disadvantage and reduce the use of our services.

•	Competitors, distribution partners, and other industry participants may develop products that compete with or replace our value-added products and services.

•	Participants in the financial services payments and technology industries may merge, create joint ventures or form other business combinations that may strengthen their exiting business services or create new payment services that compete with us.

•	New services and technologies that we develop may be impacted by industry-wide solutions and standards related to migration to EMV chip technology, tokenization or other security-related technologies

Failure to compete effectively against any of these competitive threats could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to successfully manage our intellectual property and may be subject to infringement claims.

We rely on a combination of contractual rights and copyright, trademark, patent and trade secret laws to establish and protect our proprietary technology. Third parties may challenge, circumvent, infringe or misappropriate our intellectual property, or such intellectual property may not be sufficient to permit us to take advantage of current market trends or otherwise to provide competitive advantages, which could result in costly redesign efforts, discontinuance of certain service offerings or other competitive harm. Others, including our competitors, may independently develop similar technology, duplicate our services or design around our intellectual property, and in such cases we could not assert our intellectual property rights against such parties. Further, our contractual arrangements may not effectively prevent disclosure of our confidential information or provide an adequate remedy in the event of unauthorized disclosure of our confidential information. We may have to litigate to enforce or determine the scope and enforceability of our intellectual property rights and know-how, which is expensive, could cause a diversion of resources and may not prove successful. Also, because of the rapid pace of technological change in our industry, aspects of our business and our services rely on technologies developed or licensed by third parties, and we may not be able to obtain or continue to obtain licenses and technologies from these third parties on reasonable terms or at all. The loss of intellectual property protection or the inability to license or otherwise use third-party intellectual property could harm our business and ability to compete.

We may also be subject to costly litigation in the event our services and technology are alleged to infringe upon or otherwise violate a third party’s proprietary rights. Third parties may have, or may eventually be issued, patents that could be infringed by our products, services or technology. Any of these third parties could make a claim of infringement against us with respect to our products, services or technology. We may also be subject to claims by third parties for patent, copyright or trademark infringement, breach of license or violation of other third-party intellectual property rights. Any claim from third parties may result in a limitation on our ability to use the intellectual property subject to these claims. Additionally, in recent years, individuals and groups have been purchasing intellectual property assets for the sole purpose of making claims of infringement or other violations and attempting to extract settlements from companies like ours. Even if we believe that intellectual property related claims are without merit, defending against such claims is time consuming and expensive and could result in the diversion of the time and attention of our management and employees. Claims of intellectual property infringement or violation also might require us to redesign affected products or services, enter into costly settlement or license agreements, pay costly damage awards, or face a temporary or permanent injunction prohibiting us from marketing or selling certain of our products or services. Even if we have an agreement for indemnification against such costs, the indemnifying party, if any in such circumstances, may be unable to uphold its contractual obligations. If we cannot or do not license the infringed technology on reasonable terms or substitute similar technology from another source, our revenue and earnings could be adversely impacted.

We are subject to economic and political risk, the business cycles of our merchants and distribution partners and the overall level of consumer and commercial spending, which could negatively impact our business, financial condition and results of operations.

The electronic payments industry depends heavily on the overall level of consumer, commercial and government spending. We are exposed to general economic conditions that affect consumer confidence, consumer spending, consumer discretionary income and changes in consumer purchasing habits. A sustained deterioration in general economic conditions or increases in interest rates could adversely affect our financial performance by reducing the number or aggregate dollar volume of transactions made using electronic payments. A reduction in the amount of consumer spending could result in a decrease in our revenue and profits. If our merchants make fewer sales of their products and services using electronic payments, or consumers spend less money through electronic payments, we will have fewer transactions to process at lower dollar amounts, resulting in lower revenue. A weakening in the economy could have a negative impact on our merchants, as well as their customers who purchase products and services using our electronic payments services, which could, in turn, negatively impact our business, financial condition and results of operations, particularly if economic conditions disproportionately affect some of the discretionary market segments that represent a larger portion of our payment processing volume, such as business services, healthcare and retail, or markets in the geographic areas in which we have a greater merchant presence, such as California, Texas, New York and Florida. In addition, a weakening in the economy could force merchants to close at higher than historical rates, resulting in exposure to potential losses and a decline in the number of transactions that we process. We also have a certain amount of fixed and semi-fixed costs, including rent, debt service, contractual minimums and salaries, which could limit our ability to quickly adjust costs and respond to changes in our business and the economy.

Nearly all of our merchants are small- and medium-sized businesses, which may increase the impact of economic fluctuations and merchant attrition on us.

We market and sell our solutions to SMBs. SMBs are typically more susceptible to the adverse effects of economic fluctuations than larger businesses. We experience attrition in merchants and merchant charge volume in the ordinary course of business resulting from several factors, including business closures, transfers of merchants’ accounts to our competitors and account closures that we initiate due to heightened credit risks relating to, or contract breaches by, a merchant. Adverse changes in the economic environment or business failures of our SMB merchants may have a greater impact on us than on our competitors who do not focus on SMBs to the extent that we do. We cannot accurately predict the level of SMB attrition in the future. If we are unable to establish accounts with new merchants or otherwise increase our payment processing volume in order to counter the effect of this attrition, our revenues will decline.

Adverse conditions in industries from which we obtain a substantial amount of our revenue, such as business services, healthcare and retail, could negatively affect our operating results.

We obtain a substantial amount of our processing volume from merchants in certain industries. For example, merchants in the business services, healthcare and retail industries represented approximately 17%, 16% and 11% of our payment processing volume, respectively, for the year ended December 31, 2014. As a result, any adverse economic or other conditions in the business services, healthcare and retail industries, or other industries in which we obtain a substantial amount of our revenue, could negatively affect our business, financial condition and results of operations.

Our systems and our third-party providers’ systems may fail due to factors beyond our control, which could interrupt our service, resulting in our inability to process or settle transactions, cause us to lose business and increase our costs and expose us to liability.

We depend on the efficient and uninterrupted operation of numerous systems, including our computer network systems, software, data centers and telecommunication networks, as well as the systems and services of our bank sponsors, the payment networks, third-party providers of processing services and other third parties.

Our systems and operations or those of our third-party providers, such as our provider of dial-up authorization services, or the payment networks themselves, could be exposed to damage or interruption from, among other things, fire, natural disaster, power loss, telecommunications failure, unauthorized entry, computer viruses, denial-of-service attacks, acts of terrorism, human error or sabotage, financial insolvency and similar events. Our property and business interruption insurance may not be adequate to compensate us for all losses or failures that may occur. At present, our critical operational systems, such as ProcessNow, our gateway platform, OnTrak, our proprietary database system, and TransClear, our proprietary back-end clearing and settlement platform, are fully redundant, while certain of our less critical systems are not. Therefore, certain aspects of our operations may be subject to interruption. Also, while we have disaster recovery policies and arrangements in place, they have not been tested under actual disasters or similar events.

Defects in our systems or those of third parties, errors or delays in the processing of payment transactions, telecommunications failures or other difficulties could result in failure to process or settle transactions, additional operating and development costs, diversion of technical and other resources, loss of revenue, merchants and distribution partners, loss of merchant and cardholder data, harm to our business or reputation, exposure to fraud losses or other liabilities and fines and other sanctions imposed by payment networks.

We rely on other service and technology providers. If they fail or discontinue providing their services or technology generally or to us specifically, our ability to provide services to merchants may be interrupted, and, as a result, our business, financial condition and results of operations could be adversely impacted.

We rely on third parties for specific services such as dial-up authorization services and maintenance and development of ProcessNow, our gateway platform. We also rely on third parties for specific software and hardware used in providing our products and services. Some of these organizations and service providers are our competitors or provide similar services and technology to our competitors, and we do not have long-term contracts with them. Typically, our contracts with these third parties are for initial terms of up to three years with automatic one-year renewals and are subject to cancellation upon limited notice by either party. If these contracts are canceled or we are unable to renew them on commercially reasonable terms or at all, our business, financial condition and results of operation could be adversely impacted. The termination by our service or technology providers of their arrangements with us or their failure to perform their services efficiently and effectively may adversely affect our relationships with our merchants and, if we cannot find alternate providers quickly, may cause those merchants to terminate their processing agreements with us.

We also rely in part on third parties for the development and access to new technologies, or updates to existing products and services for which third parties provide ongoing support, which increases the cost associated with new and existing product and service offerings. Failure by these third-party providers to devote an appropriate level of attention to our products and services could result in delays in introducing new products or services, or delays in resolving any issues with existing products or services for which third-party providers provide ongoing support. Additionally, some of these third-party providers are single source providers, which increases our risk of dependence on them, which may lead them to extract unfavorable pricing terms. Finally, many of our third-party service providers are smaller companies, which increases the risk that they become insolvent and require us to expend resources to replace these services or provide them internally.

Fraud by merchants or others could have a material adverse effect on our business, financial condition and results of operations.

We face potential liability for fraudulent electronic payment transactions initiated by merchants or others. Merchant fraud occurs when a merchant opens a fraudulent merchant account and conducts fraudulent transactions or when a merchant, rather than a customer (though sometimes working together with a customer engaged in fraudulent activities), knowingly uses a stolen or counterfeit card or card number to record a false sales transaction, or intentionally fails to deliver the merchandise or services sold in an otherwise valid transaction. Any time a merchant is unable to fund a chargeback, we are responsible for that chargeback. Additionally, merchant fraud occurs when employees of merchants change the merchant demand deposit accounts to their personal bank account numbers, so that payments are improperly credited to the employee’s personal account. We have established systems and procedures to detect and reduce the impact of merchant fraud, but we cannot be sure that these measures are or will be effective. It is possible that incidents of fraud could increase in the future. Failure to effectively manage risk and prevent fraud could increase our chargeback or other liability.

We also have potential liability for losses caused by fraudulent card-based payment transactions. Card fraud occurs when a merchant’s customer uses a stolen card (or a stolen card number in a card-not-present transaction) to purchase merchandise or services. In a card-present transaction, if the merchant swipes the card, receives authorization for the transaction from the issuer and verifies the signature on the back of the card against the paper receipt signed by the customer, the issuer remains liable for any loss. In a card-not-present transaction, even if the merchant receives authorization for the transaction, the merchant is liable for any loss arising from the transaction. Many of the merchants that we serve transact a substantial percentage of their sales in card-not-present transactions over the Internet or in response to telephone or mail orders, which makes these merchants more vulnerable to fraud than merchants for which most of their transactions are conducted in card-present transactions.

We rely on bank sponsors, which have substantial discretion with respect to certain elements of our business practices, and financial institution clearing service providers, in order to process electronic payment transactions. If these sponsorships or clearing services are terminated and we are not able to secure new bank sponsors or clearing service providers, we will not be able to conduct our business.

Because we are not a bank, we are not eligible for membership in the Visa or MasterCard networks and are, therefore, unable to directly access these payment networks, which are required to process transactions. Visa and MasterCard operating regulations require us to be sponsored by a member bank in order to process electronic payment transactions. We are currently registered with Visa and MasterCard through Wells Fargo, Synovus Bank and Deutsche Bank.

The current term of our agreement with Wells Fargo lasts through September 2019 and will thereafter automatically continue unless either party provides the other at least nine months’ notice of its intent to terminate. The current term of our agreement with Synovus Bank lasts through December 2018 and will thereafter automatically continue unless either party provides the other at least six months’ notice of its intent to terminate. The current term of our agreement with Deutsche Bank lasts through May 2020 and will thereafter automatically continue unless either party provides the other at least nine months’ notice of its intent to terminate.

Our bank sponsors may terminate their agreements with us if we materially breach the agreements and do not cure the breach within an established cure period, if our membership with Visa or MasterCard terminates, if we enter bankruptcy or file for bankruptcy, or if applicable laws or regulations, including Visa and MasterCard regulations, change to prevent either the applicable bank or us from performing services under the agreement. Our sponsorship agreements typically require a sponsor to continue providing service for a maximum wind down period of nine to 12 months following termination of their applicable sponsorship agreement. If these sponsorships are terminated and we are unable to secure a replacement bank sponsor within the applicable wind down period, we will not be able to process electronic payment transactions.

Furthermore, our agreements with our bank sponsors provide the bank sponsors with substantial discretion in approving certain elements of our business practices, including our solicitation, application and qualification procedures for merchants, the terms of our agreements with merchants, the processing fees that we charge, our customer service levels and our use of certain third-party service providers and merchant referral sources. We cannot guarantee that our bank sponsors’ actions under these agreements will not be detrimental to us, nor can we provide assurance that any of our bank sponsors will not terminate their sponsorship of us in the future. Our bank sponsors have broad discretion to impose new business or operational requirements on us, which may materially adversely affect our business. We have also generally agreed to broad limitations on the liability of our bank sponsors that may arise under the sponsorship agreements, and as a result, we may be unable to recover damages caused by a bank sponsor, including damages that have a material adverse effect on our business, financial condition and results of operations.

Our bank sponsors also provide clearing services in connection with our settlement activities. If our sponsorships or clearing services agreements are terminated and we are unable to secure another bank sponsor or clearing service provider, we will not be able to process Visa or MasterCard transactions or settle transactions which would have a material adverse effect on our business, financial condition and results of operations.

We incur liability when our merchants refuse or cannot reimburse us for chargebacks resolved in favor of their customers, fees, fines or other assessments we incur from the payment networks. We cannot accurately anticipate these liabilities, which may adversely affect our business, financial condition and results of operations.

We have potential liability for chargebacks associated with the transactions we process. If a billing dispute between a merchant and a cardholder is not ultimately resolved in favor of the merchant, the disputed transaction is “charged back” to the merchant’s bank and credited or otherwise refunded to the cardholder. The risk of chargebacks is typically greater with those merchants that promise future delivery of goods and services rather than delivering goods or rendering services at the time of payment. If we or our bank sponsors are unable to collect the chargeback from the merchant’s account or reserve account (if applicable), or if the merchant refuses or is financially unable (due to bankruptcy or other reasons) to reimburse the merchant’s bank for the chargeback, we may bear the loss for the amount of the refund paid to the cardholder. We may experience significant losses from chargebacks in the future. Any increase in chargebacks not paid by our merchants could have a material adverse effect on our business, financial condition and results of operations.

We have limited experience being a full service processor, and as we execute more functions in-house, we may have difficulty implementing, utilizing and maintaining our in-house systems.

Over the past several years, we have made the transition from an independent sales organization to a full service processor, with our most recent step in this process being the introduction of TransClear, our back-end clearing system for settlement and funding, which we introduced in the fall of 2013. As part of this process, we have brought in-house several functions that were previously provided by third parties. As we perform all of the services of a processor, we may be unsuccessful in implementing, utilizing and maintaining our in-house processing systems and functions. For example, the process by which the interchange rate of a particular transaction is determined is highly complex, open to interpretation, and in some cases subject to payment network rules that are contradictory. If we fail to interpret and apply these standards correctly, we may be subject to complaints by our merchants. In addition to these risks, we face competition from existing merchant acquirers who may have more experience and resources in back-end processing functions. If we cannot successfully address the new challenges and compete effectively against the existing providers of these services, our results of operations may suffer.

Our operating results and operating metrics are subject to seasonality and volatility, which could result in fluctuations in our quarterly revenues and operating results or in perceptions of our business prospects.

We have experienced in the past, and expect to continue to experience, seasonal fluctuations in our revenues. Some variability results from seasonal events and the number of business days in a month or quarter. We typically do not experience a significant rise in volume around the November and December holiday season as most of our merchant base does not see a major increase in business at that time. We also experience volatility in certain other metrics, such as number of transactions and payment processing volumes. Volatility in our key operating metrics or their rates of growth could have a negative impact on our financial results and investor perceptions of our business prospects.

Adverse conditions in markets in which we obtain a substantial amount of our electronic payment processing volume, such as our largest merchant markets of California, Texas, New York and Florida, would negatively affect our results of operations.

Adverse economic or other conditions such as expensive regulatory compliance costs or severe seismic or weather events, such as a major earthquake, catastrophic hurricane or storm or wildfires in California, Texas, New York and Florida would negatively affect our processing volume and could materially and adversely affect our results of operations. For the year ended December 31, 2014, merchants in California represented 15%, in Texas represented 11%, in New York represented 5%, and in Florida represented 5%, of our payment processing volume. As a result of this geographic concentration of our merchants in these markets, we are exposed to the risks of downturns in these local economies and to other local conditions such as expensive regulatory compliance costs or severe seismic or weather events, which could adversely affect the operating results of our merchants in these markets.

Continued consolidation in the banking industry could adversely affect our growth.

Historically, the banking industry has been the subject of consolidation, regardless of overall economic conditions. As banks consolidate, our relationships with banks are brought into question. If a current financial institution referral partner of ours is acquired by another bank, the acquiring bank may seek to terminate our agreement and impose its own merchant services program on the acquired bank. If a financial institution referral partner acquires another bank, our financial institution referral partner may take the opportunity to conduct a competitive bidding process to determine whether to maintain our merchant acquiring services or switch to another provider. In either situation, we may be unable to retain the relationship post-acquisition, or may have to offer financial concessions to do so, which could adversely affect our growth.

If we cannot pass increases from payment networks including interchange, assessments, transaction and other fees along to our merchants, our operating margins will be reduced.

We pay interchange and other fees set by the payment networks to the issuer and the payment networks for each transaction we process. From time to time, the payment networks increase the interchange fees and other fees that they charge payment processors and bank sponsors. At their sole discretion, our bank sponsors have the right to pass any increases in interchange and other fees on to us and they have consistently done so in the past. If we are unable to pass through these and other fees imposed by third parties along to our merchants through corresponding increases in our processing fees, including as a result of competitive pressures, it could have a material adverse effect on our business, financial condition and results of operations.

Changes in tax laws or their interpretations, or becoming subject to additional U.S., state or local taxes that cannot be passed through to our merchants, could reduce our net income.

We are subject to tax laws in each jurisdiction where we do business. Changes in tax laws or their interpretations could decrease the amount of revenues we receive, the value of any tax loss carryforwards and tax credits recorded on our balance sheet and the amount of our cash flow, and have a material adverse impact on our business, financial condition and results of operations. Furthermore, companies in the electronic payments industry, including us, may become subject to incremental taxation in various tax jurisdictions. Taxing jurisdictions have not yet adopted uniform positions on this topic. If we are required to pay additional taxes and are unable to pass the tax expense through to our merchants, our costs would increase and our net income would be reduced.

Acquisitions, partnerships, alliances, revenue sharing arrangements or other joint ventures could disrupt our business and harm our financial condition.

We evaluate, and expect in the future to evaluate, potential strategic acquisitions, partnerships, alliances, revenue sharing arrangements or other joint ventures with complementary businesses, services or technologies.

We may not be successful in identifying acquisition, partnership and joint venture candidates. In addition, we may not be able to successfully finance or integrate any businesses, services or technologies that we acquire or with which we form a partnership or joint venture. To the extent we pay the purchase price of any acquisition in cash, it would reduce our cash reserves, and to the extent the purchase price is paid with our stock, it could be dilutive to our stockholders. To the extent we pay the purchase price with proceeds from the incurrence of debt, it could negatively affect our liquidity and restrict our operations. Our competitors may be willing or able to pay more than us for acquisitions, which may cause us to lose certain acquisitions that may be desirable to us.

The integration and conversion of a business, including managing the complex process of integrating the acquired company’s personnel, products, technology, and other assets to realize the projected value of the acquired company and the synergies projected to be realized in connection with the acquisition, involves a number of risks. If the integration and conversion process does not proceed smoothly, the following factors, among others, could reduce our revenues and earnings, increase our operating costs, and result in a loss of projected value or synergies:

•	If we are unable to successfully integrate the benefits plans, duties and responsibilities, and other components of the business of interest to the management and employees of the acquired business, we could lose employees to our competitors, which could significantly affect our ability to operate the business and complete the integration;

•	If the integration process causes any delays with the delivery of our services, or the quality of those services, we could lose merchants and distribution partners to our competitors, which would reduce our revenues and earnings; and

•	The acquisition and the related integration could divert the attention of our management from other strategic matters including possible acquisitions and planning for new product development or expansion into new electronic payments markets.

Additionally, certain partnerships, alliances, revenue sharing arrangements and joint ventures we enter into may prevent us from competing for certain merchants, distribution partners or in certain lines of business.

We may spend time and money on projects that do not increase our revenue and we cannot provide any assurance that any acquisition we make, or partnership, alliance, revenue sharing arrangement or joint venture we enter into, will not have a material adverse effect on our business, financial condition and results of operations.

We may need to raise additional funds to finance our future capital needs, which may prevent us from growing our business.

We may need to raise additional funds to finance our future capital needs, including developing new products, services and technologies, and to fund ongoing operating expenses. We also may need additional financing earlier than we anticipate if we, among other things:

•	need to reduce pricing in response to competitive or regulatory pressures;

•	need to pay higher compensation levels to retain or attract new distribution partners;

•	incur higher than expected costs and expenses;

•	are required to pay significant settlements or fines; or

•	repurchase our common stock.

If we raise additional funds through the sale of equity securities, these transactions may dilute the value of our outstanding common stock. We may also decide to issue securities, including debt securities, that have rights, preferences and privileges senior to our common stock. Any debt financing would increase our already high level of indebtedness and could negatively affect our liquidity and restrict our operations. We may be unable to raise additional funds on terms favorable to us or at all. If financing is not available or is not available on acceptable terms, we may be unable to fund our future needs. This may prevent us from increasing our market share, capitalizing on new business opportunities or remaining competitive in our industry.

Our risk management policies and procedures may not be fully effective in mitigating our risk exposure in all market environments or against all types of risks.

We operate in a rapidly changing industry. Accordingly, our risk management policies and procedures may not be fully effective to identify, monitor, manage and remediate our risks. Some of our risk evaluation methods depend upon information provided by others and public information regarding markets, merchants or other matters that are otherwise inaccessible by us. In some cases, that information may not be accurate, complete or up-to-date. Additionally, our risk detection system is subject to a high degree of “false positive” risks being detected, which makes it difficult for us to identify real risks in a timely manner. If our policies and procedures are not fully effective or we are not always successful in capturing all risks to which we are or may be exposed, we may suffer harm to our reputation or be subject to litigation or regulatory actions that could have a material adverse effect on our business, financial condition and results of operations.

We are the subject of various legal proceedings which could have a material adverse effect on our business, financial condition or results of operations.

In the ordinary course of business, we are involved in various litigation matters, including but not limited to commercial disputes, employee claims and class actions, and from time to time may be involved in governmental or regulatory investigations or similar matters arising out of our current or future business. Any claims asserted against us, regardless of merit or eventual outcome, could harm our reputation and have an adverse impact on our relationship with our merchants, distribution partners and other third parties and could lead to additional related claims. Certain claims may seek injunctive relief, which could disrupt the ordinary conduct of our business and operations or increase our cost of doing business. Our insurance or indemnities may not cover all claims that may be asserted against us, and any claims asserted against us, regardless of merit or eventual outcome, may harm our reputation and cause us to expend resources in our defense. Furthermore, there is no guarantee that we will be successful in defending ourselves in pending or future litigation or similar matters under various laws. Should the ultimate judgments or settlements in any pending litigation or future litigation or investigation significantly exceed our insurance coverage, they could have a material adverse effect on our business, financial condition and results of operations.

The loss of key personnel or of our ability to attract, recruit, retain and develop qualified employees could adversely affect our business, financial condition and results of operations.

Our success depends upon the continued services of our senior management and other key personnel who have substantial experience in the electronic payments industry and the SMB markets in which we offer our services. In addition, our success depends in large part upon the reputation and influence within the industry of our senior managers who have, over the years, developed long standing and favorable relationships with our distribution partners, payment networks and other payment processing and service providers. Further, in order for us to continue to successfully compete and grow, we must attract, recruit, develop and retain the necessary personnel who can provide the needed expertise across the entire spectrum of our intellectual capital needs. Our success is also dependent on the skill and experience of our direct sales force, which we must continuously work to maintain. While we have a number of key personnel who have substantial experience with our operations, we must also develop our personnel to provide succession plans capable of maintaining continuity in the midst of the inevitable unpredictability of human capital. The market for qualified personnel is competitive, and we may not succeed in recruiting additional personnel or may fail to effectively replace current personnel who depart with qualified or effective successors.

Failure to retain or attract key personnel could have a material adverse effect on our business, financial condition and results of operations. In addition, contractual obligations related to confidentiality, assignment of intellectual property rights, and non-solicitation may be ineffective or unenforceable and departing employees may share our proprietary information with competitors in ways that could adversely impact us, or seek to solicit our distribution partners or merchants or recruit our key personnel to competing businesses.

Risks Relating to Our Common Stock and This Offering

Vista controls us, and its interests may conflict with ours or yours in the future.

Immediately following this offering, Vista will beneficially own approximately     % of our common stock, or     % if the underwriters exercise in full their option to purchase additional shares from us, which means that, based on its percentage voting power held after the offering, Vista will control the vote of all matters submitted to a vote of our board of directors (our “Board”) or stockholders, which will enable it to control the election of the members of the Board and all other corporate decisions. Even when Vista ceases to own shares of our stock representing a majority of the total voting power, for so long as Vista continues to own a significant percentage of our stock, Vista will still be able to significantly influence the composition of our Board and the approval of actions requiring stockholder approval. Accordingly, for such period of time, Vista will have significant influence with respect to our management, business plans and policies, including the appointment and removal of our officers. In particular, for so long as Vista continues to own a significant percentage of our stock, Vista will be able to cause or prevent a change of control of the Company or a change in the composition of our Board and could preclude any unsolicited acquisition of the Company. The concentration of ownership could deprive you of an opportunity to receive a premium for your shares of common stock as part of a sale of the Company and ultimately might affect the market price of our common stock.

In addition, in connection with this offering, we will enter into a Director Nomination Agreement with Vista that provides Vista the right to designate: (i) all of the nominees for election to our Board for so long as Vista beneficially owns 40% or more of the total number of shares of our common stock it owns as of the date of this offering; (ii) a number of directors (rounded up to the nearest whole number) equal to 40% of the total directors for so long as Vista beneficially owns at least 30% and less than 40% of the total number of shares of our common stock it owns as of the date of this offering; (iii) a number of directors (rounded up to the nearest whole number) equal to 30% of the total directors for so long as Vista beneficially owns at least 20% and less than 30% of the total number of shares of our common stock it owns as of the date of this offering; (iv) a number of directors (rounded up to the nearest whole number) equal to 20% of the total directors for so long as Vista beneficially owns at least 10% and less than 20% of the total number of shares of our common stock it owns as of the date of this offering; and (v) one director for so long as Vista beneficially owns at least 5% and less than 10% of the total number of shares of our common stock it owns as of the date of this offering. The Director Nomination Agreement will also provide that Vista may assign such right to a Vista affiliate. The Director Nomination Agreement will prohibit us from increasing or decreasing the size of our Board without the prior written consent of Vista.

Vista and its affiliates engage in a broad spectrum of activities, including investments in the information and business services industry generally. In the ordinary course of their business activities, Vista and its affiliates may engage in activities where their interests conflict with our interests or those of our stockholders. Our certificate of incorporation will provide that none of Vista, any of its affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or its affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. Vista also may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. In addition, Vista may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you.

Upon listing of our shares on NASDAQ, we will be a “controlled company” within the meaning of the rules of NASDAQ and, as a result, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections as those afforded to stockholders of companies that are subject to such governance requirements.

After completion of this offering, Vista will continue to control a majority of the voting power of our outstanding common stock. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of NASDAQ. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of our Board consist of independent directors;

•	the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.

Following this offering, we intend to utilize these exemptions. As a result, we may not have a majority of independent directors on our Board, the Compensation and Nominating Committee may not consist entirely of independent directors and the Compensation and Nominating Committee may not be subject to annual performance evaluations. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of NASDAQ.

Provisions of our corporate governance documents could make an acquisition of the Company more difficult and may prevent attempts by our stockholders to replace or remove our current management, even if beneficial to our stockholders.

In addition to Vista’s beneficial ownership of     % of our common stock after this offering (or     %, if the underwriters exercise in full their option to purchase additional shares from us), our certificate of incorporation and bylaws and the Delaware General Corporation Law, or DGCL, contain provisions that could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. Among other things:

•	these provisions allow us to authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include supermajority voting, special approval, dividend, or other rights or preferences superior to the rights of stockholders;

•	these provisions provide for a classified board of directors with staggered three-year terms;

•	these provisions prohibit stockholder action by written consent from and after the date on which Vista beneficially owns, in the aggregate, less than 35% in voting power of the stock of the Company entitled to vote generally in the election of directors;

•	these provisions provide that for as long as Vista beneficially owns, in the aggregate, at least 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our bylaws by our stockholders will require the affirmative vote of a majority in voting power of the outstanding shares of our stock and at any time when Vista beneficially owns, in the aggregate, less than 50% in voting power of all outstanding shares of the stock of the Company entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our bylaws by our stockholders will require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of our stock entitled to vote thereon, voting together as a single class; and

•	these provisions establish advance notice requirements for nominations for elections to our Board or for proposing matters that can be acted upon by stockholders at stockholder meetings; provided, however, at any time when Vista beneficially owns, in the aggregate, at least 10% in voting power of the stock of the Company entitled to vote generally in the election of directors, such advance notice procedure will not apply to it.

Further, as a Delaware corporation, we are also subject to provisions of Delaware law, which may impair a takeover attempt that our stockholders may find beneficial. These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of the Company, including actions that our stockholders may deem advantageous, or negatively affect the trading price of our common stock. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire. See “Description of Capital Stock.”

Our certificate of incorporation will designate the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Pursuant to our certificate of incorporation, as will be in effect upon the completion of this offering, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (3) any action asserting a claim against us arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws or (4) any other action asserting a claim against us that is governed by the internal affairs doctrine. Our certificate of incorporation will further provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the provisions of our certificate of incorporation described above. See “Description of Capital Stock—Exclusive Forum.” The forum selection clause in our certificate of incorporation may have the effect of discouraging lawsuits against us or our directors and officers and may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

If you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of your investment.

The initial public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after this offering. Based on the initial public offering price of $         per share, the mid-point of the price range set forth on the cover page of this prospectus, you will experience immediate dilution of $         per share, representing the difference between our pro forma net tangible book value per share after giving effect to this offering and the initial public offering price. In addition, purchasers of common stock in this offering will have contributed     % of the aggregate price paid by all purchasers of our common stock but will own only approximately     % of our common stock outstanding after this offering. See “Dilution” for more detail.

An active, liquid trading market for our common stock may not develop, which may limit your ability to sell your shares.

Prior to this offering, there was no public market for our common stock. Although we have applied to list our common stock on NASDAQ under the symbol “TF,” an active trading market for our shares may never develop or be sustained following this offering. The initial public offering price will be determined by negotiations between us and the underwriters and may not be indicative of market prices of our common stock that will prevail in the open market after the offering. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of our common stock. The market price of our common stock may decline below the initial public offering price, and you may not be able to sell your shares of our common stock at or above the price you paid in this offering, or at all. An inactive market may also impair our ability to raise capital to continue to fund operations by issuing shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

Our operating results and share price may be volatile, and the market price of our common stock after this offering may drop below the price you pay.

Our quarterly operating results are likely to fluctuate in the future. In addition, securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could subject the market price of our shares to wide price fluctuations regardless of our operating performance. Our operating results and the trading price of our shares may fluctuate in response to various factors, including:

•	market conditions in our industry or the broader stock market;

•	actual or anticipated fluctuations in our quarterly financial and operating results;

•	introduction of new products or services by us or our competitors;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	sales, or anticipated sales, of large blocks of our stock;

•	additions or departures of key personnel;

•	regulatory or political developments;

•	litigation and governmental investigations;

•	changing economic conditions;

•	investors’ perception of us;

•	events beyond our control such as weather and war; and

•	any default on our indebtedness.

These and other factors, many of which are beyond our control, may cause our operating results and the market price and demand for our shares to fluctuate substantially. Fluctuations in our quarterly operating results could limit or prevent investors from readily selling their shares and may otherwise negatively affect the market price and liquidity of our shares. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business, which could significantly harm our profitability and reputation.

The obligations associated with being a public company will require significant resources and management attention.

As a public company, we will face increased legal, accounting, administrative and other costs and expenses that we have not incurred as a private company. We expect to incur incremental costs related to operating as a public company. After the completion of this offering, we will be subject to the reporting requirements of the Exchange Act, which requires that we file annual, quarterly and current reports with respect to our business and financial condition and proxy and other information statements, and the rules and regulations implemented by the Securities and Exchange Commission (“SEC”), the Sarbanes-Oxley Act, the Dodd-Frank Act and the Public Company Accounting Oversight Board (“PCAOB”) and the listing requirements of NASDAQ, each of which imposes additional reporting and other obligations on public companies. As a public company, we will be required to:

•	prepare and distribute periodic reports, proxy statements and other stockholder communications in compliance with the federal securities laws and rules;

•	expand the roles and duties of our Board and committees thereof;

•	maintain an enhanced internal audit function;

•	institute more comprehensive financial reporting and disclosure compliance procedures;

•	involve and retain to a greater degree outside counsel and accountants in the activities listed above;

•	enhance our investor relations function;

•	establish new internal policies, including those relating to trading in our securities and disclosure controls and procedures;

•	retain additional personnel;

•	comply with the NASDAQ listing standards; and

•	comply with the Sarbanes-Oxley Act.

We expect these rules and regulations and changes in laws, regulations and standards relating to corporate governance and public disclosure, which have created uncertainty for public companies, to increase legal and financial compliance costs and make some activities more time consuming and costly. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Our investment in compliance with existing and evolving regulatory requirements will result in increased administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities, which could have a material adverse effect on our business, financial condition and results of operations. We also expect that being a public company and being subject to new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These increased costs may require us to divert a significant amount of money that we could otherwise use to expand our business and achieve our strategic objectives.

We currently have identified a material weakness in our internal control over financial reporting that, if not corrected, could result in material misstatements of our financial statements.

In connection with the audit of our 2014 financial statements, we identified a material weakness in our internal control over financial reporting. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis.

We determined that we did not have adequate procedures and controls related to our accounting and classification of certain debt and equity modification transactions in the consolidated financial statements as well as certain presentation matters related to the Merger Agreement.

We are working to remediate the material weakness. We have taken steps to enhance our internal control environment and plan to take additional steps to remediate the material weakness. Specifically:

•	we are in the process of enhancing our in-house accounting and finance function in order to manage the complexities and requirements of functioning as a public company;

•	we have engaged third-party assistance to aid in our evaluation of complex transactions as they arise;

•	we are implementing additional internal reporting procedures, including those designed to add depth to our review processes; and

•	we are in the process of documenting, assessing and testing our internal control over financial reporting as part of our efforts to comply with Section 404 of the Sarbanes-Oxley Act.

The actions that we are taking are subject to ongoing senior management review as well as oversight from our Board. Although we plan to complete this remediation process as quickly as possible, we cannot at this time estimate how long it will take, and our efforts may not be successful in remediating this material weakness. In addition, we will incur additional costs in improving our internal control over financial reporting. If we are unable to successfully remediate this material weakness or if we identify additional material weaknesses, we may not detect errors on a timely basis. This could harm our operating results, cause us to fail to meet our SEC reporting obligations or listing requirements on a timely basis, adversely affect our reputation, cause our stock price to decline or result in inaccurate financial reporting or material misstatements in our annual or interim financial statements.

We will be exposed to risks relating to evaluations of controls required by Section 404 of the Sarbanes-Oxley Act.

We are in the process of evaluating our internal controls systems to allow management to report on, and our independent auditors to audit, our internal controls over financial reporting. We will be performing the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, and will be required to comply with Section 404 in full (including an auditor attestation on management’s internal controls report) in our annual reports on Form 10-K for the year ending December 31, 2016 (subject to any change in applicable SEC rules). Furthermore, upon completion of this process, we may identify control deficiencies of varying degrees of severity under applicable SEC and PCAOB rules and regulations that remain unremediated. As discussed above, in connection with the audit of our 2014 financial statements, we identified a material weakness in our internal control over financial reporting. Neither we nor our independent registered public accounting firm has performed an evaluation of our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. In light of the material weakness that was identified, we believe that it is possible that additional material weaknesses and control deficiencies may have been identified if such an evaluation had been performed. As a public company, we will be required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that, or that are reasonably likely to, materially affect internal controls over financial reporting.

If we fail to implement the requirements of Section 404 in a timely manner, regulatory authorities such as the SEC or the PCAOB might subject us to sanctions or investigation. If we do not implement improvements to our disclosure controls and procedures or to our internal controls in a timely manner, our independent registered public accounting firm may not be able to certify as to the effectiveness of our internal controls over financial reporting pursuant to an audit of our controls. This may subject us to adverse regulatory consequences or a loss of confidence in the reliability of our financial statements. We could also suffer a loss of confidence in the reliability of our financial statements if we or our independent registered public accounting firm reports a material weakness in our internal controls, if we do not develop and maintain effective controls and procedures or if we are otherwise unable to deliver timely and reliable financial information. Any loss of confidence in the reliability of our financial statements or other negative reaction to our failure to develop timely or adequate disclosure controls and procedures or internal controls could result in a decline in the price of our common stock.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. After this offering, we will have outstanding                 shares of common stock based on the number of shares outstanding as of                 , 2015. This includes                     shares that we are selling in this offering, which may be

resold in the public market immediately. Following the consummation of this offering,                 shares that are not being sold in this offering will be subject to a 180-day lock-up period provided under lock-up agreements executed in connection with this offering described in “Underwriting” and restricted from immediate resale under the federal securities laws as described in “Shares Eligible for Future Sale.” All of these shares will, however, be able to be resold after the expiration of the lock-up period, as well as pursuant to customary exceptions thereto or upon the waiver of the lock-up agreement by the representatives on behalf of the underwriters. We also intend to register                 shares of common stock that we may issue under our equity compensation plans. Once we register these shares, they can be freely sold in the public market upon issuance, subject to the lock-up agreements. As restrictions on resale end, the market price of our stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Because we have no current plans to pay regular cash dividends on our common stock following this offering, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We do not anticipate paying any regular cash dividends on our common stock following this offering. Any decision to declare and pay dividends in the future will be made at the discretion of our Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our Board may deem relevant. In addition, our ability to pay dividends is, and may be, limited by covenants of existing and any future outstanding indebtedness we or our subsidiaries incur, including under our new senior secured credit facility. Therefore, any return on investment in our common stock is solely dependent upon the appreciation of the price of our common stock on the open market, which may not occur. See “Dividend Policy” for more detail.

We are a holding company with nominal net worth and will depend on dividends and distributions from our subsidiaries to pay any dividends.

We are a holding company with nominal net worth. We do not have any material assets or conduct any business operations other than our investments in our subsidiaries. Our business operations are conducted primarily through our subsidiaries. As a result, notwithstanding any restrictions on payment of dividends under our existing indebtedness, our ability to pay dividends, if any, will be dependent upon cash dividends and distributions or other transfers from our subsidiaries. Payments to us by our subsidiaries will be contingent upon their respective earnings and subject to any limitations on the ability of such entities to make payments or other distributions to us.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our shares or if our results of operations do not meet their expectations, our share price and trading volume could decline.

The trading market for our shares will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our share price could decline.

Our balance sheet includes significant amounts of goodwill and intangible assets. The impairment of a significant portion of these assets would negatively affect our business, financial condition and results of operations.

Our balance sheet includes goodwill and intangible assets that represent 85% of our total assets at December 31, 2014. These assets consist primarily of goodwill incurred as a result of the Vista Acquisition and the cost of our purchased and renewed merchant portfolios, referral and residual relationships, customer contracts, noncompete agreements and trade names. We also expect to engage in additional acquisitions, which may result in our recognition of additional goodwill and intangible assets. Under current accounting standards, we are required to amortize certain intangible assets over the useful life of the asset, while goodwill is not amortized. On at least an annual basis, we assess whether there have been impairments in the carrying value of goodwill and certain intangible assets. If the carrying value of the asset is determined to be impaired, then it is written down to fair value by a charge to operating earnings. An impairment of a significant portion of goodwill or intangible assets could have a material adverse effect on our results of operations.

Risks Related to Our Indebtedness

Our substantial level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting obligations on our indebtedness.

We intend to use all of the net proceeds that we receive from this offering, together with cash on hand and indebtedness incurred pursuant to the Refinancing Transaction, to repay all of our outstanding borrowings and other amounts owing under our existing credit facilities. We will, however, continue to have significant debt service obligations under our new senior secured credit facility following the completion of this offering. As of September 30, 2015, as adjusted to reflect the Refinancing Transaction, use of cash on hand and use of proceeds from this offering, our total indebtedness would have been approximately $             million (excluding capital lease obligations), comprised of $             million under our new term loan A facility (which we refer to as our “new term loan A facility”), $             million under our new term loan B facility (which we refer to as our “new term loan B facility” and, together with our new term loan A facility, our “new first lien term loan facilities”) and $             million drawn under our new first lien revolving facility out of a total committed amount of $             million (which we refer to as our “new first lien revolving facility” and, together with our new first lien term loan facilities, the “new senior secured credit facility”).

As of September 30, 2015, as adjusted to reflect the Refinancing Transaction, use of cash on hand and use of proceeds from this offering, we would have had outstanding approximately $             million in aggregate principal amount of indebtedness under our new senior secured credit facility that bears interest at a floating rate. Although we have entered and may enter in the future into interest rate swap agreements, we and our subsidiaries are exposed to interest rate increases on the floating portion of our new senior secured credit facility that is not covered by interest rate swaps. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Qualitative & Quantitative Disclosures about Market Risk.”

Our substantial level of indebtedness may adversely affect our financial condition and increases the possibility that we may be unable to generate cash sufficient to pay, when due, the principal of, interest on or other amounts due in respect of such indebtedness. Our substantial indebtedness, combined with our other existing and any future financial obligations and contractual commitments, could have important consequences. For example, it may:

•	make it more difficult for us to satisfy obligations with respect to our indebtedness, and any failure to comply with the obligations under any of our debt instruments, including restrictive covenants and financial covenants, could result in an event of default under the agreements governing such indebtedness, which in turn could result in the acceleration of our indebtedness, including the acceleration of indebtedness not otherwise in default;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing funds available for working capital, capital expenditures, acquisitions, selling and marketing efforts, research and development and other purposes;

•	increase our vulnerability to adverse economic and industry conditions, which could place us at a competitive disadvantage compared to our competitors that have relatively less indebtedness;

•	cause us to incur substantial fees from time to time in connection with debt amendments or refinancings;

•	increase our exposure to rising interest rates because a substantial portion of our borrowings is at variable interest rates;

•	limit our ability to pay dividends or repurchase our common stock;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate; and

•	limit our ability to borrow additional funds, or to dispose of assets to raise funds, if needed, for working capital, capital expenditures, acquisitions, selling and marketing efforts, research and development and other corporate purposes.

Despite our level of indebtedness, we are able to incur more debt and undertake additional obligations. Incurring such debt or undertaking such additional obligations could further exacerbate the risk our indebtedness poses to our financial condition.

We may be able to incur significant additional indebtedness in the future. Although the credit agreement governing our new senior secured credit facility will contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions (including only restricting indebtedness of certain of our subsidiaries), and indebtedness incurred in compliance with these restrictions could be substantial. Such restrictions also do not prevent us from incurring obligations that do not constitute “indebtedness” or “debt” under the various instruments governing our debt, may be waived by certain votes of lenders and, if we refinance existing indebtedness, such refinancing indebtedness may contain fewer restrictions on our activities. To the extent new debt is added to our currently anticipated debt levels, the related risks that we face could intensify.

Restrictions imposed by our new senior secured credit facility and our other outstanding indebtedness may materially limit our ability to operate our business and to finance our future operations or capital needs or to engage in other business activities.

The terms of our new senior secured credit facility will restrict us and and our restricted subsidiaries, which currently includes all of our operating subsidiaries, from engaging in specified types of transactions. These covenants restrict our ability, and that of our restricted subsidiaries, among other things, to:

•	incur or assume liens;

•	make investments and loans;

•	incur indebtedness or guarantees of indebtedness;

•	issue equity interests that require scheduled dividend payments in cash or that are subject to certain conversion or mandatory redemption features;

•	engage in mergers, acquisitions and asset sales;

•	declare dividends, make certain “restricted payments” or redeem or repurchase equity interests;

•	materially alter the business that we and our restricted subsidiaries conduct;

•	enter into agreements limiting dividends and distributions by our restricted subsidiaries;

•	enter into agreements limiting the ability to incur liens in favor of the agents under our new senior secured credit facility;

•	amend our or our restricted subsidiaries’ organizational documents in a manner adverse to the agents or lenders under our new senior secured credit facility;

•	repurchase our common stock or pay dividends;

•	prepay, redeem or purchase certain indebtedness; and

•	engage in certain transactions with affiliates.

In addition, the credit agreement governing our new senior secured credit facility will contain a maximum total leverage ratio financial covenant, which decreases over time, and a minimum interest coverage ratio financial covenant. Our subsidiaries’ ability to comply with these covenants may be affected by events beyond our or their control, and our subsidiaries may not be able to satisfy these requirements. See “Description of Indebtedness.”

A breach of any of these covenants (or any other covenant in the documents governing our new senior secured credit facility) could result in a default and/or event of default under our new senior secured credit facility. In the event of any event of default under our new senior secured credit facility, the applicable lenders or agents could elect to terminate borrowing commitments and declare all borrowings and loans outstanding thereunder, together with accrued and unpaid interest and any fees and other obligations, to be immediately due and payable. In addition, or in the alternative, the applicable lenders and/or agents could exercise their rights under the security documents entered into in connection with our new senior secured credit facility. We have pledged substantially all of our assets as collateral under our new senior secured credit facility and any such exercise of remedies on any material portion of such collateral would likely materially adversely affect our financial condition and our ability to continue operations.

If we were unable to repay or otherwise refinance these borrowings and loans when due, and the applicable lenders proceeded against the collateral granted to them to secure that indebtedness, we may be forced into bankruptcy or liquidation. In the event the applicable lenders accelerate the repayment of our borrowings, we may not have sufficient assets to repay that indebtedness. Any acceleration of amounts due under the new senior secured credit facility would also likely have a material adverse effect on us.

We may not be able to generate sufficient cash to service our indebtedness and we may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations and to fund our planned capital expenditures, acquisitions and other ongoing liquidity needs depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. There can be no assurance that we will maintain a level of cash flows from operating activities or that future borrowings will be available to us under our new senior secured credit facility or otherwise in an amount sufficient to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance indebtedness. Our ability to restructure or refinance debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet debt service and other obligations. The new senior secured credit facility will restrict the ability of our subsidiaries to dispose of assets and use the proceeds from any such disposition. Therefore, we may not be able to consummate dispositions or obtain the proceeds from them and, in any event, such proceeds may not be adequate to meet any relevant debt service obligations then due. Any alternative measures may not be successful and may not permit us to meet our required debt service obligations.

A ratings downgrade or other negative action by a ratings organization could adversely affect the trading price of the shares of our common stock.

Credit rating agencies regularly review their ratings for companies they follow. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. In addition, developments in our business and operations could lead to a ratings downgrade for us. Any such fluctuation in ratings may impact our ability to access debt markets in the future or increase the cost of future debt which could have a material adverse effect on our operations and financial condition, which may in turn adversely affect the trading price of shares of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, our operational results and other future conditions. Forward-looking statements can be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “contemplate” and other similar expressions, although not all forward-looking statements contain these identifying words. Examples of forward-looking statements include, among others, statements we make regarding:

•	plans for future growth and other business development activities;

•	plans with respect to new product offerings;

•	business trends;

•	plans for capital expenditures;

•	financing sources;

•	dividends;

•	the effects of regulation and competition;

•	plans for acquisitions;

•	our ability to meet debt service obligations; and

•	all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers.

Our beliefs, expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place significant reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Important factors that could cause actual results and events to differ materially from those indicated in the forward-looking statements are discussed in “Risk Factors.”

The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We undertake no obligation to publicly update any forward-looking statements whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds to us from our issuance and sale of                 shares of common stock in this offering will be approximately $             million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us (or approximately $             million if the underwriters exercise their option to purchase additional shares of common stock in full). This estimate assumes an initial public offering price of $             per share, the midpoint of the price range set forth on the cover page of this prospectus.

We intend to use all of the net proceeds that we receive from this offering, together with borrowings under our new senior secured credit facility and cash on hand, to repay all of our outstanding borrowings under our existing first lien credit facility and second lien credit facility, including all accrued interest thereon and any related prepayment premiums. All of the net proceeds from this offering will go directly towards paying off approximately $             million of the existing first lien term loan facility. Assuming we had completed this offering as of the latest balance sheet date of September 30, 2015 and assuming net proceeds from this offering of $             million, we would have incurred borrowings of approximately $             million under our new senior secured credit facility. See “Capitalization.” The actual amount of indebtedness that we incur under our new senior secured credit facility as of the completion of this offering will vary from this amount based on several factors, including any changes in the net proceeds that we ultimately receive from this offering compared to the assumed amount set forth above and changes in the principal amounts outstanding and accrued interest and any related prepayment premiums under our existing credit facilities and the amount of fees and expenses incurred in connection with the new senior secured credit facility.

As of September 30, 2015, we had $759.4 million in aggregate principal amount of term borrowings outstanding under our existing first lien term loan facility. Our existing first lien term loan facility is scheduled to mature on November 12, 2021. As of September 30, 2015, the interest rate on borrowings under our existing first lien term loan facility was 4.75% per annum.

As of September 30, 2015, we had no amounts outstanding under our existing first lien revolving facility with approximately $49.0 million of additional borrowing capacity. Our first lien revolving facility is scheduled to mature on November 12, 2019. As of September 30, 2015, the interest rate on borrowings under our existing first lien revolving facility was 4.75% per annum.

As of September 30, 2015, we had $385.0 million in aggregate principal amount of term borrowings outstanding under our existing second lien term loan facility. Our existing second lien term loan facility is scheduled to mature on November 12, 2022. As of September 30, 2015, the interest rate on the borrowings outstanding under our existing second lien term loan facility was 9.0% per annum.

An affiliate of Jefferies LLC is the administrative agent and a lender under our existing senior secured credit facilities. Accordingly, they will receive proceeds from this offering being used to pay down the existing senior secured credit facilities.

A $1.00 increase (decrease) in the assumed public offering price of $         per share, the midpoint of the price range set forth on the cover of this prospectus, would increase (decrease) the net proceeds to us from this offering by $             million (or approximately $             million if the underwriters exercise their option to purchase additional shares of common stock in full), assuming the number of shares we offer, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. To the extent we raise more proceeds in this offering than currently estimated, we will incur less indebtedness in the Refinancing Transaction. To the extent we raise less proceeds in this offering than currently estimated, we will incur more indebtedness in the Refinancing Transaction.

DIVIDEND POLICY

Following completion of the offering, our Board does not currently intend to pay dividends on our common stock, although we expect to reevaluate our dividend policy on a regular basis following the offering and may, subject to compliance with the covenants contained in the agreements governing our existing or any future indebtedness and other considerations, determine to pay dividends in the future. The declaration, amount and payment of any future dividends on shares of our common stock will be at the sole discretion of our Board, which may take into account general economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, the implications of the payment of dividends by us to our stockholders or by our subsidiaries to us, and any other factors that our Board may deem relevant. Since our formation in connection with the Vista Acquisition, we have not paid dividends on our common stock.

Our wholly owned indirect subsidiary, TransFirst Group, Inc., as borrower under our existing credit facilities, is currently limited in its ability to declare dividends or make any payment on account of its capital stock, or make any other distribution in respect thereof, either directly or indirectly, for the purpose of funding or otherwise providing its parent company the ability to fund a dividend or other distribution to the Issuer (subject to limited exceptions, including (1) stock repurchases in an amount not to exceed $7.5 million per year, with any unused amount being carried forward to future periods, (2) unlimited amounts subject to compliance with a 5.30 to 1.00 total leverage ratio, as calculated under the existing credit facilities, giving pro forma effect to any distribution, (3) a general basket of $25 million over the life of the agreement and (4) payment of the Issuer’s overhead expenses). We intend to use the net proceeds that we receive from this offering, together with proceeds from borrowings under our new senior secured credit facility, to repay all of our outstanding borrowings under our existing credit facilities and to terminate such agreements. Under our new senior credit facility, the Issuer will become subject to similar restrictions. We are still in preliminary discussions with our potential arrangers and lenders with respect to the terms of the new senior secured credit facility and the specific form of the Refinancing Transaction. In general, we expect that the new senior secured credit facility will condition our ability to pay dividends on our common stock on our continued compliance with one or more financial ratios. The actual terms of our new senior credit facility will depend on the results of negotiations with our lenders. See “Description of Indebtedness.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2015:

•	on an actual basis;

•	on an as adjusted basis to reflect the following: (1) the Share Split and (2) the sale of shares of common stock by us at an offering price of $ per share in this offering; and

•	on a further as adjusted basis to reflect the Refinancing Transaction, use of cash on hand and the application of the net proceeds of this offering as described in “Use of Proceeds.”

The as adjusted information below is illustrative only, and assumes an initial public offering price at the midpoint of the price range set forth on the cover page of this prospectus. Our capitalization following this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing, including the amount by which actual offering expenses are higher or lower than estimated. You should read this table in conjunction with the information contained in “Use of Proceeds,” “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our consolidated financial statements and the related notes included elsewhere in this prospectus.

	As of September 30, 2015
	Actual	As Adjusted for the Share Split and the Offering		As Further Adjusted for the Refinancing Transaction and Use of Proceeds
	(in thousands)
Cash and cash equivalents	$70,853	$		$

Long-term debt, including current portions:
Existing Senior Secured Credit Facilities:
First Lien Term Loan Facility(1)	752,188		752,188		—
First Lien Revolving Facility(2)	—		—		—
Second Lien Term Loan Facility(3)	382,000		382,000		—
New Senior Secured Credit Facility:
New Term Loan A Facility	—		—
New Term Loan B Facility	—		—
New First Lien Revolving Facility(4)	—		—

Total debt	1,134,188		1,134,188

Stockholders’ equity:
Common stock, par value $0.001 per share: 100,000 shares authorized and 93,264 shares issued and outstanding on an Actual basis; common stock, par value $0.01 per share: 500,000,000 shares authorized and shares issued and outstanding on an as adjusted basis	—
Additional paid-in capital	418,761
Accumulated deficit(5)	(12,517)
Accumulated other comprehensive loss	—

Total stockholders’ equity	406,244

Total capitalization	$1,540,432	$		$

(1)	Net of unamortized original issue discount of $7.2 million.

(2)	Excludes $1.0 million of undrawn letters of credit. As of September 30, 2015, $49.0 million remained available and undrawn under our existing first lien revolving facility.
(3)	Net of unamortized original issue discount of $3.0 million.
(4)	We expect that the new first lien revolving credit facility will provide for aggregate borrowings of at least $ million. We expect to have $ million of outstanding borrowings under our new first lien revolving credit facility upon completion of the offering. Outstanding letters of credit will reduce our availability under the new first lien revolving credit facility.
(5)	As adjusted for the Refinancing Transaction reflects the write-off of deferred financing costs of $ million ($ million, net of tax), the write-off of original issue discount of $ million ($ million, net of tax) and a prepayment penalty of $ million ($ million, net of tax).

To the extent we raise less proceeds in this offering than currently estimated, we will incur more indebtedness in the Refinancing Transaction (which could entail more borrowings under the new first lien term loan facilities or the new first lien revolving facility) or use more cash on hand. A $1.00 increase (decrease) in the assumed initial public offering price of $         per share, the midpoint of the price range set forth on the cover page of this prospectus, would decrease (increase) the pro forma as adjusted amount outstanding under our new senior secured credit facility by approximately $         million (or result in the same change to cash on hand) and would increase (decrease) the pro forma as adjusted amount of additional paid-in capital and total shareholders’ equity by the same amount, assuming that the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share, the midpoint of the price range set forth on the cover of this prospectus, would increase (decrease) the as adjusted for the Share Split and the offering amount of each of cash and cash equivalents and total stockholders’ equity by approximately $         million after deducting underwriting discounts and commissions and estimated offering expenses payable by us. A                 share increase in the number of shares offered by us would increase the as adjusted for the Share Split and the offering amount of each of cash and cash equivalents and total stockholders’ equity by approximately $         million, assuming the assumed initial public offering price of $         per share, the midpoint of the price range on the cover of this prospectus, after deducting underwriting discounts and commissions and any estimated offering expenses payable by us. Conversely a decrease of                 shares offered by us would decrease the as adjusted for the Share Split and the offering amount of each of cash and cash equivalents and total stockholders’ equity by approximately $         million, assuming the assumed initial public offering price of $         per share, the midpoint of the price range on the cover of this prospectus, after deducting underwriting discounts and commissions and any estimated offering expenses payable by us.

DILUTION

If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock in this offering and the pro forma as adjusted net tangible book value per share of our common stock after this offering.

After giving effect to Share Split, as of September 30, 2015, we had a net tangible book value of $         million, or $         per share of common stock. Net tangible book value per share is equal to our total tangible assets, less total liabilities, divided by the number of outstanding shares of our common stock.

Investors participating in this offering will incur immediate and substantial dilution. After giving effect to the Share Split and the sale of                 shares of common stock in this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, at an assumed initial public offering price of $         per share, the midpoint of the price range set forth on the cover of this prospectus, our as adjusted net tangible book value as of September 30, 2015 would have been approximately $         million, or approximately $         per share of common stock. This represents an immediate increase in as adjusted net tangible book value of $         per share to our existing stockholders and an immediate dilution of $         per share to investors participating in this offering at the assumed initial public offering price. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$
Historical net tangible book value per share as of September 30, 2015 (giving effect to the Share Split)	$
Increase in net tangible book value per share attributable to new investors

As adjusted net tangible book value per share after giving effect to the Shares Split and this offering

Dilution per share to new investors		$

The following table summarizes, as of September 30, 2015 on the as adjusted basis described above, the total number of shares of our common stock purchased from us, the total consideration paid to us, and the average price per share of our common stock paid by purchasers of such shares and by new investors purchasing shares of our common stock in this offering at the assumed initial public offering price.

	Shares purchased			Total consideration
	Number	Percent		Amount	Percent		Average price per share
Existing stockholders	$		%	$		%	$
New investors(1)

Total	$	100%		$	100%		$

(1)	Does not reflect any shares that may be purchased by new investors pursuant to the underwriters’ option to purchase additional shares.

If the underwriters exercise their option to purchase additional shares in full, our existing stockholders would own                  shares or,         %, in the aggregate, and our new investors would own                  shares or,         %, in the aggregate, of the total number of shares of our common stock outstanding upon completion of this offering.

The number of shares of common stock to be outstanding after this offering is based on                      shares of common stock outstanding as of September 30, 2015 after giving effect to the Share Split and excludes                      shares of common stock that will be reserved for future issuance under our the 2016 Plan we intend to adopt in connection with this offering.

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated statement of operations and comprehensive income data for the years ended December 31, 2012 and 2013 and the 2014 Predecessor Period and the balance sheet data as of December 31, 2013 has been derived from our Predecessor’s audited consolidated financial statements appearing elsewhere in this prospectus. The selected statement of operations and comprehensive income data for the years ended December 31, 2010 and 2011 and the balance sheet data as of December 31, 2010, 2011 and 2012 has been derived from our Predecessor’s consolidated audited financial statements not included in this prospectus. The statement of operations data for the 2014 Successor Period and the balance sheet data as of December 31, 2014 has been derived from our audited consolidated financial statements appearing elsewhere in this prospectus. The summary statement of operations data for the nine months ended September 30, 2014 has been derived from our Predecessor’s unaudited consolidated financial statements appearing elsewhere in this prospectus. The balance sheet data as of September 30, 2014 has been derived from our Predecessor’s unaudited consolidated financial statements not included in this prospectus. The summary statements of operations data for the nine months ended September 30, 2015 and the balance sheet data as of September 30, 2015 has been derived from our unaudited consolidated financial statements appearing elsewhere in this prospectus. Our historical results for any prior period are not necessarily indicative of results to be expected in any future period, and our results for any interim period are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2015. The unaudited consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and, in the opinion of management, include all adjustments that management considers necessary for the fair presentation of the information for the unaudited periods. The results of the Successor periods are not comparable to the results of the Predecessor periods due to the application of acquisition accounting.

The following information should be read in conjunction with “Risk Factors,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	Predecessor					Successor	Predecessor	Successor
	Year Ended December 31,				January 1 through November 11, 2014	November 12 through December 31, 2014	Nine Months Ended September 30,
	2010	2011	2012	2013			2014	2015
							(unaudited)
				(in thousands, except share and per share data)
Statement of operations:
Revenues	$779,354	$865,070	$946,931	$1,067,763	$1,079,231	$180,636	$927,406	$1,148,674
Cost of services and goods	623,508	693,502	749,398	849,458	869,938	146,807	747,449	942,466
Operating expenses(1)	129,195	122,103	133,693	133,724	163,044	34,651	118,833	152,008

Income (loss) from operations	26,651	49,465	63,840	84,581	46,249	(822)	61,124	54,200
Interest expense, net	(30,594)	(23,928)	(24,046)	(56,019)	(43,554)	(10,675)	(36,724)	(58,773)
Loss on debt extinguishment	—	—	—	—	—	(2,250)	—	—
Income tax (expense) benefit	(4,819)	(5,654)	8,063	(12,252)	(1,528)	3,870	(9,864)	1,933

Net income (loss)	(8,762)	19,883	47,857	16,310	1,167	(9,877)	14,536	(2,640)

Accretion of preferred stock to redemption value	—	—	(26,881)	(14,498)	(13,087)	—	(11,477)	—
Dividends paid on participating preferred stock	(22,246)	(24,447)	(18,545)	—	(16,438)	—	(16,438)	—

Net income (loss) available to common shareholders	$(31,008)	$(4,564)	$2,431	$1,812	$(28,358)	$(9,877)	$(13,379)	$(2,640)

Earnings (loss) per common share (basic and diluted)(2)	$(0.80)	$(0.11)	$0.03	$0.03	$(0.70)	$(105.90)	$(0.35)	$(28.31)
Weighted-average number of common shares:
Basic(2)	38,928,178	39,991,957	41,260,820	41,689,132	42,075,083	93,264	42,057,621	93,264
Diluted(2)	38,928,178	39,991,957	41,597,484	42,310,194	42,075,083	93,264	42,057,621	93,264

Balance Sheet Data (at end of period):
Cash and cash equivalents	$22,003	$24,457	$4,357	$25,957	N/A	$36,217	$41,607	$70,853
Total assets	810,934	866,879	939,338	889,856	N/A	1,915,511	875,378	1,902,846
Total liabilities	665,582	696,139	942,171	875,640	N/A	1,506,627	963,653	1,496,602
Long-term debt, including current portion, net of discounts	459,111	480,076	640,427	640,503	N/A	1,139,087	729,148	1,134,187
Total redeemable participating preferred stock	261,403	289,850	155,861	170,359	N/A	—	157,628	—
Stockholders’ (deficit) equity	(116,051)	(119,110)	(158,694)	(156,143)	N/A	408,884	(245,903)	406,244

(1)	Operating expenses includes selling, general and administrative expenses, depreciation and amortization, and other expenses.
(2)	See Note 14 to our consolidated financial statements included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma statement of operations data for the nine months ended September 30, 2015 and for the year ended December 31, 2014, have been derived from our historical consolidated financial statements included elsewhere in this prospectus and have been prepared to give effect to (1) the Vista Acquisition, and (2) the completion of the Share Split, this offering and the Refinancing Transaction and the application of the net proceeds of this offering as described in “Use of Proceeds,” as if each occurred on January 1, 2014.

The unaudited pro forma statements of operations for the nine months ended September 30, 2015 and for the year ended December 31, 2014 have been adjusted to exclude material non-recurring items and reflect:

•	the elimination of historical transaction fees related to the Vista Acquisition;

•	the change in depreciation and amortization that resulted from changes in the preliminary estimated fair value of assets and liabilities, as discussed in more detail below in the Note to Unaudited Pro Forma Consolidated Financial Data;

•	the increase of certain expenses directly attributable to the Vista Acquisition;

•	the elimination of incremental operating expenses, representing the annual management fee formerly paid to WCAS; and

•	the decrease in interest expense resulting from the Refinancing Transaction.

In addition, the unaudited pro forma statement of operations does not give effect to certain of the adjustments reflected in our calculation of adjusted EBITDA, as presented under footnote 4 to “Summary—Summary Consolidated Financial Data.”

As the Vista Acquisition is reflected in the Company’s historical balance sheet at September 30, 2015, pro forma adjustments related to the Vista Acquisition are only reflected in the pro forma condensed statement of operations for such period. The unaudited pro forma consolidated balance sheet assumes that this offering was completed on September 30, 2015.

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this pro forma statement of operations.

Management believes that the assumptions used to derive the pro forma consolidated financial data are reasonable given the information available. The pro forma consolidated financial data has been provided for informational purposes only and is not necessarily indicative of the results of future operations or the actual results that would have been achieved had the Vista Acquisition and this offering occurred on the date indicated.

TransFirst Holdings Corp.

Unaudited Pro Forma Consolidated Balance Sheet

As of September 30, 2015

(in thousands)

	As of September 30, 2015 (Successor)	Pro Forma Adjustments			Pro Forma
Assets:
Cash and cash equivalents	$70,853	$		(a)	$
Settlement cash	31,710		—			31,710
Accounts receivable, net of allowance for doubtful accounts	138,151		—			138,151
Deferred tax asset	1,874		—			1,874
Funds held for merchants and restricted cash	15,521		—			15,521
Income tax receivable	5,791		—			5,791
Prepaid expenses and other current assets	4,530		—			4,530

Total current assets	268,430
Property, equipment and software, net	19,128		—			19,128
Finite-lived intangible assets	353,541		—			353,541
Goodwill	1,023,221					1,023,221
Indefinite-lived intangible assets	208,400		—			208,400
Other noncurrent assets	30,126		(26,493	)(b)		10,633
				(c)

Total assets	$1,902,846	$			$

Liabilities and equity:
Accounts payable	$5,503		$—			$5,503
Funds owed to merchants	124,611		—			124,611
Accrued processing expenses	28,408		—			28,408
Interest payable	197		—			197
Current portion of long-term debt	7,633		(7,633	)(b)		—
				(c)
Employee-related expenses	13,521		—			13,521
Other current liabilities	16,785		—			16,785

Total current liabilities	196,658
Noncurrent deferred tax liabilities	172,230		—			172,230
Other noncurrent liabilities	1,159		—			1,159
Long-term debt	1,126,555		(1,126,555	)(b)
				(c)

Total liabilities	1,496,602
Commitments and contingencies	—		—			—
Stockholders’ equity:
Common stock, par value $.01 per share	—			(d)
Additional paid in capital	418,761			(d)
Accumulated (deficit)	(12,517)			(e)

Total stockholders’ equity	406,244

Total liabilities and equity	$1,902,846	$			$

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

TransFirst Holdings Corp.

Unaudited Pro Forma Consolidated Statement of Operations

For the Nine Months Ended September 30, 2015

(in thousands)

	Nine Months Ended September 30, 2015 (Successor)	Pro Forma Adjustments			Pro Forma
Revenues	$1,148,674		$—			$1,148,674
Cost of services and goods	942,466		—			942,466
Operating expenses	152,008		(5,537	)(f)		146,471

Income from operations	54,200		(5,537)			59,737
Interest expense, net	(58,773)		58,432	(g)
				(h)
Income tax (expense) benefit	1,933		(9,712	)(i)		(7,779)

Net income (loss) and comprehensive income (loss)	$(2,640)	$			$

Loss per common share-basic	$(28.31)				$

Loss per common share-diluted	$(28.31)				$

Weighted-average number of common shares-basic	93,264

Weighted-average number of common shares-diluted	93,264

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

TransFirst Holdings Corp.

Unaudited Pro Forma Statement of Operations

For the Year Ended December 31, 2014

(in thousands)

	Period from January 1 to November 11, 2014 (Predecessor)	Period from November 12 to December 31, 2014 (Successor)	Pro Forma Adjustments			Pro Forma
Revenues	$1,079,231	$180,636		$—			$1,259,867
Cost of services and goods	869,938	146,807		—			1,016,745
Operating expenses	163,044	34,651		(2,547	) (j)		208,326
				39,106	(f)
				675	(k)
				(48	)(l)
				(26,555	)(m)

Income from operations	46,249	(822)		(10,631)			34,796
Interest expense, net	(43,554)	(10,675)		54,696	(g)
					(h)
Loss on debt extinguishment	—	(2,250)		2,250	(m)		—
Income tax (expense) benefit	(1,528)	3,870			(i)

Net income (loss) and comprehensive income (loss)	$1,167	$(9,877)	$			$

Earnings (loss) per common share-basic		$(105.90)				$

Earnings (loss) per common share-diluted		$(105.90)				$

Weighted-average number of common shares-basic		93,264

Weighted-average number of common shares-diluted		93,264

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

NOTE TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

Pro Forma Adjustments and Assumptions

The adjustments are based on currently available information and certain estimates and assumptions and, therefore, the actual effects of these transactions will differ from the pro forma adjustments. A general description of these transactions and adjustments is provided below:

Balance Sheet

(a)	Represents the following adjustments to cash resulting in a net use of cash of $ (dollars in thousands):

Sources		Uses
Gross proceeds from the offering	$	Paydown of historical indebtedness		$1,144,429
New indebtedness that will be entered into in connection with the offering, net of assumed discount		Prepayment penalty fees on historical indebtedness		15,294
		Deferred financing fees on new indebtedness
		Underwriting discount
		Other offering expenses

Total Sources	$	Total Uses	$

(b)	Represents the adjustment to remove the historical indebtedness of $1,134.2 million, comprising a current portion of $7.6 million and a non-current portion of $1,126.6 million. The noncurrent portion include a discount of $10.2 million which was written off. Additionally, the related deferred financing costs of $26.5 million are written off from other non-current assets.
(c)	Represents the adjustment to reflect the initial net borrowings of $ million under the New First Lien Term Loan Facilities that will be entered into in connection with the offering, comprising a current portion of $ million and a non-current portion of $ million. Additionally, this represents the recognition of deferred financing costs of $ million under the Refinancing Transaction within other non-current assets.
(d)	Represents the addition of $ million in common stock with par value $0.01 per share, and $ million in additional paid-in capital as a result of this offering.
(e)	Represents the elimination of the discount on the historical indebtedness of $10.2 million and the prepayment penalty fees to be incurred for that indebtedness of $15.3 million, and the write-off of deferred financing costs of $26.5 million.

Statement of Operations

(f)	Represents the incremental change in amortization expense related to the increase in the fair value of identified intangible assets with definite lives as a result of the Vista Acquisition, which are amortized using an accelerated amortization method (dollars in thousands).

	Gross Amount at Acquisition Date	Weighted Average Amortization Period (in Years)	Year Ended December 31, 2014	Nine Months Ended September 30, 2015
Customer relationships	$373,900	12
Trade name	208,400	Indefinite
Developed software	18,776	9
Noncompete agreements	8,900	2

Total identifiable intangible assets	$609,976		$59,733	$39,969

Less: historical amortization			20,627	45,506
Incremental increase in amortization			$39,106	$(5,537)

(g)	Represents the adjustment to remove the interest expense associated with the historical indebtedness totaling $58.4 million and $54.7 million for the nine months ended September 30, 2015 and the year ended December 31, 2014, respectively.
(h)	Represents the interest expense associated with the new indebtedness, based on an assumed blended interest rate of % for the new indebtedness.

The resulting interest expense for the new indebtedness is $ million and $ million for the nine months ended September 30, 2015 and the year ended December 31, 2014, respectively.

Each 0.125% change in the assumed blended interest rates would change pro forma interest expense by approximately $ million and $ million for the nine months ended September 30, 2015 and the year ended December 31, 2014, respectively.

(i)	Represents the income tax effect for unaudited pro forma statement of operations adjustments using a 39.6% statutory rate.
(j)	Represents the incremental change in depreciation expense related to the increase in the fair value of property and equipment as a result of the Vista Acquisition using the straight line depreciation method with a weighted average useful life of four years.
(k)	Represents the incremental increase in rental expense related to the amortization of deferred rent recognized as a result of the Vista Acquisition.
(l)	Represents the adjustment to remove the historical annual management fee of $1.1 million formerly paid to WCAS and to record an estimated, annualized expense of $1.0 million for services provided by Vista to the Successor, in each case for the year ended December 31, 2014. Pursuant to the Management Agreement, the Successor reimburses Vista for certain expenses as incurred, but does not pay any fixed management fee.
(m)	Represents the elimination of transaction costs that have been incurred related to the Vista Acquisition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with “Selected Consolidated Financial Data,” “Unaudited Pro Forma Consolidated Financial Data” and our financial statements and the related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should read the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a leading provider of payment technology solutions to merchants in the United States, as measured by processing volume. We are differentiated by our single proprietary technology platform, which enables us to provide a broad suite of payment products, end-to-end payment solutions and superior customer support. We are able to deliver these services across multiple points of access (“multi-channel”), including brick and mortar locations, software integration, e-commerce, mobile and tablet-based solutions.

We sell our solutions through a diversified network of over 1,300 distribution partners that we have built over the past 20 years by leveraging our specialized expertise in integrating and developing these relationships. We believe superior customer service is essential to enhance and retain our network of distribution partners and merchants. We combine our single proprietary platform, multi-channel capabilities and partner-centric distribution model to create a compelling value proposition that enables us to penetrate the attractive SMB segment of the market in what we believe to be a highly efficient manner. We served over 200,000 merchants and processed over $48 billion in volume in 2014. According to the March 2015 issue of The Nilson Report, we were ranked as the seventh largest non-bank merchant acquirer in the United States by processing volume.

The industry for providing payment solutions to merchants, known as “merchant acquiring,” is large and growing rapidly. According to the January 2015 issue of The Nilson Report, purchase volume on credit, debit and prepaid cards in the United States reached approximately $4.5 trillion in 2013 and is estimated to reach nearly $10.0 trillion by 2023, resulting in a CAGR of 8.3%. In addition, we believe the competitive dynamics of this market are changing as merchants are increasingly looking to access multi-channel capabilities, new technology solutions, new products and value-added services.

For the year ended December 31, 2014, on a pro forma basis, we had revenues of $1,259.9 million and net loss of $4.8 million. For the nine months ended September 30, 2015, on a pro forma basis, we had revenues of $1,148.7 million and net income of $23.3 million. See “Unaudited Pro Forma Consolidated Financial Data.”

How We Assess the Performance of Our Business

We evaluate our performance primarily by analyzing the dollar volume of merchants’ transactions we process. We define volume as the gross dollar value of Visa, MasterCard and other payment network transactions processed by our merchants for which we settle payment. We define a merchant as any business that is capable of processing a transaction. For example, a merchant can be a doctor’s office, restaurant or retail store. We provide payment processing solutions to merchants who pay us a combination of transaction-based fees, monthly, quarterly or annual fees, and amounts for product and equipment sales and leases as described further below. Volume processed and settled for the years ended December 31, 2014 and 2013 was $48.0 billion and $41.6 billion, respectively, and for the nine months ended September 30, 2015 was $43.6 billion. More than 92% of our $48.0 billion in processing volume in 2014 was attributable to transactions processed on the Visa and MasterCard networks.

We also consider the non-GAAP measures of net revenue, adjusted net income and adjusted EBITDA to be important indicators of our operational strength and the performance of our business. Net revenue, adjusted net income and adjusted EBITDA eliminate the effects of items that we do not consider indicative of our core operating performance. Net revenue is calculated as revenue less certain network fees and other costs. Adjusted net income is calculated as net income before certain non-cash compensation expenses, expenses related to the early extinguishment of debt, amortization of intangible assets, other non-recurring cash items and the other items described below. Adjusted EBITDA is equal to adjusted net income before interest, income taxes and depreciation. For additional information regarding our non-GAAP financial measures, including a reconciliation of net revenue, adjusted net income and adjusted EBITDA to their respective most directly comparable GAAP-based financial measurements, see “Summary—Summary Consolidated Financial Data.”

Components of Our Results of Operations

Revenues

Our revenues are primarily comprised of fees derived from the dollar value and number of transactions processed for our merchants. In addition, we also receive revenues from monthly, quarterly or annual fees for certain services and product and equipment sales and leases.

Revenues earned from processing merchant credit card and payment transactions are recognized at the time merchant transactions are processed. These revenues include a rate charged to the merchant based on a percentage of the dollar volume processed, transaction and monthly based fees and other fees collected from the merchant for services rendered. Revenue from equipment sales is recorded at the time the equipment is shipped to the merchant.

Expenses

Below is a brief description of the components of our expenses:

•	Cost of Services and Goods primarily consists of interchange fees paid to issuers and payments to payment networks (e.g., Visa, MasterCard, American Express and Discover), residuals paid to our distribution partners, front and back-end fees paid to third-party network service providers and hardware vendors (such as vendors selling terminals, mobile devices and tablets), and payments to third parties for other product offerings. This expense excludes any depreciation or amortization, which is described below.

•	Selling, General and Administrative Expenses primarily consist of those expenses incurred to support our sales, customer support, advertising activities, other administrative costs and other costs incurred to operate the Company. Sales expenses are primarily comprised of salaries, commissions for sales personnel, payroll-related benefits and office infrastructure expenses of our sales executives and sales management teams. It also includes compensation, infrastructure and expenses paid to third parties in support of advertising, events and promotions. General and administrative expenses are comprised primarily of compensation and payroll-related benefits for corporate management, finance, human resources, shared services, information technology departments and other corporate level activities. These expenses also include certain debt modification costs.

•	Depreciation and Amortization Expense consists of depreciation and amortization expenses related to leasehold improvements, equipment, acquired and internally developed software, hardware, acquired merchant and distribution partner contracts and other intangible assets.

•	Management Fees consists of the fees paid to our former sponsor, WCAS, prior to consummation of the Vista Acquisition, and different contractual obligations owed to Vista for all periods subsequent to the Vista Acquisition.

•	Provision for Merchant Losses consists of expense recognized for known merchant risk and credit losses as well as estimates for potential risk and credit losses for transactions that have been processed but for which collection status is not yet known due to the fact that collection issues typically arise sometime after the transaction is processed. The reserve is based on the collectability of existing outstanding accounts and is based on a formula using historical merchant loss rates compared with historical volumes that are applied to current volumes.

•	Interest Income consists of interest revenue earned by investing excess cash balances.

•	Interest Expense consists of interest cost incurred from our borrowings, amortization of financing costs and mark-to-market adjustments to the market value of derivative financial instruments obtained to limit our exposure to rising interest rates.

•	Loss on Debt Extinguishment consists of losses that we incurred as the result of the repayment of outstanding borrowings in connection with the Vista Acquisition.

•	Income Tax (Expense) Benefit represents federal, state and local taxes based on income in multiple jurisdictions.

Factors and Trends Impacting Our Business and Results of Operations

A number of factors impact our business, results of operations and financial condition including:

•	the amount and mix of volume being processed;

•	the demand for our products and services;

•	our ability to attract and retain distribution partners and merchants on reasonable terms;

•	the competitive landscape and impact of regulatory changes;

•	general economic conditions and consumer spending trends; and

•	the emergence of new technologies and payment types.

Increases in payment network fees and other related costs have not historically had a material effect on the growth of our business or results of our operations as such costs are generally passed through to our merchants.

Factors Impacting the Comparability of Our Results of Operations

We applied acquisition accounting in connection with the Vista Acquisition, which significantly increased the intangible assets recorded on our balance sheet. The amortization impact of this increase in intangible assets, along with other transaction related expenses, will impact Successor reporting. The commentary below will address, when appropriate, other items that were materially affected by the application of acquisition accounting in connection with the Vista Acquisition.

Results of Operations

Successor Nine Months Ended September 30, 2015 Compared to the Predecessor Nine Months Ended September 30, 2014

	Predecessor	Successor
	Nine Months Ended September 30,
	2014	2015
	(in thousands)
Revenues	$927,406	$1,148,674
Cost of services and goods	747,449	942,466
Selling, general and administrative expenses	98,968	99,097
Depreciation and amortization expense	16,728	49,832
Management fees	938	865
Provision for merchant losses	2,199	2,214

Income from operations	61,124	54,200
Interest income	576	159
Interest expense	(37,300)	(58,932)
Loss on debt extinguishment	—	—

Income (loss) before income taxes	24,400	(4,573)
Income tax (expense) benefit	(9,864)	1,933

Net income (loss)	$14,536	$(2,640)

	Predecessor	Successor
	Nine Months Ended September 30,
	2014	2015
	(percentage of revenue)
Revenues	100.0%	100.0%
Cost of services and goods	80.6%	82.0%
Selling, general and administrative expenses	10.7%	8.6%
Depreciation and amortization expense	1.8%	4.3%
Management fees	0.1%	0.1%
Provision for merchant losses	0.2%	0.2%

Income from operations	6.6%	4.8%
Interest income	0.1%	0.0%
Interest expense	(4.0)%	(5.1)%
Loss on debt extinguishment	0.0%	0.0%

Income (loss) before income taxes	2.7%	(0.3)%
Income tax (expense) benefit	(1.1)%	0.2%

Net income (loss)	1.6%	(0.1)%

Revenues

Revenues were $1,148.7 million for the Successor nine months ended September 30, 2015 compared to revenues of $927.4 million for the Predecessor nine months ended September 30, 2014. This increase in revenues was primarily driven by an increase in processing volume of 23%. The growth in processing volume was primarily driven by same store sales, the demand for our products and services and other net changes across our network of distribution partners and merchants.

Cost of Services and Goods

Cost of services and goods were $942.5 million for the Successor nine months ended September 30, 2015 compared to $747.4 million for the Predecessor nine months ended September 30, 2014. The increase in cost of services and goods was similar in proportion to the increase in revenues described above, specifically the 23% increase in processing volume.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $99.1 million for the Successor nine months ended September 30, 2015 compared to $99.0 million for the Predecessor nine months ended September 30, 2014. The slight increase in selling, general and administrative expenses was primarily due to the increase in salaries, commissions and related benefits, offset by the reduction in expense due to the debt modification costs related to the refinancing of our existing senior secured credit facilities in the nine months ended September 30, 2014.

Depreciation and Amortization Expense

Depreciation and amortization expense was $49.8 million for the Successor nine months ended September 30, 2015 compared to $16.7 million for the Predecessor nine months ended September 30, 2014. The increase in depreciation and amortization was primarily due to the increase in fair value recorded for the property and equipment and finite-lived intangible assets as part of the purchase price allocation related to the Vista Acquisition.

Income from Operations

Income from operations was $54.2 million for the Successor nine months ended September 30, 2015 compared to $61.1 million for the Predecessor nine months ended September 30, 2014. This decrease was primarily the result of the increase in depreciation and amortization expense that outweighed the increase in revenues.

Interest Expense

Interest expense was $58.9 million for the Successor nine months ended September 30, 2015 compared to $37.3 million for the Predecessor nine months ended September 30, 2014. The increase in interest expense was primarily due to the refinancing of our credit facilities in connection with the Vista Acquisition in November 2014 at a loan balance of $1.1 billion with interest rates of 5.5% and 9.0% for the first and second lien term loans, respectively, and subsequent amendment of our existing credit facilities to increase the loan balances to $1.2 billion on June 9, 2015 with interest rates of 4.75% and 9.0% for the first and second lien term loans, respectively. See “—Indebtedness—Existing Senior Secured Credit Facilities.”

Income Tax (Expense) Benefit

Income tax benefit was $1.9 million for the Successor nine months ended September 30, 2015 compared to an income tax expense of $9.9 million for the Predecessor nine months ended September 30, 2014. This decrease in income tax expense was primarily due to the carryforward of net operating losses from 2014 that were subsequently utilized in 2015 to decrease taxable net income.

Successor Period November 12, 2014 Through December 31, 2014, Predecessor Period January 1, 2014 Through November 11, 2014 and Pro Forma Year Ended December 31, 2014 Compared to Predecessor Year Ended December 31, 2013

In addition to the historical statements of operations data for the Successor period November 12, 2014 through December 31, 2014, the Predecessor period January 1, 2014 through November 11, 2014 and the Predecessor year ended December 31, 2013, we have also presented pro forma statement of operations for the year ended December 31, 2014 as if the Vista Acquisition, the completion of the Share Split, this offering and the related use of proceeds had occurred on January 1, 2014. We believe this information provides a more meaningful comparison for the year over year period. See “Unaudited Pro Forma Consolidated Financial Data” for a discussion of the process to develop the pro forma amounts.

	Predecessor		Successor	Pro Forma
	Year Ended December 31, 2013	January 1 through November 11, 2014	November 12 through December 31, 2014	Year Ended December 31, 2014
	(in thousands)
Revenues	$1,067,763	$1,079,231	$180,636	$1,259,867
Cost of services and goods	849,458	869,938	146,807	1,016,745
Selling, general and administrative expenses	105,016	140,921	24,722	139,763
Depreciation and amortization expense	23,910	18,666	9,678	64,903
Management fees	1,250	1,084	74	1,111
Provision for merchant losses	3,548	2,373	177	2,549

Income (loss) from operations	84,581	46,249	(822)	34,796
Interest income	793	632	73	705
Interest expense	(56,812)	(44,186)	(10,748)
Loss of debt extinguishment	—	—	(2,250)	—

Income (loss) before income taxes	28,562	2,695	(13,747)
Income tax (expense) benefit	(12,252)	(1,528)	3,870

Net income (loss)	$16,310	$1,167	$(9,877)	$

	Predecessor		Successor	Pro Forma
	Year Ended December 31, 2013	January 1 through November 11, 2014	November 12 through December 31, 2014	Year Ended December 31, 2014
	(percentage of revenue)
Revenues	100.0%	100.0%	100.0%	100.0%
Cost of services and goods	79.6%	80.6%	81.3%	80.7%
Selling, general and administrative expenses	9.9%	13.1%	13.7%	11.1%
Depreciation and amortization expense	2.2%	1.7%	5.5%	5.2%
Management fees	0.1%	0.1%	0.0%	0.1%
Provision for merchant losses	0.3%	0.2%	0.1%	0.2%

Income (loss) from operations	7.9%	4.3%	(0.6)%	2.7%
Interest income	0.1%	0.1%	0.0%	0.1%
Interest expense	(5.3)%	(4.1)%	(5.9)%	%
Loss on debt extinguishment	—	—	(1.2)%	—

Income (loss) before income taxes	2.7%	0.3%	(7.7)%	%
Income tax (expense) benefit	(1.1)%	(0.1)%	2.2%	%

Net income (loss)	1.6%	0.2%	(5.5)%	%

Revenues

Historical:    Revenues were $180.6 million and $1,079.2 million for the Successor period November 12 through December 31, 2014 and the Predecessor period January 1 through November 11, 2014, respectively, compared to $1,067.8 million for the Predecessor year ended December 31, 2013. This increase in revenue was primarily driven by an increase in processing volume of 15%. The increase in processing volume was primarily driven by same store sales and other net changes across our network of distribution partners and merchants.

Pro Forma:    Revenues increased $192.1 million, or 18.0%, to $1,259.9 million for the Pro Forma year ended December 31, 2014 from $1,067.8 million for the Predecessor year ended December 31, 2013. This increase in revenues was primarily driven by an increase in processing volume of 15%. The increase in processing volume was primarily driven by same store sales and other net changes across our network of distribution partners and merchants.

Cost of Services and Goods

Historical:    Cost of services and goods were $146.8 million and $869.9 million for the Successor period November 12 through December 31, 2014 and the Predecessor period January 1 through November 11, 2014, respectively, compared to $849.5 million for the Predecessor year ended December 31, 2013. The increase in cost of services and goods was similar in proportion to the increase in revenues described above, specifically the 15% increase in processing volume. The increase in processing volume was primarily driven by same store sales and other net changes across our network of distribution partners and merchants.

Pro Forma:    Cost of services and goods increased $167.3 million, or 19.7%, to $1,016.7 million for the Pro Forma year ended December 31, 2014 from $849.5 million for the Predecessor year ended December 31, 2013. The increase in cost of services and goods was similar in proportion to the increase in revenues described above, specifically the 15% increase in processing volume. The increase in processing volume was primarily driven by same store sales and other net changes across our network of distribution partners and merchants.

Selling, General and Administrative Expenses

Historical:    Selling, general and administrative expenses were $24.7 million and $140.9 million for the Successor period November 12 through December 31, 2014 and the Predecessor period January 1 through November 11, 2014, respectively, compared to $105.0 million for the Predecessor year ended December 31, 2013. The increase in selling, general and administrative expenses was primarily due to an increase in salaries, commissions and related benefit expenses and debt modification costs related to the refinancing of the first and second line credit facilities.

Pro Forma:    Selling, general and administrative expenses increased $34.8 million, or 33.1%, to $139.8 million for the Pro Forma year ended December 31, 2014 from $105.0 million for the Predecessor year ended December 31, 2013. The increase in selling, general and administrative expenses was primarily due to an increase in salaries, commissions and related benefit expenses and debt modification expenses. The historical total for the year ended December 31, 2014 was reduced through the elimination of transaction costs of $28.5 million related to the Vista Acquisition and this proposed offering to arrive at the Pro Forma total.

Depreciation and Amortization Expense

Historical:    Depreciation and amortization expense was $9.7 million and $18.7 million for the Successor period November 12 through December 31, 2014 and the Predecessor period January 1 through November 11, 2014, respectively, compared to $23.9 million for the Predecessor year ended December 31, 2013. The increase in depreciation and amortization was primarily due to the increase in fair value recorded for the property and equipment and intangible assets subject to amortization as part of the purchase price allocation related to the Vista Acquisition.

Pro Forma:    Depreciation and amortization expense increased $41.0 million, or 171.4%, to $64.9 million from $23.9 million for the Predecessor year ended December 31, 2013. The increase in depreciation and amortization was primarily due to the increase in fair value recorded for the property and equipment and intangible assets subject to amortization as part of the purchase price allocation related to the Vista Acquisition.

Management Fees

Historical:    Management fees were $0.1 million and $1.1 million for the Successor period November 12 through December 31, 2014 and the Predecessor period January 1 through November 11, 2014, respectively, compared to $1.3 million for the Predecessor year ended December 31, 2013.

Pro Forma:    Management fees decreased $0.2 million to $1.1 million for the Pro Forma year ended December 31, 2014 from $1.3 million for the Predecessor year ended December 31, 2013. The decrease was due to the pro forma adjustment due to the termination of the management agreement with WCAS in connection with the Vista Acquisition and the different contractual obligations owed to Vista for all periods subsequent to the Vista Acquisition.

Provision for Merchant Losses

Historical:    Provision for merchant losses was $0.2 million and $2.4 million for the Successor period November 12 through December 31, 2014 and the Predecessor period January 1 through November 11, 2014, respectively, compared to $3.5 million for the Predecessor year ended December 31, 2013. The decrease was due to the decrease in the allowance for doubtful accounts and merchant losses.

Pro Forma:    Provision for merchant losses decreased $1.0 million, or 28.1%, to $2.6 million for the Pro Forma year ended December 31, 2014 from $3.5 million for the Predecessor year ended December 31, 2013. The decrease was due to the decrease in the allowance for doubtful accounts and merchant losses.

Income from Operations

Historical:    Income (loss) from operations was $(0.8) million and $46.2 million for the Successor period November 12 through December 31, 2014 and the Predecessor period January 1 through November 11, 2014, respectively, compared to $84.6 million for the Predecessor year ended December 31, 2013. This decrease was primarily the result of increases in cost of services and goods, depreciation and amortization expense and selling, general and administrative expenses that outweighed the increase in revenue.

Pro Forma:    Income from operations decreased $49.8 million, or 58.9%, to $34.8 million for the Pro Forma year ended December 31, 2014 from $84.6 million for the Predecessor year ended December 31, 2013. This decrease was primarily the result of increases in cost of services and goods, depreciation and amortization expense and selling, general and administrative expenses that outweighed the increase in revenue; Pro Forma adjustments stated above under “Selling, General and Administrative Expenses” and “Depreciation and Amortization Expense” resulted in a lower income from operations for the Pro Forma year ended December 31, 2014, compared to the historical year ended December 31, 2014.

Interest Income

Historical:    Interest income was $0.1 million and $0.6 million for the Successor period November 12 through December 31, 2014 and the Predecessor period January 1 through November 11, 2014, respectively, compared to $0.8 million for the Predecessor year ended December 31, 2013.

Pro Forma:    Interest income decreased $0.1 million, or 11.1%, to $0.7 million for the Pro Forma year ended December 31, 2014 from $0.8 million for the Predecessor year ended December 31, 2013.

Interest Expense

Historical:    Interest expense was $10.7 million and $44.2 million for the Successor period November 12 through December 31, 2014 and the Predecessor period January 1 through November 11, 2014, respectively, compared to $56.8 million for the Predecessor year ended December 31, 2013. The decrease in interest expense was largely due to the termination of interest rate swap agreements in September 2013.

Pro Forma:    Interest expense decreased $             million, or         %, to $             million for the Pro Forma year ended December 31, 2014 from $56.8 million for the Predecessor year ended December 31, 2013. The decrease in interest expense was due to the termination of interest rate swap agreements in September 2013, as well as pro forma interest expense adjustments associated with historical indebtedness netted against new indebtedness.

Loss on Debt Extinguishment

Historical:    The loss on debt extinguishment of $2.3 million in the Successor period November 12 through December 31, 2014 was due to the extinguishment of the Predecessor second lien term loan in connection with the Vista Acquisition.

Pro Forma:    The loss on debt extinguishment of $2.3 million in the Successor period November 12 through December 31, 2014 was removed as part of the pro forma adjustments.

Income Tax (Expense) Benefit

Historical:    Income tax (expense) benefit was $3.9 million and $(1.5) million for the Successor period November 12 through December 31, 2014 and the Predecessor period January 1 through November 11, 2014, respectively, compared to $(12.3) million for the Predecessor year ended December 31, 2013. The decrease was primarily due to net operating losses that were utilized as deductions for the year ended December 31, 2014 to lower taxable net income.

Pro Forma:    Income tax expense decreased $         million, or     %, to $         million for the Pro Forma year ended December 31, 2014 from $12.3 million for the Predecessor year ended December 31, 2013. The decrease was primarily due to net operating losses that were utilized as deductions for the year ended December 31, 2014. The greater pro forma income tax expense as compared to the historical income tax expense represents the income tax effect for pro forma adjustments using a 39.6% statutory tax rate.

Summary of Operating Results for the Predecessor Year Ended December 31, 2013 Compared to the Predecessor Year Ended December 31, 2012

	Predecessor
	Year Ended December 31,
	2012	2013
	(in thousands)
Revenues	$946,931	$1,067,763
Cost of services and goods	749,398	849,458
Selling, general and administrative expenses	99,466	105,016
Depreciation and amortization expense	30,844	23,910
Management fees	1,250	1,250
Provision for merchant losses	2,133	3,548

Income from operations	63,840	84,581
Interest income	607	793
Interest expense	(24,653)	(56,812)
Loss on debt extinguishment	—	—

Income before income taxes	39,794	28,562
Income tax (expense) benefit	8,063	(12,252)

Net income and comprehensive income	$47,857	$16,310

	Predecessor
	Year Ended December 31,
	2012	2013
	(percentage of revenue)
Revenues	100.0%	100.0%
Cost of services and goods	79.1%	79.6%
Selling, general and administrative expenses	10.5%	9.8%
Depreciation and amortization expense	3.3%	2.2%
Management fees	0.1%	0.1%
Provision for merchant losses	0.2%	0.3%

Income from operations	6.8%	8.0%
Interest income	0.1%	0.1%
Interest expense	(2.6)%	(5.3)%
Loss on debt extinguishment	(0.2)%	0.0%

Income before income taxes	4.1%	2.8%
Income tax (expense) benefit	0.9%	(1.1)%

Net income and comprehensive income	5.0%	1.7%

Revenues

Revenues increased $120.8 million, or 12.8%, to $1,067.8 million for the Predecessor year ended December 31, 2013 from $946.9 million for the Predecessor year ended December 31, 2012. This increase in revenue was driven by a 13% increase in processing volume.

Cost of Services and Goods

Cost of services and goods increased $100.1 million, or 13.4%, to $849.5 million for the Predecessor year ended December 31, 2013 from $749.4 million for the Predecessor year ended December 31, 2012. The increase in cost of services and goods was driven by a 13% increase in processing volume.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased $5.6 million, or 5.6%, to $105.0 million for the Predecessor year ended December 31, 2013 from $99.5 million for the Predecessor year ended December 31, 2012. The increase in selling, general and administrative expenses was primarily due to the litigation settlement funds received in the year ended December 31, 2012 that were not repeated in the year ended December 31, 2013.

Depreciation and Amortization Expense

Depreciation and amortization expense decreased $6.9 million, or 22.5%, to $23.9 million for the Predecessor year ended December 31, 2013 from $30.8 million for the Predecessor year ended December 31, 2012. The decrease was primarily caused by our accelerated amortization methodology for customer relationship intangibles due to the attriting nature of these intangible assets.

Provision for Merchant Losses

Provision for merchant losses increased $1.4 million, or 66.3%, to $3.5 million for the Predecessor year ended December 31, 2013 from $2.1 million for the Predecessor year ended December 31, 2012. The increase was due to an increase in the allowance for doubtful accounts and an increase in merchant losses.

Income from Operations

Income from operations increased by $20.7 million, or 32.5%, to $84.6 million in the Predecessor year ended December 31, 2013 from $63.8 million in the Predecessor year ended December 31, 2012. This increase was the result of the growth in revenue coupled with normal increases in selling, general and administrative expense associated with the growth in the revenues of the business and the $6.9 million decrease in depreciation and amortization expense.

Interest Expense

Interest expense increased $32.2 million, or 130.4%, to $56.8 million for the Predecessor year ended December 31, 2013 from $24.7 million for the Predecessor year ended December 31, 2012. The increase in interest expense was due to the $200 million increase (excluding original issue discount) in the secured debt balance and increase in pricing as part of the December 2012 refinancing and dividend recapitalization. The secured debt balances increased from $425 million immediately prior to December 27, 2012 to $625 million upon completion of the December 2012 refinancing and dividend recapitalization.

Income Tax (Expense) Benefit

Income tax expense increased $20.3 million to $12.3 million for the Predecessor year ended December 31, 2013 from an income tax benefit of $8.1 million for the Predecessor year ended December 31, 2012. The income tax benefit in 2012 was primarily due to the release of a $25.2 million deferred tax asset valuation allowance in December 2012 based on the positive evidence of future income, utilization of our net operating losses and reversal of deferred tax liabilities.

Quarterly Results of Operations

The following table sets forth our unaudited statement of operations data on a quarterly basis for the Predecessor year ended December 31, 2013, the 2014 Predecessor Period, the 2014 Successor Period and for the Successor quarters ended March 31, 2015, June 30, 2015 and September 30, 2015. The data below has been prepared on the same basis as, and should be read in conjunction with, the audited financial statements included elsewhere in this prospectus for the corresponding Predecessor and Successor periods, and, in management’s opinion, reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of this data. The results of historical periods are not necessarily indicative of the results of operations for a full year or any future period.

	Predecessor								Successor
	Three Months Ended							Oct. 1 to Nov. 11, 2014	Nov. 12 to Dec. 31, 2014	Three Months Ended
	March 31, 2013	June 30, 2013	Sept. 30, 2013	Dec. 31, 2013	March 31, 2014	June 30, 2014	Sept. 30, 2014			March 31, 2015	June 30, 2015	September 30, 2015
	(in thousands)
Revenues	$248,293	$272,986	$275,658	$270,826	$280,563	$317,776	$329,066	$151,826	$180,636	$349,316	$393,306	$406,052
Costs of services and goods	199,362	215,439	219,150	215,507	225,670	255,527	266,252	122,489	146,807	285,041	322,160	335,265
Operating expenses	33,563	34,494	32,428	33,239	37,672	37,551	43,609	44,212	34,651	48,296	51,550	52,162

Income from operations	15,368	23,053	24,080	22,080	17,221	24,698	19,205	(14,875)	(822)	15,979	19,596	18,625
Interest expense, net	(14,339)	(13,793)	(14,411)	(13,476)	(13,321)	(12,044)	(11,360)	(6,829)	(10,675)	(19,381)	(19,602)	(19,790)
Loss on debt extinguishment	—	—	—	—	—	—	—	—	(2,250)	—	—	—
Income tax (expense) benefit	(416)	(3,746)	(4,118)	(3,972)	(1,555)	(5,060)	(3,249)	8,336	3,870	590	910	433

Net income	$613	$5,514	$5,551	$4,632	$2,345	$7,594	$4,596	$(13,368)	$(9,877)	$(2,812)	$904	$(732)

Seasonality

We have experienced in the past, and expect to continue to experience, seasonal fluctuations in our revenues as a result of consumer spending patterns. Some variability results from seasonal events and the number of business days in a month or quarter. We do not typically experience a significant rise in processing volume around the November and December holiday season as most of our merchant base does not see a major increase in business at that time. Operating expenses do not typically fluctuate seasonally.

Liquidity and Capital Resources

We have historically funded our operations primarily with cash flow from operations and, when needed, with borrowings under our existing first lien revolving facility. Our principal uses for liquidity have been debt service, capital expenditures, working capital, dividend payments and funds required to finance acquisitions. We expect to continue to use capital to innovate and advance our products as new technologies emerge and as incentives to specific new distribution partners as part of a new or renewal contract to add, retain and accelerate the growth of our merchant base. We anticipate that the execution of our broader growth strategies will also generate opportunities to deploy capital. We expect these strategies to be funded primarily through cash flow from operations and, as needed, borrowings under our new first lien revolving facility. To the extent additional funds are necessary to meet our long-term liquidity needs as we continue to execute our business strategy, we anticipate that they will be obtained through additional indebtedness or equity or debt issuances, or both.

We intend to use all of the net proceeds that we receive from this offering, together with indebtedness incurred pursuant to the Refinancing Transaction and cash on hand, to repay all of our outstanding borrowings and other amounts owing under our existing credit facilities. We will, however, continue to have significant debt service obligations following the completion of this offering. We believe our existing cash and cash equivalents combined with the amounts available under our new senior secured credit facility will be sufficient to fund our operations and planned capital expenditures and to service our debt obligations for at least the next twelve months.

We were in compliance with all covenants under our existing senior secured credit facilities as of September 30, 2015. As of September 30, 2015, we had $70.9 million of cash and cash equivalents and $49.0 million in borrowing availability under our existing first lien revolving facility. We had two outstanding letters of credit in the amount of $1.0 million as of September 30, 2015.

Although we believe that our new first lien revolving credit facility and cash flows from operations will provide sufficient liquidity for us to meet our long-term capital needs, our liquidity and our ability to fund these needs will depend to a significant extent on our future financial performance, which will be subject in part to general economic, competitive, financial, regulatory and other factors that are beyond our control. In addition to these general economic and industry factors, the principal factors determining whether our cash flows will be sufficient to meet our long-term liquidity requirements will be

•	our ability to retain existing distribution partners and merchants and attract new distribution partners and merchants;

•	our ability to deliver our solutions and services cost effectively; and

•	our ability to deploy capital effectively and efficiently.

In addition, any significant service disruption could impact our distribution partner and merchant relationships and create unanticipated liquidity requirements. If any of these factors change significantly or other unexpected factors adversely affect us, our business may not generate sufficient cash flow from operations and future financings may not be available on terms acceptable to us or at all to meet our liquidity needs. If we are unable to generate sufficient cash flow to fund our operations, we will need to curtail planned activities to reduce costs, likely impacting our future growth. See “Risk Factors—Risks Related to Our Business—We may need to raise additional funds to finance our future capital needs, which may prevent us from growing our business.”

We define working capital as including account receivables and account payables, offset by net settlement assets and obligations, which represent settlement funds received by us and not yet remitted to our merchants for the settlement of transactions processed. These amounts can fluctuate due to seasonality and the particular day of the week upon which the month ends.

Cash Flows

The following summary of our cash flows is for the periods indicated, and has been derived from our financial statements, which are included elsewhere in this prospectus:

	Predecessor			Successor	Predecessor	Successor
	Year Ended December 31,		January 1 through November 11, 2014	November 12 through December 1, 2014	Nine Months Ended September 30,
	2012	2013			2014	2015
	(in thousands)
Net cash provided by (used in ) operating activities	$67,026	$48,128	$57,016	$(20,071)	$58,685	$60,638
Net cash used in investing activities	$(12,020)	$(16,549)	$(6,656)	$(728,783)	$(5,357)	$(9,651)
Net cash provided by (used in) financing activities	$(75,106)	$(9,979)	$(38,084)	$785,071	$(37,678)	$(16,351)

Successor Nine Months Ended September 30, 2015 Compared to the Predecessor Nine Months Ended September 30, 2014

Net Cash Flows From Operating Activities

Net cash provided by operating activities was $60.6 million in the Successor nine months ended September 30, 2015 as compared to $58.7 million in the Predecessor nine months ended September 30, 2014. The increase was primarily due to changes in working capital principally driven by the favorable impact of accrued expenses and settlement assets and obligations offset by changes in accounts receivable. Settlement assets and obligations can fluctuate due to seasonality as well as the particular day of the week upon which the month ends.

Net Cash Flows From Investing Activities

Net cash used in investing activities was $9.7 million in the Successor nine months ended September 30, 2015 as compared to $5.4 million in the Predecessor nine months ended September 30, 2014. This increase was primarily due to the purchase of new property, equipment and software.

Net Cash Flows From Financing Activities

Net cash used in financing activities was $16.4 million in the Successor nine months ended September 30, 2015 as compared to $37.7 million in the Predecessor nine months ended September 30, 2014. This decrease was primarily due to the dividend paid in August 2014.

Successor Period From November 12 to December 31, 2014 and Predecessor Period From January 1, to November 11, 2014 Compared to the Predecessor Year Ended December 31, 2013

Net Cash Flows From Operating Activities

Net cash used in operating activities was $20.1 million in the Successor period from November 12 to December 31, 2014 and net cash provided was $57.0 million in the Predecessor period from January 1 to November 11, 2014 compared to $48.1 million in the year ended December 31, 2013. This decrease is primarily a result of negative changes in working capital, principally driven by accounts receivable changes offset by the changes in settlement assets and obligations. Settlement assets and obligations can fluctuate due to seasonality and the particular day of the week upon which the month ends.

Net Cash Flows From Investing Activities

Net cash used in investing activities was $728.8 million in the Successor period from November 12 to December 31, 2014 and $6.7 million in the Predecessor period from January 1 to November 11, 2014, compared to $16.5 million for the year ended December 31, 2013. This increase was primarily due to the Vista Acquisition in November 2014.

Net Cash Flows From Financing Activities

Net cash provided by financing activities was $785.1 million in the Successor period from November 12 to December 31, 2014. Net cash used in financing activities was $38.1 million in the Predecessor period from January 1 to November 11, 2014, compared to $10.0 million in the year ended December 31, 2013. This change was primarily due to the financing activities associated with the Vista Acquisition in November 2014.

Predecessor Year Ended December 31, 2013 Compared to Predecessor Year Ended December 31, 2012

Net Cash Flows from Operating Activities

Net cash provided by operating activities was $48.1 million in the Predecessor year ended December 31, 2013 as compared to $67.0 million for the Predecessor year ended December 31, 2012. This decrease primarily relates to the lower net income from operations for the Predecessor year ended December 31, 2012 and an increase in working capital. Net income was lower in 2013 due to increased interest expense after the December 2012 dividend recapitalization and debt refinancing, which increased secured borrowings by approximately $200 million. Interest expense increased by approximately $32.0 million year over year. Furthermore, we entered into interest rate cap agreements in August 2013 and paid premiums associated with these agreements totaling $5.1 million.

Net Cash Flows from Investing Activities

Net cash used in investing activities was $16.5 million in the Predecessor year ended December 31, 2013 as compared to $12.0 million for the Predecessor year ended December 31, 2012. This increase was primarily due to increased capital expenditures for acquired merchant portfolios, incentive payments, capitalized software development, other intangibles and additional funds loaned to distribution partners in 2013 to facilitate improvements related to future sales activities.

Net Cash Flows from Financing Activities

Net cash used in financing activities was $10.0 million in the Predecessor year ended December 31, 2013 as compared to $75.1 million for the Predecessor year ended December 31, 2012. This decrease was primarily due to the cash activity related to the debt refinancing and dividend recapitalization that was completed in December 2012. We used approximately $48.6 million of operating cash to fund the dividend recapitalization and debt refinancing. In addition, we paid down $26 million outstanding under the Predecessor’s first lien revolving facility in 2012. These funds were deployed to acquire Solveras in 2011.

Indebtedness

New Senior Secured Credit Facility

In connection with this offering, we anticipate entering into a new senior secured credit facility that will include a $             million new term loan A facility, a $             million new term loan B facility and a $             million new first lien revolving facility. The new senior secured credit facility may also include other financing alternatives available to us in connection with the Refinancing Transaction we intend to complete concurrently with the closing of this offering, depending on market conditions. We are still in preliminary discussions with our potential arrangers and lenders with respect to the terms of the new senior secured credit facility and the specific form of the Refinancing Transaction. In general, we expect that the new senior secured credit facility will contain representations and warranties, financial, affirmative and restrictive covenants, events of defaults and collateral arrangements that are customary for this type of financing. In this regard, we expect that the new senior secured credit facility will condition our ability to pay dividends on our common stock on our continued compliance with one or more financial ratios. The actual terms of our new senior secured credit facility will depend on the results of negotiations with our lenders. We expect that affiliates of certain of the underwriters will participate as arrangers and/or lenders under our new senior secured credit facility. See “Description of Indebtedness.”

Existing Senior Secured Credit Facilities

At September 30, 2015, the principal amount of debt outstanding under our existing senior secured credit facilities totaled $1.1 billion. Management does not believe that this level of debt currently poses a material risk to us due to the following factors:

•	In each of the last two calendar years, we and our subsidiaries have used net cash provided by operating activities of approximately $20.1 million for the Successor period November 12, 2014 through December 31, 2014, and provided $57.0 million for the Predecessor period January 1, 2014 through November 11, 2014 and $48.1 million for the Predecessor year ended December 31, 2013. For the nine months ended September 30, 2015, net cash provided by operating activities was $60.6 million.

•	As of September 30, 2015, we and our subsidiaries had $70.9 million in cash, cash equivalents and short term investments on hand; and

•	As of September 30, 2015, we and our subsidiaries had $49.0 million of unused and available debt capacity under our existing first lien revolving facility.

Predecessor Periods

Following the initial closing of our Predecessor’s senior secured credit facilities in December 2012, we responded to favorable credit market conditions and refinanced portions of such senior secured credit facilities. In April 2013, we reduced the interest margin applicable to the Predecessor first lien credit facilities, and in March 2014, we further reduced the interest rate applicable to the Predecessor first lien term loan facility, reduced the interest rate applicable to the Predecessor second lien term loan facility and reduced the LIBOR (also referred to as Euro currency) floor applicable to loans under the Predecessor senior secured credit facilities that have an interest rate determined by reference to a LIBOR rate. In August 2014, we incurred an additional $100 million of indebtedness under the Predecessor first lien term loan facility, increased the interest rates applicable to the term loan components of the Predecessor senior secured credit facilities and amended the applicable credit agreements to permit the payment of a special dividend. Such changes in the interest rate margins and floors directly impacted our recent financial performance during those periods. See “Results of Operations—Interest Expense.”

Successor Periods

On November 12, 2014, in connection with the Vista Acquisition, we refinanced the Predecessor senior secured credit facilities with our existing $700.0 million first lien term loan facility which matures on November 12, 2021, our existing $50.0 million first lien revolving credit facility which matures on November 12, 2019, and our existing $320.0 million second lien term loan facility which matures on November 12, 2022, which we refer to collectively herein as our “existing senior secured credit facilities”. The principal amount of the first lien term loan amortizes in quarterly installments equal to 1% per annum of the original principal amount with the balance payable at maturity. Additionally, an annual principal payment is due if we have excess cash flow.

On November 11, 2014 Tyche Finance, LLC, a wholly owned subsidiary of the Issuer, entered into a Loan Authorization Agreement with BMO Harris Bank. The Loan Authorization Agreement provided for a maximum revolving commitment of $145.0 million. Effective November 12, 2014, we borrowed $130.0 million under the terms of the loan authorization account. The BMO Harris Bank loan was repaid in full June 9, 2015 with proceeds from the refinancing of the first and second lien credit facilities.

On June 9, 2015, the Successor Company entered into amendments to the first and second lien credit facilities stated above as follows:

•	The First Amendment to First Lien Credit Agreement (dated as of June 9, 2015) increased the loan balance by $65.0 million to a total of $763.3 million. The remaining principal balance ($698.3 million) of the first lien term loan facility was repaid in full and amended to an amount of $763.3 million.

•	The First Amendment to Second Lien Credit Agreement (dated as of June 9, 2015) increased the existing $320.0 million loan balance to $385.0 million with the addition of a $65.0 million incremental loan.

The BMO Harris Bank loan was repaid in full June 9, 2015 with proceeds from the amendments to the first and second lien credit facilities.

Accordingly, the interest rate per annum applicable to the first and second lien credit facilities changed to be based on a fluctuating rate of interest plus an applicable margin determined by reference to either (i) Alternate Base Rate Loans (which is calculated as the greater of (a) the base rate in effect on such date, (b) the federal funds rate in effect on such day plus 0.5% and (c) the adjusted LIBOR, with a 1% floor for term loans only) for a one-month interest period on such day (or if such day is not a business day, the immediately preceding business day) plus 1.00% or (ii) Eurodollar Loans which bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the interest period in effect plus the applicable margin. The Adjusted LIBOR Rate is calculated as the greater of (a) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the LIBOR Rate for such Eurodollar borrowing in effect for such interest period divided by 1 minus the statutory reserves (if any) for such Eurodollar borrowing for such interest period and (b) with respect to term loans only, 1.00%. The fluctuating rate of interest applicable to the existing senior secured credit facilities is currently based on a Eurodollar rate determined by reference to LIBOR, adjusted for statutory reserve requirements plus an applicable margin. The applicable margins are 3.75% and 8.00% for the first lien term loan and second lien term loan, respectively. The first lien applicable margin will decrease to 3.5% if the total leverage ratio is less than 6.0 to 1.0 for the previous quarter.

Each of the credit agreements governing our existing senior secured credit facilities provide for certain covenants and events of default customary for similar instruments, including a financial covenant requiring TransFirst Group, Inc., as borrower, not to exceed a specified ratio of First Lien indebtedness to consolidated EBITDA over the preceding twelve-month period when the sum of Revolving Loans and outstanding Letters of Credit exceed 30% ($15.0 million) of the Revolving Commitment ($50.0 million), as defined in the applicable credit agreements. The definition of consolidated EBITDA under the credit agreements governing our existing senior secured credit facilities is different from the definition of Adjusted EBITDA we employ for purposes of our financial reporting. As a result, consolidated EBITDA may vary from Adjusted EBITDA from period to period. For example, for the twelve months ended September 30, 2015, consolidated EBITDA under our existing senior secured credit facilities was $150.3 million. For the definition of Adjusted EBITDA, see note 4 to “Summary—Summary Consolidated Financial Data.” If an event of default occurs under any of our or our subsidiaries’ financing arrangements, the creditors under such financing arrangements will be entitled to take various actions, including the acceleration of amounts due under such arrangements, and in the case of the lenders under the existing senior secured credit facilities that are secured, other actions permitted to be taken by a secured creditor. As of September 30, 2015, we were in compliance with the covenants in the credit agreements governing our existing senior secured credit facilities.

An affiliate of Jefferies LLC is the administrative agent and a lender under our existing senior secured credit facilities. Accordingly, they will receive proceeds from this offering being used to pay down the existing senior secured credit facilities. We intend to use all of the net proceeds that we receive from this offering, together with proceeds from the Refinancing Transaction, to repay all of our outstanding borrowings and other amounts owing under our existing senior secured credit facilities. See “Use of Proceeds” and “Description of Indebtedness.”

Contractual Obligations

The following summarizes our contractual obligations as of December 31, 2014:

	Total	2015	2016-2017	2018-2019	2020 & Beyond
	(in thousands)
Existing First Lien Term Loan Facility(a)	$959,332	$45,887	$90,501	$89,248	$733,696
Existing First Lien Revolving Facility(b)	—	—	—	—	—
Existing Second Lien Term Loan Facility(c)	549,760	29,200	58,320	58,560	403,680
BMO Harris Bank Loan(d)	134,881	134,881	—	—	—
Operating Leases(e)	18,114	2,867	5,807	5,121	4,319
Purchase Obligations(f)	4,775	1,463	1,656	1,656	—
Other long-term liabilities reflected on the balance sheet(g)	2,443	1,608	405	357	73

Total	$1,669,305	$215,906	$156,689	$154,942	$1,141,768

(a)	As of December 31, 2014, we had $700.0 million in aggregate principal amount of term borrowings outstanding under our existing first lien term loan facility, and $259.3 million in projected interest payments over the remaining life of the loan. Payments are broken out as follows:

Principal—$7.0 million per year from 2015-2020 and $658.0 million in 2021.

Interest—$38.9 million in 2015, $76.5 million in 2016-2017, $75.2 million in 2018-2019, and $68.7 million in 2020 and beyond.

We intend to use all of the net proceeds that we receive from this offering, together with proceeds from the Refinancing Transaction and cash on hand, to repay all of our outstanding borrowings and other amounts owed under our existing senior secured credit facilities. See “Use of Proceeds” and “Description of Indebtedness.”

(b)	As of December 31, 2014, we had $49.0 million of revolving credit availability under our existing first lien revolving facility.
(c)	As of December 31, 2014, we had $320.0 million in aggregate principal amount of term borrowings outstanding under our existing second lien term loan facility, and $229.8 million in projected interest payments over the remaining life of the loan. Principal does not amortize on the second lien facility. 2015-2019 payments reflect interest only. 2020 and beyond payments reflects $83.7 million in interest and a $320.0 million balloon payment. We intend to use all of the net proceeds that we receive from this offering, together with proceeds from the Refinancing Transaction, to repay all of our outstanding borrowings and other amounts owed under our existing senior secured credit facilities. See “Use of Proceed” and “Description of Indebtedness.”
(d)	The BMO Harris Bank Loan was callable at any time. The BMO Harris Bank Loan was repaid in full June 9, 2015 with proceeds from the refinancing of the first and second lien credit facilities. The refinancing increased the loan balances of each of the first and second lien credit facilities by $65.0 million.
(e)	Operating leases include obligations for future minimum rental commitments.
(f)	Purchase obligations include minimum commitments related to technology maintenance and bank sponsorship with the payment networks.
(g)	We have contractual future payment obligations related to the acquisition of merchant contract portfolios and intangibles related to distribution partner relationships. Amounts reflected here represent actual amounts due. The present value of these contractual future payments is included in the asset value and in current and long-term liabilities as of the effective date for each agreement.

Off-Balance Sheet Arrangements

We are not involved in any off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, we evaluate our estimates including those related to revenue and cost recognition, intangible assets and goodwill, funds held for merchants and restricted cash, reserve for merchant losses, income taxes, shared-based compensation and derivatives and hedging activities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

Notes to the audited consolidated financial statements are included elsewhere in this prospectus and include a summary of the significant accounting policies and methods used in the preparation of the consolidated financial statements. Following is a brief discussion of the more significant accounting policies and methods used by us, which we believe to be the most critical to understanding our results of operation and financial condition and that require complex and subjective management judgments.

Revenue and Cost Recognition

We have contractual agreements with our merchants that set forth the general terms and conditions of our relationship with them, including various facets of pricing, payment terms and contract duration. Revenues and costs are recognized as earned and incurred (for example, for transaction-based fees, when the underlying transaction is processed) in conjunction with Accounting Standards Codification (ASC) 605, Revenue Recognition. ASC 605 establishes guidance as to when revenue is realized or realizable and earned by using the following criteria: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the seller’s price is fixed and determinable; and (4) collectability is reasonably assured. Revenues related to payment transactions are recognized at the time the merchants’ transactions are processed. Revenues derived from service fees are recognized at the time the service is performed. Costs of services and goods are recognized when incurred. These costs consist of third party servicing costs directly associated with the revenues.

We follow the guidance provided in ASC 605-45, Principal Agent Considerations. ASC 605-45 states that whether a company should recognize revenue based on the gross amount billed to a customer or the net amount retained is a matter of judgment that depends on the facts and circumstances of the arrangement and that certain factors are considered in the evaluation. We have primary responsibility for the fulfillment of the processing services that the customer (merchant) needs, and are a full service processor, providing end-to-end payment processing services. The merchant engages us for all credit card processing services including transmission authorization and clearing, transaction settlement, dispute resolution, security and risk management solutions, reporting, and other value-added services. As such, we are the primary obligor in these transactions. Further, we have latitude in pricing and may set prices we deem reasonable for each merchant. Finally, our business practice is to settle and fund the full transaction amounts to our merchants on a daily basis and then to collect our fees on the tenth day of the following month. The gross fees we collect are intended to cover the interchange, assessments, and other processing fees and include our margin on the transactions processed. We believe this policy aids in new business generation, as our merchants benefit from bookkeeping simplicity. However, this results in us extending credit to our merchants at each period end, which is then settled on the tenth of the following month.

For these reasons, we are the principal in the contractual relationship with our customers and therefore record our revenues, including interchange and assessments, on a gross basis.

Intangible Assets and Goodwill

Intangible assets include the cost of our merchant and distribution partner contracts, non-compete agreements, trade names and goodwill. We amortize the intangible merchant and distribution partner contract assets established in purchase accounting valuation in 2014 as part of the Vista merger using an accelerated amortization method to better align the amortization of the portfolio over the expected economic life of these assets. Merchant contracts acquired since the 2014 valuation are also amortized using an accelerated amortization method and the value of distribution partner contracts are amortized based on the specific terms of each agreement on a straight-line basis, generally over three to twelve years. We amortize non-compete agreements established through management contracts and acquisition agreements over the life of the agreements, generally two to five years. Intangible assets with indefinite lives are not amortized but subject to annual impairment testing and are also evaluated as needed to determine whether events and circumstances continue to support an indefinite life. We estimate the fair value of these assets using the relief from royalty method under the income approach in which a royalty rate is applied to our revenue streams. All key assumptions in this valuation are determined by and are the responsibility of management.

Goodwill is the excess of the purchase price paid over the fair value of net assets of businesses acquired. We evaluate goodwill for impairment at least annually or as circumstances indicate its carrying value may not be recoverable. Under the accounting guidance, we have the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is greater than its carrying amount. If, after assessing the totality of events or circumstances, we determine it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, then performing the two-step impairment test is unnecessary.

In assessing the qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, we assess relevant events and circumstances that may impact the fair value and the carrying amount of the reporting unit. The identification of relevant events and circumstances and how these may impact a reporting unit’s fair value or carrying amount involve significant judgments and assumptions. The judgments and assumptions include the identification of macroeconomic conditions, industry and market conditions, cost factors, overall financial performance and Company-specific events and making the assessment with respect to whether each relevant factor will impact the impairment test positively or negatively and the magnitude of any such impact.

Losses, if any, resulting from impairment tests are reflected in income from operations on the accompanying consolidated statements of operations and comprehensive income. For the year ended December 31, 2013, we elected to assess the qualitative factors including the identification of macroeconomic conditions, industry and market conditions, cost factors, overall financial performance, other industry-specific considerations, such as our regulatory environment, and Company-specific events and made an assessment on whether each factor would impact the impairment test positively or negatively and the magnitude of any such impact. Based on the result of the qualitative assessment of our reporting unit, we believed that it was more likely than not that the fair value of the reporting unit was greater than its carrying amount; thus, performing the two-step impairment test was unnecessary. The quantitative approach was followed in 2014. Fair value of the reporting unit was estimated based on both an income and a market approach using a discounted cash flow analysis and EBITDA/net revenue multiples of comparable companies. Key management assumptions include growth rates, future cash flows, weighted average cost of capital, and discount rates. Based on this analysis, it was determined that the fair value of the reporting unit was substantially in excess of the carrying value.

Funds Held for Merchants and Restricted Cash

Funds held for merchants primarily consist of reserves that are established upon credit approval and risk review of merchants and cash reserves held for merchant losses. Restricted cash primarily consists of funds withheld from card-not-present merchants in a variety of industries that sell products through the Internet, television advertisement and catalogs. This cash serves as collateral against potential credit card disputes commonly associated with processing these types of transactions. Restricted cash is held by our sponsor banks and we do not have legal ownership of such funds but have the right to offset losses from disputed transactions not settled by the merchant for whom the reserves are held. The necessary funds are transferred into and out of reserve bank accounts based on the reserve and hold requirements determined by our credit and fraud analysis. The balance of restricted cash at September 30, 2015 was approximately $47.2 million.

Reserve for Merchant Losses

Disputes between a cardholder and a merchant periodically arise due to cardholder dissatisfaction with merchandise quality or a merchant’s services. These disputes may not be resolved in the merchant’s favor and, in some cases, the transaction is “charged back” to the merchant. The purchase price is then refunded to the cardholder through the respective issuer. However, in the case of merchant insolvency, bankruptcy or other nonpayment, we may be liable for any such charges disputed by cardholders. We believe the diversification of our merchants and our risk management programs reduce the risk of loss to an acceptable level. We evaluate our risk and estimate our potential loss for chargebacks based on historical experience, and a provision for these estimated losses is expensed in the same period as the related revenues are recognized. This reserve represents the provision for losses incurred but not reported yet. The provision is calculated based on the historical loss rates multiplied by the applicable historical volume (as chargebacks normally occur within a few months of the original transaction processed). This estimation process has proven to be materially accurate and we believe the recorded reserve approximates the fair value of the contingent obligation.

The provision for these estimated losses is recorded as a provision for merchant losses in the accompanying consolidated statements of operations and comprehensive income and within other current liabilities in the consolidated balance sheets.

Income Taxes

The determination of our provision for income taxes requires management’s judgment in the use of estimates and the interpretation and application of complex tax laws. Judgment is also required in assessing the timing and amounts of deductible and taxable items. We have recorded our provision for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized based on differences between the financial statement and tax basis of assets and liabilities using enacted tax rates that will be in effect at the time such differences are expected to reverse. Deferred tax assets may be reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. We evaluate the probability of realizing our deferred tax assets on an ongoing basis. This evaluation includes estimating our future taxable income in each of the taxing jurisdictions in which we operate, as well as the feasibility of tax planning strategies.

If interest or penalties are incurred related to income taxes, the interest expense and penalties are recorded as tax expense. We recognize interest and penalties related to unrecognized tax benefits in the income tax expense line item of the accompanying consolidated statements of operations and comprehensive income. The periods from December 31, 2009 forward remain subject to examination in major tax jurisdictions. We have identified our federal return and California and Colorado as major jurisdictions in which we remain subject to examination.

Share-Based Compensation

ACS 718, Compensation-Stock Compensation, requires compensation cost for the fair value of share-based payments at the date they are granted to be recognized over the requisite service period. Share-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an operating expense over the employee’s requisite service period (generally the vesting period of the equity grant). We use the Black-Scholes option pricing model to measure the fair value of stock option awards. We selected the Black-Scholes model based on our experience with the model and our determination that the model could be used to provide a reasonable estimate of the fair value of the awards. Option-pricing models require estimates of a number of key valuation inputs including expected volatility, expected dividend yield, expected term and risk-free interest rate. Certain of these inputs are more subjective due to the Company being privately held and thus not having objective historical or public share price information. Share-based compensation is adjusted annually for changes to the estimate of expected equity award forfeitures based on actual forfeiture experience. All key assumptions and valuations were determined by and are the responsibility of management.

We determine the fair value based on two widely accepted methodologies: the income approach and the market approach. The income approach is a discounted cash flow analysis. Major assumptions used in the income approach include future growth assumptions, a discount rate, capital expenditures, an effective tax rate, use of net operating losses, and a perpetuity growth rate (terminal value). The market approach consists of identifying a set of guideline companies in our industry with similar business characteristics. Multiples of historical and projected EBITDA/net revenue for these companies are applied to our performance metrics as well as looking at recent precedent transactions (if applicable) of businesses in our industry that were recently acquired to establish an estimated fair value for the shares of common stock.

A sensitivity analysis is performed in order to establish a narrow range of estimated fair values for shares of our common stock. We weigh the results of these approaches 50%/50% to determine a single estimated fair value of the stock to be used in accounting for stock based compensation. The value established is then formally reviewed and approved by our Board.

While estimating fair values can be complex and subjective, we believe that our approach minimizes such complexity and subjectivity since there are several comparable public companies and a significant level of merger and acquisition activity in our industry. The estimates used in the valuation described above will not be necessary to determine the fair value of new awards once the underlying shares begin trading.

Internal Control over Financial Reporting

We are not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Section 302 and 404 of the Sarbanes-Oxley Act of 2002, as amended, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. We will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC.

In connection with the audit of our 2014 financial statements, we identified a material weakness in our internal control over financial reporting. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis.

We determined that we did not have adequate procedures and controls related to our accounting and classification of certain debt and equity modification transactions in the consolidated financial statements as well as certain presentation matters related to the Merger Agreement.

We are working to remediate the material weakness. We have taken steps to enhance our internal control environment and plan to take additional steps to remediate the material weakness. The actions that we are taking are subject to ongoing senior management review as well as oversight from our Board. Although we plan to complete this remediation process as quickly as possible, we cannot at this time estimate how long it will take, and our efforts may not be successful in remediating this material weakness. In addition, we will incur additional costs in improving our internal control over financial reporting. If we are unable to successfully remediate this material weakness or if we identify additional material weaknesses, we may not detect errors on a timely basis. This could harm our operating results, cause us to fail to meet our SEC reporting obligations or listing requirements on a timely basis, adversely affect our reputation, cause our stock price to decline or result in inaccurate financial reporting or material misstatements in our annual or interim financial statements.

Recently Issued Accounting Standards

Recent Accounting Pronouncements

In September 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2015-16, Simplifying the Accounting for Measurement-Period Adjustments, which eliminates the requirement that an acquirer in a business combination account for measurement-period adjustments retrospectively. Instead, an acquirer will recognize a measurement-period adjustment during the period in which it determines the amount of the adjustment. The guidance is effective for fiscal years, including interim periods within those fiscal years, beginning after December 15, 2015. The Company is evaluating the full effect of the standard on its financial statements.

In April 2015, The Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2015-03, Simplifying the Presentation of Debt Issuance Costs, which will simplify the presentation of debt issuance costs by requiring debt issuance costs to be presented as a deduction from the corresponding debt liability. The guidance is effective for fiscal years beginning after December 15, 2015, and interim periods within fiscal years beginning after December 15, 2016. The Company has not yet selected a transition method and is evaluating the full effect of the standard on its financial statements.

In November 2014, the FASB issued ASU 2014-17, Business Combinations, which permits an acquired entity to elect the option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtained control of the acquired entity. The Company has not yet selected a transition method and does not expect this standard to have a material impact on the Company’s financial statements upon adoption.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements – Going Concern, which requires management to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and provide related footnote disclosures. The guidance is effective for annual reporting periods ending after December 15, 2016 and interim periods within annual periods beginning after December 15, 2016. Early adoption is permitted for financial statements that have not been previously issued. The Company will adopt the standard effective January 1, 2016. The Company does not expect this standard to have a material impact on the Company’s financial statements upon adoption.

In June 2014, the FASB issued ASU 2014-12, Compensation-Stock Compensation, which requires a performance target in stock compensation awards that affects vesting, and is achievable after the requisite service period, be treated as a performance condition. The Company will adopt the standard effective January 1, 2016. The Company has not yet selected a transition method. The Company is evaluating the full effect that ASU 2014-12 will have on its consolidated financial statements and related disclosures.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of goods or services to customers. The original effective date for ASU 2014-09 was for annual periods beginning after December 15, 2016. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. In August 2015, the FASB issued ASU 2015-14, Revenue From Contracts With Customers (Topic 606): Deferral of the Effective Date, which defers for one year the effective date of the new revenue standard for both public and nonpublic entities reporting under U.S. GAAP and allows early adoption as of the original effective date. The standard permits the use of either the retrospective or cumulative transition method. The Company is evaluating the effect that ASU 2014-09 will have on its consolidated financial statements and related disclosures. The Company has not yet selected a transition method and is evaluating the full effect of the standard on its ongoing financial reporting.

In April 2014, the FASB issued ASU 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360) Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. The amendments in ASU 2014-08 change the requirements for reporting discontinued operations in ASC 205-20. The amendments change the definition of discontinued operations by limiting discontinued operations reporting to disposals of components of an entity that represent strategic shifts that have (or will have) a major effect on an entity’s operations and financial results. The amendments require expanded disclosures for discontinued operations and are effective for annual periods beginning on or after December 15, 2014 and interim periods within those years. Early adoption is permitted, but only for disposals (or classifications as “held for sale”) that have not been reported in financial statements previously issued or available for issuance. The adoption is not expected to have a material impact on the consolidated financial statements.

Effects of Inflation

While inflation may impact our revenues and cost of services and goods, we believe the effects of inflation, if any, on our results of operations and financial condition have not been significant. However, there can be no assurance that our results of operations and financial condition will not be materially impacted by inflation in the future.

Qualitative & Quantitative Disclosures about Market Risk

We are exposed to interest rate risk in connection with our existing senior secured credit facilities, which are subject to variable interest rates. As of December 31, 2014, we had approximately $1,020.0 million of variable rate debt, none of which was subject to an interest rate hedge. Based on the amount outstanding on our existing senior secured credit facilities on December 31, 2014, an increase of 100 basis points in the applicable interest rate would result in increased annual interest expense of approximately $2.6 million. A decrease of 100 basis points in the applicable rate would not have any impact on our interest expense as of December 31, 2014 as LIBOR was approximately 25 basis points and the LIBOR floor of 100 basis points was the minimum LIBOR rate under the existing senior secured credit facilities.

On August 1, 2013, we entered into two interest rate cap agreements ($200.0 million notional amount and interest rate cap of 2.5%) and an interest rate corridor agreement ($100.0 million notional amount with a variable interest rate between 2% to 4%) to manage this interest rate risk, of which were all terminated in October 2014. As of December 31, 2014 and September 30, 2015 there were no interest rate hedging or swap agreements in place.

BUSINESS

We are a leading provider of payment technology solutions to merchants in the United States, as measured by processing volume. We are differentiated by our single proprietary technology platform, which enables us to provide a broad suite of payment products, end-to-end payment solutions and superior customer support. We are able to deliver these services across multiple points of access (“multi-channel”), including brick and mortar locations, software integration, e-commerce, mobile and tablet-based solutions.

We sell our solutions through a diversified network of over 1,300 distribution partners that we have built over the past 20 years by leveraging our specialized expertise in integrating and developing these relationships. We believe superior customer service is essential to enhance and retain our network of distribution partners and merchants. Our network of distribution partners includes:

•	Integrated Technology Partners—These providers include ISVs and VARs of software solutions. We integrate our payment processing services into their software so that merchants can benefit from a fully integrated business software solution.

•	Referral Partners—We work with financial institutions, trade associations and independent distribution partners to provide payment solutions to their merchant customers and thereby enhance their brand loyalty and revenue opportunities.

We combine our single proprietary platform, multi-channel capabilities and partner-centric distribution model to create a compelling value proposition that enables us to penetrate the attractive SMB segment of the market in what we believe to be a highly efficient manner. We served over 200,000 merchants and processed over $48 billion in volume in 2014. According to the March 2015 issue of The Nilson Report, we were ranked as the seventh largest non-bank merchant acquirer in the United States by processing volume.

The industry for providing payment solutions to merchants, known as “merchant acquiring,” is large and growing rapidly. According to the January 2015 issue of The Nilson Report, purchase volume on credit, debit and prepaid cards in the United States reached approximately $4.5 trillion in 2013 and is estimated to reach nearly $10.0 trillion by 2023, resulting in a CAGR of 8.3%. In addition, we believe the competitive dynamics of this market are changing as merchants are increasingly looking to:

•	leverage multi-channel capabilities to increase sales;

•	operate more effectively by adopting new technology solutions that improve their efficiency and provide greater insights into their business; and

•	engage a single provider to gain access to a broad range of new products and value-added services.

SMB merchants often lack the technical expertise, financial resources and time to adequately address the evolving payments landscape and are faced with a complex array of products and services offered by a large number of disparate providers. As a result, these merchants often rely on trusted technology vendors or service providers, which provide other important business services to them. Because these service providers’ core focus is not payments technology, they in turn are increasingly looking to refer their merchants to a trusted partner to handle the complexities of integrated payments functionality and to offer more effective customer service.

To address this growing demand, we strategically built a single proprietary platform that provides us with a powerful set of capabilities that we believe gives us a competitive advantage in the marketplace. Our single proprietary platform provides a full suite of integrated payment products and services that can be used across multiple channels and industry verticals, including:

•	end-to-end processing for a broad range of payment types;

•	physical POS solutions;

•	online, mobile and tablet-based payment solutions;

•	e-commerce gateway services;

•	software integration;

•	security and risk management solutions;

•	reporting and analytical tools; and

•	other value-added services.

In addition, our single proprietary platform provides our merchants the ability to adopt and seamlessly integrate our payments solutions into business management software applications. Because our platform utilizes a single database architecture, we believe that we can access and utilize data more quickly and effectively than other providers that operate on separate platforms, enabling us to provide better, faster and more convenient services to our merchants. These capabilities also allow us to provide high quality customer service to support and retain our merchants and distribution partners which we believe differentiates us in the marketplace, as evidenced by our strong net promoter score. Net promoter score is an internal metric we use to measure how likely a merchant would be to recommend TransFirst for the services they are receiving from us.

To help distribute our services, we built a large and diversified network of over 1,300 partners that use their position as trusted technology vendors and service providers to allow us to integrate and cross-sell our services to their customer base. Our model creates value for our distribution partners and merchants by providing access to differentiated solutions and superior support. Our distribution partners realize the benefits of our approach through increased revenues and customer retention.

We benefit from our partner-centric distribution model by gaining access to a large number of SMB merchants through trusted vendors in a highly scalable and cost effective manner. We currently serve over 200,000 SMB merchants across numerous industry verticals, and we have built specialized capabilities and expertise in several high-growth verticals, such as healthcare. Our merchant base is highly diversified and no merchant represents more than 1% of our revenue. We believe our partner-centric distribution model is highly effective in reaching new merchants. In addition, we believe, based on data obtained from distribution partners and our experience in the industry, that our distribution partners serve or have access to over one million merchants that are not currently using our services, which represents a significant penetration opportunity for us over time. We build and maintain a direct relationship with our merchants in order to control our sales, pricing negotiation, underwriting, boarding and support processes. Our model enables us to manage customer support quality, cross-sales efforts and product and service selection.

We generate revenues from the fees that we charge for processing payment transactions, value-added services and other more advanced technology solutions that we increasingly provide to our merchants. Because processing fees are generated from the daily sales of our merchants under multi-year contracts, they are highly recurring in nature. Due to our single proprietary platform and partner-centric distribution model, we are able to drive significant scale and operating efficiencies, which enable us to generate strong operating margins and profitability.

For the year ended December 31, 2014, on a pro forma basis, we had revenues of $1,259.9 million and net loss of $4.8 million. For the nine months ended September 30, 2015, on a pro forma basis, we had revenues of $1,148.7 million and net income of $23.3 million. See “Unaudited Pro Forma Consolidated Financial Data.”

Industry Background

Overview of the Electronic Payments Industry

The electronic payments industry is large, fast-growing and fueled by powerful secular trends that are continuing to drive the acceptance and use of card-based payments, such as credit and debit cards, as well as the more recent trends of accepting payment on the Internet or remotely via mobile devices, such as smart phones and tablets, and EMV or NFC transactions. According to the January 2015 issue of The Nilson Report, purchase volume on credit, debit and prepaid cards in the United States was approximately $4.5 trillion in 2013 and is estimated to reach nearly $10.0 trillion by 2023, resulting in a CAGR of 8.3%. The industry is serviced by a variety of providers including:

•	Issuers—Financial institutions that issue payment account products, such as credit and debit cards, to consumers backed by a credit line or a demand deposit account, such as a checking account.

•	Payment Networks—Typically card brand companies, such as Visa, MasterCard, Discover and American Express, that set rules and route transactions among participants in their network.

•	Merchant Acquirers—A variety of different types of companies that help merchants accept, process and settle electronic payments and run their businesses more efficiently.

Overview of the Merchant Acquiring Industry

The merchant acquiring industry has grown significantly over the past 60 years as more and more merchants have chosen to accept electronic payments in response to their growing adoption by consumers. We believe there are approximately 100 merchant acquirers in the United States serving this growing market and the increasingly sophisticated demands at merchants’ points of sale. These providers can be generally categorized into the following groups:

•	Non-Bank Merchant Acquirers—These providers sell merchant acquiring solutions using their own proprietary platforms and are capable of managing all the elements of the payment transaction cycle. A small minority of these non-bank merchant acquirers in the United States deliver fully integrated end-to-end capabilities, including TransFirst, First Data Corporation, Global Payments Inc., Heartland Payment Systems Inc., Total Systems Services, Inc. (TSYS), Vantiv. Inc. and Worldpay US, Inc.

•	Banks—A few banks in the United States have in-house processing capabilities, such as JPMorgan Chase Bank, N.A. (Chase) and U.S. Bancorp, but most banks outsource their merchant acquiring services to a non-bank merchant acquirer. The banks typically sell merchant acquiring services in combination with other commercial banking products (e.g., bank accounts, commercial loans and treasury services).

•	ISOs—These providers typically specialize in managing a sales force that targets merchants in a specific market segment or geographic region. ISOs typically outsource merchant acquiring functions and some back office support functions to a bank or non-bank merchant acquirer.

•	New Entrants—Non-traditional and early stage, less established vendors seeking to offer new payment methods and devices, such as manufacturers offering electronic payment applications for their mobile or tablet devices or healthcare organizations creating their own technology for electronic payments.

The services provided directly to merchants and the fees collected from merchants for those services can vary depending on each provider’s in-house technology capabilities and the number of services that they outsource to other providers. Merchant acquirers will earn more revenue if they provide more services in-house; however, only a few providers in the United States have the capability to provide all of these solutions, and even fewer can provide all of their services from a single integrated platform.

Overview of the Merchant Customer Base

According to First Annapolis, there are over 25 million merchants in the United States that could potentially accept electronic payments at a point of sale. As shown in the following diagram, the majority of these merchants are SMBs:

Traditional merchant acquirers sell their payment processing services to merchants of every size. A number of acquirers focus on the SMB segment due to its attractive characteristics. The SMB segment tends to have more new business starts and higher growth rates than larger, more mature businesses. SMBs are also typically in greater need of outsourced technology capabilities and require higher quality and more customer support than larger merchants, who often have larger internal technology and service departments. The merchants in the SMB segment also have lower scale efficiencies and are therefore less price sensitive than larger merchants.

Because the SMB segment consists of more numerous and diversified merchants, it leads to lower customer concentration and creates a greater opportunity for merchant acquirers to provide specialized services. As a result, we believe merchants in the SMB segment represent the largest and most profitable revenue opportunity in the market. In addition, SMB merchants are being impacted by several key trends and not all merchant acquirers have the capabilities to meet these evolving needs.

Key Trends Impacting SMB Merchants

The following are key trends impacting SMB merchants:

•	Shift to Integrated POS—SMBs are increasingly using software to manage everyday business functions such as inventory management, customer engagement and loyalty. SMBs now look to merchant acquirers who can integrate seamlessly with these software providers to simplify their business operations. We believe merchant acquirers that can effectively support these bundled solutions will have the most success attracting and retaining SMBs.

•	Adoption of New Technologies—Cloud-based computing and software-as-a-service delivery models are lowering the costs and complexity of technology. As a result, SMBs are looking for new technologies, including mobile and tablet-based solutions delivered by applications, to make use of sophisticated payment offerings that were previously not accessible to them. According to the October 2015 Forrester Research report entitled “US Mobile Phone And Tablet Commerce Forecast, 2015 To 2020,” the mobile phone and tablet commerce market was expected to reach $115 billion by the end of 2015 and $252 billion by 2020. To address this demand, we believe merchant acquirers need to be able to offer new, complementary technology solutions that can effectively leverage data and new applications seamlessly and conveniently.

•	Utilization of Value-Added Services—SMBs looking to grow and expand their business are adopting and promoting their own rewards and loyalty programs. They are also demanding more sophisticated tools to analyze the data collected from their payment transactions to utilize business intelligence and more effectively manage their operations. We believe merchant acquirers that have the technology to provide these value-added services through a flexible integrated platform that can integrate these solutions will be able to capitalize on the growth of these high-margin offerings.

•	Need for Multi-Channel Commerce—As commerce trends continue to evolve, SMBs are increasingly looking for multi-channel solutions which enable them to sell their goods and services at their brick and mortar locations, on the Internet or remotely via mobile devices, such as smart phones and tablets, on a single integrated platform provided by a single vendor. To meet this demand, we believe merchant acquirers can gain a competitive advantage by offering a payment gateway that provides a single point of access for POS, e-commerce and mobile commerce capabilities at an affordable price.

•	Demand for Greater Security—Merchants continue to face new security challenges as the electronic payments industry continues to grow in size and complexity. With the evolution of more payment channels, access devices and card types, we believe that maintaining the integrity of the payment system has never been more challenging or more critical for merchant acquirers. In addition, new initiatives by the payment networks to shift from magnetic stripe to chip-enabled cards, using the EMV technology standard, will lead many SMBs to upgrade their legacy POS hardware, including with IPOS. As a result, merchant acquirers will need to have the technical capabilities, expertise and partnerships to deploy new security solutions and safely integrate with new solutions.

•	New Vertical Adoption—We believe that industries such as healthcare, education and government, as well as other business verticals, will continue to see higher transaction volume growth as migration from previously paper-based payments to electronic payments continues. These industries often utilize software with embedded payment processing technology tailored specifically for their business type. Merchant acquirers will need to possess the industry and business expertise to deliver targeted POS and online processing solutions to these industries that seamlessly integrate into their existing business management software.

Our Competitive Strengths

We believe we have attributes that differentiate us from our competitors and have enabled us to become a leading payment processor in the United States. Our key competitive strengths include:

Single Proprietary Technology Platform

We strategically built a single proprietary platform that provides us with a powerful set of end-to-end payment solutions that we believe give us a competitive advantage in the marketplace. Our platform can be used across multiple channels and industry verticals through a single point of access for product, processing and service delivery. We designed our platform specifically to support our partner-centric distribution model that enables us to quickly adapt and control development and enhancements without strategic dependence on third parties. Our platform is a key differentiator relative to other payment processors that operate on multiple, disparate platforms and allows us to rapidly develop and deploy new and flexible solutions that are tailored to meet the demands of our distribution partners and merchants as their business needs evolve. Because our platform utilizes a single database architecture, we believe that we can access and utilize data more quickly and effectively than other providers that operate on multiple platforms, enabling us to provide better, faster and more seamless solutions to our merchants. In addition, our single proprietary platform allows us to provide high quality customer service to support and retain our merchants and distribution partners which we believe differentiates us in the marketplace, as evidenced by our strong net promoter scores and merchant retention rates.

Expertise in Partner-Centric Distribution

We built a diversified network of over 1,300 distribution partners, which serve as trusted technology vendors and service providers to their customers. Our relationship with these distribution partners allows us to integrate and cross-sell our services to their customer base, giving those customers access to differentiated solutions and superior support. Our partner-centric distribution model enables us to effectively and efficiently market and sell our solutions to a broad base of merchants. We believe our expertise in addressing the needs of our distribution partners is differentiated and is enabled by our single proprietary platform and service-oriented culture. Our platform allows our distribution partners to easily integrate their technology solutions with our payment offerings while being supported by an experienced, cross-trained support team. We have also developed industry-specific solutions and have deep industry expertise in certain high growth industry verticals, such as healthcare, where we have integrated our payments technology into leading practice management software solutions. In addition, our direct sales team, which includes both in-market “feet on the street” salespeople and telesales personnel, supports all merchant referrals allowing us to enhance penetration within our distribution partners’ merchant bases. We consider this expertise in servicing our distribution partners a key competitive advantage that has allowed us to build a large, highly diversified merchant portfolio characterized by relatively strong long-term retention.

Differentiated Suite of Payment Solutions

We offer a broad, differentiated suite of products and services that enable our merchants and distribution partners to address their payment solutions needs through a single provider across multiple channels, such as brick and mortar, e-commerce, mobile and tablet, and EMV and NFC transactions, without having to rely on multiple vendors. Our offerings include a full range of traditional and emerging payment solutions, as well as more advanced and value-added services such as security and compliance tools and products and services to support significant payment network initiatives. The breadth and integration of our solutions are enabled by the flexibility of our single proprietary platform, which allows us to quickly react to evolving market trends or needs, which many of our competitors, who rely on third party providers, are unable to do. We also leverage our partner-centric distribution model to deliver products and services to our merchants that are integrated with our payment solutions. This integration allows our merchants to simplify the operation of their business using our multi-channel solutions to more efficiently access business intelligence tools to manage key day-to-day functions such as inventory, cash management and reporting. In addition, our flexible single proprietary platform can evolve to meet the needs of the merchant as their business size and complexity changes.

Scalable and Cost Effective Operating Model

As a result of having a single proprietary platform, we are able to efficiently manage, update and maintain our technology, increase capacity and speed and realize significant operating leverage. We have made investments in technology in order to build out the capacity and functionality of our platform, and with the growth of our business we have been able to achieve attractive economies of scale. The proven scalability of our operating model has driven our increased margins, even as the volumes that we process and our merchant portfolio continue to grow.

Culture Focused on Service and Operating Excellence

Our culture is deeply rooted in providing a differentiated merchant and distribution partner experience that leverages our partner-centric expertise and flexible platform to deliver superior customer service. We believe that we only succeed if our distribution partners and merchants succeed, and therefore operating and service excellence are at the core of our philosophy. Our single proprietary platform enables us to provide a superior merchant boarding and activation experience, partner sales and technical support and integration expertise. We consistently measure, monitor and control enterprise-wide service quality metrics with the objective of achieving strong merchant retention and distribution partner satisfaction. We believe our service-oriented culture resonates with distribution partners who trust us to interact directly with their merchant customers.

Experienced Management Team with Strong Execution Track Record

Our executive management team has significant experience in merchant acquiring, payment processing, distribution partner sales and marketing and technology development, and has demonstrated strong execution capabilities. Our team has continued to enhance and build our partner-centric distribution model, particularly within strategic industry verticals such as healthcare, not-for-profit, government and financial institutions, as well as leverage our proprietary technology to differentiate us with distribution partners and merchants in the marketplace. We have invested substantial resources to attract and retain experienced executive-level talent and expand our sales force to align it with our distribution partners and market opportunities. Our executive management team has a proven track record of executing initiatives and delivering profitable growth.

Our Growth Strategies

Our business model and competitive strengths enable us to pursue multiple growth opportunities. We plan to expand our business and grow through the following key strategies:

Grow with Existing Partners and Merchants

We will continue to grow with our existing partners and merchants by benefitting from their own organic growth and cross-selling new and value-added services and promoting multi-channel offerings to meet their needs as they expand. SMB merchants are increasingly looking to offer multiple value-

added services and sell through various channels in order to increase sales, provide a convenient customer experience, and create business efficiencies. We believe that we can address evolving merchant needs by leveraging our single platform functionality and flexibility to seamlessly deploy a wide range of payment solutions through multiple delivery channels, including physical POS terminals, the Internet and mobile devices, to expand the ways in which they accept payments. For example, our single proprietary platform provides merchants with mobile and tablet processing capabilities along with an integrated cash register, all built upon our proprietary technology infrastructure and supported by detailed reporting tools and customer analytics. By providing such multi-channel solutions, we believe we enable our merchants to increase sales volumes and grow their business which, in turn, generates higher processing volumes and other growth opportunities for us. We believe there is a significant opportunity to cross-sell multi-channel solutions to our current merchant base, and we intend to continue to promote these capabilities to increase adoption throughout our merchant base.

Further Penetrate Existing Partners’ Merchant Base

We will continue to actively pursue the existing merchant base of our distribution partners. We believe a significant number of merchants from our distribution partner network are not currently using us as their payment processor because they are not currently accepting electronic payments or have not yet faced a catalyst to switch from their current provider. We will continue to address this significant opportunity by leveraging our specialized direct sales force, differentiated technology and product offering and by coordinating our marketing efforts with our distribution partners. For example, as our integrated technology partners release the next version of their software suite, we will have a direct opportunity to cross-sell our payment solutions offerings along with their software upgrade. Overall, based on data obtained from distribution partners and our experience in the industry, we estimate that there are over one million merchants that are served by our existing distribution partners but are not currently utilizing our services, resulting in further new business opportunities within our current distribution partner merchant base.

Innovate and Enhance Our Payment Solutions

We intend to maintain our leadership position in the industry by continuing to innovate and providing new and more advanced payments solutions to our distribution partners and merchants. We have introduced many new product solutions to our merchants that increase convenience, provide ease of use, integrate better with their other business management software solutions and provide greater functionality and business insights. For example, over the past few years we have successfully introduced advanced value-added solutions, such as security, inventory management and advanced reporting and analytical tools, to our merchant base to supplement our core payment solutions offerings. We plan to continue to leverage our single proprietary platform and service capabilities to promote innovation and expand our solutions to meet the evolving needs of our distribution partners and merchants.

Broaden Our Distribution Network

We intend to broaden our distribution network to reach potential new distribution partners and merchants. We believe that our single proprietary platform, combined with our expertise in serving integrated technology and referral partners, will enable us to strategically target and obtain new distribution partner relationships in our existing markets and expand our services into new industry verticals and markets. We plan to continue to grow our direct sales force commensurate with the growth in our partner network in order to effectively support referrals, reach more potential merchants and enter into or increase our presence in various industry verticals and markets. We have a proven ability to replicate our differentiated partner-centric distribution model across new vertical opportunities as they arise. We identify and evaluate new opportunities based on demand within industry verticals for multi-channel commerce, technical integration and specialized service requirements and the need for consolidated reporting and analytics. Further, we may also expand into new markets as our current distribution partners and merchants expand their own businesses.

Selectively Pursue Strategic Acquisitions

While the core focus of our strategy is to grow organically, we will continue to be selectively opportunistic in pursuing our acquisition strategy. We have demonstrated the ability to execute and integrate acquisitions that have enhanced and deepened our presence in key industry sectors, expanded our distribution channels, and increased our solution set to be leveraged by our customers. We will work to extend our successful track record and diligently evaluate opportunities as they arise. See “—Our Acquisition History.”

Our Sales and Distribution

Our primary go-to-market strategy is to leverage a diversified network of distribution partners in order to reach a broad base of merchants in a highly efficient manner. We align ourselves with integrated technology partners and referral partners to market our payment products and services. With our integrated technology partners, we acquire merchants through strategic relationships with these third-party software providers and resellers by integrating our payment solutions with their business management software which are marketed as a bundled offering. With our referral partners, we acquire merchants through strategic relationships with financial institutions, industry associations, ISOs and e-commerce providers by targeting merchants that these third parties have identified as having an interest in our payments solutions.

We utilize our sales force, including both field sales and telesales representatives, to directly respond to referrals provided by our integrated technology and referral partners. Over the last ten years, we have focused on building our direct to merchant sales capabilities and staffing as part of supporting our distribution partners and to position us to have greater control over our growth. We have increased our business development, direct field sales and telesales staffing from less than 100 in 2006 to more than 400 as of September 30, 2015. Below is an overview of some of the key attributes of our distribution partners:

Integrated Technology Partners

Our integrated technology partners are software companies and other value-added resellers. These technology partners connect merchants to our payment solutions by integrating our platform into their business management software. We provide easy technical integration with partner software systems and significant payment processing expertise, which are critically important to our integrated technology partners. Our business development team focuses on securing relationships with integrated technology partners and has specialized technical expertise and in some cases may be singularly focused on a key industry vertical or market segment. Integrating our payment processing capabilities into our partners’ business management software provides a simplified bundled solution for merchants, which we believe leads to increased merchant satisfaction and retention.

Our integrated technology partners allow us access to a wide variety of markets and industry verticals such as retail stores, restaurants, fitness, grocery, automobile, home repair, home supplies, hospitality, e-commerce and others. Through our integrated distribution partners, we have established market positions in several high growth verticals. For example, we partner with value-added resellers in the following verticals:

•	Healthcare—According to Centers for Medicare & Medicaid Services, U.S. consumer healthcare out-of-pocket payments are expected to exceed $393 billion by 2018. Electronic payments have historically been underutilized as a form of payment in consumer healthcare transactions. We have established a strong presence in the health services market, which includes physician-managed practices, medical clinics and suppliers and other healthcare providers.

•	Not-for-Profit—According to Blackbaud’s 2014 Charitable Giving Report, online charitable donations were up 8.9% in 2014, compared to the overall giving increase of 2.1%. We believe that the transition from using paper forms to electronic payments will continue to significantly increase via web-based portals, mobile applications and social media. We are well-positioned to take advantage of these trends given our relationships with non-profit integrated technology partners.

•	Government—We serve the payment processing needs of several states, universities and municipalities, which continue to provide attractive growth opportunities. We expect that our relationships with integrated technology partners providing solutions to these entities will increase as more government bodies embrace electronic payments.

•	Commercial VARs—We partner with integrated distribution partners to bundle our services with their own solutions by embedding our payments technology into their software applications. This enables merchants to benefit from the combination of payments and business management functionality and drives solid revenue and lower attrition from these merchants. We expect that our relationships with these integrated distribution partners providing solutions will increase as more as SMBs look to blend technology and business savvy to improve their business model.

Referral Partners

Our referral partners are trusted advisors and service providers to the SMB market that provide us with a predictable and sustained source of merchant accounts. Our referral partners are highly sensitive to service quality and consistency and value our ability to provide superior service to support their referred customers. Through our distribution partnerships, we have established market positions in several attractive referral channels such as:

•	Financial Institutions—Our relationship with financial institutions is long-tenured and an important source of new merchant acquisition. Our relationship with financial institutions varies based upon whether we are directly responsible for the sales effort. In our partner bank program, our sales force works directly with the bank to solicit prospective merchants referred by the bank, and we manage the merchant relationship directly, allowing us to set pricing and promote new products and services. In our agent bank program, the bank conducts its own direct sales efforts and negotiates pricing directly with the merchant, utilizing our sales automation tools and payments products and services. We also take direct merchant referrals from a bank if it is not interested in managing an active partner or agent program but still has customers in need of payment solutions.

•	Associations—We leverage our telesales group to provide merchant services to associations. Associations are typically industry trade groups that have a loyal and trusted relationship with their members. We work with these associations to offer merchant services as a benefit to its members, and create a marketing plan to market our products and services to the members of the association.

•	E-commerce— Our e-commerce channel targets merchants and partners who focus in the online business to business market. These merchants are not typical main street merchants and generally require a sales approach that focuses on their specific payment product needs. The merchant base consists of larger companies remitting payment for goods and services rendered in their normal course. The transactions processed are characterized by higher average account volumes and larger sales ticket sizes. Processing these payments requires expertise to accommodate the relatively complex interchange requirements. This channel is highly attractive to us due to the predictable sales volume and the low risk nature of the transactions.

•	ISOs/Agents—We support ISOs and sales agents who operate in a self-sufficient manner utilizing our products and sales automation tools to secure merchant relationships. We provide all back office support, training and relationship guidance to these agents with minimal overhead.

Our Technology

We have a single proprietary platform which provides a single point of access for product, processing and service delivery. This single interface allows us to integrate business management applications more efficiently and seamlessly, giving us a competitive advantage to other providers who outsource their services or provide services through multiple platforms. Our technology also enables management of our merchants’ multi-channel processing needs through one touch point, reducing complexity as our merchants’ technology needs increase or change. We built our proprietary platform on a single database architecture to enhance our ability to deliver accurate business intelligence to our merchants and partners in real time. We believe this allows us to deliver exceptional service, as demonstrated by our distribution performance metrics related to boarding times, merchant funding and merchant support. Our proprietary platform is illustrated in further detail below:

•	ELAPP—ELAPP is our fully automated merchant boarding product. This innovative Internet-based system walks merchants, distribution partners and our salespeople through the end-to-

end process of boarding new merchant accounts. The boarding process is important in establishing our relationship with merchants and distribution partners. Speed of activation is also critical, and ELAPP can rapidly board a new merchant account to all relevant systems and have a merchant quickly ready to process.

•	ProcessNow Gateway—Our ProcessNow gateway is a fully redundant, front-end system designed to meet the product and processing needs of a merchant. ProcessNow allows merchants to add POS solutions over time as their needs change while aggregating their transaction history in one place. It is the single access point for delivery of our product suite for mobile and tablet applications, Internet capable terminals, virtual terminals, shopping cart products, plug-in software, hosted payment pages and multiple integration methods utilized by our distribution partners and merchant base. ProcessNow is responsible for the routing of transactions, in real time, to the appropriate entity for authorization, as well as for the creation of the capture file that is delivered to our TransClear back-end clearing system for settlement and funding.

•	TransLink Reporting Portal—TransLink is a user-friendly, web-based reporting system that helps merchants manage their payment card activity online. TransLink provides merchants with:

•	comprehensive activity reports that provide access to all their payment transactions;

•	user controls that allow merchants to create their own business analytics and reports based on the information they need;

•	the ability to respond online to chargebacks and retrievals;

•	the ability to export reports to Microsoft Excel format for analysis and import to accounting software; and

•	accessibility from anywhere merchants can access the Internet.

•	OnTrak Application Suites—OnTrak is our proprietary database system that serves as the nucleus of our core merchant management system. It creates access and organization for all information related to payment processing and is the system responsible for the automated boarding of merchant information to both our single proprietary platform and to partner systems outside of our single proprietary platform.

•	TransClear Back-end Clearing Platform—TransClear is our proprietary back-end clearing and settlement platform. It supports all significant back-office merchant accounting functions, including rate and fee calculation, residual payment facilitation to our distribution partners and merchant statement fulfillment. TransClear connects directly to all of the major payment networks and can also deliver payment-network-specific products directly to our merchant base. The advantages of having our own proprietary back-office system include:

•	ability to offer pricing flexibility, fee flexibility and customization to our merchants;

•	fixed cost for each transaction we settle and fund;

•	scalability and operating leverage;

•	ability to customize and develop new products;

•	limited reliance on third-parties; and

•	control of all of the significant touch points with our merchants.

•	Third Party Front-end Networks—We leverage third-party front-end networks for non-strategic functionalities. Our most significant front-end provider is TSYS Acquiring Solutions, LLC, which provides authorization services for a number of our merchants using dial, direct Secure Sockets Layer and direct Internet capable communication methods. These services are integrated seamlessly into our offering for our merchants and distribution partners.

Our Solutions

We offer a comprehensive set of products and services to our merchants and distribution partners that enable integration and utilization of our technology to serve their needs. The capabilities delivered to our merchants through our solutions enable them to more effectively manage and integrate value-added features through which they can grow and manage their businesses more effectively.

Payments Solutions for Distribution Partners

ELAPP	• Internet-based boarding tool with value-added capabilities, such as simple and effective merchant application and activation, data validation and eSignature
MerchantFlo	• Merchant facing, online virtual application available to distribution partners on a white-label basis
TransLink	• Web-based reporting tool that provides data that helps distribution partners to manage their business, including chargeback and retrieval notifications and documentation upload capabilities
Data Warehouse	• Robust analytics tool that provides comprehensive enterprise-wide reporting capabilities
Application Manager	• Online tool that supplies real-time merchant application feedback and status via SMS and/or email throughout boarding and activation processes

Payments Solutions for Merchants

ProcessNow Gateway

•  End-to-end payment solutions platform featuring comprehensive product delivery and capabilities such as IPOS, mobile, integration, shopping cart, hosted payment page, recurring payment and tokenization

TransFreedom	• Bundled flat rate monthly processing program that simplifies merchant billing
ProcessNow Mobile

•  Mobile application that enables mobile payments acceptance with advanced features, such as single-screen entry, secure data transmission, transaction authorization, advanced fraud detection and merchant reconciliation

ProcessNow IPOS	• Comprehensive integrated POS register solution leveraging merchant data and delivering full service business management functionality via the ProcessNow Platform
Gift Card and Loyalty	• Merchant gift card and loyalty products in open and closed loop formats
Cash Advance	• Point-of-sale applications for bank cash advances
Mobile Readers	• ID Tech and Anywhere Mobile-commerce mobile readers
Virtual Terminals	• MagTek USB readers for virtual terminals
Countertop and Wireless Terminals	• EMV-compatible VeriFone and InGenico countertop and wireless terminals
Compliance 101	• Online portal that provides educational materials regarding compliance and regulatory requirements
Breach Coverage and PCI	• Loss coverage and PCI compliance support and services

Our Operations

We have built our operational and support infrastructure with the objective of generating differentiated relationships with our merchants and distribution partners. This infrastructure is designed to drive efficiencies throughout the entire merchant lifecycle. Our shared services support functions are concentrated in one division, providing a common team dedicated to a seamless end-to-end customer experience for our distribution partners and merchants, as well as operational support for our sales divisions. The shared services division consists of the following subdivisions:

TransFirst Operational Support Platform (Pre-Activation)

•	Boarding and Conversions—Our boarding and conversion process is automated from end-to-end into a single integrated system, which shortens activation timelines and provides us and our distribution partners with enhanced speed-to-market. We incorporate a real-time interface for our distribution partners and salespeople to track their new merchant accounts through every step of the on-boarding process.

•	Credit Underwriting, Risk Management and Chargeback Processing—We manage credit underwriting and risk management separately to maximize business opportunities while minimizing losses attributable to merchant default or fraud. Key benefits of our proprietary platform are the ability to customize and enhance monitoring tools to focus on actionable events that prevent losses and a fully automated chargeback system.

•	Integrations—We deliver our product set through our ProcessNow gateway, which delivers traditional processing capabilities and provides merchants access to value-added mobile solutions, and a full suite of integration opportunities for our distribution partners’ additional offerings.

•	Merchant Training and Activations—This group provides a complete boarding service to merchants by addressing all training, technology and other merchant service needs.

TransFirst Operational Support Platform (Post-Activation)

•	Merchant Support—Our merchant support center is a 24/7/365 function located in Broomfield, Colorado. Our support staff provides support for our systems and products as well as for our distribution partner offerings. We differentiate ourselves through a cross-trained support staff and one call resolution through our skills-based routing structure, which provides comprehensive support to our merchants and distribution partners.

•	Distribution Partner Sales Support—The distribution partner sales support group services inquiries from distribution partners and salespeople. We seek to deliver end-to-end issue resolution by bringing all appropriate disciplines together in an integrated manner in order to optimize partner support.

•	Quality Office—The quality office serves across all functional subdivisions measuring proficiency, efficiency and quality, with a specific focus on “one call resolution” and maintaining a high net promoter score. We use net promoter score methodology across all sales and servicing departments to drive improvement in the quality of service and to minimize merchant attrition.

•	Retention Group—The retention group makes outbound calls based on merchant behavioral information generated by our TransGuard predictive retention tool, which evaluates multiple data factors to identify accounts that exhibit signs of potential attrition.

•	Portfolio, Interchange and Pricing Management—This team is responsible for developing flexible, robust pricing programs for all sales channels and ensures pricing programs are implemented effectively and efficiently. Our ongoing management of interchange qualification programs helps our merchants achieve the best qualifications for interchange clearing and lower their overall expenses.

Our product management team is responsible for developing products that meet the business needs of our distribution partners and merchants as well as our strategic objectives. This team averages over 20 years of product development experience in the merchant acquiring industry and focuses on delivering relevant solutions to the SMB market.

Our shared services division is a core focus of our differentiated approach to integrated payment solutions. We strive to provide efficient, comprehensive and cross-trained support functions to deliver a seamless end-to-end experience for our distribution partners and merchants, thus enabling them to focus on their core business strengths.

Our Acquisition History

We have an established history of successfully executing and integrating strategic acquisitions that have enhanced and deepened our presence in key industry sectors. We have successfully and effectively integrated each acquisition and, through these combinations, have realized economies of scale while positioning our business in distribution channels that access attractive sectors of the SMB merchant market.

Key strategic acquisitions that we have completed include:

Company Acquired	Date	Strategic Importance of Target Business
PulseCard, Inc.	December 2001	Leader in health services payments solutions
DPI Holdings, Inc.	February 2002	Provider of e-commerce and card-not-present processing solutions
BA Merchant Services, Inc.	September 2002	Division of Bank of America providing payments services to agent banks
Payment Resources International	March 2004	Added a payments gateway and a direct sales force into key market verticals
Fifth Third Bank Processing Solutions’ Third Party Sales Merchant Division	April 2004 and September 2004	Offered complementary independent sales services division and additional bank partner channel; almost doubled the processing volume of the company
Solveras, Inc.	August 2011	Leader in providing payments services to large merchant associations
Montrenes Financial Services, Inc.	October 2011	Strategic entry into larger mid-market direct sales channels

Our Competition

We compete with a variety of merchant acquirers that have different business models, go-to-market strategies and technical capabilities. We believe the most significant competitive factors in our markets are: (1) trust (including a strong reputation for quality service and trusted distribution partners); (2) convenience (such as speed in approving applications, merchant boarding and dispute resolution); (3) service (including product functionality, value-added solutions and strong customer support); and (4) economics (including fees charged to merchants and residuals and incentives offered to distribution partners). Our competitors range from large and well established companies to smaller, earlier-stage businesses. See “—Industry Background—Overview of the Merchant Acquiring Industry.” See also “Risk Factors—Risks Related to Our Business—The payment processing industry is highly competitive and such competition is likely to increase, which may further adversely influence our prices to merchants and compensation to our distribution partners, and as a result, our profit margins.”

Government Regulation

We operate in an increasingly complex legal and regulatory environment. Our business and the products and services that we offer are subject to a variety of federal, state and local laws and regulations and the rules and standards of the payment networks that we utilize to provide our electronic payment services, as more fully described below.

Dodd-Frank Act

The Dodd-Frank Act and the related rules and regulations have resulted in significant changes to the regulation of the financial services industry. Changes impacting the electronic payments industry include providing merchants with the ability to set minimum dollar amounts for the acceptance of credit cards and to offer discounts or incentives to entice consumers to pay with cash, checks, debit cards or credit cards, as the merchant prefers. New rules also contain certain prohibitions on payment network exclusivity and merchant routing restrictions of debit card transactions. Additionally, the Durbin Amendment to the Dodd-Frank Act provides that the interchange fees that certain issuers charge merchants for debit transactions will be regulated by the Federal Reserve and must be “reasonable and proportional” to the cost incurred by the issuer in authorizing, clearing and settling the transactions. Rules released by the Federal Reserve in July 2011 to implement the Durbin Amendment mandate a cap on debit transaction interchange fees for issuers with assets of $10 billion or greater.

The Dodd-Frank Act also created the Consumer Financial Protection Bureau (the “CFPB”), which has assumed responsibility for most federal consumer protection laws, and the Financial Stability Oversight Council, which has the authority to determine whether any non-bank financial company, such as us, should be supervised by the Board of Governors of the Federal Reserve System because it is systemically important to the U.S. financial system. Any new rules or regulations implemented by the CFPB or the Financial Stability Oversight Council or in connection with Dodd-Frank Act that are applicable to us, or any changes that are adverse to us resulting from litigation brought by third parties challenging such rules and regulations, could increase our cost of doing business or limit permissible activities.

Payment Network Rules and Standards

Payment networks establish their own rules and standards that allocate responsibilities among the payment networks and their participants. These rules and standards, including the PCI DSS, govern a variety of areas including how consumers and merchants may use their cards, data security and allocation of liability for certain acts or omissions including liability in the event of a data breach. The payment networks may change these rules and standards from time to time as they may determine in their sole discretion and with or without advance notice to their participants. These changes may be made for any number of reasons, including as a result of changes in the regulatory environment, to maintain or attract new participants, or to serve the strategic initiatives of the networks and may impose additional costs and expenses on or be disadvantageous to certain participants. Participants are subject to audit by the payment networks to ensure compliance with applicable rules and standards. The networks may fine, penalize or suspend the registration of participants for certain acts or omissions or the failure of the participants to comply with applicable rules and standards.

An example of a recent standard is EMV, which is mandated by Visa, MasterCard, American Express and Discover to be supported by payment processors by April 2013 and by merchants by October 2015. This mandate sets new requirements and technical standards, including requiring IPOS systems to be capable of accepting the more secure “chip” cards that utilize the EMV standard and setting new rules for data handling and security. Processors and merchants that do not comply with the mandate or do not use systems that are EMV compliant risk fines and liability for fraud-related losses. We have invested significant resources to ensure our systems’ compliance with the mandate, and to assist our merchants in becoming compliant by the applicable deadlines.

To provide our electronic payments services, we must be registered either indirectly or directly as service providers with the payment networks that we utilize. Because we are not a bank, we are not eligible for membership in certain payment networks, including Visa and MasterCard, and are therefore unable to directly access these networks. The operating regulations of certain payment networks, including Visa and MasterCard, require us to be sponsored by a member bank as a service provider. We are registered with certain payment networks, including Visa and MasterCard, through Wells Fargo, Synovus Bank and Deutsche Bank. The agreements with our bank sponsors give them substantial discretion in approving certain aspects of our business practices including our solicitation, application and qualification procedures for merchants and the terms of our agreements with merchants. We are registered directly as service providers with Discover, American Express and certain other networks. We are also subject to network operating rules promulgated by the National Automated Clearing House Association relating to payment transaction processed by us using the Automated Clearing House Network.

In December 2013, the U.S. District Court for the Eastern District of New York issued a final order approving a definitive class settlement agreement resolving the plaintiffs’ claims in a merchant class multi-district interchange litigation against Visa, MasterCard and the named member banks. Among other terms, the settlement agreement provides for the modification of Visa’s and MasterCard’s rules to allow merchants to impose a surcharge on credit card transactions at the POS under certain conditions, to accept Visa or MasterCard credit or debit cards at some but not all of a merchant’s stores and to offer discounts to customers who make payments through methods that carry lower fees than Visa or MasterCard credit or debit cards. This provision or other provisions in the final settlement agreement, which has been appealed by certain plaintiffs, could ultimately result in decreased use of credit cards, demands for lower fees for our services or have other adverse impacts that are not readily known and that we may not know for some time.

Privacy and Information Security Regulations

We provide services that may be subject to privacy laws and regulations of a variety of jurisdictions. Relevant federal privacy laws include the Gramm-Leach-Bliley Act of 1999, which applies directly to a broad range of financial institutions and indirectly, or in some instances directly, to companies that provide services to financial institutions. These laws and regulations restrict the collection, processing, storage, use and disclosure of personal information, require notice to individuals of privacy practices and provide individuals with certain rights to prevent the use and disclosure of protected information. These laws also impose requirements for safeguarding and proper destruction of personal information through the issuance of data security standards or guidelines. Our business may also be subject to the Fair Credit Reporting Act, which regulates the use and reporting of consumer credit information and also imposes disclosure requirements on entities who take adverse action based on information obtained from credit reporting agencies. In addition, there are state laws restricting the ability to collect and utilize certain types of information such as Social Security and driver’s license numbers. Certain state laws impose similar privacy obligations as well as obligations to provide notification of security breaches of computer databases that contain personal information to affected individuals, state officers and consumer reporting agencies and businesses and governmental agencies that possess data.

Anti-Money Laundering and Counter-Terrorism Regulation

Our business is subject to U.S. federal anti-money laundering laws and regulations, including the Bank Secrecy Act of 1970, as amended by the USA PATRIOT Act of 2001, which we refer to collectively as the “BSA.” The BSA, among other things, requires money services businesses to develop and implement risk-based anti-money laundering programs, report large cash transactions and suspicious activity and maintain transaction records. We are also subject to certain economic and trade sanctions programs that are administered by the Treasury Department’s Office of Foreign Assets Control, or OFAC, that prohibit or restrict transactions to or from or dealings with specified countries, their governments and, in certain circumstances, their nationals, narcotics traffickers and terrorists or terrorist organizations. Similar anti-money laundering, counter terrorist financing and proceeds of crime laws apply to movements of currency and payments through electronic transactions and to dealings with persons specified on lists maintained by organizations similar to OFAC in several other countries and which may impose specific data retention obligations or prohibitions on intermediaries in the payment process. We have developed and continue to enhance compliance programs and policies to monitor and address related legal and regulatory requirements and developments.

Unfair or Deceptive Acts or Practices

We and many of our merchants are subject to Section 5 of the Federal Trade Commission Act prohibiting unfair or deceptive acts or practices, or UDAP. In addition, the UDAP and other laws, rules and or regulations, including the Telemarketing Sales Act, may directly impact the activities of certain of our merchants, and in some cases may subject us, as the merchant’s payment processor or provider of certain services, to investigations, fees, fines and disgorgement of funds if we are deemed to have aided and abetted or otherwise provided the means and instrumentalities to facilitate the illegal or improper activities of the merchant through our services. Various federal and state regulatory enforcement agencies including the Federal Trade Commission and the states attorneys general have authority to take action against non-banks that engage in UDAP or violate other laws, rules and regulations and to the extent we are processing payments or providing services for a merchant that may be in violation of laws, rules and regulations, we may be subject to enforcement actions and as a result may incur losses and liabilities that may impact our business.

Stored Value Services

Stored value cards, store gift cards and electronic gift certificates are subject to various federal and state laws and regulations, which may include laws and regulations related to consumer and data protection, licensing, consumer disclosures, escheat, anti-money laundering, banking, trade practices and competition and wage and employment. The merchants who utilize our gift card processing products and services may be subject to these laws and regulations. In the future, if we seek to expand our stored value card products and services, or as a result of regulatory changes, we may be subject to additional regulation and may be required to obtain additional licenses and registrations which we may not be able to obtain.

The Credit Card Accountability Responsibility and Disclosure Act of 2009 (the “Card Act”) created new requirements applicable to general-use prepaid gift cards, store gift cards and electronic gift certificates. The Card Act, along with the Federal Reserve’s amended Regulation E, created new requirements with respect to these cards and electronic certificates. Prepaid services may also be subject to the rules and regulations of Visa, MasterCard, Discover and American Express and other payment networks with which our customers and the card issuers do business. The merchants who utilize our gift card processing products and services are responsible for compliance with all applicable rules and requirements relating to their gift product program.

Additionally, the Financial Crimes Enforcement Network of the U.S. Department of the Treasury, or FinCEN, issued a final rule in July 2011 regarding the applicability of the Bank Secrecy Act’s regulations to “prepaid access” products and services. This rulemaking clarifies the anti-money laundering obligations for entities engaged in the provision and sale of prepaid services, such as prepaid gift cards. We are not registered with FinCEN based on our determination that our current products and services do not constitute a “prepaid program” as defined in the Bank Secrecy Act and we are not a “provider” of prepaid access. We may in the future need to register with FinCEN as a “money services business-provider of prepaid access” in accordance with the rule based on changes to our products or services.

Indirect Regulatory Requirements

A number of our clients are financial institutions that are directly subject to various regulations and compliance obligations issued by the CFPB, the Office of the Comptroller of the Currency and other agencies responsible for regulating financial institutions. While these regulatory requirements and compliance obligations do not apply directly to us, many of these requirements materially affect the services we provide to our clients and us overall. The banking agencies, including the Office of the Comptroller of the Currency, have imposed requirements on regulated financial institutions to manage their third-party service providers. Among other things, these requirements include performing appropriate due diligence when selecting third-party service providers; evaluating the risk management, information security, and information management systems of third-party service providers; imposing contractual protections in agreements with third-party service providers (such as performance measures, audit and remediation rights, indemnification, compliance requirements, confidentiality and information security obligations, insurance requirements, and limits on liability); and conducting ongoing monitoring of the performance of third-party service providers. Accommodating these requirements applicable to our clients imposes additional costs and risks in connection with our financial institution relationships. We expect to expend significant resources on an ongoing basis in an effort to assist our clients in meeting their legal requirements.

Banking Regulations

We are considered by the Federal Financial Institutions Examination Council to be a technology service provider based on the services we provide to financial institutions. As a TSP, we are subject to audits by an interagency group consisting of the Federal Reserve System, FDIC, and the Office of the Comptroller of the Currency.

Other Regulation

We are subject to U.S. federal and state unclaimed or abandoned property (escheat) laws which require us to turn over to certain government authorities the property of others we hold that has been unclaimed for a specified period of time such as account balances that are due to a distribution partner or merchant following discontinuation of its relationship with us. The Housing Assistance Tax Act of 2008 requires certain merchant acquiring entities and third-party settlement organizations to provide information returns for each calendar year with respect to payments made in settlement of electronic payment transactions and third-party payment network transactions occurring in that calendar year. Reportable transactions are also subject to backup withholding requirements.

The foregoing is not an exhaustive list of the laws and regulations to which we are subject and the regulatory framework governing our business is changing continuously. See “Risk Factors—Risks Related to Our Business.”

Our Intellectual Property

Our single proprietary platform and many of our products and services are based on propriety software and related payment systems solutions. We rely on a combination of patent, copyright, trademark, and trade secret laws, as well as employee and third-party non-disclosure, confidentially, and contractual arrangements to establish, maintain, and enforce our intellectual property rights in our technology, including with respect to our proprietary rights related to our products and services. In addition, we license technology from third parties who are integrated into some of our solutions.

As of September 30, 2015, we had one patent pending which relates to one of our product offerings, TransGuard. We also had 25 active trademarks and one additional pending trademark. We owned three registered copyrights including The Credit Processing System 2000, Payment Management System and DPI Secure. We also owned a number of domain names including www.transfirst.com.

Our Employees

As of September 30, 2015, TransFirst had 1,012 employees, consisting of 354 operations employees, 122 IT employees, 418 sales employees, and 118 general and administrative employees. None of our employees is represented by a labor union and we have experienced no work stoppages. We consider our employee relations to be in good standing.

Our Facilities

We maintain several offices across the United States, all of which we lease. We believe this geographic diversity allows us a competitive advantage by having a presence in many markets.

Our office locations include:

•	Corporate headquarters in Hauppauge, New York with approximately 18,000 leased square feet

•	Operational headquarters in Broomfield, Colorado with approximately 99,000 leased square feet

•	Telesales office in Aurora, Colorado with approximately 31,700 leased square feet

•	Telesales office in Cypress, California with approximately 31,800 leased square feet

•	Telesales office in Franklin, Tennessee with approximately 9,300 leased square feet

We also operate data centers in co-location facilities provided by third parties in Aurora, Colorado and Irvine, California. We manage our own primary data center facility in our operations headquarters in Broomfield, Colorado. The lease for the Broomfield facility expires in November 2021.

We are in the process of increasing our office facilities to accommodate our growing operations, and we believe that we will be able to obtain suitable additional facilities on commercially reasonable terms.

Legal Proceedings

From time to time, we are involved in various litigation matters arising in the ordinary course of our business. None of these matters, individually or in the aggregate, currently is material to us.

MANAGEMENT

Our Executive Officers and Directors

Below is a list of the names, ages as of date of this prospectus, positions and a brief account of the business experience of the individuals who serve as (i) executive officers of our operating subsidiaries who also perform similar functions at the issuer of common stock in this offering and (ii) directors and director nominees of the Issuer. Upon the completion of this offering, Messrs. Scott Betts, David Bonnette and Kenneth Jensen are anticipated to be elected to our Board. Prior to October 7, 2015, the board of directors of the Issuer included Messrs. Robert Smith, Martin Taylor and Maneet Saroya and our operations were primarily managed by the board of directors of our principal operating subsidiary, which also included Mr. John Shlonsky. Each of Mr. Shlonsky and Ms. Hung were appointed to the Issuer’s board of directors on October 7, 2015.

Name	Age	Position
John Shlonsky	49	President and Chief Executive Officer, Director
Nancy Disman	45	Senior Vice President and Chief Financial Officer
Stephen Cadden	53	Senior Vice President and Chief Operating Officer
Richard Brennan	52	Senior Vice President and Chief Information Officer
Melissa Winchester	45	Senior Vice President, General Counsel and Secretary
Anthony Lucatuorto	47	President—Referral Partner Sales
Carl Mazzola	51	President—Health and Public Services Sales
Steven Rizzuto	53	President—Commercial Services Sales
Robert Smith	52	Chairman of the Board
Scott Betts	61	Director Nominee
David Bonnette	45	Director Nominee
Kenneth Jensen	71	Director Nominee
Betty Hung	45	Director
Maneet Saroya	36	Director
Martin Taylor	45	Director

John Shlonsky, President and Chief Executive Officer, Director

John Shlonsky has served as our Chief Executive Officer since 2007 and President since 2006. Prior to being appointed Chief Executive Officer, he was our Chief Operating Officer, a position he held since joining TransFirst in 2006. Mr. Shlonsky has served on our Board since October 2015. Before joining TransFirst, Mr. Shlonsky held various positions at First Data Corporation from 1995 to 2006, including President of the Merchant Services Division from 2004 to 2006. Before joining First Data, Mr. Shlonsky served in financial management roles within Smith Barney, Chadbourne & Parke and Grumman Data Systems. Mr. Shlonsky earned a B.S. degree in finance from Arizona State University. Because of Mr. Shlonsky’s extensive knowledge of our business and strategy, as well as his experience in the merchant acquiring industry and leadership role with us, he is a valuable member of our Board.

Nancy Disman, Senior Vice President and Chief Financial Officer

Nancy Disman has served as Senior Vice President and Chief Financial Officer since December 2014. Ms. Disman joined TransFirst as Senior Vice President, Investor Relations in June 2014. Before joining TransFirst, Ms. Disman was the Chief Financial Officer and Chief Operating Officer of Cynergy Data Corporation from 2011 to 2013, and during 2010 she consulted for Cynergy Data Corporation and other clients across the payments industry. Prior to that, she spent 11 years at First Data Corporation from 1998 to 2009 in various leadership roles, most notably as Chief Operating

Officer of the Retail and Alliance services division and Chief Financial Officer of the Commercial Services Division. Ms. Disman started her career with Ernst & Young LLP and is a certified public accountant. Ms. Disman earned a B.S. degree in accounting from the University at Albany.

Stephen Cadden, Chief Operating Officer

Stephen Cadden has served as Chief Operating Officer of TransFirst since November 2008. Prior to that, he was Senior Vice President for Project Management (from April 2008 to November 2008) and Vice President for Telesales, Cross Sales and Retention for TransFirst (from November 2007 to March 2008). Prior to joining TransFirst, Mr. Cadden worked for First Data Corporation’s merchant services division from 2002 through 2007 as Vice President and Chief Operating Officer of Sales. Mr. Cadden earned a B.S. degree in finance from Virginia Tech University.

Richard Brennan, Senior Vice President and Chief Information Officer

Richard Brennan has served as Chief Information Officer of TransFirst since June 2015. Before joining TransFirst, he was Senior Vice President of the Information Technology division for Apartment Investment Management Company from 2011 to 2015 and Managing Director of Tipperary Partners, LLC from 2008 to 2011. Mr. Brennan has more than 25 years of experience in leadership roles in business and technology sectors, including seven years as Senior Vice President of IT Strategy & Enterprise Systems for First Data and nine years in various positions for United Parcel Service. Mr. Brennan earned his M.B.A. degree from Emory University and his B.S. degree from Montclair State University.

Melissa Winchester, Senior Vice President, General Counsel and Secretary

Melissa Winchester has served as Senior Vice President, General Counsel and Secretary of TransFirst since May 2015 and, prior to this role, served as Vice President, Associate General Counsel. Ms. Winchester, who is licensed to practice law in New York and Texas, was a corporate securities partner at Locke Lord LLP prior to joining TransFirst in 2009. She earned a B.B.A. degree in finance and a B.A. degree in Plan II from the University of Texas at Austin and a J.D. from New York University School of Law.

Anthony Lucatuorto, President—Referral Partner Sales

Anthony Lucatuorto has served as President—Referral Partner Sales of TransFirst since December 2008. Prior to joining TransFirst, Mr. Lucatuorto served as senior vice president of sales for the Revenue Sharing Alliance Group, comprised of more than 1,200 field and telesales executives at First Data Corporation. In addition to his career in sales at First Data, Mr. Lucatuorto has held other leadership positions such as alliance general manager, ISO president and controller. Early in his career, Lucatuorto held various strategic planning and financial analysis roles within American Express and Mastercard International. Mr. Lucatuorto earned a B.B.A. degree in banking and finance from Hofstra University and an M.B.A. in financial management from Pace University.

Carl Mazzola, President—Health and Public Services Sales

Carl Mazzola has served as President—Health and Public Services Sales of TransFirst since November 2013. Prior to joining TransFirst, he served as Executive Vice President, Small Business Banking at Bank of America Merchant Services from July 2008 to November 2013, where he led sales, portfolio and relationship management, product and marketing. Mr. Mazzola also spent 20 years at First Data Corporation leading several different business divisions including, the Revenue Share Alliance Group and TeleCheck Services, as well as key general manager positions aligned with large financial institutions. Mr. Mazzola earned a B.B.A. degree in human resources management from Kent State University and an M.B.A. from Baldwin-Wallace College.

Steven Rizzuto, President—Commercial Services Sales

Steven Rizzuto has served as President—Commercial Services Sales of TransFirst since December 2007. Mr. Rizzuto’s tenure at TransFirst began with his managing direct sales organizations. The commercial services division he now manages encompasses the agent and integrated partner businesses, focusing mainly on growing the integrated technology partner channel. Prior to joining TransFirst, Mr. Rizzuto has spent the majority of his professional career in the payments industry, holding senior sales management positions at NaBanco Merchant Services and First Data Corporation. Mr. Rizzuto earned a B.S. degree in economics and an M.B.A. in management from Hofstra University.

Robert Smith, Chairman

Robert Smith has served on our Board since November 2014 and is currently Chairman of the Board. Mr. Smith is the Founder, Chairman and Chief Executive Officer of Vista. Prior to founding Vista in 2000, Mr. Smith was the Co-Head of Enterprise Systems and Storage at Goldman Sachs in New York and Silicon Valley. Mr. Smith currently serves on or participates on all the boards of Vista’s private portfolio companies, including Misys, The Active Network, and Omnitracs. Mr. Smith earned a B.S. degree in chemical engineering from Cornell University and an M.B.A. from Columbia Business School, where he serves on its Board of Overseers. Mr. Smith’s board and advisory experience with other companies, coupled with his senior management experience as the Chairman and Chief Executive Officer of Vista and his extensive experience in the areas of technology, finance, marketing, business transactions, and mergers and acquisitions, make him a valuable member of our Board.

Scott Betts, Director Nominee

Scott Betts will begin serving on our Board upon the completion of this offering. Mr. Betts is the retired Chief Executive Officer and President of Global Cash Access Holdings, Inc., an integrated gaming payments solutions company, positions he held from 2007 to 2012. Mr. Betts served as Chief Executive Officer and President of Global Cash Access Inc., a subsidiary of Global Cash Access Holdings, Inc. (now known as Everi Holdings, Inc. (NYSE: EVRI)), from 2007 to 2013 and as Chief Financial Officer until 2008. Prior to joining Global Cash Access Holdings, Inc., Mr. Betts was Executive Vice President of First Data Corp., a global payment technology solutions company, from 2002 to 2006, and President of Domestic Enterprise Payments until January 2006 where he led strategic planning and business development activities. Mr. Betts also spent 24 years working for Procter & Gamble Co. (NYSE: PG) in various capacities, including roles managing strategic planning, marketing brand strategies, product platforms, manufacturing, sales and business unit financial objectives. Mr. Betts served on the board of Global Cash Access Holdings, Inc. from 2007 until his retirement in 2014. Mr. Betts earned B.S. and M.S. degrees in Mechanical Engineering from Rensselaer Polytechnic Institute. Mr. Betts’ senior management experience as Chief Executive Officer and Chief Financial Officer of Global Cash Access Holdings, Inc. and as Executive Vice President of First Data Corp., as well as his extensive experience in the areas of technology, software, finance, marketing, financial accounting, business transactions, and mergers and acquisitions and his service on the boards of other technology companies, make him a valuable member of our Board.

David Bonnette, Director Nominee

David Bonnette will begin serving on our Board upon the completion of this offering. Mr. Bonnette is the Chief Executive Officer of Lanyon, a cloud-based solutions company providing software for event marketing, meetings and travel. Prior to joining Lanyon in 2014, Mr. Bonnette served as Chief Executive Officer of Big Machines, a cloud-based configure, price and quote solutions company, from 2011 to 2014. Mr. Bonnette also held a variety of executive roles at Oracle Corporation leading North

American organizations in enterprise resource planning, customer relationship management and consulting. Mr. Bonnette is currently a member of the board of Lanyon and a member of the board, the compensation committee and audit committee of Model N, Inc. (NASDAQ: MODN), a revenue management software company. He previously served on the boards of Big Machines and Brainware, an intelligent data capture software company. Mr. Bonnette earned a B.S. degree in Management from Keene State College. Mr. Bonnette’s senior management experience as Chief Executive Officer of Lanyon and Big Machines, his extensive experience in the areas of technology, software, finance, marketing, business transactions, and mergers and acquisitions and his service on the boards of other technology and software companies, make him a valuable member of our Board.

Betty Hung, Director

Betty Hung has served on our Board since October 2015. Ms. Hung is a Principal at Vista, a private equity firm focused on investing in software and technology-enabled businesses. Ms. Hung joined Vista in 2007, and during her tenure she has been an Operating Senior Vice President, served as Chief Financial Officer of SumTotal Systems, Inc. and was previously Chief Operating Officer of Vista Consulting Group. Prior to joining Vista, Ms. Hung was Chief Financial Officer of OSIsoft, Inc., a privately held software company from 2003 to 2006. Ms. Hung has also worked for Goldman, Sachs & Co. as a Vice President in the High Technology Group, as well as High Technology Group as a business unit manager. Ms. Hung earned a B.A. degree in economics and Chinese studies from Wellesley College and an M.P.P.M. with a concentration in finance from Yale University. Ms. Hung’s senior management experience as Chief Financial Officer of SumTotal Systems, Inc. and Chief Operating Officer of Vista Consulting Groups, as well as her extensive experience in the areas of finance, financial accounting, business transactions, and mergers and acquisitions, make her a valuable member of our Board.

Kenneth Jensen, Director Nominee

Kenneth Jensen will begin serving on our Board upon the completion of this offering. Mr. Jensen is a Senior Industry Executive at WCAS, a private equity firm focused on investing in information service and software businesses. Prior to joining WCAS in 2006, Mr. Jensen was Executive Vice President, Chief Financial Officer, Treasurer and Director of Fiserv, Inc. (NASDAQ: FISV), a technology solutions provider to the financial world, since its establishment in 1984. Mr. Jensen was appointed Senior Executive Vice President of Fiserv, Inc. in 1986 and was in charge of mergers and acquisitions until his retirement from Fiserv, Inc. in 2006 and from the board of Fiserv, Inc. in 2007. Mr. Jensen is currently a member of the board, the audit committee and the executive committee of Alliance Data Systems, Inc. (NYSE: ADS), a loyalty and marketing solutions provider. Prior to the Vista Acquisition, Mr. Jensen also served on the Board of TransFirst from 2009 to November 2014. Mr. Jensen earned an A.B. degree in Economics from Princeton University, and an M.B.A. and Ph.D. from the University of Chicago. Mr. Jensen’s senior management experience as Chief Financial Officer and Treasurer of Fiserv, Inc., his extensive experience in the areas of technology, software, finance, financial accounting, business transactions, and mergers and acquisitions, as well as his service on our board and the boards of other technology companies, make him a valuable member of our Board.

Maneet Saroya, Director

Maneet Saroya has served on our Board since November 2014. Mr. Saroya is a Principal at Vista, a private equity firm focused on investing in software and technology-enabled businesses. Prior to joining Vista in 2008, Mr Saroya worked as a senior research analyst for JMP Securities, where he provided research for buy-side clients on public on-demand (SaaS) companies. Mr. Saroya currently sits on several of the boards of Vista’s private portfolio companies, including The Active

Network, Advanced Computer Software Group and Misys. Mr. Saroya earned a B.S. degree in computer engineering from California Polytechnic State University. Mr. Saroya’s extensive experience in the areas of technology, software, finance, marketing, business transactions, and mergers and acquisitions coupled with his experience serving on the boards of other technology and software companies, make him a valuable member of our Board.

Martin Taylor, Director

Martin Taylor has served on our Board since November 2014. Mr. Taylor is an Operating Principal at Vista Equity Partners, a private equity firm focused on investing in software and technology-enabled businesses. Prior to joining Vista in 2006, Mr. Taylor spent over 13 years at Microsoft in various capacities, including roles managing corporate strategy, sales, product marketing, and various segment focused teams in North America and Latin America. Mr. Taylor currently serves on the boards of several of Vista’s private portfolio companies, including Misys, TIBCO, and The Active Network. Mr. Taylor’s extensive experience in the areas of corporate strategy, technology, finance, marketing, business transactions, and mergers and acquisitions as well as his experience serving on the boards of other technology and software companies, make him a valuable member of our Board.

Board Composition and Director Independence

Our business and affairs are managed under the direction of our Board. Following completion of this offering, our Board will be composed of eight directors. Our certificate of incorporation will provide that the authorized number of directors may be changed only by resolution of our Board. Our certificate of incorporation will also provide that our Board will be divided into three classes of directors, with the classes as nearly equal in number as possible. Subject to any earlier resignation or removal in accordance with the terms of our certificate of incorporation and bylaws, our Class I directors will serve until the first annual meeting of stockholders following the completion of this offering, our Class II directors will serve until the second annual meeting of stockholders following the completion of this offering and our Class III directors will serve until the third annual meeting of stockholders following the completion of this offering. Upon completion of this offering, we expect that each of our directors will serve in the classes as indicated above. In addition, our certificate of incorporation will provide that our directors may be removed with or without cause by the affirmative vote of at least a majority of the voting power of our outstanding shares of stock entitled to vote thereon, voting together as a single class for so long as Vista beneficially owns 40% or more of the total number of shares of our common stock then outstanding. If Vista’s beneficial ownership falls below 40% of the total number of shares of our common stock outstanding, then our directors may be removed only for cause upon the affirmative vote of at least 66 2⁄3% of the voting power of our outstanding shares of stock entitled to vote thereon. voting together as a single class.

The listing standards of NASDAQ require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.

Other than our President and Chief Executive Officer, our Board has determined that our current directors are independent. Our Board has also determined that each of the three director nominees meet the requirements to be independent directors. In making this determination, our Board considered the relationships that each such non-employee director or director nominee has with the Company and all other facts and circumstances that our Board deemed relevant in determining their independence, including beneficial ownership of our common stock.

Controlled Company Exemption

After completion of this offering, Vista will continue to control a majority of our outstanding common stock. As a result, we will be a “controlled company”. Under NASDAQ rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NASDAQ corporate governance requirements, including the requirements that, within one year of the date of the listing of our common stock:

•	we have a board that is composed of a majority of “independent directors,” as defined under the rules of such exchange;

•	we have a compensation committee that is composed entirely of independent directors; and

•	we have a nominating and corporate governance committee that is composed entirely of independent directors.

Following this offering, we intend to rely on this exemption. As a result, we may not have a majority of independent directors on our Board. In addition, our Compensation and Nominating Committee may not consist entirely of independent directors or be subject to annual performance evaluations. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ corporate governance requirements.

Board Committees

Upon the completion of this offering, our Board will have two standing committees: the Audit Committee; and the Compensation and Nominating Committee.

Audit Committee

Following this offering, our Audit Committee will be composed of Messrs. Jensen and Betts and Ms. Hung, with Mr. Jensen serving as chairman of the committee. We intend to comply with the audit committee requirements of the SEC and NASDAQ, which require that the Audit Committee be composed of at least one independent director at the closing of this offering, a majority of independent directors within 90 days following this offering and all independent directors within one year following this offering. We anticipate that, prior to the completion of this offering, our Board will determine that Messrs. Jensen and Betts meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of NASDAQ. Our Board has determined that Ms. Hung is an “audit committee financial expert” within the meaning of SEC regulations and applicable listing standards of NASDAQ. The Audit Committee’s responsibilities upon completion of this offering will include:

•	appointing, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm;

•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the internal audit plan with the independent registered public accounting firm and members of management responsible for preparing our financial statements;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•	recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the Audit Committee report required by the rules of the SEC to be included in our annual proxy statement;

•	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and

•	reviewing and discussing with management and our independent registered public accounting firm our earnings releases and scripts.

Compensation and Nominating Committee

Following this offering, our Compensation and Nominating Committee will be composed of Messrs. Saroya and Taylor and Ms. Hung, with Mr. Taylor serving as chairman of the committee. The Compensation and Nominating Committee’s responsibilities upon completion of this offering will include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining and approving the compensation of our chief executive officer;

•	reviewing and approving the compensation of our other executive officers;

•	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the compensation committee;

•	conducting the independence assessment outlined in NASDAQ rules with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee;

•	annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of NASDAQ;

•	reviewing and establishing our overall management compensation, philosophy and policy;

•	overseeing and administering our compensation and similar plans;

•	reviewing and making recommendations to our Board with respect to director compensation;

•	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K;

•	developing and recommending to our Board criteria for board and committee membership;

•	subject to the rights of Vista under the Director Nomination Agreement, identifying and recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees;

•	developing and recommending to our Board best practices and corporate governance principles;

•	developing and recommending to our Board a set of corporate governance guidelines; and

•	reviewing and recommending to our Board the functions, duties and compositions of the committees of our Board.

Compensation Committee Interlocks and Insider Participation

Our operating subsidiaries will replace the current officers at the Company who are employees of Vista. None of the members of our Compensation and Nominating Committee has at any time during the prior three years been one of our officers (other than a non-compensated statutory officer for purposes of Delaware law) or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation and Nominating Committee. For a description of transactions between us and members of our Compensation and Nominating Committee and affiliates of such members, please see “Certain Relationships and Related Party Transactions.”

Code of Business Conduct and Ethics

Prior to completion of this offering, we intend to adopt a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Upon the closing of this offering, our code of business conduct and ethics will be available on our website. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis section is intended to provide information about our 2015 compensation objectives and programs for our named executive officers, as well as to provide context for the information included in the tables that follow this discussion. For 2015, our named executive officers, or NEOs, were John Shlonsky, Nancy Disman, Stephen Cadden, Anthony Lucatuorto, Carl Mazzola and Steven Rizzuto.

Principal Objectives of Our Compensation Program

The principal objectives of our executive compensation program are to recruit, retain and reward a highly-qualified and effective management team to help drive our success. Our program also seeks to align the interests of our executive team with our stockholders by providing our executive officers, including our NEOs, with both short- and long-term compensation that is based on our financial performance. This approach to compensation reinforces our “pay for performance” philosophy and helps us to achieve a sustainable competitive advantage by rewarding our executives for meeting and exceeding business deliverables.

Decision-Making Responsibility

Our Board currently approves all compensation-related functions. Following the Vista Acquisition, our Board has been responsible for the oversight, implementation and administration of all of our executive compensation plans and programs. Our Board determined all of the components of compensation of the Chief Executive Officer, or CEO, and, in consultation with the CEO, the compensation of the remaining executive officers.

Upon completion of this offering, we will establish a Compensation and Nominating Committee comprised of Messrs. Saroya and Taylor and Ms. Hung. We expect that our Compensation and Nominating Committee will undertake a substantial review of our existing compensation programs, objectives and philosophy and determine whether such programs, objectives and philosophy are appropriate given that we will have become a public company. In addition, as we gain experience as a public company, we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve.

Role of Compensation and Nominating Committee.    Following the completion of this offering, the Compensation and Nominating Committee will be responsible for overseeing our executive compensation program and establishing the compensation of our executive officers, including our NEOs. The advice and recommendations of members of our management team, including our CEO, are expected to be taken into account by the Compensation and Nominating Committee when it makes compensation decisions. However, all final decisions on the compensation of our NEOs will be made solely by the Compensation and Nominating Committee. The Compensation and Nominating Committee, as designated by our Board, will also serve as the administrator of our equity incentive plan.

Role of Compensation Consultants.    Our board did not engage the services of a compensation consultant during 2015.

Compensation Setting Process

Our management team, together with our human resources professionals, reviews and evaluates the performance of our managers and senior executives, other than themselves, and makes recommendations to our Board for the cash and equity-based compensation for these individuals. Our CEO makes recommendations to, and consults with our Board with respect to, the compensation of each management team member that reports directly to him, including each of the NEOs. In May 2015, our senior executive officers, including the NEOs, were offered new employment agreements reflecting current year base salary, annual cash incentive awards, and equity-based compensation. In the future, we expect that the Compensation and Nominating Committee will meet annually to review these recommendations, and also meet with the CEO to discuss his annual base salary adjustments, annual cash incentive awards, if any, and annual grants of equity-based compensation, if any, and approve any changes to the CEO’s compensation. In addition, the Compensation and Nominating Committee may meet at various times during the year to consider compensation adjustments prompted by organizational changes, including new hires or terminations, or other factors.

Our human resources information system contains market data that is specific to the merchant acquiring industry, job function, and location allowing us to analyze compensation and we have otherwise relied primarily on general knowledge of the competitive market for executive talent, including in our industry. However, we have not engaged compensation consultants or established a formal benchmarking process to review our executive compensation practices against those of our peer companies. We are considering the establishment of a peer group to ensure that our executive compensation program is competitive and offers the appropriate retention and performance incentives.

Elements of Compensation

Annual Base Salary

We pay our NEOs an annual salary as the fixed component of their compensation. Our Board seeks to maintain executive salaries at a competitive level while reserving a material portion of total compensation for other elements that help promote our pay for performance approach to pay and benefits. Following the Vista Acquisition, the Company instituted base salary increases for 2015 for Mr. Shlonsky, Ms. Disman, Mr. Cadden, Mr. Lucatuorto and Mr. Rizzuto.

The table below provides the annualized base salaries of our NEOs for 2015.

Name	Base Salary
John Shlonsky	$509,200
Nancy Disman	$350,000
Stephen Cadden	$335,000
Anthony Lucatuorto	$300,000
Carl Mazzola	$300,000
Steven Rizzuto	$300,000

In the future, we expect that salaries for NEOs will be reviewed annually by the Compensation and Nominating Committee, as well as at the time of a promotion or other change in level of responsibilities, or when competitive circumstances or business needs may require.

Annual Cash Bonus Plan

Predecessor Plan

Prior to the Vista Acquisition, our Predecessor had in place an annual cash bonus program (the “Predecessor Cash Bonus Plan”), under which each participant, including the NEOs, was eligible to receive a bonus amount based on a prescribed percentage of base salary, with possible payouts ranging from 0% to 100% of base salary. Payouts in excess of 100% of base salary could be awarded in the discretion of the compensation committee. For 2014, the target annual bonus for our NEOs was determined in consideration of the factors described below. NEOs would be paid 100% of the target bonus if the adjusted EBITDA threshold was met, with the compensation committee having negative discretion to pay less if any individual NEO did not personally perform as expected. The adjusted EBITDA target that resulted from our overall corporate budgeting process was $128.5 million in 2014. For the definition of adjusted EBITDA, see note 4 to “Summary—Summary Consolidated Financial Data.” Adjusted EBITDA was used because it is a key metric used by management and our Board to assess our operational strength and the performance of our business.

The Predecessor Cash Bonus Plan was terminated in connection with the Vista Acquisition, and, as a result of business negotiations between the Company and WCAS, it was agreed that the named executive officers would receive bonuses at 100% of the target level. Because the payout was based on a negotiated amount, there was no consideration given to individual performance.

The table below shows the 2014 target annual bonus for each NEO for 2014 and the actual bonus paid upon closing of the Vista Acquisition.

Name	Target as a Percentage of Base Salary	Target Amount		Actual Amount
John Shlonsky	100%	$463,879		$463,879
Nancy Disman	100%	$168,493	(1)	$168,493
Stephen Cadden	100%	$287,973		$287,973

(1)	Ms. Disman’s target bonus for 2014 was prorated to reflect her start date of June 9, 2014.

Successor Plan

Since the Vista Acquisition, we have put in place a new annual cash bonus program (the “Successor Cash Bonus Plan”), under which each participant, including the NEOs, are eligible to receive a bonus amount based on a prescribed percentage of base salary, with possible payouts ranging from 0% to 100% of base salary. Payouts in excess of 100% of base salary can be awarded at the discretion of our Board. The bonus will be awarded at the discretion of our Board based on our Board’s determination as to achievement of a predetermined threshold. If the Company achieves the Adjusted EBITDA threshold set forth as part of the Company’s annual budgeting process, the NEOs will be paid 100% of the target bonus, with our Board having negative discretion to pay less if any individual NEO did not personally perform as expected. The threshold is challenging, yet achievable, because the Company’s budget is based in part on a number of factors that need to materialize in a timely, efficient manner by year end. For the definition of adjusted EBITDA, see note 4 to “Summary—Summary Consolidated Financial Data.” Adjusted EBITDA was used because it is a key metric used by management and our Board to assess our operational strength and the performance of our business. The 2015 target annual bonus for each NEO was set at 100% of base salary as required by the terms of their respective employment agreements. See “—Employment Agreements—Employment Agreements with Messrs. Shlonsky, Cadden, Mazzola and Rizzuto and Ms. Disman.” The table below shows the 2015 target annual bonus for each NEO.

Name	Target as a Percentage of Base Salary	Target Amount
John Shlonsky	100%	$509,200
Nancy Disman	100%	$350,000
Stephen Cadden	100%	$335,000
Anthony Lucatuorto	100%	$300,000
Carl Mazzola	100%	$300,000
Steven Rizzuto	100%	$300,000

As of the date of this prospectus, actual 2015 bonus amounts under the Successor Cash Bonus Plan are not yet calculable. Actual 2015 bonus amounts are expected to be calculable on or prior to the end of February 2016 at which time a Current Report on Form 8-K will be filed disclosing such amounts.

IPO Cash Bonus Agreements

Upon pricing of this offering, we expect to enter into special bonus agreements (the “Special Bonus Agreements”), pursuant to which our NEOs will be eligible to earn cash bonuses payable in connection with satisfaction of certain vesting conditions measured at the time of the transaction that causes Vista’s ownership of the Company to fall below 20% of the number of shares it owned immediately following this offering (a “Termination Event”), and only if the NEO remains employed with the Company through such time. No bonus will be earned unless the proceeds received by Vista from the ownership of Company common stock through the Termination Event and the value of its retained shares (if any) exceed $837,600,000 (the “First Threshold Amount”). In the event that the proceeds received by Vista and the value of its retained shares (if any) exceed $1,256,400,000 (the “Second Threshold Amount”), an additional bonus amount will become payable, and if the proceeds and the value of the retained shares exceed $1,675,200,000 (the “Third Threshold Amount”), the maximum bonus amount will become payable. The maximum amount that each NEO can earn pursuant to his or her Special Bonus Agreement will be calculated based upon the initial offering price per share in this offering. The terms of the Special Bonus Agreements were determined through negotiations with our NEOs as part of our transition to becoming a public company, and are intended to retain, incentivize and motivate individuals whose skills are critical to the current and long-term success of the Company. The following table sets forth the maximum bonus amount and each threshold level payable under the Special Bonus Agreements based upon an assumed initial offering price of $         per share, which is the midpoint of the price range set forth on the cover of this prospectus.

Amount of Maximum Bonus Earned At:
Name	Maximum Bonus(1)	First Proceeds Threshold(2)	Second Proceeds Threshold(3)	Third Proceeds Threshold(3)
John Shlonsky	$	$	$	$
Nancy Disman
Stephen Cadden
Anthony Lucatuorto
Carl Mazzola
Steven Rizzuto

(1)	The maximum bonus amount will be calculated for each NEO based on the amount by which the initial offering price per share in this offering exceeds $ , multiplied by the total number of options such NEO is being awarded upon pricing of this offering, less the total amount of Cancellation Payments such NEO is eligible to receive. See “—Equity Incentive Plans—IPO Stock Option Grants.”
(2)	The amount of the bonus payable at the First Proceeds Threshold will be calculated by subtracting from the maximum bonus amount the bonus amounts payable at both the Second Proceeds Threshold and the Third Proceeds Threshold.
(3)	The amount of the bonus payable at the Second Proceeds Threshold and the Third Proceeds Threshold will be calculated for each NEO based on the amount by which the initial offering price per share in this offering exceeds $ , multiplied by the total number of options such NEO is being awarded upon pricing of this offering, multiplied by 29.2% and 12.5%, for the Second Proceeds Threshold and Third Proceeds Threshold, respectively.

Option Cancellation Payments

In October 2015, each of our NEOs agreed to the cancellation of all then-outstanding option awards in exchange for an option cancellation payment (the “Cancellation Payment”). Our Board decided to pursue this action as part of beginning its review of our compensation program that was designed for a private company following the Vista Acquisition, and the transition of our compensation program to be more in line with being a public company. The Cancellation Payment is paid in cash over multiple installments and under the following circumstances: (i) a guaranteed amount payable in October 2016; (ii) an amount payable in October 2016 only if the NEO has remained continuously employed by the Company through the earlier of the closing of this offering and October 16, 2016 (unless such NEO’s employment with the Company is terminated by the NEO’s resignation for Good Reason or by the Company without Cause, in each case as defined in the NEO’s employment agreement); and (iii) four subsequent installments payable to the NEO, subject to the NEO’s continued employment with the Company through each of November 30, 2016, February 28, 2017, May 31, 2017 and August 31, 2017, respectively. The table below shows the total amounts each of our NEOs is eligible to receive pursuant to their option cancellation payments.

Name	Guaranteed Amount Payable in October 2016	Amount Payable in October 2016 for Continued Employment through IPO	Amount Payable for Continued Employment through 11/30/16	Amount Payable for Continued Employment through each of 2/28/17, 5/31/17 and 8/31/17
John Shlonsky	$1,905,963	$952,981	$1,225,262	$272,280
Nancy Disman	$524,140	$262,070	$336,947	$74,877
Stephen Cadden	$524,140	$262,070	$336,947	$74,877
Anthony Lucatuorto	$514,610	$257,305	$330,821	$73,516
Carl Mazzola	$514,610	$257,305	$330,821	$73,516
Steven Rizzuto	$514,610	$257,305	$330,821	$73,516

Equity Incentive Plans

Predecessor Plan

Prior to the Vista Acquisition in 2014, our Predecessor granted stock options to our NEOs under its existing equity plan, which stock options were subject to time and performance based vesting conditions. The time-based options generally were to vest as to 25% of the shares subject to the award over a four-year period, subject to accelerated vesting in connection with a change in control. Performance-based options generally were eligible to vest each year over a three-year period if certain adjusted EBITDA, net recurring revenue and gross margin targets were achieved in each year of the vesting period. Upon consummation of the Vista Acquisition, all the outstanding stock options became fully vested and were cancelled in exchange for a cash payment equal to the difference between the strike price and the per share merger consideration. The following table sets forth the proceeds received by each NEO for 2014 at the time of the Vista Acquisition in consideration for the cancellation of his or her outstanding stock options.

Name	Option Proceeds
John Shlonsky	$377,620
Nancy Disman	—
Stephen Cadden	$2,549,595

Successor Plan

In May 2015, we adopted the 2015 Stock Option Plan (the “2015 Option Plan”). Our NEOs were granted a combination of time-vesting options and performance-vesting options under the 2015 Option Plan. The ratio of time-vesting options to performance-vesting options was determined based on negotiations between Vista and the NEOs. The following table sets forth the number of stock options granted to our remaining NEOs under the 2015 Option Plan in 2015 (which amounts do not give effect to the Share Split).

Name	Time-Vesting Options	Performance- Vesting Options
John Shlonsky	1,160.1829	828.7022
Nancy Disman	319.0503	227.8932
Stephen Cadden	319.0503	227.8932
Anthony Lucatuorto	313.2494	103.5879
Carl Mazzola	313.2494	103.5879
Steven Rizzuto	313.2494	103.5879

In October 2015, the NEOs agreed to cancel the options awarded under the 2015 Option Plan, and our Board terminated the 2015 Option Plan. In consideration for the termination of their options, we granted each of our NEOs the Cancellation Payments described above. Our Board decided to pursue this action as part of beginning its review of our compensation program that was designed for a private company following the Vista Acquisition, and the transition of our compensation program to be more in line with being a public company.

IPO Stock Option Grants

Upon the pricing of this offering, we expect to award each of our NEOs a combination of time-vesting and performance-vesting options (the “IPO Stock Option Grants”), with an exercise price set at the initial public offering price, as set forth in the table below.

Name	Time-Vesting Options	Performance- Vesting Options
John Shlonsky
Nancy Disman
Stephen Cadden
Anthony Lucatuorto
Carl Mazzola
Steven Rizzuto

The IPO Stock Option Grants will be contingent upon completion of the offering, and will be unvested as of the date of grant. The time-vesting options will vest on the following schedule if the NEO remains in continuous employment through each vesting date: 37.5% on May 12, 2016; and 6.25% on every three month anniversary thereafter. The performance-vesting options vest on the Termination Event, based upon the NEO’s continued employment with the Company through such time and the total proceeds received by Vista from the ownership of Company common stock through the Termination Event and the value of its retained shares (if any). In the event that proceeds and the value of its retained shares (if any) exceed $1,256,400,000, 70% of the performance-vesting options will vest on the Termination Event, and in the event that the proceeds and the value of its retained shares (if any) exceed $1,675,200,000, 100% of the performance-vesting options will vest on the Termination Event. In addition, 100% of the time-vesting options that remain unvested at a Termination Event will vest if the NEO has remained in continuous employment through the Termination Event. Performance-based options that do not vest on an Termination Event will expire at that time. The terms of the IPO Stock Option Grants were determined through negotiations with our NEOs as part of our transition to becoming a public company, and are intended to retain, incentivize and motivate individuals whose skills are critical to the current and long-term success of the Company.

Severance and Change in Control Arrangements

Messrs. Shlonsky, Cadden, Lucatuorto, Mazzola and Rizzuto and Ms. Disman are afforded severance protection through their employment agreements. These severance protections are described in more detail below under “Potential Payments Upon Termination or Change in Control.”

Other Benefits and Perquisites

The benefit programs in which our NEOs participate are generally the same benefits as are provided to all other eligible employees and include medical, dental, vision, group life, short- and long-term disability and accidental death and dismemberment insurance. All of our NEOs also participate in our tax-qualified 401(k) retirement plan, a broad-based, defined contribution retirement plan in which all of our employees who meet certain age and service requirements are eligible to participate. Under our retirement plan, we may make discretionary matching contributions equal to 50% of each employee’s deferrals under the plan, up to 6% of an employee’s eligible compensation. Employees vest in employer matching contributions 50% after two years of service, 75% after three years of service and 100% after four years of service. The annual value of the contributions to our retirement plan for each NEO is reflected in the “All Other Compensation” column of the Summary Compensation Table below. We do not maintain a defined benefit pension plan or supplemental executive retirement plan.

Clawback Policy

We do not currently have a formal policy that provides us with the right to recover amounts paid on the basis of financial results that are subsequently restated. Under the provisions of the Sarbanes-Oxley Act, the chief executive officer and chief financial officer of a public company may be required to forfeit certain equity- or incentive-based compensation in the event of an accounting restatement due to the material noncompliance of the Issuer, as a result of misconduct, with one or more reporting requirements under the securities laws. In the future, as a public company, we plan to implement a clawback policy in accordance with the requirements of the Dodd-Frank Act.

Compensation Risk Management

Following the completion of this offering our Compensation and Nominating Committee will undertake a thorough review of our compensation policies and practices, but we do not believe that these policies and practices create risks that are reasonably likely to have a material adverse effect on us.

Tax Treatment

Because our common stock has not previously been publicly traded, executive compensation paid during 2015 was not subject to the provisions of Section 162(m) of the Internal Revenue Code, which limits to $1.0 million the deductibility of compensation paid to any of certain named executive officers of a public company, with exceptions for qualifying performance-based compensation and certain other exceptions, including limited post-initial public offering transition relief. Following this offering, at such time as we become subject to the deduction limitation under Section 162(m) of the Internal Revenue Code, we expect that the Compensation and Nominating Committee will consider the impact of Section 162(m) of the Internal Revenue Code when structuring our executive compensation arrangements with our NEOs. However, the Compensation and Nominating Committee will retain flexibility to approve compensation arrangements that in its view promote the objectives of our compensation program but that may not qualify for full or partial tax deductibility.

2015 Summary Compensation Table

The following table sets forth the compensation paid to, received by, or earned during 2014 and 2015 by the NEOs:

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
John Shlonsky	2015	$505,979	$1,905,963	$4,911,369	—	$16,240	$7,339,551
President and Chief Executive Officer	2014	$463,288	$72,000	—	$463,879	$28,312	$1,027,479

Nancy Disman	2015	$350,549	$524,140	$1,350,627	—	$7,350	$2,232,666
Senior Vice President and Chief Financial Officer	2014	$170,604	$1,738,362	—	$168,493	$2,423	$2,079,882

Stephen Cadden	2015	$335,532	$524,140	$1,350,627	—	$7,350	$2,217,649
Senior Vice President and Chief Operating Officer	2014	$284,390	$526,810	—	$287,973	$5,836	$1,105,009

Anthony Lucatuorto	2015	$300,659	$514,610	$1,210,789	—	$7,350	$2,033,409
President—Referral Partner Sales

Carl Mazzola	2015	$300,824	$514,610	$1,210,789	—	$7,350	$2,033,573
President—Heath and Public Services Sales

Steven Rizzuto	2015	$300,694	$514,610	$1,210,789	—	$7,350	$2,033,443
President—Commercial Services Sales

(1)	In lieu of a dividend that was paid on the common stock of TransFirst Inc. on August 14, 2014, holders of TransFirst Inc. options received a cash bonus equal to $1.80 per option. In the case of Ms. Disman, who did not own any options, the 2014 cash bonus was based on an assumed ownership of 300,000 options. In addition, for Ms. Disman, the 2014 amount includes a one-time bonus of $1,198,362 paid in connection with the Vista Acquisition. For 2015, represents the guaranteed portion of the Cancellation Payment, payable in October 2016, described in “—Elements of Compensation—Option Cancellation Payments.”
(2)

Represents the aggregate grant date fair value of equity awards granted during 2015 in accordance with FASB ASC Topic 718 for stock-based compensation. In October 2015, each of our NEOs agreed to the cancellation of all then-outstanding option awards in exchange for the Cancellation

Payments. See “—Elements of Compensation—Option Cancellation Payments” and “—Elements of Compensation—Equity Incentive Plans—Successor Plan.”
(3)	The 2014 amounts represent the NEOs’ earned cash incentive payout as discussed in “Annual Cash Bonus Plan—Predecessor Plan” above. The 2015 amounts represent the NEOs’ earned cash incentive payout as discussed in “—Elements of Compensation—Annual Cash Bonus Plan—Successor Plan” above. As of the date of this prospectus, actual 2015 bonus amounts under the Successor Cash Bonus Plan are not yet calculable. Actual 2015 bonus amounts are expected to be calculable on or prior to the end of February 2016 at which time a Current Report on Form 8-K will be filed disclosing such amounts.
(4)	Included in “All Other Compensation” were the following items:

Name	Fiscal Year	Technology Allowance(i)	Health Care Premiums(ii)	401(k) Plan Company Match(iii)	Other(iv)	Total
John Shlonsky	2015	$3,600	$7,608	$5,032	—	$16,240
	2014	$3,600	$13,912	$4,617	$6,183	$28,312
Nancy Disman	2015	—	—	$7,350	—	$7,350
	2014	—	—	$2,423	—	$2,423
Stephen Cadden	2015	—	—	$7,350	—	$7,350
	2014	—	—	$5,836	—	$5,836
Anthony Lucatuorto	2015	—	—	$7,350	—	$7,350
Carl Mazzola	2015	—	—	$7,350	—	$7,350
Steven Rizzuto	2015	—	—	$7,350	—	$7,350

(i)	Represents value of the annual technology allowance.
(ii)	Represents taxable value of our payment of the executive’s medical, dental and vision benefit premiums.
(iii)	Represents TransFirst discretionary matching contributions under our 401(k) Plan.
(iv)	Represents the Company’s reimbursement of expenses to attend a retreat for top sales people, including a tax gross up for the amount included in income.

2015 Grants of Plan-Based Awards Table

The following table sets forth, for each of the NEOs, the plan-based awards granted during 2015.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)(2) Target	Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Option Awards: Number of Securities Underlying Options (3)(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Target Awards (3)
John Shlonsky	4/24/2015	$509,200	—	—	—	—
	4/30/2015	—	—	1,160.1829	$4,490.4786	$4,116,328.93
	4/30/2015	—	—	828.7022	$4,490.4786	$795,040.32
Nancy Disman	4/24/2015	$350,000	—	—	—	—
	4/30/2015	—	—	319.0503	$4,490.4786	$1,131,990.46
	4/30/2015	—	—	227.8932	$4,490.4786	$218,636.18
Stephen Cadden	4/24/2015	$335,000	—	—	—	—
	4/30/2015	—	—	319.0503	$4,490.4786	$1,131,990.46
	4/30/2015	—	—	227.8932	$4,490.4786	$218,636.18
Anthony Lucatuorto	4/24/2015	$300,000	—	—	—	—
	4/30/2015	—	—	313.2494	$4,490.4786	$1,111,408.87
	4/30/2015	—	—	103.5879	$4,490.4786	$99,380.16
Carl Mazzola	4/24/2015	$300,000	—	—	—	—
	4/30/2015	—	—	313.2494	$4,490.4786	$1,111,408.87
	4/30/2015	—	—	103.5879	$4,490.4786	$99,380.16
Steven Rizzuto	4/24/2015	$300,000	—	—	—	—
	4/30/2015	—	—	313.2494	$4,490.4786	$1,111,408.87
	4/30/2015	—	—	103.5879	$4,490.4786	$99,380.16

(1)	Represents the annual cash bonus opportunities awarded under the Successor Cash Bonus Plan, as described in more detail above under “—Elements of Compensation—Annual Cash Bonus Plan.”

(2)	Payouts to each of our NEOs under the Successor Cash Bonus Plan can range from 0% to 100% of target.
(3)	Represent awards under the 2015 Option Plan. In October 2015, each of our NEOs agreed to the cancellation of all then-outstanding option awards in exchange for the Cancellation Payments. See “—Elements of Compensation—Option Cancellation Payments” and “—Elements of Compensation—Equity Incentive Plans—Successor Plan.”

Employment Agreements

Employment Agreements with Messrs. Shlonsky, Cadden, Lucatuorto, Mazzola and Rizzuto and Ms. Disman.

We have entered into employment agreements with Messrs. Shlonsky, Cadden, Lucatuorto, Mazzola and Rizzuto and Ms. Disman. The agreements do not contain a specified term. Pursuant to the terms of the agreements, Mr. Shlonsky is currently entitled to a base salary of $509,200, Ms. Disman is currently entitled to a base salary of $350,000, Mr. Cadden is currently entitled to a base salary of $335,000 and Messrs. Lucatuorto, Mazzola and Rizzuto are each entitled to a base salary of $300,000. Each executive is also entitled to earn a cash bonus of up to 100% of base salary in accordance with the terms of our annual bonus programs. The agreements further entitle the executives to participate in our welfare and other employee benefit plans in accordance with their terms.

For a description of the payments and benefits to which our NEOs may be entitled in connection with a termination of employment, see “—Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year-End

There were no option or stock awards outstanding held by our NEOs as of December 31, 2015.

Options Exercised and Stock Vested Table

There were no option awards exercised by any of our NEOs during fiscal 2015, and none of our NEOs hold any other stock awards, including any that vested during fiscal 2015.

Pension Plans

We did not sponsor any qualified or nonqualified defined benefit pension plans or nonqualified deferred compensation plans for our NEOs during 2015. Our Board or Compensation and Nominating Committee may elect to adopt such plans in the future if it determines that doing so is in our best interest.

Potential Payments Upon Termination or Change in Control

Each of our NEOs is entitled to receive certain benefits upon a qualifying termination of employment, or a change in control of TransFirst, as described below.

Employment Agreements with Messrs. Shlonsky, Cadden, Lucatuorto, Mazzola and Rizzuto and Ms. Disman

Under the terms of their employment agreements (which were entered into in May 2015), in the event of termination of an executive’s employment by us without “cause” or by the executive for “good reason,” Messrs. Shlonsky, Cadden, Lucatuorto, Mazzola and Rizzuto and Ms. Disman will each be entitled to severance equal to 12 months of such executive’s base salary and, at the discretion of our Board, a pro-rated portion of any bonus that may have been earned by such executive during the fiscal year in which the termination occurs, subject to the executive’s timely execution of a general release of claims.

Under the employment agreements, termination for “Cause” generally requires: (1) a material failure by an executive to perform his or her responsibilities or duties to the Company; (2) an executive’s engagement in illegal conduct or in gross misconduct, in each case which causes or the Company believes in good faith is reasonably likely to cause material harm to the Company or bring substantial discredit to the Company’s reputation; (3) an executive’s conviction of, or plea of guilty or nolo contendere to, a felony, a crime involving moral turpitude or any other act or omission that has caused substantial harm to the standing and reputation of the Company or that the Company in good faith believes is reasonably likely to cause material harm to the standing and reputation of the Company; (4) a material breach of an executive’s duty of loyalty to the Company, the Company’s written code of conduct and business ethics, the Confidentiality, Invention Assignment, Non-Solicit, Non-Compete and Arbitration Agreement (described below), or any other agreement between such executive and the Company; (5) dishonesty, fraud, gross negligence or repetitive negligence committed without regard to corrective direction in the course of discharge of an executive’s duties as an employee; (6) an executive’s personal bankruptcy or insolvency; or (7) excessive and unreasonable absences from an executive’s duties for any reason (other than authorized leave) or leave required by law or as a result of an executive’s disability.

Under the employment agreements, resignation for “Good Reason” generally requires: (1) a material, adverse change in an executive’s duties or responsibilities with the Company; (2) a reduction in an executive’s then current base salary by more than 10% or a reduction in an executive’s base salary by less than 10% which is not applied to similarly ranked employees; (3) a relocation of an executive’s primary work site to a location outside a 30 mile radius of such executive’s current primary work site; or (4) the material breach by the Company of any offer letter or employment agreement between an executive and the Company.

Each of Messrs. Shlonsky, Cadden, Lucatuorto, Rizzuto and Mazzola and Ms. Disman have also entered into a Confidentiality, Invention Assignment, Non-Solicit, Non-Compete and Arbitration Agreement which contains, among other provisions, a non-competition covenant that prohibits each executive from competing against us for a period of one year following termination of employment. The agreements also contain non-solicitation provisions that prohibit the executive from actively soliciting our customers, executives or employees during the period of employment and for a period of one year (six months in the case of Mr. Shlonsky) following termination of employment. The executives are also subject to perpetual confidentiality and non-disclosure restrictions that protect our trade secrets and other confidential and proprietary information and developments.

Effect of Change in Control on Special Bonus Agreements, IPO Stock Option Awards and Cancellation Payments

Cash awards under the Special Bonus Agreements will be payable to our NEOs in connection with a Termination Event if the proceeds received by Vista from the ownership of Company common stock and the value of its retained shares at such time (if any) through the Termination Event exceeds certain thresholds. The special bonuses are not otherwise payable upon a change of control.

The performance-vesting portion of the IPO Stock Option Grants vests on the Termination Event, based upon the total proceeds received by Vista from the ownership of Company common stock through the Termination Event. In the event that proceeds and the value of its retained shares (if any) exceed $1,256,400,000, 70% of the performance-vesting options will vest on the Termination Event, and in the event that the proceeds and the value of its retained shares (if any) exceed $1,675,200,000, 100% of the performance-vesting options will vest on the Termination Event. In addition, 100% of the time-vesting options that remain unvested at a Termination Event will vest if the NEO has remained in continuous employment through the Termination Event. Performance-vesting options that do not vest on an Termination Event will expire at that time. The IPO Stock Option Grants do not otherwise vest upon a change of control.

In the event that Vista owns less than 20% of the aggregate number of shares of our common stock (adjusted for any share splits, combinations or recapitalizations) it owned as of October 15, 2015, any unpaid Cancellation Payments will vest and be paid if the NEO has remained continuously employed by the Company through such date.

The following table summarizes the potential payments that would have been made to our NEOs upon a termination of employment or change in control, as if such events occurred on December 31, 2015 (the last business day of our most recent fiscal year). Amounts shown do not include (1) accrued but unpaid salary and vested benefits and (2) other benefits earned or accrued by the NEO during his or her employment that are available to all salaried employees and that do not discriminate in scope, terms or operations in favor of executive officers.

Potential Payments and Benefits upon Termination of Employment or Change in Control Table

Name	Benefit Type	Termination with Cause or without Good Reason ($)	Termination without Cause or for Good Reason ($)	Termination due to Death or Disability ($)	Termination without Cause or for Good Reason in connection with a Change in Control ($)
John Shlonsky	Severance Payment(1)(2)	—	$509,200	—	$509,200

Nancy Disman	Severance Payment(1)(2)	—	$350,000	—	$350,000

Stephen Cadden	Severance Payment(1)(2)	—	$335,000	—	$335,000

Anthony Lucatuorto	Severance Payment(1)(2)	—	$300,000	—	$300,000

Carl Mazzola	Severance Payment(1)(2)	—	$300,000	—	$300,000

Steven Rizzuto	Severance Payment(1)(2)	—	$300,000	—	$300,000

(1)	Represents an amount equal to 12 months of base salary, which would have been payable to the executive upon termination of his employment without cause or his resignation for good reason.
(2)	These amounts do not reflect any pro-rated bonus that would be payable at the sole discretion of the Board. These amounts also do not reflect any amounts that could become payable as described under “—Effect of Change in Control on Special Bonus Agreements, IPO Stock Option Awards and Cancellation Payments.”

Director Compensation

None of the five directors serving on our Board as of December 31, 2015 received compensation as a director during 2015. All directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with meetings of our Board. Upon completion of this offering, only those non-employee directors who are not affiliated with Vista will be eligible to receive compensation from us for their service on our Board. Non-employee directors who are not affiliated with Vista will be paid an annual retainer of $60,000, paid in equal quarterly installments. An additional $         will be paid annually for each committee on which a non-employee director serves, and the chairman of the Audit Committee will be paid an additional $20,000 annually for serving in that capacity. Finally, each non-employee director who is not affiliated with Vista will receive approximately $75,000 worth of options to purchase common stock with an exercise price set at the initial public offering price. See “—Management Equity Incentive Plans—Summary of the 2016 Plan—IPO Grants.” We anticipate that future non-employee directors who are not affiliated with Vista will receive similar option grants.

Management Equity Incentive Plans

Summary of the 2016 Plan

In connection with this offering, we intend to adopt the 2016 Plan. The 2016 Plan will provide for grants of stock options, stock appreciation rights, restricted stock, other stock-based awards and other cash-based awards. Directors, officers and other employees of us and our subsidiaries, as well as others performing consulting or advisory services for us, are eligible for grants under the 2016 Plan. The purpose of the 2016 Plan is to provide incentives that will attract, retain and motivate high performing officers, directors, employees and consultants by providing them with appropriate incentives and rewards either through a proprietary interest in our long-term success or compensation based on their performance in fulfilling their personal responsibilities. Set forth below is a summary of the material terms of the 2016 Plan. For further information about the 2016 Plan, we refer you to the complete copy of the 2016 Plan, which is attached as an exhibit to the registration statement, of which this prospectus is a part.

Administration

The 2016 Plan will be administered by the Compensation and Nominating Committee of our Board. Among the Compensation and Nominating Committee’s powers is to determine the form, amount and other terms and conditions of awards; clarify, construe or resolve any ambiguity in any provision of the 2016 Plan or any award agreement; amend the terms of outstanding awards; and adopt such rules, forms, instruments and guidelines for administering the 2016 Plan as it deems necessary or proper. The Compensation and Nominating Committee has authority to administer and interpret the 2016 Plan, to grant discretionary awards under the 2016 Plan, to determine the persons to whom awards will be granted, to determine the types of awards to be granted, to determine the terms and conditions of each award, to determine the number of shares of common stock to be covered by each award, to make all other determinations in connection with the 2016 Plan and the awards thereunder as the Compensation and Nominating Committee deems necessary or desirable and to delegate authority under the 2016 Plan to our executive officers.

Available Shares

The aggregate number of shares of common stock which may be issued or used for reference purposes under the 2016 Plan or with respect to which awards may be granted may not exceed                 shares. The number of shares available for issuance under the 2016 Plan may be subject to adjustment in the event of a reorganization, stock split, merger or similar change in the corporate structure or the outstanding shares of common stock. In the event of any of these occurrences, we may make any adjustments we consider appropriate to, among other things, the number and kind of shares, options or other property available for issuance under the plan or covered by grants previously made under the plan. The shares available for issuance under the plan may be, in whole or in part, either authorized and unissued shares of our common stock or shares of common stock held in or acquired for our treasury. In general, if awards under the 2016 Plan are for any reason cancelled, or expire or terminate unexercised, the shares covered by such awards may again be available for the grant of awards under the 2016 Plan. With respect to stock appreciation rights and options settled in common stock, upon settlement, only the number of shares of common stock delivered to a participant will count against the aggregate and individual share limitations. If any shares of common stock are withheld to satisfy tax withholding obligations on an award issued under the 2016 Plan, the number of shares of common stock withheld shall again be available for purposes of awards under the 2016 Plan. Any award under the 2016 Plan settled in cash shall not be counted against the foregoing maximum share limitations.

The maximum number of shares of our common stock with respect to which any stock option, stock appreciation right, shares of restricted stock or other stock-based awards that are subject to the attainment of specified performance goals and intended to satisfy Section 162(m) of the Internal Revenue Code and may be granted under the 2016 Plan during any fiscal year to any eligible individual will be                 shares (per type of award). The total number of shares of our common stock with respect to all awards that may be granted under the 2016 Plan during any fiscal year to any eligible individual will be                 shares. There are no annual limits on the number of shares of our common stock with respect to an award of restricted stock that are not subject to the attainment of specified performance goals to eligible individuals. The maximum number of shares of our common stock subject to any performance award which may be granted under the 2016 Plan during any fiscal year to any eligible individual will be                 shares. The maximum value of a cash payment made under a performance award which may be granted under the 2016 Plan during any fiscal year to any eligible individual will be $        . The aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all types of awards granted under the Plan to any individual non-employee director in any fiscal year (excluding awards made pursuant to deferred compensation arrangements in lieu of all or a portion of cash retainers and any stock dividends payable in respect of outstanding awards) may not exceed $        .

Eligibility for Participation

Independent members of our Board, as well as employees of, and consultants to, us or any of our subsidiaries and affiliates are eligible to receive awards under the 2016 Plan.

Award Agreement

Awards granted under the 2016 Plan are evidenced by award agreements, which need not be identical, that provide additional terms, conditions, restrictions and/or limitations covering the grant of the award, including, without limitation, additional terms providing for the acceleration of exercisability or vesting of awards in the event of a change of control or conditions regarding the participant’s employment, as determined by the Compensation and Nominating Committee.

Stock Options

The Compensation and Nominating Committee may grant nonqualified stock options to eligible individuals and incentive stock options only to eligible employees. The Compensation and Nominating Committee will determine the number of shares of our common stock subject to each option, the term of each option, which may not exceed ten years, or five years in the case of an incentive stock option granted to a ten percent stockholder, the exercise price, the vesting schedule, if any, and the other material terms of each option. No incentive stock option or nonqualified stock option may have an exercise price less than the fair market value of a share of our common stock at the time of grant or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of such share’s fair market value. Options will be exercisable at such time or times and subject to such terms and conditions as determined by the Compensation and Nominating Committee at grant and the exercisability of such options may be accelerated by the Compensation and Nominating Committee.

Stock Appreciation Rights

The Compensation and Nominating Committee may grant stock appreciation rights, which we refer to as SARs, either with a stock option, which may be exercised only at such times and to the extent the related option is exercisable, which we refer to as a Tandem SAR, or independent of a stock option, which we refer to as a Non-Tandem SAR. A SAR is a right to receive a payment in shares of our common stock or cash, as determined by the Compensation and Nominating Committee, equal in value to the excess of the fair market value of one share of our common stock on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The term of each SAR may not exceed ten years. The exercise price per share covered by a SAR will be the exercise price per share of the related option in the case of a Tandem SAR and will be the fair market value of our common stock on the date of grant in the case of a Non-Tandem SAR. The Compensation and Nominating Committee may also grant limited SARs, either as Tandem SARs or Non-Tandem SARs, which may become exercisable only upon the occurrence of a change in control, as defined in the 2016 Plan, or such other event as the Compensation and Nominating Committee may designate at the time of grant or thereafter.

Restricted Stock

The Compensation and Nominating Committee may award shares of restricted stock. Except as otherwise provided by the Compensation and Nominating Committee upon the award of restricted stock, the recipient generally has the rights of a stockholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient’s restricted stock agreement. The Compensation and Nominating Committee may determine at the time of award that the payment of dividends, if any, will be deferred until the expiration of the applicable restriction period.

Recipients of restricted stock are required to enter into a restricted stock agreement with us that states the restrictions to which the shares are subject, which may include satisfaction of pre-established performance goals, and the criteria or date or dates on which such restrictions will lapse.

If the grant of restricted stock or the lapse of the relevant restrictions is based on the attainment of performance goals, the Compensation and Nominating Committee will establish for each recipient the applicable performance goals, formulae or standards and the applicable vesting percentages with reference to the attainment of such goals or satisfaction of such formulae or standards while the outcome of the performance goals are substantially uncertain. Such performance goals may incorporate provisions for disregarding, or adjusting for, changes in accounting methods, corporate transactions, including, without limitation, dispositions and acquisitions, and other similar events or circumstances. Section 162(m) of the Internal Revenue Code requires that performance awards be based upon objective performance measures. The performance goals for performance-based restricted stock will be based on one or more of the objective criteria set forth on Exhibit A to the 2016 Plan and are discussed in general below.

Other Stock-Based Awards

The Compensation and Nominating Committee may, subject to limitations under applicable law, make a grant of such other stock-based awards, including, without limitation, performance units, dividend equivalent units, stock equivalent units, restricted stock and deferred stock units under the 2016 Plan that are payable in cash or denominated or payable in or valued by shares of our common stock or factors that influence the value of such shares. The Compensation and Nominating Committee may determine the terms and conditions of any such other awards, which may include the achievement of certain minimum performance goals for purposes of compliance with Section 162(m) of the Internal Revenue Code and/or a minimum vesting period. The performance goals for performance-based other stock-based awards will be based on one or more of the objective criteria set forth on Exhibit A to the 2016 Plan and discussed in general below.

Other Cash-Based Awards

The Compensation and Nominating Committee may grant awards payable in cash. Cash-based awards will be in such form, and dependent on such conditions, as the Compensation and Nominating Committee will determine, including, without limitation, being subject to the satisfaction of vesting conditions or awarded purely as a bonus and not subject to restrictions or conditions. If a cash-based award is subject to vesting conditions, the Compensation and Nominating Committee may accelerate the vesting of such award in its discretion.

Performance Awards

The Compensation and Nominating Committee may grant a performance award to a participant payable upon the attainment of specific performance goals. The Compensation and Nominating Committee may grant performance awards that are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code as well as performance awards that are not intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. If the performance award is payable in cash, it may be paid upon the attainment of the relevant performance goals either in cash or in shares of restricted stock, based on the then current fair market value of such shares, as determined by the Compensation and Nominating Committee. Based on service, performance and/or other factors or criteria, the Compensation and Nominating Committee may, at or after grant, accelerate the vesting of all or any part of any performance award.

Performance Goals

The Compensation and Nominating Committee may grant awards of restricted stock, performance awards, and other stock-based awards that are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code. These awards may be granted, vest and be paid based on attainment of specified performance goals established by the committee. These performance goals may be based on the attainment of a certain target level of, or a specified increase or decrease in, one or more of the following measures selected by the Compensation and Nominating Committee: (1) earnings per share; (2) operating income; (3) gross income; (4) net income, before or after taxes; (5) cash flow; (6) gross profit; (7) gross profit return on investment; (8) gross margin return on investment; (9) gross margin; (10) operating margin; (11) working capital; (12) earnings before interest and taxes; (13) earnings before interest, tax, depreciation and amortization; (14) return on equity; (15) return on assets; (16) return on capital; (17) return on invested capital; (18) net revenues; (19) gross revenues; (20) revenue growth; (21) annual recurring revenues; (22) recurring revenues; (23) license revenues; (24) sales or market share; (25) total shareholder return; (26) economic value added; (27) specified objectives with regard to limiting the level of increase in all or a portion of our bank debt or other long-term or short-term public or private debt or other similar financial obligations, which may be calculated net of cash balances and other offsets and adjustments as may be established by the Compensation and Nominating Committee; (28) the fair market value of a share of our common stock; (29) the growth in the value of an investment in our common stock assuming the reinvestment of dividends; or (30) reduction in operating expenses.

To the extent permitted by law, the Compensation and Nominating Committee may also exclude the impact of an event or occurrence which the Compensation and Nominating Committee determines should be appropriately excluded, such as (1) restructurings, discontinued operations, extraordinary items and other unusual or non-recurring charges; (2) an event either not directly related to our operations or not within the reasonable control of management; or (3) a change in accounting standards required by generally accepted accounting principles.

Performance goals may also be based on an individual participant’s performance goals, as determined by the Compensation and Nominating Committee.

In addition, all performance goals may be based upon the attainment of specified levels of our performance, or the performance of a subsidiary, division or other operational unit, under one or more of the measures described above relative to the performance of other corporations. The Compensation and Nominating Committee may designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria.

Change in Control

In connection with a change in control, as defined in the 2016 Plan, the Compensation and Nominating Committee may accelerate vesting of outstanding awards under the 2016 Plan. In addition, such awards may be, in the discretion of the committee, (1) assumed and continued or substituted in accordance with applicable law; (2) purchased by us for an amount equal to the excess of the price of a share of our common stock paid in a change in control over the exercise price of the awards; or (3) cancelled if the price of a share of our common stock paid in a change in control is less than the exercise price of the award. The Compensation and Nominating Committee may also provide for accelerated vesting or lapse of restrictions of an award at any time.

Stockholder Rights

Except as otherwise provided in the applicable award agreement, and with respect to an award of restricted stock, a participant has no rights as a stockholder with respect to shares of our common stock covered by any award until the participant becomes the record holder of such shares.

Amendment and Termination

Notwithstanding any other provision of the 2016 Plan, our Board may at any time amend any or all of the provisions of the 2016 Plan, or suspend or terminate it entirely, retroactively or otherwise, subject to stockholder approval in certain instances; provided, however, that, unless otherwise required by law or specifically provided in the 2016 Plan, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination may not be adversely affected without the consent of such participant.

Transferability

Awards granted under the 2016 Plan generally are nontransferable, other than by will or the laws of descent and distribution, except that the committee may provide for the transferability of nonqualified stock options at the time of grant or thereafter to certain family members.

Recoupment of Awards

The 2016 Plan provides that awards granted under the 2016 Plan are subject to any recoupment policy that we may have in place or any obligation that we may have regarding the clawback of “incentive-based compensation” under the Securities Act or under any applicable rules and regulations promulgated by the SEC.

Effective Date; Term

We expect the 2016 Plan to be effective upon the completion of this offering. No award will be granted under the 2016 Plan on or after                 , 2026. Any award outstanding under the 2016 Plan at the time of termination will remain in effect until such award is exercised or has expired in accordance with its terms.

IPO Grants

Upon the pricing of this offering, we expect to award options to purchase an aggregate of                  shares of common stock to our NEOs pursuant to the IPO Stock Option Grants. See “—Elements of Compensation—Equity Incentive Plans—IPO Stock Option Grants.” We also expect to award options to purchase an aggregate of                 shares of common stock to other executive officers and certain other employees upon pricing of this offering, with an exercise price set at the initial public offering price. The options awarded upon pricing of the offering will be contingent upon completion of the offering, and will be unvested as of the date of grant. Approximately 58.33% of the options awarded to each employee will be time-vesting, and the remaining 41.67% will be performance-vesting. In each case, the vesting conditions will be the same as those for the IPO Stock Option Grants.

Upon the pricing of this offering, we expect to award each of our director nominees, Messrs. Betts, Bonnette and Jensen, approximately $75,000 worth of options to purchase common stock with an exercise price set at the initial public offering price (options to purchase                 shares assuming an initial offering price of $          per share). The actual number of options to be awarded will be determined based on their grant date fair value, calculated using the Black-Scholes option pricing model. The options awarded upon pricing of the offering will be contingent upon completion of the offering, and will be unvested as of the date of grant. The options awarded to the directors will vest upon the one year anniversary of the date of grant, subject to continued service on our Board through the vesting date.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Person Transactions Policy

Prior to completion of this offering, we intend to adopt a policy with respect to the review, approval and ratification of related party transactions. Under the policy, our Audit Committee is responsible for reviewing and approving related person transactions. In the course of its review and approval of related party transactions, our Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy requires our Audit Committee to consider, among other factors it deems appropriate:

•	the related person’s relationship to us and interest in the transaction;

•	the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

•	the impact on a director’s independence in the event the related person is a director or an immediate family member of the director;

•	the benefits to us of the proposed transaction;

•	if applicable, the availability of other sources of comparable products or services; and

•	an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The Audit Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our stockholders, as the Audit Committee determines in good faith.

Successor Transactions

Director Nomination Agreement

In connection with this offering, we will enter into a Director Nomination Agreement with Vista that provides Vista the right to designate nominees for election to our Board for so long as Vista beneficially owns 5% or more of the total number of shares of our common stock that it owns as of this offering. Vista may also assign its designation rights under the Director Nomination Agreement to an affiliate.

The Director Nomination Agreement will provide Vista the right to designate: (i) all of the nominees for election to our Board for so long as Vista beneficially owns 40% or more of the total number of shares of our common stock beneficially owned by Vista upon completion of this offering, as adjusted for any reorganization, recapitalization, stock dividend, stock split, reverse stock split or similar changes in the Company’s capitalization (such amount of shares, as adjusted, the “Original Amount”); (ii) a number of directors (rounded up to the nearest whole number) equal to 40% of the total directors for so long as Vista beneficially owns at least 30% and less than 40% of the Original Amount; (iii) a number of directors (rounded up to the nearest whole number) equal to 30% of the total directors for so long as Vista beneficially owns at least 20% and less than 30% of the Original Amount; (iv) a number of directors (rounded up to the nearest whole number) equal to 20% of the total directors for so long as Vista beneficially owns at least 10% and less than 20% of the Original Amount; and (v) one director for so long as Vista beneficially owns at least 5% and less than 10% of the Original Amount. In each case, Vista’s nominees must comply with applicable law and stock exchange rules. In addition, Vista shall be entitled to designate the replacement for any of its board designees whose board service terminates prior to the end of the director’s term regardless of Vista’s beneficial ownership at such time. Vista shall also have the right to have its designees participate on committees of our Board proportionate to its stock ownership, subject to compliance with applicable law and stock exchange rules. The Director Nomination Agreement will also prohibit us from increasing or decreasing the size of our Board without the prior written consent of Vista. This agreement will terminate at such time as Vista owns less than 5% of the Original Amount.

Registration Rights Agreement

In connection with this offering, we intend to enter into a registration rights agreement with Vista. Vista will be entitled to request that we register Vista’s shares on a long-form or short-form registration statement on one or more occasions in the future, which registrations may be “shelf registrations.” Vista will also be entitled to participate in certain of our registered offerings, subject to the restrictions in the registration rights agreement. We will pay Vista’s expenses in connection with Vista’s exercise of these rights. The registration rights described in this paragraph apply to (i) shares of our common stock held by Vista and its affiliates, and (ii) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the common stock described in clause (i) with respect to any dividend, distribution, recapitalization, reorganization, or certain other corporate transactions (“Registrable Securities”). These registration rights are also for the benefit of any subsequent holder of Registrable Securities; provided that any particular securities will cease to be Registrable Securities when they have been sold in a registered public offering, sold in compliance with Rule 144 of the Securities Act or repurchased by us or our subsidiaries. In addition, with the consent of the company and holders of a majority of Registrable Securities, any Registrable Securities held by a person other than Vista and its affiliates will cease to be Registrable Securities if they can be sold without limitation under Rule 144 of the Securities Act.

Indemnification of Officers and Directors

Upon completion of this offering, we intend to enter into indemnification agreements with each of our officers and directors. The indemnification agreements will provide the officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under Delaware law. Additionally, we may enter into indemnification agreements with any new directors or officers that may be broader in scope than the specific indemnification provisions contained in Delaware law.

Management Agreement

In connection with the Vista Acquisition, we entered into a management agreement with an affiliate of Vista, Vista Equity Partners Management, LLC (“VEP”), pursuant to which VEP was retained to provide us with certain management and consulting services. We reimburse VEP for any out-of-pocket costs and expenses, and have recorded expenses of approximately $40,000 and $25,000 to VEP for the Successor period November 12 through December 31, 2014, and the nine months ended September 30, 2015, respectively. We will terminate the management agreement at no additional cost to us in connection with the completion of this offering.

Relationship with VCG

Following the Vista Acquisition, we have utilized VCG, the operating and consulting arm of Vista, for consulting services, and paid to VCG related fees and expenses. We recorded expenses of approximately $35,000 and $840,000 related to VCG for the Successor period November 12 through December 31, 2014, and the nine months ended September 30, 2015, respectively. Following this offering, we may continue to engage VCG from time to time, subject to compliance with our related party transactions policy.

Predecessor Transactions

Securities Purchase Agreement

In 2007, in connection with the acquisition of our Predecessor by WCAS, our Predecessor entered into a securities purchase agreement with WCAS pursuant to which WCAS purchased a mezzanine note in an aggregate principal amount of $25 million, 148,602 shares of Participating Preferred Stock and 484,815 shares of common stock (as amended, the “WCAS Securities Purchase Agreement”). The mezzanine note accrued interest at a rate of 10.0% per annum, if paid in cash, or 12.0% per annum, if paid-in-kind, and was to mature on September 27, 2018. The mezzanine note was retired in connection with the Vista Acquisition, which resulted in payments of $30.9 million to WCAS on November 12, 2014.

Agreement with WCAS

In connection with the acquisition of our Predecessor by WCAS in 2007, we entered into a management agreement with WCAS pursuant to which WCAS provided management and other advisory services to us. In consideration for ongoing management and other advisory services, the management agreement required us to pay WCAS an annual management fee of $1.0 million and to reimburse WCAS for out-of-pocket expenses incurred in connection with its services. The management agreement included customary indemnification provisions in favor of WCAS. The management agreement with WCAS was terminated upon completion of the Vista Acquisition. Prior to the Vista Acquisition, we had also engaged WCAS Resources Group to provide us with support services, for which we paid $62,500 each quarter.

Transactions with Other WCAS Portfolio Companies

Prior to the Vista Acquisition, we conducted business with various other portfolio companies of WCAS in the ordinary course of business. We believe these transactions were conducted on an arms-length basis. For the fiscal years ended December 31, 2012 and 2013 and the period from January 1, 2014 through November 11, 2014, we recorded approximately $2.0 million, $2.4 million and $3.2 million in gross revenues, respectively, associated with sales of our products and services to companies in which WCAS then held investments.

Promissory Notes

In 2007, after the acquisition of our Predecessor by WCAS, we extended loans to certain of our employees to facilitate the purchase of common stock issuable pursuant to restricted stock awards. These included loans to John Shlonsky, our Chief Executive Officer, Mark Travis, our Former Chief Financial Officer, and Andrew Rueff, our former Chief Administrative Officer. The original interest rate on the loans was 8.0% per annum, which was decreased to 4.0% per annum by way of an amendment that became effective January 1, 2011. The loans were secured by a pledge of the common stock issuable pursuant to the restricted stock awards and the shares of common stock underlying any stock options issued to the relevant executive. The loans called for repayment in full not later than in connection with an initial public offering of our stock, and Messrs. Shlonsky, Travis and Rueff each prepaid their loans in full in July 2014. Mr. Shlonsky prepaid his loan in full in the amount of $456,114, which amount included accrued interest in the amount of $148,200, and Mr. Travis and Mr. Rueff each prepaid their loans in full in the amount of $134,025, which amount included accrued interest in the amount of $44,340. In each case, the repayment amount was the largest aggregate amount outstanding under the applicable promissory note during the period from January 1, 2013 to the time of repayment. We will no longer make personal loans to any of our executive officers.

PRINCIPAL STOCKHOLDERS

We had                 shares of common stock outstanding as of                 , 2016. The following table and accompanying footnotes set forth information relating to the beneficial ownership of our common stock as of                , 2016, after giving effect to the Share Split, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person. Shares of our common stock that a person has the right to acquire within 60 days of                     , 2016 are deemed outstanding for purposes of computing the percentage ownership of such person holding, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o TransFirst Holdings Corp., 1393 Veterans Memorial Highway, Suite 307S, Hauppauge, New York 11788.

	Shares beneficially owned prior to the offering		Shares beneficially owned after the offering
			Excluding exercise of the underwriters’ option to purchase additional shares			Including exercise of the underwriters’ option to purchase additional shares
Name of Beneficial Owner	Number	Percent	Number	Percent		Number	Percent
5% stockholders:
Funds managed by affiliates of Vista(1)		100%			%			%
Directors, director nominees and named executive officers:
John Shlonsky	—	—	—	—		—	—
Nancy Disman	—	—	—	—		—	—
Stephen Cadden	—	—	—	—		—	—
Anthony Lucatuorto	—	—	—	—		—	—
Carl Mazzola	—	—	—	—		—	—
Steven Rizzuto	—	—	—	—		—	—
Scott Betts	—	—	—	—		—	—
David Bonnette	—	—	—	—		—	—
Kenneth Jensen	—	—	—	—		—	—
Betty Hung(2)	—	—	—	—		—	—
Maneet Saroya(2)	—	—	—	—		—	—
Robert Smith(1)		100%			%			%
Martin Taylor(2)	—	—	—	—		—	—
All executive officers, directors and director nominees as a group (13 persons)		100%			%			%

(1)

Represents                 shares held directly by Vista Equity Partners Fund V, L.P. (“Fund V”),                 shares held directly by Vista Equity Partners Fund V-A, L.P. (“Fund V-A”),                 shares held directly by Vista Equity Partners Fund V-B, L.P. (“Fund V-B”),

shares held directly by Vista Equity Partners Fund V Executive, L.P. (“Fund V Executive”), shares held directly by VEPF V FAF, L.P. (“VEPF V” and, together with Fund V, Fund V-A, Fund V-B and Fund V Executive, the “Vista Funds”) and shares held directly by Vista Equity Associates, LLC (“Associates LLC”). Vista Equity Partners Fund V GP, LLC (“Fund V GP”) is the sole general partner of each of the Vista Funds. VEP Group, LLC (“VEP Group”) is the Senior Managing Member of each of Fund V GP and Associates LLC. Robert F. Smith is the sole Managing Member of VEP Group. Fund V GP, VEP Group and Mr. Smith may be deemed the beneficial owners of the shares held by the Vista Funds, and VEP Group and Mr. Smith may be deemed the beneficial owners of the shares held by Associates LLC. Each of the Vista Funds, Associates LLC, Fund V GP, VEP Group and Mr. Smith expressly disclaim beneficial ownership of any shares not held directly, except to the extent of its or his pecuniary interest. The principal business address of each of the Vista Funds, Associates LLC, Fund V GP and VEP Group is c/o Vista Equity Partners, 4 Embarcadero Center, 20th Fl., San Francisco, California 94111. The principal business address of Mr. Smith is c/o Vista Equity Partners, 401 Congress Drive, Suite 3100, Austin, Texas 78701.
(2)	Each of Messrs. Saroya and Taylor and Ms. Hung owns, directly or indirectly, an interest in one of the Vista Funds or Associates LLC, but none have individual investment or voting control over the shares held by the Vista Funds or Associates LLC and disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein.

DESCRIPTION OF INDEBTEDNESS

New Senior Secured Credit Facility

In connection with this offering, we expect to enter into a $                  million new senior secured credit facility, the net proceeds of which will be used, together with cash on hand and the net proceeds from this offering, to repay all of our outstanding borrowings under our existing credit facilities, including all accrued interest thereon and any related prepayment premiums, as described under “Use of Proceeds.” Based on negotiations to date with prospective lenders for the new senior secured credit facility, we expect the terms of the new senior secured credit facility to include the following:

•	approximately $ million new first lien term loan A facility with a maturity date in 5 years;

•	approximately $ million new first lien term loan B facility with a maturity date in 7 years;

•	approximately $ million new first lien revolving facility with a maturity date in 5 years;

•	applicable margin percentages for the term loan A facility of % per annum;

•	applicable margin percentages for the term loan B facility of % per annum, provided that LIBOR may not be lower than 1.00%; and

•	applicable margin percentages for the revolving credit facility of % per annum.

We expect that the new senior secured credit facility will contain a number of covenants that, among other things and subject to certain exceptions, may restrict our ability to:

•	incur or assume liens;

•	make investments and loans;

•	incur indebtedness or guarantees of indebtedness;

•	issue equity interests that require scheduled dividend payments in cash or that are subject to certain conversion or mandatory redemption features;

•	engage in mergers, acquisitions and asset sales;

•	declare dividends, make certain “restricted payments” or redeem or repurchase equity interests;

•	materially alter the business that we and our restricted subsidiaries conduct;

•	enter into agreements limiting dividends and distributions by our restricted subsidiaries;

•	enter into agreements limiting the ability to incur liens in favor of the agents under our new senior secured credit facility;

•	amend our or our restricted subsidiaries’ organizational documents in a manner adverse to the agents or lenders under our new senior secured credit facility;

•	repurchase our common stock or pay dividends;

•	prepay, redeem or purchase certain indebtedness; and

•	engage in certain transactions with affiliates.

In addition, the credit agreement governing our new senior secured credit facility will contain a maximum total leverage ratio financial covenant, which decreases over time, and a minimum interest coverage ratio financial covenant.

We expect that the credit agreement governing the new senior secured credit facility will contain representations and warranties, financial, affirmative and negative covenants, events of default and collateral arrangements that are customary for this type of financing. In this regard, we expect that the new senior secured credit facility will condition our ability to pay dividends on our common stock on our continued compliance with one or more financial ratios. The actual terms of our new senior secured credit facility will depend on the results of negotiations with our lenders. We expect that affiliates of certain of the underwriters will participate as arrangers and/or lenders under our new senior secured credit facility.

Based on the foregoing estimated terms, and assuming that the $         million new first term loan facilities and $     million new first lien revolving credit facility were fully drawn, a 100 basis point change in our interest rate would result in a $         million change in annual interest expense under the new senior secured credit facility.

The terms of the new senior secured credit facility have not been finalized and the participating lenders have not yet been identified. As a result, no assurance can be given that the new senior secured credit facility will be consummated on terms acceptable to us and, if consummated, the terms may differ from those set forth above and such differences could be material. This offering is conditioned upon the concurrent pricing of the Refinancing Transaction, and if we cannot price the Refinancing Transaction on terms acceptable to us, we will not price this offering.

DESCRIPTION OF CAPITAL STOCK

General

Upon completion of this offering, our authorized capital stock will consist of 500,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. Prior to the completion of this offering, we intend to amend our certificate of incorporation to affect a    -for-1 Share Split of all of our outstanding shares of common stock. As of January 4, 2016, we had 93,264 shares of common stock outstanding held by six stockholders of record and no shares of preferred stock outstanding. After consummation of this offering and the use of proceeds therefrom, we expect to have                 shares of our common stock outstanding. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and bylaws to be in effect at the closing of this offering, which are filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of the DGCL.

Common Stock

Dividend Rights.    Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of outstanding shares of common stock will be entitled to receive dividends out of assets legally available at the times and in the amounts as our Board may determine from time to time.

Voting Rights.    Each outstanding share of common stock will be entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of our common stock shall have no cumulative voting rights.

Preemptive Rights.    Our common stock will not be entitled to preemptive or other similar subscription rights to purchase any of our securities.

Conversion or Redemption Rights.    Our common stock will be neither convertible nor redeemable.

Liquidation Rights.    Upon our liquidation, the holders of our common stock will be entitled to receive pro rata our assets that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Preferred Stock

Our Board may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the designations, powers, preferences, privileges, and relative participating, optional or special rights as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation before any payment is made to the holders of shares of our common stock. Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, our Board, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock and the market value of our common stock. We have no present intention to issue any shares of preferred stock after consummation of this offering.

Anti-Takeover Effects of Our Certificate of Incorporation and Our Bylaws

Our certificate of incorporation, bylaws and the DGCL will contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our Board to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

These provisions include:

Classified Board.    Our certificate of incorporation will provide that our Board will be divided into three classes of directors, with the classes as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our Board. Our certificate of incorporation will also provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by our Board. Upon completion of this offering, we expect that our Board will have eight members.

Stockholder Action by Written Consent.    Our certificate of incorporation will preclude stockholder action by written consent at any time when Vista beneficially owns, in the aggregate, less than 35% in voting power of the stock of the Company entitled to vote generally in the election of directors.

Special Meetings of Stockholders.    Our certificate of incorporation and bylaws will provide that, except as required by law, special meetings of our stockholders may be called at any time only by or at the direction of our Board or the chairman of our Board; provided, however, at any time when Vista beneficially owns, in the aggregate, at least 35% in voting power of the stock of the Company entitled to vote generally in the election of directors, special meetings of our stockholders shall also be called by our Board or the chairman of our Board at the request of Vista. Our bylaws will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Advance Notice Procedures.    Our bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our Board; provided, however, at any time when Vista beneficially owns, in the aggregate, at least 10% in voting power of the stock of the Company entitled to vote generally in the election of directors, such advance notice procedure will not apply to it. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the bylaws will not give our Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company. These provisions do not apply to nominations by Vista pursuant to the Director Nomination Agreement.

Removal of Directors; Vacancies.    Our certificate of incorporation will provide that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, however, at any time when Vista beneficially owns, in the aggregate, less than 40% in voting power of the stock of the Company entitled to vote generally in the election of directors, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class. In addition, our certificate of incorporation will also provide that, subject to the rights granted to one or more series of preferred stock then outstanding, any newly created directorship on our Board that results from an increase in the number of directors and any vacancies on our Board will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director or by the stockholders; provided, however, at any time when Vista beneficially owns, in the aggregate, less than 40% in voting power of the stock of the Company entitled to vote generally in the election of directors, any newly created directorship on our Board that results from an increase in the number of directors and any vacancy occurring on our Board may only be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders).

Supermajority Approval Requirements

Our certificate of incorporation and bylaws will provide that our Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware and our certificate of incorporation. For as long as Vista beneficially owns, in the aggregate, at least 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our bylaws by our stockholders will require the affirmative vote of a majority in voting power of the outstanding shares of our stock entitled to vote on such amendment, alteration, change, addition, rescission or repeal. At any time when Vista beneficially owns, in the aggregate, less than 50% in voting power of all outstanding shares of the stock of the Company entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our bylaws by our stockholders will require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

Our certificate of incorporation will provide that at any time when Vista beneficially owns, in the aggregate, less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, the following provisions in our certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% (as opposed to a majority threshold that would apply if Vista beneficially owns, in the aggregate, 50% or more) in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class:

•	the provision requiring a 66 2/3% supermajority vote for stockholders to amend our bylaws;

•	the provisions providing for a classified board of directors (the election and term of our directors);

•	the provisions regarding resignation and removal of directors;

•	the provisions regarding entering into business combinations with interested stockholders;

•	the provisions regarding stockholder action by written consent;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding filling vacancies on our Board and newly created directorships;

•	the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and

•	the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

The combination of the classification of our Board, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for our existing stockholders to replace our Board as well as for another party to obtain control of us by replacing our Board. Because our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

Authorized but Unissued Shares.    Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval, subject to stock exchange rules. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. One of the effects of the existence of authorized but unissued common stock or preferred stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Business Combinations.    Upon completion of this offering, we will not be subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: (1) before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or (3) at or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares.

We have opted out of Section 203; however, our certificate of incorporation will contain similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•	at or subsequent to that time, the business combination is approved by our Board and by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with the Company for a three-year period. This provision may encourage companies interested in acquiring the Company to negotiate in advance with our Board because the stockholder approval requirement would be avoided if our Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Our certificate of incorporation will provide that Vista, and any of its direct or indirect transferees and any group as to which such persons are a party, do not constitute “interested stockholders” for purposes of this provision.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

Our certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (3) any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws or (4) any other action asserting a claim against the Company or any director or officer of the Company that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to the provisions of our certificate of incorporation described above. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our certificate of incorporation will, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to certain of our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our certificate of incorporation will provide that, to the fullest extent permitted by law, none of Vista or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (2) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that Vista or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our certificate of incorporation will not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our certificate of incorporation, we have sufficient financial resources to undertake the opportunity, and the opportunity would be in line with our business.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our certificate of incorporation will include a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions will be to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation will not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our bylaws will provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also will be expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance will be useful to attract and retain qualified directors and officers.

The limitation of liability, indemnification and advancement provisions that will be included in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breaches of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

We have applied to list our common stock on NASDAQ under the symbol “TF.”

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has been no public market for our common stock. As described below, only a limited number of shares currently outstanding will be available for sale immediately after this offering due to contractual and legal restrictions on resale. Nevertheless, future sales of substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, in the public market after this offering, or the perception that those sales may occur, could cause the prevailing market price for our common stock to fall or impair our ability to raise capital through sales of our equity securities.

Upon the closing of this offering, we will have                 outstanding shares of our common stock, after giving effect to the issuance of                 shares of our common stock in this offering, assuming no exercise by the underwriters of their option to purchase additional shares and no exercise of options outstanding as of                 , 2016.

Of the shares that will be outstanding immediately after the closing of this offering, we expect that the                 shares to be sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Shares purchased by our affiliates may not be resold except pursuant to an effective registration statement or an exemption from registration, including the safe harbor under Rule 144 of the Securities Act described below. In addition, following this offering,                 shares of common stock issuable pursuant to awards granted under certain of our equity plans that are covered by a registration statement on Form S-8 will be freely tradable in the public market, subject to certain contractual and legal restrictions described below.

The remaining                 shares of our common stock outstanding after this offering will be “restricted securities,” as that term is defined in Rule 144 of the Securities Act, and we expect that substantially all of these restricted securities will be subject to the lock-up agreements described below. These restricted securities may be sold in the public market only if the sale is registered or pursuant to an exemption from registration, such as Rule 144 or Rule 701 of the Securities Act, which are summarized below.

Lock-up Agreements

We, each of our directors and executive officers and other stockholders owning substantially all of our common stock, who collectively own                 shares of our common stock following this offering, have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we and they will not, subject to limited exceptions, directly or indirectly sell or dispose of any shares of common stock or any securities convertible into or exchangeable or exercisable for shares of common stock for a period of 180 days after the date of this prospectus. The lock-up restrictions and specified exceptions are described in more detail under “Underwriting.”

Registration Rights Agreement

Pursuant to the registration rights agreement, we have granted Vista the right to cause us, in certain instances, at our expense, to file registration statements under the Securities Act covering resales of our common stock held by Vista or to piggyback on registered offerings initiated by us in certain circumstances. See “Certain Relationships and Related Party Transactions—Successor Transactions—Registration Rights Agreement.” These shares will represent approximately         % of our outstanding common stock after this offering, or         % if the underwriters exercise their option to purchase additional shares in full.

Rule 144

In general, under Rule 144, beginning 90 days after the date of this prospectus, any person who is not our affiliate and has held their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, subject to the availability of current public information about us.

Beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act, a person who is our affiliate or who was our affiliate at any time during the preceding three months and who has beneficially owned restricted securities for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of shares within any three-month period that does not exceed the greater of: (1) 1% of the number of shares of our common stock outstanding, which will equal approximately                 shares immediately after this offering; and (2) the average weekly trading volume of our common stock on NASDAQ during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to certain manner of sale provisions, notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 under the Securities Act, beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act, any of our employees, directors or officers who acquired shares from us in connection with a written compensatory stock or option plan or other written agreement in compliance with Rule 701 is entitled to sell such shares in reliance on Rule 144 but without compliance with certain of the requirements contained in Rule 144. Accordingly, subject to any applicable lockup agreements, beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act, under Rule 701 persons who are not our affiliates may resell those shares without complying with the minimum holding period or public information requirements of Rule 144, and persons who are our affiliates may resell those shares without compliance with Rule 144’s minimum holding period requirements.

Equity Incentive Plans

Following this offering, we intend to file with the SEC a registration statement on Form S-8 under the Securities Act covering the shares of common stock that are subject to outstanding options and other awards issuable pursuant to our 2016 Plan. Shares covered by such registration statement will be available for sale in the open market following its effective date, subject to certain Rule 144 limitations applicable to affiliates and the terms of lock-up agreements applicable to those shares.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock by Non-U.S. Holders (defined below). This summary does not purport to be a complete analysis of all the potential tax considerations relevant to Non-U.S. Holders of our common stock. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change at any time, possibly on a retroactive basis. We cannot give any assurance that a change in law, possibly with retroactive application, will not alter significantly the tax considerations that we describe herein.

This summary assumes that shares of our common stock are held as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular Non-U.S. Holders in light of their particular investment circumstances or status, nor does it address specific tax considerations that may be relevant to particular persons (including, for example, financial institutions, brokerdealers, insurance companies, partnerships or other pass-through entities, certain U.S. expatriates, tax-exempt organizations, pension plans, “controlled foreign corporations”, “passive foreign investment companies”, corporations that accumulate earnings to avoid U.S. federal income tax, persons who have acquired shares of our common stock as compensation or otherwise in connection with the performance of services, persons in special situations, such as those who have elected to mark securities to market or those who hold common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment, or holders subject to the alternative minimum or the newly effective 3.8% Medicare tax on net investment income). In addition, this summary does not address estate and gift tax considerations or considerations under the tax laws of any state, local or non-U.S. jurisdiction.

For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of common stock that for U.S. federal income tax purposes is not classified as a partnership and is not:

•	an individual who is a citizen or resident of the United States;

•	a corporation or any other organization taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is included in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a Non-U.S. Holder is an individual, such individual may be deemed to be a resident alien, as opposed to a nonresident alien, if (i) if such individual was present in the United States for at least 31 days in the current calendar year and (i) if the sum of the days such individual was physically present in the United States during the current year, plus one-third the number of days such individual was physically present in the United States during the first preceding calendar year, plus one sixth the number of days such individual was physically present in the United States during the second preceding year equals or exceeds 183 days. Such an individual is urged to consult his or her own tax advisor regarding his or her status as a resident alien for U.S. federal income tax purposes under these rules and the U.S. federal income tax consequences of the ownership or disposition of our common stock. If an entity that is classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of persons treated as its partners for U.S. federal income tax purposes will generally depend upon the status of the partner and the activities of the partnership. Partnerships and other entities that are classified as partnerships for U.S. federal income tax purposes and persons holding our common stock through a partnership or other entity classified as a partnership for U.S. federal income tax purposes are urged to consult their own tax advisors.

There can be no assurance that the Internal Revenue Service (“IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain a ruling from the IRS with respect to the U.S. federal income tax consequences to a Non-U.S. Holder of the purchase, ownership or disposition of our common stock.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO BE TAX ADVICE TO ANY PARTICULAR INVESTOR. NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAXATION, STATE, LOCAL AND NON-U.S. TAXATION AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Distributions on Our Common Stock

As discussed under “Dividend Policy” above, we do not currently expect to pay dividends following completion of this offering. If we do make a distribution of cash or property (other than certain pro rata distributions of our common stock) with respect to our common stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent of our current and accumulated earnings and profits, if any, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will constitute a return of capital and will first reduce the holder’s adjusted tax basis in our common stock, but not below zero. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “—Gain on Sale, Exchange or Other Taxable Disposition of Our Common Stock.” Any such distribution would also be subject to the discussion below under the section titled “—Additional Withholding and Reporting Requirements.”

Dividends paid to a Non-U.S. Holder generally will be subject to a 30% U.S. federal withholding tax unless such Non-U.S. Holder provides the applicable withholding agent with the appropriate IRS Form W-8, such as:

•	IRS Form W-8BEN or W-8BEN-E (or successor form) certifying, under penalties of perjury, a reduction in withholding under an applicable income tax treaty, or

•	IRS Form W-8ECI (or successor form) certifying that a dividend paid on common stock is not subject to withholding tax because it is effectively connected with a trade or business in the United States of the Non-U.S. Holder (in which case such dividend generally will be subject to regular graduated U.S. tax rates as described below).

The certification requirement described above must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. The certification also may require a Non-U.S. Holder that provides an IRS form or that claims treaty benefits to provide its U.S. taxpayer identification number. Special certification and other requirements apply in the case of certain Non-U.S. Holders that hold shares of our common stock through intermediaries or are pass-through entities for U.S. federal income tax purposes. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false. Each Non-U.S. Holder is urged to consult its own tax advisor about the specific methods for satisfying these requirements.

If dividends are effectively connected with a trade or business in the United States of a Non-U.S. Holder (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from the withholding tax described above (provided that the certifications described above are satisfied), generally will be subject to U.S. federal income tax on such dividends on a net income basis in the same manner as if it were a resident of the United States. In addition, if a Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes, the Non-U.S. Holder may be subject to an additional “branch profits tax” equal to 30% (unless reduced by an applicable income treaty) of its earnings and profits in respect of such effectively connected dividend income.

Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but which are eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, may obtain a refund or credit of any excess amount withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Sale, Exchange or Other Taxable Disposition of Our Common Stock

Subject to the discussion below under the section titled “—Additional Withholding and Reporting Requirements”, in general, a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on gain realized upon such holder’s sale, exchange or other taxable disposition of shares of our common stock unless (1) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, (2) we are or have been a “United States real property holding corporation”, as defined in the Internal Revenue Code (a “USRPHC”), at any time within the shorter of the five-year period preceding the disposition and the Non-U.S. Holder’s holding period in the shares of our common stock, and certain other requirements are met, or (3) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States).

If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition. If the third exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain on a net income basis in the same manner as if it were a resident of the United States and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to any earnings and profits attributable to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Generally, a corporation is a USRPHC only if the fair market value of its U.S. real property interests (as defined in the Internal Revenue Code) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance in this regard, we believe that we are not, and do not anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we became a USRPHC, a Non-U.S. Holder would not be subject to U.S. federal income tax on a sale, exchange or other taxable disposition of our common stock by reason of our status as USRPHC so long as our common stock is regularly traded on an established securities market at any time during the calendar year in which the disposition occurs and such Non-U.S. Holder does not own and is not deemed to own (directly, indirectly or constructively) more than 5% of our common stock at any time during the shorter of the five year period ending on the date of disposition and the holder’s holding period. However, no assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above. Prospective investors are encouraged to consult their own tax advisors regarding the possible consequences to them if we are, or were to become, a USRPHC.

Additional Withholding and Reporting Requirements

Sections 1471 through 1474 of the Internal Revenue Code (commonly referred to as “FATCA”) may impose, in certain circumstances, U.S. federal withholding at a rate of 30% on payments to certain foreign entities of (a) dividends on our common stock and (b) gross proceeds from the sale or other disposition of our common stock on or after January 1, 2017, either as beneficial owners or as intermediaries. In the case of payments made to a “foreign financial institution” as defined under FATCA (including, among other entities, an investment fund), the tax generally will be imposed, subject to certain exceptions, unless such institution (i) collects and provides to the IRS or other relevant tax authorities certain information regarding U.S. account holders of such institution pursuant to an agreement with the IRS or applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction and (ii) complies with obligations to withhold on certain payments to its account holders and certain other persons. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. In the case of payments made to a foreign entity that is not a foreign financial institution, the tax generally will be imposed, subject to certain exceptions, unless such foreign entity provides the applicable withholding agent (for further provision to the IRS) either (1) a certification that it does not have any “substantial United States owners” as defined under FATCA or (2) certain information regarding its substantial United States owners. Accordingly, the entity through which a Non-U.S. Holder holds our common stock will affect the determination of whether such withholding is required. These requirements may be modified by future Treasury regulations or other guidance.

Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in our common stock, and the entities through which they hold our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax under FATCA.

Backup Withholding and Information Reporting

The applicable withholding agent will report annually to the IRS and to each Non-U.S. Holder the gross amount of the distributions on our common stock paid to the Non-U.S. Holder and the tax withheld, if any, with respect to the distributions. A Non-U.S. Holder may have to comply with specific certification procedures, generally by providing the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form), to establish that it is not a United States person (as defined in the Internal Revenue Code) in order to avoid backup withholding at the applicable rate, currently 28%, with respect to dividends on our common stock. Dividends paid to Non-U.S. Holders subject to the U.S. withholding tax, as described above under the section titled “—Distributions on Our Common Stock,” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding will generally not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding will generally apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a Non-U.S. Holder (generally by providing a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form)) and satisfies certain other requirements, or otherwise establishes an exemption. Information reporting, but generally not backup withholding, will generally apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected through a non-U.S. office of a U.S. broker or a non-U.S. broker with substantial U.S. ownership or operations. Prospective investors should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or, in which the Non-U.S. Holder is incorporated, under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded to the Non-U.S. Holder or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

UNDERWRITING

Goldman, Sachs & Co. and J.P. Morgan Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Credit Suisse Securities (USA) LLC
Barclays Capital Inc.
Deutsche Bank Securities Inc.
Citigroup Global Markets Inc.
Jefferies LLC
RBC Capital Markets, LLC
Wells Fargo Securities, LLC
Raymond James & Associates, Inc.
William Blair & Company, L.L.C.

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $         per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

The expenses of the offering (including up to $         in reimbursement of underwriters’ counsel fees in connection with the review of the terms of the offering by the Financial Industry Regulatory Authority, Inc. (“FINRA”)), not including the underwriting discount, are estimated at $         and are payable by us. The underwriters are reimbursing us for certain expenses.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and certain other employees, directors, director nominees and other stockholders owning substantially all of our existing common stock have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 180 days after the date of this prospectus without first obtaining the written consent of the representatives on behalf of the underwriters. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Listing

We expect the shares to be approved for listing on NASDAQ under the symbol “TF.” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.

Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us,

•	our financial information,

•	the history of, and the prospects for, our company and the industry in which we compete,

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

•	the present state of our development, and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

The underwriters and their respective affiliates (including investment vehicles managed by affiliates of the underwriters) are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses. In particular, an affiliate of Jefferies LLC is the administrative agent and a lender under our existing senior secured credit facilities. Accordantly, they will receive proceeds from this offering being used to pay down the existing senior secured credit facilities. It is expected that affiliates of certain of the underwriters will participate as arrangers and/or lenders under our new senior secured credit facility. In addition, affiliates of Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC act as our sponsor banks for certain payment networks, including Visa and MasterCard.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive:

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly, any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (1) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (2) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, 136 this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of 137 which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Non-CIS Securities may not be circulated or distributed, nor may the Non-CIS Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (2) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Non-CIS Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Non-CIS Securities pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

The validity of the issuance of our common stock offered in this prospectus will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois. Certain partners of Kirkland & Ellis LLP are members of a limited partnership that is an investor in one or more investment funds affiliated with Vista. Kirkland & Ellis LLP represents entities affiliated with Vista in connection with legal matters. The underwriters are being represented by Freshfields Bruckhaus Deringer US LLP, New York, New York.

EXPERTS

The consolidated financial statements of TransFirst Inc. and Subsidiaries at December 31, 2013 and for each of the two years in the period ended December 31, 2013, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of TransFirst Holdings Corp. (formerly known as Tyche Topco, Inc.) and Subsidiaries as of December 31, 2014 and for the period from November 12, 2014 to December 31, 2014, the consolidated financial statements of TransFirst Inc. and Subsidiaries for the period from January 1, 2014 to November 11, 2014, and the adjustments described in Note 14 to the consolidated financial statements that were applied to correct the 2012 and 2013 consolidated financial statements for the omission of certain disclosures related to 2012 and 2013 income (loss) available to common shareholders and earnings (loss) per share information of TransFirst Inc. and Subsidiaries, included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph for the omission of certain disclosures in the 2012 and 2013 consolidated financial statements related to income (loss) available to common shareholders and earnings (loss) per share information). Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CHANGE IN INDEPENDENT ACCOUNTANT

Prior to the Vista Acquisition, the Predecessor engaged Ernst & Young LLP to audit its consolidated financial statements from 2011 through the year ended December 31, 2013. Following the Vista Acquisition, Ernst & Young LLP was also engaged by Tyche Holdings, LLC, a subsidiary of the Issuer, to audit its consolidated financial statements under the auditing standards of the American Institute of Certified Public Accountants for the year ended December 31, 2014. However, Ernst & Young LLP informed us that it had identified a matter that might reasonably bear on its independence under SEC independence rules for the period after the Vista Acquisition. As a result, Ernst & Young LLP resigned its engagement as independent auditor on May 13, 2015. During the two year period ended December 31, 2013, and during the year ended December 31, 2014 and through Ernst & Young LLP’s resignation on May 13, 2015, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreement if not resolved to the satisfaction of Ernst & Young LLP would have caused them to make reference thereto in their report on the financial statements for such year. During the two year period ended December 31, 2013, and during the year ended December 31, 2014 and through Ernst & Young LLP’s resignation on May 13, 2015, there were no reportable events (as defined in Regulation S-K 304(a)(1)(v)). We have provided Ernst & Young LLP with a copy of the foregoing disclosure and have requested that Ernst & Young LLP furnish us with a letter addressed to the SEC stating whether or not Ernst & Young LLP agrees with the above statements and, if not, stating the respects in which it does not agree. That letter is included as Exhibit 16.1 to the registration statement of which this prospectus is a part.

Following the resignation of Ernst & Young LLP, as of July 23, 2015, our board of directors approved both the resignation of Ernst & Young LLP and the engagement of Deloitte & Touche LLP as the issuer’s independent registered public accounting firm for the year ended December 31, 2014.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the common stock offered hereby, please refer to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is www.sec.gov.

Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

TransFirst Inc. and Subsidiaries as of December 31, 2013 and for each of the two years in the period ended December 31, 2013 as well as the period from January 1, 2014 to November 11, 2014 (Predecessor) (Audited), TransFirst Holdings Corp. (Formerly Known as Tyche Topco, Inc.) and Subsidiaries as of December 31, 2014 and for the Period From November 12, 2014 to December 31, 2014 (Successor) (Audited), and for the nine months ended September 30, 2014 (Predecessor) and September 30, 2015 (Successor) (Unaudited)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

TransFirst Holdings Corp.

Hauppauge, New York

We have audited the accompanying consolidated balance sheet of TransFirst Holdings Corp. (formerly known as Tyche Topco, Inc.) and Subsidiaries (the “Company” or “Successor”) as of December 31, 2014 and the related consolidated statements of operations and comprehensive (loss), changes in stockholders’ equity, and cash flows for the period from November 12, 2014 to December 31, 2014 (the “successor period”). We have also audited the accompanying consolidated statements of operations and comprehensive income, changes in redeemable participating preferred stock, and stockholders’ deficit and cash flows of TransFirst Inc. and Subsidiaries (the “Predecessor”) for the period from January 1, 2014 to November 11, 2014 (the “predecessor period”). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated financial statements of the Predecessor for the years ended December 31, 2012 and 2013, before the effects described in Note 14 to the consolidated financial statements to correct the 2012 and 2013 consolidated financial statements for the omission of certain disclosures related to 2012 and 2013 income (loss) available to common shareholders and earnings (loss) per share information of the Predecessor, were audited by other auditors whose report, dated July 30, 2014, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of TransFirst Holdings Corp. (formerly known as Tyche Topco, Inc.) and Subsidiaries as of December 31, 2014, and the results of their operations and their cash flows for the successor period in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of TransFirst Inc. and Subsidiaries for the predecessor period in conformity with accounting principles generally accepted in the United States of America.

We have also audited the adjustments described in Note 14 to the consolidated financial statements that were applied to correct the 2012 and 2013 consolidated financial statements for the omission of certain disclosures related to 2012 and 2013 income (loss) available to common shareholders and earnings (loss) per share information of the Predecessor. In our opinion, such adjustments are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2012 or 2013 consolidated financial statements of the Predecessor other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2012 or 2013 consolidated financial statements taken as a whole.

/s/ Deloitte & Touche LLP

Denver, Colorado

October 16, 2015

November 20, 2015 as to Note 14

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of TransFirst Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of TransFirst Inc. and Subsidiaries as of December 31, 2013, and the related consolidated statements of operations (excluding net income (loss) available to common shareholders, earnings per share amounts, and related disclosures in Note 14) and comprehensive income, stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above (excluding net income (loss) available to common shareholders, earnings per share amounts, and related disclosures in Note 14), present fairly, in all material respects, the consolidated financial position of TransFirst Inc. and Subsidiaries as of December 31, 2013, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

We were not engaged to audit, review, or apply any procedures to the net income (loss) available to common shareholders or the earnings per share amounts presented in the consolidated statements of operations or the related disclosures in Note 14 and, accordingly, we do not express an opinion or any other form of assurance on those amounts or disclosures. The presentation of net income (loss) available to common shareholders, earnings per share and related disclosures were audited by other auditors.

/s/ Ernst & Young LLP

Denver, Colorado

July 30, 2014

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES (SUCCESSOR) AND TRANSFIRST INC. AND SUBSIDIARIES (PREDECESSOR)

Consolidated Balance Sheets

(In thousands, except share and per share data)

	Predecessor	Successor
	December 31, 2013	December 31, 2014	September 30, 2015
			(Unaudited)
Assets
Cash and cash equivalents	$25,957	$36,217	$70,853
Settlement cash	56,660	34,907	31,710
Accounts receivable, net of allowance for doubtful accounts of $1,261, $450 and $901, respectively	97,790	121,230	138,151
Deferred tax assets	5,327	1,874	1,874
Funds held for merchants and restricted cash	25,677	19,818	15,521
Income tax receivable	6,301	6,316	5,791
Escrow deposits	—	17,000	—
Prepaid expenses and other current assets	5,067	4,880	4,530

Total current assets	222,779	242,242	268,430
Property, equipment, and software, net	21,718	18,372	19,128
Finite-lived intangible assets, net	68,524	393,487	353,541
Goodwill	486,565	1,023,221	1,023,221
Indefinite-lived intangible assets	66,649	208,400	208,400
Employee loans	1,435	—	—
Other noncurrent assets	22,186	29,789	30,126

Total assets	$889,856	$1,915,511	$1,902,846

Liabilities and Stockholders’ Equity (Deficit)
Accounts payable	$2,743	$4,671	$5,503
Funds owed to merchants	137,105	127,213	124,611
Accrued processing expenses	19,835	24,003	28,408
Interest payable	421	551	197
Current portion of long-term debt	10,800	137,220	7,633
Employee-related expenses	10,359	5,421	13,521
Accrued liability to former shareholders	—	17,068	—
Other current liabilities	13,304	12,993	16,785

Total current liabilities	194,567	329,140	196,658
Noncurrent deferred tax liabilities	49,414	174,245	172,230
Other noncurrent liabilities	1,956	1,375	1,159
Long-term debt	629,703	1,001,867	1,126,555

Total liabilities	875,640	1,506,627	1,496,602

Commitments and contingencies (Note 13)
Redeemable participating preferred stock, 11,500,000, zero and zero shares authorized, respectively; 9,132,466, zero and zero issued and outstanding, respectively	170,359	—	—
Stockholders’ equity (deficit)
Common stock, par value $.01 and $.001, respectively. 60,000,000, 250,000 and 250,000 shares authorized, respectively; 42,243,949, 93,264 and 93,264 outstanding, respectively	423	—	—
Treasury stock, at cost; 347,171, zero, and zero shares, respectively	(427)	—	—
Additional paid-in capital	—	418,761	418,761
Accumulated deficit	(156,139)	(9,877)	(12,517)

Total stockholders’ equity (deficit)	(156,143)	408,884	406,244

Total liabilities and equity	$889,856	$1,915,511	$1,902,846

See accompanying notes.

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES (SUCCESSOR) AND TRANSFIRST INC. AND SUBSIDIARIES (PREDECESSOR)

Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands except share and per share data)

	Predecessor			Successor	Predecessor	Successor
	Year Ended December 31,		Period From January 1, 2014 to November 11, 2014	Period From November 12, 2014 to December 31, 2014	Nine Months Ended September 30,
	2012	2013			2014	2015
					(Unaudited)	(Unaudited)
Revenues	$946,931	$1,067,763	$1,079,231	$180,636	$927,406	$1,148,674
Cost of services and goods	749,398	849,458	869,938	146,807	747,449	942,466
Selling, general, and administrative expenses	99,466	105,016	140,921	24,722	98,968	99,097
Depreciation and amortization expense	30,844	23,910	18,666	9,678	16,728	49,832
Management fees	1,250	1,250	1,084	74	938	865
Provision for merchant losses	2,133	3,548	2,373	177	2,199	2,214

Income (loss) from operations	63,840	84,581	46,249	(822)	61,124	54,200

Interest income	607	793	632	73	576	159
Interest expense	(24,653)	(56,812)	(44,186)	(10,748)	(37,300)	(58,932)
Loss on extinguishment of debt	—	—	—	(2,250)	—	—

Income (loss) before income taxes	39,794	28,562	2,695	(13,747)	24,400	(4,573)
Income tax (expense) benefit	8,063	(12,252)	(1,528)	3,870	(9,864)	1,933

Net income (loss) and comprehensive income (loss)	47,857	16,310	1,167	(9,877)	14,536	(2,640)

Accretion of preferred stock to redemption value	(26,881)	(14,498)	(13,087)	—	(11,477)	—
Dividends paid on participating preferred stock	(18,545)	—	(16,438)	—	(16,438)	—

Net income (loss) available to common shareholders	$2,431	$1,812	$(28,358)	$(9,877)	$(13,379)	$(2,640)

Earnings (loss) per common share (basic and diluted)	$0.03	$0.03	$(0.70)	$(105.90)	$(0.35)	$(28.31)
Weighted-average number of common shares (basic)	41,260,820	41,689,132	42,075,083	93,264	42,057,621	93,264
Weighted-average number of common shares (diluted)	41,597,484	42,310,194	42,075,083	93,264	42,057,621	93,264

See accompanying notes.

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND

SUBSIDIARIES (SUCCESSOR)

Consolidated Statements of Changes in Stockholders’ Equity (Successor)

(in thousands, except share data)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount
Balance, November 12, 2014	—	$—	$—	$—	$—
Issuance of common stock	93,264	—	418,800	—	418,800
Return of capital			(39)		(39)
Net loss and comprehensive loss	—	—	—	(9,877)	(9,877)

Balance, December 31, 2014	93,264	$—	$418,761	$(9,877)	$408,884

Net loss and comprehensive loss (unaudited)	—	—	—	(2,640)	(2,640)

Balance, September 30, 2015 (unaudited)	93,264	$—	$418,761	$(12,517)	$406,244

See accompanying notes.

TRANSFIRST INC. AND SUBSIDIARIES (PREDECESSOR)

Consolidated Statements of Changes in Redeemable Participating Preferred Stock, and Stockholders’ Deficit (Predecessor)

(in thousands, except share and per share data)

	Redeemable Participating Preferred Stock		Common Stock		Treasury		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2011	11,417,114	$289,850	41,284,552	$413	334,218	$(387)	$—	$(119,136)	$(119,110)
Accumulated dividends	—	26,729	—	—	—	—	—	(26,729)	(26,729)
Dividends paid	—	(121,917)	—	—	—	—	—	(54,363)	(54,363)
Redemption of preferred stock	(2,284,648)	(38,953)	—	—	—	—	—	(7,128)	(7,128)
Exercise stock options	—	—	1,250	—	—	—	2	—	2
Stock compensation expense	—	—	—	—	—	—	929	—	929
Vested restricted stock awards	—	—	477,176	5	—	—	(5)	—	—
Accumulated but unpaid dividends	—	152	—	—	—	—	(152)	—	(152)
Net income and comprehensive income	—	—	—	—	—	—	—	47,857	47,857

Balance, December 31, 2012	9,132,466	$155,861	41,762,978	$418	334,218	$(387)	$774	$(159,499)	$(158,694)
Exercise stock options	—	—	112,359	1	—	—	160	—	161
Repurchase of common stock	—	—	—	—	12,953	(40)	—	—	(40)
Stock compensation expense	—	—	—	—	—	—	644	—	644
Vested restricted stock awards	—	—	368,612	4	—	—	(4)	—	—
Accretion of preferred stock to redemption value	—	14,498	—	—	—	—	(1,574)	(12,924)	(14,498)
Other	—	—	—	—	—	—	—	(26)	(26)
Net income and comprehensive income	—	—	—	—	—	—	—	16,310	16,310

Balance, December 31, 2013	9,132,466	$170,359	42,243,949	$423	347,171	$(427)	—	$(156,139)	$(156,143)
Exercise stock options	—	—	25,095	—	—	—	40	—	40
Dividends paid (9% dividend on preferred stock and $1.80 per share common stock dividend)	—	(24,207)	—	—	—	—	—	(93,509)	(93,509)
Stock compensation expense	—	—	—	—	—	—	2,711	—	2,711
Vested restricted stock awards	—	—	895,577	9	—	—	(9)	—	—
Accretion of preferred stock to redemption value	—	13,087	—	—	—	—	(2,742)	(10,345)	(13,087)
Net income and comprehensive income	—	—	—	—	—	—	—	1,167	1,167
Purchase of TransFirst Inc.	(9,132,466)	(159,239)	(43,164,621)	(432)	(347,171)	427	—	258,826	258,821

Balance, November 12, 2014	—	$—	—	$—	—	$—	$—	$—	$—

See accompanying notes.

TRANSFIRST INC. AND SUBSIDIARIES (PREDECESSOR)

Consolidated Statements of Changes in Redeemable Participating Preferred Stock, and Stockholders’ Deficit (Predecessor)

(in thousands, except share and per share data)

	Redeemable Participating Preferred Stock		Common Stock		Treasury		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2013	9,132,466	$170,359	42,243,949	$423	347,171	$(427)	—	$(156,139)	$(156,143)
Exercise stock options (unaudited)	—	—	25,095	—	—	—	$40	—	40
Dividend paid (9% dividend on preferred stock and $1.80 per share common stock dividend) (unaudited)	—	(24,207)	—	—	—	—	—	(93,509)	(93,509)
Stock compensation expense (unaudited)	—	—	—	—	—	—	650	—	650
Vested restricted stock awards (unaudited)	—	—	266,710	3	—	—	(3)	—	—
Accretion of preferred stock to redemption value (unaudited)	—	11,477	—	—	—	—	(687)	(10,790)	(11,477)
Net income and comprehensive income (unaudited)	—	—	—	—	—	—	—	14,536	14,536

Balance, September 30, 2014 (unaudited)	9,132,466	$157,629	42,535,754	$426	347,171	$(427)	$—	$(245,902)	$(245,903)

See accompanying notes.

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES (SUCCESSOR) AND TRANSFIRST INC. AND SUBSIDIARIES (PREDECESSOR)

Consolidated Statements of Cash Flows

(in thousands)

	Predecessor			Successor	Predecessor	Successor
	Year Ended December 31,		Period From January 1, 2014 to November 11, 2014	Period From November 12, 2014 to December 31, 2014	Nine Months Ended September 30,
	2012	2013			2014	2015
					(unaudited)	(unaudited)
Operating activities:
Net income (loss) and comprehensive income (loss)	$47,857	$16,310	$1,167	$(9,877)	$14,536	$(2,640)
Adjustments to reconcile net income (loss) and comprehensive income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	30,844	23,910	18,666	9,678	16,728	49,832
Proceeds from sale of interest rate derivative instruments	—	—	1,370	—	—	—
Purchase of interest rate derivative instruments	—	(5,059)	—	—	—	—
Paid-in-kind interest	—	1,685	—	579	—	1,857
(Gain) Loss on disposals of property, equipment, software, and merchant contracts	1,497	1,143	249	(70)	223	(58)
Impairment of assets	—	644	2,274	(3)	2,177	—
Provision for merchant losses	2,133	3,548	2,373	177	2,199	2,214
Amortization of deferred loan costs and debt discount	1,683	5,630	5,741	749	4,902	4,440
Loss on extinguishment of debt	1,769	—	—	2,250	—	—
Debt modification expense	—	1,119	4,089	366	4,089	3,786
Change in fair market value of derivative agreements	(1,255)	(442)	2,621	—	1,673	—
Deferred compensation	812	431	—	—	—	—
Stock compensation expense	929	644	2,711	—	650	—
Deferred taxes	(13,933)	12,244	1,452	(3,892)	3,540	(2,015)
Changes in assets and liabilities net of the effects of acquisition:
Accounts receivable	(13,634)	(14,899)	(64,643)	38,721	(17,710)	(19,083)
Income tax receivable	(3,366)	(2,342)	(31)	16	4,135	525
Prepaid expenses and other assets	(1,491)	(502)	(316)	711	(2,017)	(1,245)
Accounts payable	460	(1,335)	160	830	2,934	2,818
Funds held for merchants and restricted cash and funds owed to merchants	4,553	7,174	13,202	4,517	12,241	4,893
Accrued processing expenses	3,270	826	30,155	(25,987)	2,779	4,405
Interest payable	517	(664)	5,080	(5,580)	125	(524)
Other accrued liabilities	4,381	(1,937)	30,696	(33,256)	5,481	11,433

Net cash provided by (used in) operating activities	67,026	48,128	57,016	(20,071)	58,685	60,638
Investing activities:
Purchases of property, equipment, and software	(7,554)	(8,983)	(5,482)	(1,503)	(4,441)	(7,047)
Merchant portfolios and customer contracts acquired	(2,679)	(6,446)	(3,904)	(268)	(3,592)	(2,872)
Investment in Payment-as-a-Service Corporation	—	—	—	—	—	(15)
Acquisition of CurveNorth	(1,524)	—	—	—	—	—
Purchase of TransFirst Inc., net of cash acquired	—	—	—	(727,111)	—	—
Issuance of notes receivable, net of repayments	(355)	(1,119)	1,061	77	1,018	197
Issuance of loans due from employees, net of repayments	—	(6)	1,448	22	1,437	—
Proceeds from sale of intangible assets, property, equipment and software	92	5	221	—	221	86

Net cash used in investing activities	(12,020)	(16,549)	(6,656)	(728,783)	(5,357)	(9,651)

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES (SUCCESSOR) AND TRANSFIRST INC. AND SUBSIDIARIES (PREDECESSOR)

Consolidated Statements of Cash Flows (continued)

(in thousands)

	Predecessor			Successor	Predecessor	Successor
	Year Ended December 31,		Period From January 1, 2014 to November 11, 2014	Period From November 12, 2014 to December 31, 2014	Nine Months Ended September 30,
	2012	2013			2014	2015
					(unaudited)	(unaudited)
Financing activities:
Proceeds from issuance of term notes, net of discount	$614,250	$—	$99,000	$1,008,650	$99,000	$129,648
Proceeds from issuance of subordinated debt	—	—	—	130,000	—	—
Debt issuance and recapitalization costs	(13,088)	(5,274)	(8,789)	(30,955)	(8,789)	(5,670)
Payments on term notes	(453,384)	(3,993)	(9,712)	(711,296)	(9,712)	(5,571)
Payments on subordinated debt	—	—	—	(29,775)	—	(131,978)
Borrowings on revolver facility	—	53,002	—	—	—	—
Repayments of revolver facility	—	(53,002)	—	—	—	—
Equity contributions	—	—	—	418,800	—	—
Return of capital	—	—	—	(39)	—	—
Repurchase of common stock	—	(40)	—	—	—	—
Proceeds from exercise of stock options	2	70	40	—	40	—
Repurchase of preferred stock	(46,081)	—	—	—	—	—
Payments on financing of acquired intangible assets	(693)	(742)	(907)	(314)	(501)	(2,295)
Deferred initial public offering expenses	—	—	—	—	—	(485)
Dividends paid	(176,112)	—	(117,716)	—	(117,716)	—

Net cash provided by (used in) financing activities	(75,106)	(9,979)	(38,084)	785,071	(37,678)	(16,351)

Net increase (decrease) in cash and cash equivalents	$(20,100)	$21,600	$12,276	$36,217	$15,650	$34,636
Cash and cash equivalents at beginning of year	24,457	4,357	25,957	—	25,957	36,217

Cash and cash equivalents at end of year	$4,357	$25,957	$38,233	$36,217	$41,607	$70,853

Supplemental disclosure of cash flow information:
Interest paid	$24,165	$48,261	$35,938	$9,203	$30,120	$52,405
Income taxes paid	8,926	2,427	65	—	65	61
Noncash financing of acquired intangible assets	(270)	1,604	872	484	405	2,688
Note receivable exchanged for investment in Payment-as-a-Service Corporation	—	—	—	—	—	1,269
Accumulated but unpaid dividends	152	14,498	3,533	—	1,920	—

See accompanying notes.

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES

Notes to Consolidated Financial Statements

TransFirst Inc. and Subsidiaries as of December 31, 2013 and for each of the two years in the period ended December 31, 2013 as well as the period from January 1, 2014 to November 11, 2014 (Predecessor) (Audited), TransFirst Holdings Corp. (Formerly Known as Tyche Topco, Inc.) and Subsidiaries as of December 31, 2014 and for the Period From November 12, 2014 to December 31, 2014 (Successor) (Audited), and for the nine months ended September 30, 2014 (Predecessor) and September 30, 2015 (Successor) (Unaudited)

(Dollars in Thousands)

1. Description of Business

TransFirst Holdings Corp. (formerly known as Tyche Topco, Inc.) is a wholly owned subsidiary of a group of affiliated funds of Vista Equity Partners (Vista). TransFirst Holdings Corp. holds all issued and outstanding common shares of TransFirst Inc. (Predecessor) and its various subsidiaries (collectively the Company).

The Company is engaged in providing payment technology solutions to merchants located throughout the United States. The Company offers integrated transaction processing support for all major credit cards, including Visa, MasterCard, American Express, Discover/Novus, Diners Club, and JCB. The Company also provides processing for debit cards, gift cards, ACH transactions, EBT (government financial support programs), and check verification services. The Company primarily serves small to medium-sized merchants, providing a broad range of transaction processing services, including capturing and transmitting transaction data, effecting the settlement of payments, and assisting merchants in resolving chargeback disputes with their customers. The Company operates only in this single operating segment of business. The Company primarily provides these services through multi-year agreements with a wide network of distribution partners. These partners include: financial institutions, value added resellers (VARs), independent sales organizations, and various industry associations.

Basis of Presentation and Principles of Consolidation

The accompanying September 30, 2014 and 2015 Consolidated Financial Statements are unaudited; however, in the opinion of management, they include all normal recurring adjustments necessary for fair presentation of the consolidated financial position of the Company as of September 30, 2015 and the consolidated results of its operations and comprehensive income and cash flows and changes in equity for the nine months ended September 30, 2014 and 2015. Results of operations for interim periods are not necessarily indicative of results of operations for the full year or any future period. See “Predecessor and Successor Financial Statements” for further discussion.

All intercompany transactions and balances have been eliminated.

Background

On October 12, 2014, Vista, through newly formed holding and acquisition companies, entered into an Agreement and Plan of Merger with the Predecessor to effect the acquisition from Welsh, Carson, Anderson & Stowe (WCAS). The four companies created by Vista were TransFirst Holdings Corp. (formerly known as Tyche Topco, Inc.), Tyche Finance, LLC, Tyche Holdings, LLC, and Tyche Merger Sub, Inc. TransFirst Holdings Corp., together with Tyche Merger Sub, Inc., (MergerSub) a Delaware corporation and a wholly owned subsidiary of TransFirst Holdings, Corp., entered into an

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

Agreement and Plan of Merger (the Merger Agreement) with TransFirst Inc. Pursuant to the Merger Agreement, and upon the terms and subject to the conditions of the Merger Agreement, TransFirst

Holdings Corp. commenced an offer to acquire TransFirst Inc. pursuant to a transaction in which MergerSub merged with TransFirst Inc., with TransFirst Inc. surviving as a wholly owned subsidiary of TransFirst Holdings Corp. On November 12, 2014, Merger Sub completed the acquisition of 100% of the voting interest in TransFirst Inc. The total cash purchase price consideration for the TransFirst acquisition was approximately $765,344. The acquisition will allow the Company to grow its network of merchants and distribution partners and migrate toward more integrated processing solutions.

Predecessor and Successor Financial Statements

The accompanying consolidated financial statements are presented as of December 31, 2013 (Predecessor), December 31, 2014 (Successor) and September 30, 2015 (Successor), and for the pre-acquisition period for the years ended December 31, 2012 and 2013 (Predecessor) as well as for the period from January 1, 2014 through November 11, 2014 (Predecessor) and the post-acquisition period from November 12, 2014 through December 31, 2014 (Successor) and the nine months ended September 30, 2015 and include the results of the Company and its subsidiaries, all of which are wholly owned. There was no other activity in the Company for periods prior to November 12, 2014 besides the Predecessor. The Company is sometimes referred to as the “Successor” for periods on or after November 12, 2014, and the “Predecessor” for periods on or prior to November 11, 2014.

CurveNorth Corporation (CurveNorth) Acquisition

Effective June 12, 2012, the Company acquired substantially all of the assets held by CurveNorth Corporation. As a provider and developer of software solutions to sales organizations within the merchant services industry, the acquisition of CurveNorth provided the opportunity for the Company to leverage this technology with its current and future partners, as well as within its proprietary merchant boarding software.

The acquisition was accounted for under the purchase method of accounting. The following table summarizes the allocation of the purchase price to the tangible and intangible assets acquired based on their estimated fair values on June 12, 2012.

The excess of the purchase price over the fair value of net assets acquired was allocated to goodwill. The goodwill acquired is expected to be deductible for tax purposes.

Allocation of Acquisition Costs
Accounts receivable	$39
Customer relationships	219
Developed technology	119
Trade name	36
Noncompete agreements	17
Goodwill	1,120

Total acquisition cost	$1,550

The pro forma information related to the CurveNorth Acquisition were immaterial to the Company’s consolidated results of operations.

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies

Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires the use of management estimates and assumptions that affect the amounts reported. These estimates are based on historical experience and information that is available to management about current events and actions the Company may take in the future.

Significant items subject to estimates and assumptions include the carrying value of long-lived assets, other assets, valuation allowances for receivables, amortization of intangibles, valuation of deferred tax assets, and stock options. Actual results could significantly differ from those estimates.

Liquidity and Credit Risks

Management believes the first lien revolving facility and cash on hand will be adequate to fund its operations and that the Company will remain in compliance with all debt covenants over the next 12 months. Achievement of projected cash flows from operations will be dependent upon the Company’s attainment of forecasted revenues and operating costs. Such operating performance will be subject to financial, economic, and other factors affecting the industry and operations of the Company, including factors beyond the Company’s control.

Cash and Cash Equivalents

The Company considers all demand deposits with banks and highly liquid, short-term cash investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist primarily of cash, cash held in money market accounts, and overnight investments. All excess cash not needed for normal operations is used to reduce debt or is held to fund future investments. The Company maintains cash (including settlement cash) at financial institutions in excess of federally insured limits, which totaled $108,549, $91,497 and $117,298 at December 31, 2013 (Predecessor), December 31, 2014 (Successor) and September 30, 2015 (Successor), respectively.

Settlement Cash

The Company provides for early receipt of merchant funds from Visa, MasterCard, and Discover on a substantial portion of its portfolio. This receipt of cash, a full day in advance of paying most of its merchants, has allowed the Company to minimize and, in most cases, eliminate borrowings from its sponsor banks that were previously required to fund interchange expense. Interchange expense is deducted from settlement by the cardholder’s issuing bank from the funds received daily from Visa, MasterCard, and Discover; however, the Company settles to its merchants the full value of that day’s receipts and collects its fees the following month.

The Company maintains a settlement cash balance and a restricted cash balance for cash owed to merchants. These funds owed to merchants are included in current liabilities. Certain merchant settlement assets that relate to settlement obligations accrued by the Company are held by sponsor banks to which the Company does not have legal ownership but has the right to use as security to satisfy settlement obligations.

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

Accounts Receivable, Net

Accounts receivable consists primarily of amounts due from merchants for discount fees, monthly service fees, and other merchant revenue. The allowance for doubtful accounts as of December 31, 2013 (Predecessor), December 31, 2014 (Successor), and September 30, 2015 (Successor) was $1,261, $450, and $901, respectively. An allowance for doubtful accounts is recorded when it is probable that the accounts receivable balance will not be collected.

Funds Held for Merchants and Restricted Cash

Funds held for merchants primarily consist of reserves that are established upon credit approval and risk review of merchants and cash reserves held for merchant losses. Restricted cash primarily consists of funds withheld from card-not-present merchants in a variety of industries that sell products through the internet, television advertisement, and catalogs. This cash serves as collateral against potential credit card disputes commonly associated with processing these types of transactions. Restricted cash is legally restricted to offset losses from disputed transactions not settled by the merchant for whom the reserves are held.

Reserve for Merchant Losses

Disputes between a cardholder and a merchant periodically arise due to cardholder dissatisfaction with merchandise quality or a merchant’s services. These disputes may not be resolved in the merchant’s favor and, in some cases, the transaction is “charged back” to the merchant. The purchase price is then refunded to the cardholder through the respective card issuing bank. However, in the case of merchant insolvency, bankruptcy, or other nonpayment, the Company may be liable for any such charges disputed by cardholders. The Company believes the diversification of its merchants and its risk management programs reduce the risk of loss to an acceptable level. The Company evaluates its risk and estimates its potential loss for chargebacks based on historical experience, and a provision for these estimated losses is expensed in the same period as the related revenues are recognized.

The provision for these estimated losses is recorded as a provision for merchant losses in the accompanying consolidated statements of operations and comprehensive income (loss) and within other current liabilities in the consolidated balance sheets. The reserve for merchant losses as of December 31, 2013 (Predecessor), December 31, 2014 (Successor), and September 30, 2015 (Successor) was $829, $915 and $968, respectively.

Property and Equipment

Computer hardware, furniture, and other equipment and leasehold improvements are recorded at historical cost. Depreciation on computer hardware, furniture, and other equipment is computed using the straight-line method over an estimated useful life of three to five years. Leasehold improvements are amortized over the shorter of the useful life of the asset or the term of the lease. Maintenance and repairs are expensed as incurred; improvements that increase the value of the property and extend the useful life are capitalized. When property and equipment are sold or otherwise disposed of, the costs and accumulated depreciation are removed from the accounts and any gain or loss is recognized in income.

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

Computer Software

The Company capitalizes certain costs associated with software developed or obtained for internal use. This policy provides for the capitalization of certain payroll-related costs for employees who are directly associated with internal-use computer software projects. Costs associated with preliminary project stage activities, training, maintenance, and all other post- implementation stage activities are expensed as incurred. The Company also expenses internal costs related to minor upgrades and enhancements, as it is impractical to separate these costs from normal maintenance activities. Capitalized costs related to software developed for internal use are amortized on a straight-line basis generally over an estimated useful life of three to ten years. The Company capitalized $4,583, $8,933, $3,352 and $1,574 during the years ended December 31, 2012 and 2013 (Predecessor), the periods from January 1, 2014 to November 11, 2014 (Predecessor), and November 12, 2014 to December 31, 2014 (Successor), respectively, related to internal-use software costs. The Company capitalized $2,679 and $2,664, respectively for the nine months ended September 30, 2014 (Predecessor) and September 30, 2015 (Successor). Unamortized internal-use software costs were $15,369, $7,766 and $8,790 at December 31, 2013 (Predecessor), December 31, 2014 (Successor) and September 30, 2015 (Successor), respectively. Amortization expense related to capitalized internal-use software costs totaled $3,884, $4,717, $4,778, and $388 during the years ended December 31, 2012 and 2013 (Predecessor), periods from January 1, 2014 through November 11, 2014 (Predecessor), and November 12, 2014 through December 31, 2014 (Successor), respectively. Amortization expense related to capitalized internal-use software costs totaled $4,429 and $1,696 for the nine months ended September 30, 2014 (Predecessor) and September 30, 2015 (Successor), respectively.

Acquisitions, Goodwill and Other Intangible Assets

The Company accounts for acquired businesses using the acquisition method of accounting, in accordance with GAAP accounting rules for business combinations, which requires that the assets acquired and liabilities assumed be recorded at the date of acquisition at their respective fair values. Any excess of the purchase price over the estimated fair values of net assets acquired is recorded as goodwill.

Intangible assets represent the cost of the Company’s purchased and renewed merchant portfolios, distribution partner relationships, customer contracts, noncompete agreements, trade names, and goodwill. The Successor Company amortizes its customer contracts over the expected economic life of the contracts acquired based on the timing of the expected undiscounted cash flows. The Company amortizes customer acquisition costs and distribution partner agreements based on the specific terms of each agreement, generally two to five years. The Company amortizes its noncompete agreements on a straight-line basis over the life of the agreements, generally two years. Intangible assets with indefinite lives are not amortized but subject to annual impairment testing and are also evaluated as needed to determine whether events and circumstances continue to support an indefinite life.

During the years ended December 31, 2012 and 2013 (Predecessor), periods from January 1, 2014 through November 11, 2014 (Predecessor), November 12, 2014 through December 31, 2014 (Successor) and nine months ended September 30, 2015 (Successor), the Company entered into portfolio purchase agreements, distribution partner agreements, and residual buyback agreements as part of its sales partnerships for future merchant referrals. Some of the agreements, primarily with the Company’s partner bank relationships, have deferred payments that may require performance obligations. Some of these purchases are partially financed by the seller. The obligations under these

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (continued)

seller-financed purchases are recorded as a liability of $2,365, $2,443 and $2,784 at December 31, 2013 (Predecessor), December 31, 2014 (Successor) and September 30, 2015 (Successor), respectively. The payments to the sellers are contingent on the sellers meeting certain obligations under the respective agreements, and the Company has recorded the full amount of the liability under such agreements when it is probable the criteria will be met. The liabilities are recorded within other current liabilities and other noncurrent liabilities based on the timing of the seller-financed obligations. Of the $2,662, $8,050, $4,776, and $753 aggregate intangible purchases during the years ended December 31, 2012 and 2013 (Predecessor) periods from January 1, 2014 through November 11, 2014 (Predecessor), and November 12, 2014 through December 31, 2014 (Successor), respectively, $28, $1,604, $952, and $484, respectively, represent the fair values of the seller financing. Of the $3,918 and $5,560 aggregate intangible purchases for the nine months ended September 30, 2014 (Predecessor) and September 30, 2015 (Successor), respectively, $405 and $2,688 represent the fair values of the seller financing. These intangible customer contracts are being amortized over their estimated lives, which range from one to six years.

Goodwill is the excess of the purchase price paid over the fair value of net assets of businesses acquired. The Company evaluates goodwill for impairment on October 1 and at least annually, or as circumstances indicate such assets may be impaired. The Company can elect to first assess the qualitative factors under GAAP to determine whether or not to perform the two-step goodwill impairment test. If, after assessing these qualitative factors, it is determined that it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, then the first and second steps of the goodwill impairment test are unnecessary. If however, the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then the Company would perform the first step of the two-step goodwill impairment test. Step one would compare the reporting unit’s carrying amount to its fair value. The Company determines the fair value based on the income approach and the market approach. This would generally be classified within Level 3, in the event that the Company were required to measure and record such assets at fair value within its consolidated financial statements. If the carrying amount of a reporting unit is greater than zero and its fair value exceeds its carrying amount, goodwill is not considered impaired and step two is not necessary. If the carrying value of the reporting unit is zero or negative or it exceeds the fair value, the second step of the impairment test would be performed to measure the amount of impairment loss, if any, and when it is more likely than not that a goodwill impairment exists. The Company’s impairment tests require it to make assumptions and judgments regarding the estimated fair value of its reporting unit, which include goodwill and other intangible assets.

Losses, if any, resulting from impairment tests are reflected in income from operations on the accompanying consolidated statements of operations and comprehensive income (loss). No goodwill impairment losses were recorded for the years ended December 31, 2012 and 2013 (Predecessor), period from January 1, 2014 through November 11, 2014 (Predecessor), period from November 12, 2014 through December 31, 2014 (Successor) or for the nine months ended September 30, 2015 (Successor), respectively.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets for impairment when events or changes in circumstances indicate, in management’s judgment, that the carrying value of such assets may not be recoverable. In such circumstances, the determination of whether impairment has occurred is based on

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

management’s estimate of undiscounted future cash flows over the remaining estimated useful life of the asset as compared to the net carrying value of the asset. In the event that long-lived assets are found to be carried at amounts that are in excess of estimated future cash flows, then the assets are adjusted for impairment to a level commensurate with the fair values of the underlying assets.

Other Noncurrent Assets

Other noncurrent assets consist of debt issuance costs, long-term notes receivable, long-term derivative assets, and other long-term deposits. The Company capitalized deferred financing costs incurred in connection with its credit agreements and amortizes those costs over the terms of the credit agreements. The Predecessor’s senior debt was refinanced in April 2013, March 2014 and August 2014. The Successor’s senior debt was refinanced in June 2015. Debt issuance costs are amortized to interest expense using the effective interest method over the term of the respective credit agreements.

Interest income from notes receivable is calculated and recorded based on the terms of the note agreements.

	Predecessor	Successor
	December 31, 2013	December 31, 2014	September 30, 2015
			(unaudited)
Debt issuance costs, net	$14,279	$27,806	$26,493
Long-term derivative asset	3,991	—	—
Other long-term deposits	884	825	828
Other long-term assets	258	300	886
Long-term notes receivable	2,774	858	635
Investment in Payment-as-a-Service	—	—	1,284

	$22,186	$29,789	$30,126

Effective August 28, 2015 the Company exchanged a note receivable instrument, with a net book value of $1,269 at the date of conversion, for a 49% equity investment in preferred stock of a software company, Payment-as-a-Service Corporation. The Company subsequently invested $15 pursuant to terms of the agreement.

The Company did not evaluate the cost-method investment in Payment-as-a-Service Corporation for impairment as there were no identified events or changes in circumstances since the acquisition date that may have a significant adverse effect on the fair value of the investment.

The Company evaluates notes receivable for impairment when, based on current information or events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the receivable. The Company considers factors such as the debtor’s payment history, the fair value of any related collateral, and the debtor’s financial condition in assessing notes for impairment. The Company measures impairment based on the present value of expected future cash flows discounted at the loan’s effective interest rate compared to the recorded investment in the note receivable.

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

Revenue and Cost Recognition

The Company has contractual agreements with its merchants that set forth the terms and conditions of its relationship with them. Revenues and costs are recognized as earned and incurred in accordance with Accounting Standards Codification (ASC) 605, Revenue Recognition. ASC 605 establishes guidance as to when revenue realized and earned by using the following criteria: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the seller’s price is fixed and determinable; and (4) collectability is reasonably assured.

Revenues earned by the Company include a rate charge to the merchant based on a percentage of sales processed (a discount rate) and other fees collected from the merchant. Related expenses include residuals, interchange fees and payments to the card associations, the processor and the network service providers. These are reflected in cost of services. Revenues related to payment transactions are recognized at the time the merchants’ transactions are processed. Revenues derived from service fees are recognized at the time the service is performed. Costs of services and goods are recognized when incurred. These costs consist of third party servicing costs directly associated with the revenues.

The Company follows the guidance provided in ASC 605-45, Principal Agent Considerations. ASC 605-45 states that whether a company should recognize revenue based on the gross amount billed to a customer or the net amount retained is a matter of judgment that depends on the facts and circumstances of the arrangement and that certain factors are considered in the evaluation. The Company has primary responsibility for the fulfillment of the processing services that the customer (merchant) needs, and is a full service processor, providing end-to-end payment processing services. The merchant engages the Company for all credit card processing services including transmission authorization and clearing, transaction settlement, dispute resolution, security and risk management solutions, reporting, and other value-added services. As such, the Company is the primary obligor in these transactions. Further, the Company has latitude in pricing and may set prices as it deems reasonable for each merchant. Finally, the Company’s business practice is to settle and fund the full transaction amounts to its merchants on a daily basis and then to collect its fees on the 10th day of the following month. The gross fees the Company collects are intended to cover the interchange, assessments, and other processing fees and include the Company’s margin on the transactions processed. The Company believes this policy aids in new business generation, as its merchants benefit from bookkeeping simplicity. However, this results in the Company extending credit to its merchants at each period end, which is then settled on the 10th of the following month.

For these reasons, the Company is the principal in the contractual relationship with its customers and therefore records its revenues, including interchange and assessments, on a gross basis.

Advertising Costs

Advertising costs, included in selling, general and administrative expenses as incurred, were approximately $1,394, $1,980, $2,230, and $275 for the years ended December 31, 2012 and 2013 (Predecessor), period from January 1, 2014 through November 11, 2014 (Predecessor), and for the period from November 12, 2014 through December 31, 2014 (Successor), respectively. Advertising costs were approximately $1,946 and $1,883 for the nine months ended September 30, 2014 (Predecessor) and September 30, 2015 (Successor), respectively.

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

Income Taxes

The Company has recorded its provision for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized based on differences between the financial statement and tax basis of assets and liabilities using enacted tax rates that will be in effect at the time such differences are expected to reverse. Deferred tax assets may be reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company evaluates the probability of realizing its deferred tax assets on an ongoing basis. This evaluation includes estimating the Company’s future taxable income in each of the taxing jurisdictions in which the Company operates, as well as the feasibility of tax planning strategies.

If interest or penalties are incurred related to income taxes, the interest expense and penalties are recorded as tax expense. The Company recognizes interest and penalties related to unrecognized tax benefits in the income tax expense line item of the accompanying consolidated statements of operations and comprehensive income (loss). The periods December 31, 2009 and forward remain subject to examination by major tax jurisdictions. The Company has identified its federal return and state returns in California and Colorado as major jurisdictions.

Share-Based Compensation

Share-based compensation costs are measured at the grant date, based on the calculated fair value of the award, and is recognized as an operating expense over the employee’s requisite service period (generally the vesting period of the equity grant). In addition, share-based compensation is adjusted annually for changes to the estimate of expected equity award forfeitures based on actual forfeiture experience (see Note 10 for further discussion on the Company’s equity plans). Share-based compensation is recorded in selling, general, and administrative expenses within the Consolidated Statements of Operations and Comprehensive Income (Loss). As part of the Acquisition on November 12, 2014, stock options and restricted awards that were previously considered improbable of vesting were modified, which triggered a remeasurement of those awards. Those awards then immediately vested upon change of control. As the vesting was contingent upon change in control, the total remeasured fair value of $18,079 is reflected in neither the Predecessor or Successor income statement periods but instead presented “on the line”. This amount was included in equity of the Predecessor in conjunction with the Acquisition. Such presentation is referred to as black line Acquisition Accounting.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation. Specifically, stock compensation expense was previously reported separately in the Consolidated Statements of Operations and Comprehensive Income (Loss) and has been reclassified and reported within selling, general, and administrative expenses. Goodwill was previously reported within Indefinite-lived intangible assets on the Consolidated Balance sheets and has been reclassified to be reported separately. Additionally, long-term debt borrowings and payments on term notes was previously reported “gross” within the year ended December 31, 2013 Consolidated Statement of Cash Flow. As cash was not exchanged at a gross level, the Company determined “net” presentation was more appropriate to reflect the debt modification.

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (continued)

Recent Accounting Pronouncements

In September 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2015-16, Simplifying the Accounting for Measurement-Period Adjustments, which eliminates the requirement that an acquirer in a business combination account for measurement-period adjustments retrospectively. Instead, an acquirer will recognize a measurement-period adjustment during the period in which it determines the amount of the adjustment. The guidance is effective for fiscal years, including interim periods within those fiscal years, beginning after December 15, 2015. The Company is evaluating the full effect of the standard on its financial statements.

In April 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2015-03, Simplifying the Presentation of Debt Issuance Costs, which will simplify the presentation of debt issuance costs by requiring debt issuance costs to be presented as a deduction from the corresponding debt liability. The guidance is effective for fiscal years beginning after December 15, 2015, and interim periods within fiscal years beginning after December 15, 2016. The Company has not yet selected a transition method and is evaluating the full effect of the standard on its financial statements.

In November 2014, the FASB issued ASU 2014-17, Business Combinations, which permits an acquired entity to elect the option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtained control of the acquired entity. The Company has not yet selected a transition method and does not expect this standard to have a material impact on the Company’s financial statements upon adoption.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements—Going Concern, which requires management to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and provide related footnote disclosures. The guidance is effective for annual reporting periods ending after December 15, 2016 and interim periods within annual periods beginning after December 15, 2016. Early adoption is permitted for financial statements that have not been previously issued. The Company will adopt the standard effective January 1, 2016. The Company does not expect this standard to have a material impact on the Company’s financial statements upon adoption.

In June 2014, the FASB issued ASU 2014-12, Compensation-Stock Compensation, which requires a performance target in stock compensation awards that affects vesting, and is achievable after the requisite service period, be treated as a performance condition. The Company will adopt the standard effective January 1, 2016. The Company has not yet selected a transition method. The Company is evaluating the full effect that ASU 2014-12 will have on its consolidated financial statements and related disclosures.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of goods or services to customers. The original effective date for ASU 2014-09 was for annual periods beginning after December 15, 2016. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. In August 2015, the FASB issued ASU 2015-14, Revenue From Contracts With Customers (Topic 606): Deferral of the Effective Date, which defers for one year the effective date of the new revenue standard for both public and nonpublic entities reporting

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (continued)

under U.S. GAAP and allows early adoption as of the original effective date. The standard permits the use of either the retrospective or cumulative transition method. The Company is evaluating the effect that ASU 2014-09 will have on its consolidated financial statements and related disclosures. The Company has not yet selected a transition method and is evaluating the full effect of the standard on its ongoing financial reporting.

In April 2014, the FASB issued ASU 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360) Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. The amendments in ASU 2014-08 change the requirements for reporting discontinued operations in ASC 205-20. The amendments change the definition of discontinued operations by limiting discontinued operations reporting to disposals of components of an entity that represent strategic shifts that have (or will have) a major effect on an entity’s operations and financial results. The amendments require expanded disclosures for discontinued operations and are effective for annual periods beginning on or after December 15, 2014 and interim periods within those years. Early adoption is permitted, but only for disposals (or classifications as “held for sale”) that have not been reported in financial statements previously issued or available for issuance. The adoption is not expected to have a material impact on the consolidated financial statements.

Guarantees

Under the indemnification issued to the Company’s sponsor banks, the Company has agreed to indemnify and hold harmless its sponsor banks against costs, expenses, claims, losses, or liabilities resulting from the transactions processed by the Company. Items included in the indemnification could be court costs, reasonable attorney fees, costs of investigations, chargebacks, fraud committed on behalf of the merchants, employees, or agents of the Company and any fines, fees, penalties, or other charges imposed by any card network as a result of transactions processed by the Company. Related to this indemnification, the Company is liable to the consumer, through the indemnification issued to the sponsoring bank, in the event the merchant is unable to provide the product or perform the services purchased and is also not able to credit the cardholder. The Company is indemnified by its merchant customers for such liabilities caused by their actions; however, there is a low probability of collection from a merchant in the case of its insolvency or bankruptcy. The Company cannot estimate the maximum potential amount of future payments to consumers, related to this indemnification, due to the inherent uncertainty of the consumer chargeback process. The Company establishes its reserve for merchant losses based on historical experience, ongoing credit risk assessments, the collateral held, and the fair value of the guarantee.

During the years ended December 31, 2012 and 2013 (Predecessor), period from January 1, 2014 through November 11, 2014 (Predecessor), and the period from November 12, 2014 through December 31, 2014 (Successor), the Company incurred losses of $2,133, $3,548, $2,373, and $177, respectively. During the nine months ended September 30, 2014 (Predecessor) and September 30, 2015 (Successor), the Company incurred losses of $2,199 and $2,214, respectively. At December 31, 2013 (Predecessor), December 31, 2014 (Successor), and September 30, 2015 (Successor) the Company had $25,677, $19,818, and $15,521, respectively, in cash collateral (reflected in funds held for merchants and restricted cash on the accompanying consolidated balance sheets) which can be used to offset funds due from merchants.

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (continued)

3. Acquisition

As described in Note 1, on November 12, 2014, Successor through MergerSub completed the acquisition of Predecessor. Immediately subsequent to the acquisition, MergerSub merged with and into Predecessor with Predecessor being the survivor company. A wholly owned subsidiary of Successor holds all issued and outstanding common shares of Predecessor and indirectly, its various subsidiaries.

The acquisition was accounted for by Successor under the acquisition method of accounting in accordance with ASC 805, Business Combinations. Accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on the estimated fair market value at the date of the acquisition. The fair values were estimated based on valuations performed utilizing three generally accepted business valuation approaches: the income, market, and cost approaches.

The accompanying consolidated financial statements for the period from November 12, 2014 through December 31, 2014 and as of December 31, 2014 (Successor) denote the change in accounting basis as a result of the application of the acquisition method of accounting in the successor period.

The following transactions were completed in connection with the acquisition:

•	Vista made net cash contributions of $418,761;

•	Tyche Finance, LLC entered into a loan agreement and borrowed $130,000 to finance the acquisition. See Note 8;

•	Tyche Holdings, LLC entered into new credit facility agreements and borrowed $1,020,000 to finance the acquisition. See Note 8. As a result of the new credit facility agreements, the Company’s previous debt of $749,031, including interest and second lien term facility call premium, was paid off.

The total consideration paid in the Acquisition was approximately $765,344 and was comprised of:

Cash consideration to common and preferred stockholders	$733,829
Consideration attributable to share-based awards for pre-combination services	31,515

Total consideration paid	$765,344

Pursuant to the terms of the Agreement and Plan of Merger, $17,000 of the total consideration paid to the former stockholders was placed in escrow. The escrowed funds were recorded as a current asset (Escrow deposits) and current liability (Accrued liability to former shareholders) in the Company’s December 31, 2014 Consolidated Balance Sheet. The escrowed funds were released during the first quarter of 2015 to the former shareholders and optionholders after satisfaction of all terms in the Agreement and Plan of Merger.

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (continued)

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition:

Cash and cash equivalents	$38,233
Settlement cash	28,840
Receivables	160,126
Funds held for merchants and restricted cash	20,162
Prepaid expenses and other current assets	10,866
Deferred tax assets	1,991
Property, equipment and software	14,459
Intangible assets	609,976
Goodwill	1,023,221
Other noncurrent assets	2,916
Accounts payable	(1,915)
Funds owed to merchants	(116,973)
Accrued processing expenses	(49,990)
Accrued expenses and other current liabilities	(55,875)
Deferred tax liabilities	(178,254)
Other noncurrent liabilities	(1,368)
Long-term debt	(741,071)

Total fair value	$765,344

The above purchase price allocation is considered preliminary and is subject to revision during the one year measurement period. The Company may adjust the fair value assumptions after obtaining more information regarding the preliminary allocation of assets acquired and liabilities assumed, including deferred tax assets and deferred tax liabilities.

Accounts receivable, as measured under Level 3 inputs, are recorded at a fair value of $160,126, representing the estimated collectible amount of gross accounts receivable. Fair value approximates the carrying value of accounts receivable at the date of acquisition.

For the period from November 12, 2014 through December 31, 2014 (Successor), the Company incurred $9,775 related to Vista’s transaction costs funded by the Company. For the period from January 1, 2014 through November 11, 2014 (Predecessor), the Predecessor Company incurred $16,414 related to transaction costs. These costs are reflected in selling, general and administrative expenses in the respective consolidated statements of operations and comprehensive income (loss).

The following table summarizes the identifiable intangible assets acquired as of the date of acquisition:

	Gross Amount at Acquisition Date	Weighted Average Amortization Period (in Years)
Customer relationships	$373,900	12
Trade name	208,400	Indefinite
Developed software	18,776	9
Noncompete agreements	8,900	2

Total	$609,976

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (continued)

Goodwill of $1,023,221 was associated with the acquisition of TransFirst Inc., and $91,200 is deductible for tax purposes. Goodwill represents the excess of the purchase price over the estimated fair value assigned to tangible and identifiable intangible assets acquired and liabilities assumed from Predecessor. Goodwill primarily consists of acquired workforce and growth opportunities which do not qualify as an intangible asset.

The Predecessor periods including the years ended December 31, 2012 and 2013, the period from January 1, 2014 through November 11, 2014 and the nine months ended September 30, 2014 did not include any results of operations from the acquisition. If the acquisition had occurred as of January 1, 2013, the Company’s results of operations would be as shown in the following table. These unaudited pro forma results are not necessarily indicative of the actual results of operations that would have occurred had the acquisition actually been made at the beginning of the respective periods.

	Year Ended December 31, 2013	Year Ended December 31, 2014	Nine Months Ended September 30, 2014
	(unaudited)	(unaudited)	(unaudited)
Pro forma revenues	$1,067,763	$1,259,867	$927,406
Pro forma net income (loss)	(19,583)	(20,887)	(12,828)

Subsequent to the issuance of the 2014 consolidated financial statements, an error was identified in the previously reported unaudited pro forma net income (loss) amounts for the years ended December 31, 2013 and 2014. The unaudited pro forma net income (loss) amounts previously reported of $2,870 and ($728) for the years ended December 31, 2013 and 2014, respectively, have been corrected in the above table.

4. Fair Value Measurements

Fair Value of Financial Instruments

The Company’s fair value measurements are based upon a three-level valuation hierarchy fair value and are categorized based on the level of judgment associated with the inputs used to measure their fair value. The hierarchy prioritizes the inputs to valuation techniques used to measure fair value into the following three levels:

Level 1—Inputs are unadjusted quoted market prices in active markets for identical assets or liabilities at the measurement date.

Level 2—Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date for the duration of the instrument’s anticipated life.

Level 3—Inputs are unobservable and, therefore, reflect management’s best estimate of the assumptions that market participants would use in pricing the asset or liability.

Management believes the carrying amounts of financial instruments as of December 31, 2013 (Predecessor), December 31, 2014 (Successor), and September 30, 2015 (Successor) including cash and cash equivalents, settlement cash, accounts receivable, funds held for merchants and restricted cash, accounts payable, and funds owed to merchants approximate fair value due to their short maturities. Accordingly, these instruments are not presented in the following table.

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (continued)

The following tables provide the estimated fair values of the remaining financial instruments.

	As of December 31,
	2013 (Predecessor)		2014 (Successor)
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Instruments
Other noncurrent assets:
Derivative financial instruments	$3,991	$3,991	$—	$—

Other current liabilities:
Long-term borrowings:
First and second liens	$612,324	$616,651	$1,008,867	$1,008,867
BMO Harris Bank debt	—	—	130,220	130,220
Subordinated note	28,179	29,313	—	—

	As of September 30, 2015 (Successor)
	(unaudited)
	Carrying Value	Fair Value
Financial Instruments
Other current liabilities:
Long-term borrowings:
First and second liens	$1,134,188	$1,131,800

The estimated fair market values of the Company’s first and second liens are based upon third party pricing sources, which generally does not represent daily market activity, nor does it represent data obtained from an exchange, and are classified as Level 2. The interest rates on the Company’s borrowings under the revolving credit facility are adjusted regularly to reflect current market rates and thus carrying value approximates fair value for these borrowings. There were no transfers between Level 1 and Level 2 of the fair value hierarchy during the periods ended December 31, 2013, December 31, 2014 or September 30, 2015.

The fair value of the cost-method investment in Payment-as-a-Service is not estimated as there were no identified events or changes in circumstances that may have a significant effect on the fair value of the investment. Additionally, the Company determined that it is not practicable to estimate the fair value of the investment as Payment-as-a-Service’s equity securities do not have a readily determinable fair value, it is not practicable for the Company to estimate the fair value and the cost of obtaining an independent valuation is deemed excessive due to the immateriality of the investment.

Nonrecurring Fair Value Measurements

Certain nonfinancial assets and liabilities are measured at fair value on a nonrecurring basis and are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment.

Assets and liabilities acquired in acquisitions are recorded at their fair value as of the date of acquisition. Refer to Note 3 for the fair values of assets acquired and liabilities assumed in connection with the Successor’s November 12, 2014 acquisition of Predecessor.

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (continued)

5. Derivative and Hedging Activities and Related Fair Value Measurements

The Company enters into interest rate protection agreements to manage market risk related to changes in interest rates; however, as of October 2014, the Company no longer had any derivative positions. The Company records all derivative financial instruments in the consolidated financial statements at fair value regardless of the purpose or intent for holding the instrument. Changes in fair values on derivatives not qualifying for hedge accounting are reported in earnings as they occur. The Company utilizes the mark-to-market method. The Company determines the fair value through third-party assessments provided by major financial institutions. The interest rate derivative instruments are classified as Level 2 financial assets and liabilities.

Effective August 1, 2013, the Predecessor entered into the following interest rate derivative instruments to manage interest rate risk on its variable-rate debt. The Predecessor company entered into cap call agreements whereby the Predecessor company received the excess of the three-month LIBOR over the interest rate cap strike rate of 2.50%. The Predecessor company paid premiums totaling $4,220 to enter into the interest rate cap agreements. Additionally, the Predecessor company entered into a cap corridor agreement. The cap corridor agreement consisted of the Predecessor company purchasing an interest rate cap whereby the Predecessor received the excess of the three-month LIBOR over the interest rate cap strike rate of 2.0%. Secondly, the cap corridor agreement consisted of the Predecessor company selling an interest rate cap whereby the Predecessor pays the excess of the three-month LIBOR over the interest rate cap strike rate of 4.0%. The interest rate corridor instruments are subject to a master netting arrangement. Therefore, the purchased interest rate cap and sold interest rate cap have been reported net in the Predecessor’s consolidated financial statements. The Predecessor paid a premium of $839 to enter into the interest rate corridor agreement. These derivative instruments were not designated as cash flow hedges.

Contract Period	Notional Amount	Strike Rate
Interest Rate Cap Agreements
8/1/2013–8/1/2017	$200,000	2.50%
8/1/2013–8/1/2017	200,000	2.50

8/1/2013–8/1/2017	$400,000	2.50

Interest Rate Corridor Agreement
8/1/2013–8/1/2017—cap purchased	$100,000	2.00%
8/1/2013–8/1/2017—cap sold	100,000	4.00
8/1/2013–8/1/2017		2.00–4.00

The Predecessor terminated the cap call agreements and the cap corridor agreement in October 2014. The Predecessor received proceeds from the termination of the cap call agreements and cap corridor agreement of $1,370. The Predecessor recognized a loss of $948 upon the termination of the agreements which is included in interest expense in the consolidated statement of operations and comprehensive income (loss). There were no derivative instruments outstanding as of December 31, 2014 or September 30, 2015.

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (continued)

The Predecessor Company had entered into the following pay fixed, receive variable interest rate swap agreements to manage interest rate risk on its variable rate debt. The interest rate swap agreements expired in 2013.

Swap Period	Notional Amount	Weighted- Average Pay Rate
9/30/2011—9/30/2013	$200,000

As of 12/31/2012	$200,000	1.31%

The swap agreement required quarterly fixed-rate payments based on a weighted-average rate plus an applicable margin in exchange for receiving three-month LIBOR plus an applicable margin on the Company’s debt. These derivative instruments were not designated as cash flow hedges.

Fair Values of Derivative Instruments

	Predecessor	Successor
	December 31, 2013	December 31, 2014	September 30, 2015
			(unaudited)
Asset derivatives:
Derivatives not designated as hedging instruments—
Other noncurrent assets	$3,991	$—	$—

Effect of Derivative Instruments on Consolidated Statements of Operations and Comprehensive Income (Loss)

	Statement of Operations and Comprehensive Income Account	Amount of Gain (Loss) Recognized in Income on Derivatives
		Predecessor			Successor
		Year Ended December 31,		Period From January 1, 2014 to November 11, 2014	Period From November 12, 2014 to December 31, 2014
Derivative		2012	2013
Interest rate swaps	Interest expense	$1,255	$1,509	$—	$—
Interest rate caps and corridor	Interest expense	—	(1,067)	(2,621)	—

		$1,255	$442	$(2,621)	$—

Amount of Gain (Loss) Recognized in Income on Derivatives
Nine Months Ended September 30,
(unaudited)
Derivative	Statement of Operations and Comprehensive Income Account	2014 (Predecessor)	2015 (Successor)
Interest rate swaps	Interest expense	$—	$—
Interest rate caps and corridor	Interest expense	(1,673)	—

		$(1,673)	$—

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (continued)

6. Property, Equipment, and Software

Property, equipment, and software consisted of the following:

	Predecessor	Successor
	December 31, 2013	December 31, 2014	September 30, 2015
			(unaudited)
Computer hardware	$9,308	$5,557	$7,437
Computer software	30,227	8,154	10,874
Furniture and other equipment	4,321	1,242	1,457
Leasehold improvements	3,438	4,256	4,488

	47,294	19,209	24,256
Less accumulated depreciation and amortization	(25,576)	(837)	(5,128)

	$21,718	$18,372	$19,128

Depreciation and amortization expense related to property, equipment, and software for the years ended December 31, 2012 and 2013 (Predecessor), the period from January 1, 2014 through November 11, 2014 (Predecessor), and the period from November 12, 2014 through December 31, 2014 (Successor) was $6,674, $7,391, 6,881, and $837, respectively. Depreciation and amortization expense related to property, equipment, and software for the nine months ended September 30, 2014 (Predecessor) and September 30, 2015 (Successor) was $6,331 and $4,325, respectively.

7. Intangible Assets and Goodwill

Finite-lived intangible assets consisted of the following:

	Predecessor	Successor
	December 31, 2013	December 31, 2014	September 30, 2015
			(unaudited)
Purchased merchant, bank, and customer contracts	$270,618	$374,653	$380,213
Less accumulated amortization	(202,439)	(7,906)	(48,256)

	68,179	366,747	331,957
Noncompete agreements	7,749	8,900	8,900
Less accumulated amortization	(7,532)	(606)	(3,943)

	217	8,294	4,957
Developed software	—	18,776	18,776
Less accumulated amortization	—	(330)	(2,149)

	—	18,446	16,627
CurveNorth developed technology	119	—	—
Less accumulated amortization	(19)	—	—

	100	—	—
Finite-lived trade names	36	—	—
Less accumulated amortization	(8)	—	—

	28	—	—

	$68,524	$393,487	$353,541

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (continued)

Indefinite-lived intangible assets consisted of the following:

	Goodwill	Trade Name	Total
Balance, December 31, 2013 (Predecessor)	$486,565	$66,649	$553,214
Adjustments	—	—	—

Balance, November 11, 2014 (Predecessor)	$486,565	$66,649	$553,214

	Goodwill	Trade Name	Total
Balance, November 12, 2014 (Successor)	$—	$—	$—
Acquisition fair value adjustments	1,023,221	208,400	1,231,621

Balance, December 31, 2014 (Successor)	1,023,221	208,400	1,231,621
Adjustments (unaudited)	—	—	—

Balance, September 30, 2015 (Successor) (unaudited)	$1,023,221	$208,400	$1,231,621

Successor Company

A total of $753 and $5,560 of merchant, bank, and customer contracts were acquired during the period from November 12, 2014 through December 31, 2014 and nine months ended September 30, 2015, respectively, which have weighted-average amortization periods of 4.13 and 3.82 years, respectively.

The estimated amortization expense for the Company’s amortizable intangible assets for future periods subsequent to the year ended December 31, 2014, is as follows:

2015	$59,954
2016	53,493
2017	44,698
2018	40,026
2019	36,122
2020 and thereafter	159,194

$393,487

Amortization expense for the period from November 12, 2014 through December 31, 2014 (Successor) and for the nine months ended September 30, 2015 was $8,841 and $45,507, respectively.

Predecessor Company

A total of $2,662, $8,050, and $4,776 of merchant, bank, and customer contracts were acquired during the years ended December 31, 2012 and 2013, and the period from January 1, 2014 through November 11, 2014, respectively, which have weighted-average amortization periods of 6.11, 5.75 and 4.10 years, respectively. A total of $3,918 of merchant, bank, and customer contracts were acquired during the nine months ended September 30, 2014, which have weighted-average amortization periods of 4.08 years.

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (continued)

Purchased merchant, bank, and customer contracts were amortized over a period ranging from one to 12 years. Noncompete agreements were amortized over a period ranging from two to five years. Developed technology as well as finite-lived trade names were amortized over ten and seven years, respectively.

Amortization expense for the years ended December 31, 2012 and 2013, and the period from January 1, 2014 through November 11, 2014 was $24,170, $16,519, and $11,785, respectively. Amortization expense for the nine months ended September 30, 2014 was $10,397.

The Predecessor launched a newly designed corporate website in 2013. The Company consolidated its online assets under the TransFirst brand; MerchantExpress.com and MerchantAccount.com were redirected to TransFirst.com. The MerchantExpress.com and MerchantAccount.com brands are no longer being used.

The Predecessor evaluated the impacted domain names and trade name for possible impairment. Since the domain names and trade name were no longer being used and would not be sold, the Predecessor determined that they had no remaining fair value. The determination was made that the net book values of $351 and $260, respectively, were impaired with the charge included in selling, general, and administrative expenses in the consolidated statement of operations and comprehensive income (loss) for the year ended December 31, 2013.

The Predecessor purchased merchant contracts from a particular distribution partner, based on a calculated amount for each merchant contract purchased. The book values of these purchases are reflected within purchased merchant, bank, and customer contracts. Due to the known value paid for each contract, they are reviewed on a quarterly basis to identify if any merchants are no longer processing yet still carry a book value. Since the merchants are no longer processing with the Company, the Company determined that the contracts have no remaining fair value; therefore, any remaining net book value is considered impaired. In addition, the remaining tax basis can be deducted from income on the Company’s tax return. For GAAP purposes, Predecessor has expensed $1,389, $1,055 and $436 for the years ended December 31, 2012 and 2013, and the period from January 1, 2014 through November 11, 2014, respectively. Predecessor has expensed $413 for the nine months ended September 30, 2014. These impairments are included in selling, general, and administrative expenses on the consolidated statements of operations and comprehensive income (loss).

In March 2014, the Predecessor sold customer relationship intangible assets with net book values of $108 for proceeds of $218. The Predecessor recorded a gain on the sale of $110 which is included in selling, general, and administrative expenses in the consolidated statements of operations and comprehensive income (loss).

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (continued)

8. Long-Term Debt

Notes payable and long-term debt consisted of the following:

	Predecessor	Successor
	December 31, 2013	December 31, 2014	September 30, 2015
			(unaudited)
First lien term loan, dated November 12, 2014 (as amended June 9, 2015)	$—	$700,000	$759,429
First lien term loan, dated December 27, 2012 (as amended April 30, 2013)	396,008	—	—
Second lien term loan, dated November 12, 2014 (as amended June 9, 2015)	—	320,000	385,000
Second lien term loan, dated December 27, 2012	225,000	—	—
BMO Harris Bank debt	—	130,220	—
WCAS Subordinated debt	29,775	—	—

Total debt obligations	650,783	1,150,220	1,144,429
Unamortized discount:
Discount on first lien term loan, dated November 12, 2014 (as amended June 9, 2015)	—	(7,987)	(7,242)
Discount on first lien term loan, dated December 27, 2012 (as amended April 30, 2013)	(3,174)	—	—
Discount on second lien term loan, dated November 12, 2014 (as amended June 9, 2015)	—	(3,146)	(2,999)
Discount on second lien term loan, dated December 27, 2012	(5,510)	—	—
Discount on subordinated debt	(1,596)	—	—

Carrying value of debt	640,503	1,139,087	1,134,188
Less current portion	(10,800)	(137,220)	(7,633)

Long-term debt, less current portion	$629,703	$1,001,867	$1,126,555

Successor Company

On November 12, 2014, Predecessor as a subsidiary of Successor, entered into a First Lien Credit Agreement and a Second Lien Credit Agreement (the November 2014 Credit Facilities). The First Lien Credit Agreement provided for a term loan in an aggregate principal amount of $700,000, with a maturity date of November 12, 2021, and a $50,000 revolving credit facility with a maturity date of November 12, 2019. The principal amount of the term loan amortizes in quarterly installments equal to 1% per annum of the original principal amount with the balance payable at maturity. Additionally, an annual principal payment is due if the Company has excess cash flow, as defined in the November 2014 Credit Facilities.

The Second Lien Credit Agreement provided for a term loan in an aggregate principal amount of $320,000, with a maturity date of November 12, 2022. The entire amount of the loan is payable at maturity. The Company can elect to prepay the Second Lien Credit Agreement.

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (continued)

Debt issuance costs of $28,338, were capitalized and are being amortized to interest expense using the effective interest method over the term of the related debt. The first lien term facility was issued at a discount of 1%, the first lien term revolving facility was issued at a discount of approximately 2.30%, the second lien term facility was issued at a discount of 1%. The discount is reflected as an offset to long-term debt and is being amortized to interest expense using the effective interest method over the term of the respective agreements.

The interest rate per annum applicable to the November 2014 Credit Facilities is based on a fluctuating rate of interest plus an applicable margin determined by reference to either (i) Alternate Base Rate Loans which is calculated as the greater of (a) the base rate in effect on such date, (b) the federal funds rate in effect on such day plus 0.5% and (c) the adjusted London Interbank Offered Rate (LIBOR, with a 1% floor for Term Loans only) for a one-month interest period on such day (or if such day is not a business day, the immediately preceding business day) plus 1.00% or (ii) Eurodollar Loans which bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the interest period in effect plus the applicable margin. The Adjusted LIBOR Rate is calculated as the greater of (a) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the LIBOR Rate for such Eurodollar borrowing in effect for such interest period divided by 1 minus the statutory reserves (if any) for such Eurodollar borrowing for such interest period and (b) with respect to term loans only, 1.00%. The fluctuating rate of interest applicable to the November 2014 Credit Facilities is currently based on a Eurodollar rate determined by reference to LIBOR, adjusted for statutory reserve requirements plus an applicable margin, as defined in the November 2014 Credit Facilities. The applicable margins were 4.5% and 8.00% for the first lien and second lien loans, respectively. The first lien applicable margin will decrease to 4.25% if the Total Leverage Ratio calculation is less than 6.00:1.00 for the previous quarter. As of December 31, 2014, the interest rate on the First and Second Lien Credit Agreements was 5.5% and 9.00%, respectively. The weighted-average interest rate on these borrowings was 6.60% at December 31, 2014.

Upon the occurrence and during the existence of any event of default under the terms of the credit agreements, the overdue obligations shall bear interest at a rate per annum equal to 2.00% plus the rate otherwise applicable to such loan.

On June 9, 2015, the Successor Company entered into amendments to its first and second lien credit facilities. The First Amendment to First Lien Credit Agreement (dated as of November 12, 2014 as amended June 9, 2015) increased the loan balance by $65,000 to $763,250. The First Amendment to Second Lien Credit Agreement (dated as of November 12, 2014 as amended June 9, 2015) increased the loan balance by $65,000 to $385,000. The proceeds of the additional borrowings were used to repay in full the BMO Harris Bank loan. Debt issuance costs, representing third-party costs, of approximately $3,786 were expensed and were included in selling, general, and administrative expenses. Debt issuance costs, representing fees paid to lenders as well as third-party costs related to the revolving facility, of approximately $1,884 were capitalized and are being amortized to interest expense using the effective interest method over the term of the related debt. Lastly, the additional first and second lien term debt borrowings were issued at a discount of 0.25%. The discount is reflected as an offset to long-term debt and is being amortized to interest expense using the effective interest method over the term of the respective agreements.

The applicable margin assessed on the first lien term loan decreased to 3.75%. The first lien applicable margin will decrease to 3.5% if the total leverage ratio is less than 6.0 to 1.0 for the previous quarter. All other components for the interest rate calculation remained the same.

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (continued)

Under the First Lien Credit Agreement, the Company is required to comply with certain financial covenants. The covenants include a quarterly first lien leverage ratio which shall be in effect when any revolving loans and undrawn amounts of letters of credit are outstanding in excess of 30% of the revolving commitments as of the end of a fiscal quarter. The first lien leverage ratio is a calculation of first lien funded indebtedness less cash and cash equivalents to consolidated earnings before interest, taxes, depreciation, and amortization of the Company as of the last day of any test period not to exceed the ratios set forth below for 2015:

Quarterly Test Periods Ended	First Lien Leverage Ratio
March 31, 2015	7.80:1.00
June 30, 2015	7.80:1.00
September 30, 2015	7.80:1.00
December 31, 2015	7.70:1.00

During the period from November 12, 2014 to December 31, 2014 and the nine months ended September 30, 2015 there were no instances in which the Company was in a position of non-compliance with its financial debt covenants.

Substantially all of the Company’s tangible and intangible assets are considered collateral security under the November 12, 2014 Credit Facilities.

The borrowing capacity of the first lien revolving credit facility was $49,002 as of December 31, 2014, due to outstanding letters of credit of $998 with the Company’s current lender. The borrowing capacity had increased to $49,050 at September 30, 2015 with $950 in outstanding letters of credit. The borrowing capacity of the first lien revolving credit facility remained undrawn at December 31, 2014 and September 30, 2015.

On November 11, 2014 Tyche Finance, LLC, a wholly owned subsidiary of Successor, entered into a Loan Authorization Agreement with BMO Harris Bank. The Loan Authorization Agreement provided for a maximum revolving commitment of $145,000. Effective November 12, 2014, the Successor Company borrowed $130,000 under the terms of the loan authorization account. The interest rate per annum applicable to the loan authorization account equals the greater of (i) the rate per annum announced by BMO Harris Bank from time to time as its prime commercial rate (the “Prime Rate”) or (ii) the LIBOR Quoted Rate for such day plus the rate of 2.75% per annum (the “LIBOR Margin”). Interest on the loan shall, at the option of the Successor Company, be payable either (i) in immediately available funds on each interest payment date, or (ii) through a loan on each interest payment date (paid-in-kind interest), or (iii) by any combination of the methods. The Successor Company incurred paid-in-kind interest at 3.25% per annum for the period from November 12, 2014 through December 31, 2014 of $579. The paid-in-kind interest incurred for the period from November 12, 2014 through November 30, 2014 was compounded as of December 22, 2014 (applicable interest payment date). The paid-in-kind interest incurred for the period from December 1, 2014 through December 31, 2014 was compounded as of January 15, 2015 and was therefore recorded to interest payable as of December 31, 2014. The Successor Company incurred paid-in-kind interest at 3.25% for the nine months ended September 30, 2015 of $1,857. Borrowings under the loan authorization account were payable on demand. The Successor Company incurred debt issuance costs of $366 related to the borrowing which were expensed as incurred as the loan was callable.

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (continued)

The BMO Harris Bank loan was repaid in full June 9, 2015 with proceeds from the refinancing of the First and Second Lien Credit Agreements.

Future maturities of long-term debt as of December 31, 2014 (excluding discounts):

2015	$137,220
2016	7,000
2017	7,000
2018	7,000
2019	7,000
Thereafter	985,000

$1,150,220

Future maturities of obligations under seller-financed purchases of intangible assets (see note 2) as of December 31, 2014:

2015	$1,608
2016	244
2017	161
2018	172
2019	185
Thereafter	73

$2,443

The credit agreements for TransFirst Inc. restrict the ability to pay dividends and distribute property to their respective equity holders. The agreements contain exceptions for such dividends and distributions, including up to specified maximum dollar amounts or if certain financial ratios are satisfied. As a result, all of the consolidated net assets of TransFirst Inc. are effectively restricted with respect to their ability to be transferred to the ultimate parent company, TransFirst Holdings Corp. TransFirst Holdings Corp. has no separate assets other than its investments in its subsidiaries, and all of its business operations are conducted through its operating subsidiaries.

Predecessor Company

On August 8, 2014, the Predecessor entered into amendments to its first and second lien credit facilities. The amendment to the First Lien Credit Agreement (dated as of December 27, 2012 as amended by Amendment No. 1, dated as of April 30, 2013, and Amendment No. 2, dated March 26, 2014) increased the loan balance by $100,000 to $486,295. The amendment of the Second Lien Credit Agreement (dated as of December 27, 2012 as amended by Amendment No. 1, dated March 26, 2014) provided for borrowings of $225,000, which was consistent with the prior loan balance. The proceeds of the borrowings were used to pay transaction expenses, as well as pay dividends. Debt issuance costs, representing third-party costs, of approximately $2,124 were expensed and were included in selling, general, and administrative expenses. The Predecessor also incurred $1,887 in direct costs paid to lenders that were classified as debt discount costs, which were amortized to interest expense using the effective interest method over the terms of the related debt. Lastly, the additional $100,000 in

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (continued)

borrowings under the First Lien Credit Agreement was issued at a discount rate of 1.0%. The discount was reflected as an offset to long-term debt and amortized to interest expense using the effective interest method over the term of the first lien.

On March 26, 2014, the Predecessor refinanced its first lien term loan facility and its second lien term loan facility. The Predecessor entered into amendments to the applicable credit agreements that provided for a $396,008 first lien term loan and a $225,000 second lien term loan. The second lien term loan was issued at a discount rate of 0.25%. The Predecessor was able to reduce the interest rate assessed on both the first and second lien term loans. Debt issuance costs, representing third-party costs related to the first and second lien term loans of approximately $1,965 were expensed and were included in selling, general, and administrative expenses.

On April 30, 2013, the Predecessor refinanced its first lien term loan facility and first lien revolving facility. The Predecessor entered into amendments to the applicable credit agreement that provided for a $399,000 first lien term loan facility and a $50,000 revolving credit facility. The Predecessor was able to reduce the interest rate assessed on both the first lien term loan facility and the first lien revolving facility. Debt issuance costs, representing fees paid to lenders, of approximately $4,130 were recorded as debt discount costs and were being amortized over the term of the first lien term loan as interest expense using the effective interest method. Debt issuance costs, representing third-party costs, of approximately $1,119 were expensed and were included in selling, general, and administrative expenses. The first lien term loan facility had quarterly payments of $998 with the remaining balance due December 27, 2017. The borrowing capacity of the first lien revolving credit facility was reduced to $48,800 as of December 31, 2013, due to outstanding letters of credit of $1,200. The borrowing capacity of $48,800 remained undrawn at December 31, 2013. The revolving credit facility would have matured on December 27, 2017.

The term loan facilities bore interest at the Eurocurrency Rate for the interest period plus an applicable rate. The first lien revolving facility bore interest at the Base Rate for the interest period plus an applicable rate. The weighted-average interest rate on these borrowings was 7.01% at December 31, 2013.

The credit agreements provided for financial, affirmative and negative covenants that may have restricted, among other things, the Predecessor’s subsidiaries’ ability to incur indebtedness, dispose of assets, and make capital expenditures and investments. The Predecessor was required to comply with a maximum total leverage ratio. The Predecessor had complied with financial covenants during the period from January 1, 2014 through November 11, 2014 as well for the year ended December 31, 2013. The debt under the credit agreement was collateralized by substantially all of the assets of the Predecessor.

Beginning with the year ended December 31, 2013, if the total leverage ratio as of the last day of the fiscal year fell within a range specified by the credit agreement, the Predecessor was required to make an advance principal payment equal to 25% or 50% of excess cash flow, as defined by the credit agreements. Based on the leverage ratio at December 31, 2013, the Predecessor was required to make a principal payment of $10,800 within ten days after the issuance of the 2013 consolidated financial statements, but no later than the 130th day after the end of a fiscal year, which reduced future scheduled quarterly payments.

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (continued)

On June 15, 2007, certain subsidiaries of the Predecessor issued a subordinated note with a face amount of $25,000 to WCAS. The subordinated note bore interest at 10%. Effective December 27, 2012, the Predecessor and WCAS amended the securities purchase agreement to which the subordinated note is subject. The amendment extended the maturity of the note to September 27, 2018. The note was issued at a discount rate of 12.27%. Additionally, the note required a mandatory prepayment upon a qualified initial public offering or upon a change of control.

The amended securities purchase agreement required the payment of paid-in-kind interest at 12%, rather than cash interest, if the consolidated total leverage ratio was equal to or greater than 5.75 to 1.00 as of a measurement date. The Predecessor was required to pay paid-in-kind interest of $1,685 for the six months ended June 30, 2013, due to this requirement. Under the subordinated debt agreement, the Predecessor at its option, elected to pay paid-in-kind interest for 12 months (July 1, 2009 through June 30, 2010) resulting in paid-in-kind interest of $3,090.

On November 12, 2014, in conjunction with the consummation of the November 2014 Credit Facilities, Successor repaid the $486,295 under the first lien term loan facility, dated August 8, 2014, $225,000 under the second lien term loan facility, dated August 8, 2014, $29,775 under the WCAS subordinated debt as well as accrued interest as of November 12, 2014.

The credit agreements for TransFirst Group, Inc. (formerly known as TransFirst Holdings, Inc.) restrict the ability to pay dividends and distribute property to their respective equity holders. The agreements contain exceptions for such dividends and distributions, including up to specified maximum dollar amounts or if certain financial ratios are satisfied. As a result, all of the consolidated net assets of TransFirst Group, Inc. are effectively restricted with respect to their ability to be transferred to the ultimate parent company, TransFirst Inc. TransFirst Inc. has no separate assets other than its investments in its subsidiaries, and all of its business operations are conducted through its operating subsidiaries.

9. Income Taxes

Income tax (benefit) expense was comprised of the following:

	Predecessor			Successor
	Year Ended December 31,		Period From January 1 2014 to November 11, 2014	Period From November 12, 2014 to December 31, 2014
	2012	2013
Current:
U.S. federal	$4,084	$—	$3	$(9)
State	1,577	9	73	31

Total current	5,661	9	76	22
Deferred:
U.S. federal	(12,740)	10,865	1,302	(3,444)
State	(984)	1,378	150	(448)

Total deferred	(13,724)	12,243	1,452	(3,892)

	$(8,063)	$12,252	$1,528	$(3,870)

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (continued)

The reconciliation of income taxes computed at the U.S. federal statutory rate to the provision for income taxes is as follows for the periods ended:

	Year Ended December 31,
	2012 (Predecessor)%		2013 (Predecessor)%
Income from continuing operations before income taxes at the federal statutory rate	$13,928	35.00%	$9,997	35.00%
Permanent items	123	0.31	111	0.39
Stock compensation	120	0.30	99	0.35
Other*	381	0.96	661	2.31
Change in rate	1,059	2.66	—	—
Change in valuation allowance	(25,267)	(63.49)	—	—
State taxes, net of federal tax benefit	1,593	4.00	1,384	4.85

Total income tax expense (benefit)	$(8,063)	(20.26)%	$12,252	42.90%

	Period From January 1, 2014 to November 11, 2014 (Predecessor)%		Period From November 12, 2014 to December 31, 2014 (Successor)%
Income (loss) from continuing operations before income taxes at the federal statutory rate	$944	35.00%	$(4,811)	35.00%
Permanent items	59	2.23	(16)	0.11
Non-deductible transaction costs	581	21.56	1,407	(10.23)
Stock compensation	188	6.96	—	—
Other*	(442)	(16.40)	2	(0.02)
State taxes, net of federal tax benefit	198	7.33	(452)	3.29

Total income tax expense (benefit)	$1,528	56.68%	$(3,870)	28.15%

*	The sub-categories within Other had less than a 5% impact on the total effective tax rate.

The effective tax rate for the years ended December 31, 2012 and 2013, the period from January 1, 2014 through November 11, 2014 (Predecessor), and the period from November 12, 2014 through December 31, 2014 (Successor) was (20.26%), 42.90%, 56.68% and 28.15%, respectively.

As of September 30, 2014, the annual effective tax rate of 40.43% was based on income projections at the time and is different from the federal statutory rate of 35% for the year primarily due to adding back 50% of the projected annual meals and entertainment expense and a portion of the stock compensation expense. The income projections at the time did not include any non-deductible transaction costs associated with merger that occurred on November 12, 2014.

As of September 30, 2015, the annual effective tax rate of 42.27% was based on income projections at the time and is different from the federal statutory rate of 35% for the year primarily due to adding back 50% of the projected annual meals and entertainment expense.

The Company’s effective tax rate is the provision (benefit) for federal income taxes expressed as a percentage of income or loss before federal income taxes. The Company’s effective tax rate was

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (continued)

different from the federal statutory rate of 35% for the year ended December 31, 2014 (Successor) primarily due to non-deductible transaction expenses incurred due to the acquisition. The Company’s effective tax rate was different from the federal statutory rate of 35% for the year ended November 11, 2014 (Predecessor) primarily due to non-deductible transaction expenses and stock compensation expense incurred due to the acquisition. The Company’s effective tax rate was different from the federal statutory rate of 35% for the year ended December 31, 2013 primarily due to adding back 50% of meals & entertainment. The Company’s effective tax rate was different from the federal statutory rate of 35% for the year ended December 31, 2012 primarily due to the release of our valuation allowance for our net deferred tax assets that resulted in the recognition of approximately $25,200 benefit in our provision (benefit) for income taxes.

The tax effects of significant items comprising the Company’s deferred tax assets and liabilities are as follows at December 31:

	Predecessor	Successor
	December 31, 2013	December 31, 2014
Deferred tax assets:
Provision for merchant losses	$1,006	$999
Accrued expenses	1,895	1,189
Federal and state net operating loss carryforwards	3,768	26,967
Derivative	323	—
Other	1,152	617

Total deferred tax asset	8,144	29,772
Valuation allowance	—	—

Realizable deferred tax assets	8,144	29,772

Deferred tax liabilities:
Restricted stock	(150)	—
Depreciation on assets	(1,124)	(2,443)
Goodwill and intangibles	(46,424)	(199,673)
Deferred loan costs	(2,403)	27
Original issue discount/premium	(1,780)	13
Other	(350)	(66)

Total deferred tax liabilities	(52,231)	(202,142)

Net deferred tax liability	$(44,087)	$(172,370)

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (continued)

The Company’s deferred tax assets and liabilities were included in the consolidated balance sheets as of December 31, 2013 and 2014 as follows:

	Predecessor	Successor
	December 31, 2013	December 31, 2014
Total current assets and liabilities	$5,327	$1,874
Total noncurrent assets and liabilities	(49,414)	(174,244)

Net deferred tax liabilities	$(44,087)	$(172,370)

As of December 31, 2014 the Successor had federal net operating loss (NOL) carry-forwards totaling approximately $64,707. As of December 31, 2013, the Predecessor had federal NOL carry-forwards of approximately $6,366. The Predecessor also has state NOL carry-forwards totaling approximately $35,744 as of December 31, 2013. The Successor had state NOL carry-forwards totaling approximately $94,923 as of December 31, 2014. The state NOLs will begin to expire in 2016. The Company does not anticipate expiration of any unutilized state NOLs at this time.

The Company has $540 of uncertain tax positions inclusive of interest and penalties of $256 and $204 at December 31, 2014 and 2013, respectively. The unrecognized tax benefit related to the Company’s state income tax exposure is expected to decrease approximately $200 (inclusive of penalties and interest), within the next twelve months, based on the completion of voluntary disclosure agreements in 2015. Voluntary disclosure agreements usually limit the state’s look-back period to three to four years; therefore, any years prior to 2010 would not be assessed by the state according to its agreement. The liability for uncertain tax positions is included in other noncurrent liabilities on the accompanying consolidated balance sheets.

The Company believes it is more likely than not that the full benefit of the deferred tax assets will be recognized. Realization of the Company’s net deferred tax assets is dependent upon the Company generating sufficient taxable income in future years in the appropriate tax jurisdictions to obtain a benefit from the reversal of deductible temporary differences and from tax loss carry-forwards. In assessing the need for a valuation allowance, the Company has considered all positive and negative evidence, including scheduled reversal of deferred tax liabilities, projected future taxable income, tax planning strategies, and recent financial performance. The Company has concluded that all deferred tax assets will be used in the foreseeable future, primarily as a result of federal and state NOL utilization and sufficient future taxable income.

Management will continue to assess the need for a valuation allowance related to deferred tax assets that are more likely than not to be realized due to a change in circumstances. Adjustments for a change in circumstances could result from changes to tax jurisdiction statutes related to NOL carryforwards, enacted tax rates, or a change to income tax benefits or expenses recognized as a result of a business combination. The Company’s tax reserves reflect management’s estimate of the maximum amount of tax benefit that is more likely than not of being realized. The entire $540 unrecognized tax benefit, if recognized, would affect the Company’s effective tax rate.

10. Equity

Due to change of control provisions in the Predecessor’s equity agreements, immediately prior to the consummation of the Merger Agreement, all outstanding restricted stock units and options

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (continued)

outstanding under the equity incentive plans, were automatically fully vested and converted into the right to receive cash, equal to the aggregate number of common stock otherwise issuable upon exercise of such equity instrument at $11.06 per share, less the per share exercise price of each stock option.

Successor

Stock Options

Effective April 30, 2015, the Board of Directors approved the 2015 Stock Option Plan, which provides for discretionary awards of stock options to the Company’s employees. A total of 6,736 shares of common stock have been reserved for issuance under the 2015 Stock Option Plan. The 2015 Stock Option Plan provided for time-based vesting Service Option awards, which vested over four years as long as the option holder remained an employee of the Company. 37.5% of the options vested after eighteen months and 6.25% each quarter thereafter. The Service Option awards were exercisable only to the extent they had become vested upon the earliest of the option holder’s death, disability, close of business on the date that was 30 days prior to the tenth anniversary of the grant date, or upon a termination event. Additionally, in May 2015, the Company issued 2,638 Return Target Options which vested if the option holder remained an employee of the Company upon a termination event dependent upon meeting certain market conditions.

Both the Service Option awards and the Return Target Option awards were cancelled as of October 14, 2015 in exchange for a series of cash payments totaling $15,603. $6,068 of the cash payments are guaranteed and will be paid to the former option holders regardless of their continued employment in October 2016. $3,034 of the cash payments will be paid, subject to the recipient’s continued employment, upon the earliest to occur of the closing date of an Initial Public Offering or October 2016. $3,901 of the cash payments will be paid, subject to the recipient’s continued employment, November 2016. The remaining $2,600 will be paid ratably, subject to the recipient’s continued employment, February 2017, May 2017 and August 2017.

The Successor did not issue any stock option awards for the period from November 12, 2014 through December 31, 2014. Stock option activities for the nine months ended September 30, 2015 were as follows:

Time Vesting Service Options

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)
Options outstanding at December 31, 2014	—	—	—
Granted (unaudited)	3,694	$4,490	10
Forfeited (unaudited)	—	—
Exercised (unaudited)	—	—

Options outstanding at September 30, 2015 (unaudited)	3,694	$4,490	10

Options exercisable at September 30, 2015 (unaudited)	—

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (continued)

The grant-date fair value for the time-vesting options was calculated using the Black-Scholes option valuation model. There were no options granted during the period from November 12, 2014 through December 31, 2014. The fair values of options granted during the nine months ended September 30, 2015, were calculated using the following estimated weighted-average assumptions:

Time-Vesting Options
Nine Months Ended September 30, 2015 (unaudited)
Weighted-average exercise price	$4,490
Weighted-average grant-date fair value	$3,548
Assumptions:
Risk-free interest rate	2.30%
Expected life (in years)	10.00
Expected volatility	45.00%
Expected dividend yield	—%

Risk-free interest rate—The market yield on zero-coupon U.S. Treasury securities for the expected life of each option type is used as the risk-free interest rate.

Expected life—The expected term of the options represents the estimated period of time until exercise and is based on historical experience of similar options, giving consideration to the contractual terms, vesting schedules, and expectations of future employee behavior.

Expected volatility—The Successor’s stock was not publicly traded at the time of issuance. Therefore, the calculation of volatility of the Successor’s stock was based on the historical stock price volatility of a peer group of similar, publicly traded companies, using adjusted closing monthly stock prices for the expected life of each option type.

Expected dividend yield—The Successor intended to retain any earnings to finance future growth and reduce its debt and, therefore, did not anticipate paying any cash dividends on its common stock in the foreseeable future.

Under the terms of the 2015 Stock Option Plan, upon a voluntary employee termination the Company had the ability to repurchase any exercised option shares at the lower of cost or fair market value. Because of this repurchase feature, the options were not deemed substantively vested until the transfer restrictions terminate, which would occur upon either an IPO or an approved sale. As neither performance condition was deemed probable as of September 30, 2015 no compensation expense was recognized. Unrecognized stock-based compensation expense related to non-vested service stock options was $0 and $13,105 at December 31, 2014 and September 30, 2015, respectively.

Predecessor

Redeemable Convertible Preferred Stock

The Predecessor’s participating preferred stock accrued cumulative quarterly dividends (i.e. regular dividends) from the date of issuance at the rate of 9% based on $17.05 per share plus all

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (continued)

accumulated and unpaid dividends. In addition to the regular dividends, the preferred stock had the ability to participate in any common share dividends on a one for one basis. The Predecessor had authorized 11,500,000 shares of which 9,132,466 shares were issued and outstanding at December 31, 2013. The shares were redeemable upon a change in control, liquidation, dissolution, or winding up of the Predecessor or a deemed liquidation event. Upon redemption due to a change in control, the Predecessor shall pay the accreted value of the share (defined as $17.05 plus the amount of accumulated but unpaid regular dividends) as of the date of redemption plus the amount of declared but unpaid dividends thereon, other than regular dividends, and issue one share of common stock to the preferred stockholder for each preferred share held. The Predecessor paid all accumulated dividends and redeemed 2,284,648 shares of preferred stock as of December 27, 2012. The Predecessor had not declared dividends as of December 31, 2012 and 2013. Accumulated but unpaid dividends were $152 and $14,649 as of December 31, 2012 and 2013, respectively. As of December 31, 2013, the total liquidation preference for the preferred stock was $170,359 (excluding the value of common participating shares). As of August 12, 2014, the Predecessor paid all accumulated preferred stock dividends of $24,207. The dividends were paid from proceeds of the August 8, 2014 refinancing of the first lien and second lien term loans. As of November 12, 2014, upon the consummation of the Merger Agreement, the total liquidation preference for the preferred stock of $159,239 was paid.

Due to the shares being redeemable upon a change in control, liquidation, dissolution, or winding up of the Company or a deemed liquidation event, not solely within the control of the Company, the preferred stock had been classified as mezzanine equity on the Predecessor’s Consolidated Balance Sheet. The preferred stock had been adjusted to its redemption amount as of December 31, 2012 and December 31, 2013. Changes in redemption value were recognized immediately as they occurred and the carrying value of the security was adjusted to equal what the redemption amount would have been if redemption were to occur at the end of the reporting date based on the conditions that existed as of that date.

Equity Incentive Plan

Effective June 15, 2007, the Predecessor’s Board of Directors approved the TransFirst Inc. 2007 Equity Incentive Plan (the 2007 Plan), which provided for discretionary awards of stock appreciation rights, stock options, restricted stock, unrestricted stock, stock units, and performance awards to the Predecessor’s employees, directors, consultants, and advisors. Effective November 8, 2011, the Predecessor adopted an amended and restated equity plan under which the Predecessor amended and restated options and restricted stock awards issued under the 2007 plan such that the terms and conditions of the existing awards would be subject to the 2011 Equity Plan. A total of 9,118,195 shares of common stock had been reserved for issuance under the 2011 Equity Plan, as amended.

The award agreements provided for time-based vesting awards, which vested on a straight-line basis of 25% each year over four years, as well as market-based and performance-based vesting awards, which vested annually over a four-year period dependent upon achieving specified targets established within the agreements. In the event the targets were not achieved, certain agreements provided for catch-up vesting if subsequent targets were reached. Both types of awards expired after seven years. The Predecessor recognized compensation cost on a straight-line basis for awards with time vesting conditions only. The Predecessor recognized compensation cost for awards with performance conditions if and when the Predecessor concluded that it was probable that the performance condition would be achieved.

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (continued)

Both the time-based vesting awards and the performance-based vesting awards vested upon a change of control. Therefore, all outstanding equity incentive plan awards vested upon the consummation of the merger agreement.

Restricted Stock

The Predecessor did not issue any restricted stock during the years ended December 31, 2012 and 2013, or the period from January 1, 2014 through November 11, 2014. Activity related to restricted stock awards during the years ended December 31, 2012 and 2013 and the period from January 1, 2014 through December 31, 2014 was as follows:

Restricted Stock Awards—Time Vesting

	Shares of Restricted Stock	Weighted- Average Fair Value	Weighted- Average Remaining Contractual Life (Years)
Non-vested as of December 31, 2011	61,500	$1.46	3.71
Vested	(54,000)	1.52
Forfeited	—

Non-vested at December 31, 2012	7,500	1.07	3.46
Vested	(7,500)	1.07
Forfeited	—

Non-vested at December 31, 2013 and 2014	—

Vested at December 31, 2013	2,954,407	1.17	2.46

Vested at December 31, 2014	—

Restricted Stock Awards—Performance Vesting

	Shares of Restricted Stock	Weighted- Average Fair Value	Weighted- Average Remaining Contractual Life (Years)
Non-vested at December 31,2011	1,763,944	$1.20	2.86
Vested	(423,177)	1.19
Forfeited	—

Non-vested at December 31, 2012	1,340,767	1.20	1.86
Vested	(361,112)	1.19
Forfeited	(6,084)	1.57

Non-vested at December 31, 2013	973,571	1.20	1.20
Vested	(895,577)	1.20	1.20
Forfeited	(77,994)	1.20	1.20

Non-vested at December 31, 2014	—	—

Vested at December 31, 2013	2,310,313	1.19	1.84

Vested at December 31, 2014	—

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

All outstanding, unvested restricted stock awards vested upon the consummation of the merger agreement effective November 12, 2014; therefore, all previously unrecognized compensation expense was recorded by the Predecessor.

Compensation expense associated with restricted stock awards for the years ended December 31, 2012 and 2013 (Predecessor) and for period from January 1, 2014 through November 11, 2014 (Predecessor) was $569, $494 and $915, respectively. Compensation expense associated with the restricted stock awards for the nine months ended September 30, 2014 was $349.

Stock Options

Stock option activities for the years ended December 31, 2012 and 2013 (Predecessor) and for the period from January 1, 2014 through November 11, 2014 (Predecessor) were as follows:

Stock Options—Time Vesting

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)
Options outstanding as of December 31, 2011	648,750	$1.34	5.96
Granted	333,000	2.88
Forfeited	(28,500)	1.56
Exercised	(500)	1.62

Options outstanding at December 31, 2012	952,750	1.87	5.38
Granted	326,000	3.12
Forfeited	(65,424)	2.08
Exercised	(51,576)	1.42

Options outstanding at December 31, 2013	1,161,750	2.23	5.02
Granted	—	—
Forfeited	(48,492)	2.74
Exercised	(1,113,258)	2.21

Options outstanding at December 31, 2014,	—

Options exercisable at December 31, 2013	430,027	1.53	3.96

Options exercisable at December 31, 2014	—

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

Stock Options—Performance Vesting

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)
Options outstanding at December 31, 2011	1,360,753	$1.39	6.03
Granted	539,500	2.88
Forfeited	(9,250)	1.20
Exercised	(750)	1.62

Options outstanding at December 31, 2012	1,890,253	1.82	5.38
Granted	1,049,000	3.12
Forfeited	(219,952)	1.75
Exercised	(60,783)	1.44

Options outstanding at December 31, 2013	2,658,518	2.35	5.30
Granted	—	—
Forfeited	(146,294)	2.64
Exercised	(2,512,224)	2.33

Options outstanding at December 31, 2014	—

Options exercisable at December 31, 2013	481,885	1.65	4.17

Options exercisable at December 31, 2014	—

The total intrinsic value of stock options exercised during the years ended December 31, 2012 and 2013 and the period from January 1, 2014 through November 11, 2014 was $0, $190 and $31,515, respectively.

Options are granted at a price not less than the fair value of the Company’s common stock at the date of grant. The grant-date fair value was calculated using the Black-Scholes option valuation model. There were no options granted during the period from January 1, 2014 through November 11, 2014. The fair values of options granted during the years ended December 31, 2012 and 2013, were calculated using the following estimated weighted-average assumptions:

	Time-Vesting Options		Performance-Vesting Options
	2012	2013	2012	2013
Options granted	333,000	326,000	539,500	1,049,000
Weighted-average exercise price	$2.88	$3.12	$2.88	$3.12
Weighted-average grant-date fair value	$0.97	$0.84	$0.97	$0.82
Assumptions:
Risk-free interest rate	0.89%	0.82—1.42%	0.89%	0.82—1.42%
Expected life (in years)	4.75	4.75	4.75	4.75
Expected volatility	38.04%	26.53—36.04%	38.04%	26.53—36.04%
Expected dividend yield	—%	—%	—%	—%

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

Risk-free interest rate—The market yield on zero-coupon U.S. Treasury securities for the expected life of each option type is used as the risk-free interest rate.

Expected life—The expected term of the options represents the estimated period of time until exercise and is based on historical experience of similar options, giving consideration to the contractual terms, vesting schedules, and expectations of future employee behavior.

Expected volatility—The Predecessor’s stock was not publicly traded. Therefore, the calculation of volatility of the Predecessor was based on the historical stock price volatility of a peer group of similar, publicly traded companies, using adjusted closing monthly stock prices for the expected life of each option type.

Expected dividend yield—The Predecessor intended to retain any earnings to finance future growth and reduce its debt and, therefore, did not anticipate paying any cash dividends on its common stock in the foreseeable future. However, the Predecessor paid cash dividends of $93,509 in August 2014.

All outstanding, unvested time vesting and performance options vested upon the consummation of the Merger Agreement, effective November 12, 2014; therefore, all previously unrecognized noncash compensation related to the options was recognized by the Predecessor.

The Predecessor recorded stock-based compensation expense of $360, $150 and $1,796 related to stock options for the years ended December 31, 2012 and 2013 and the period ended January 1, 2014 through November 11, 2014, respectively. The Predecessor recorded stock-based compensation expense of $301 related to stock options for the nine months ended September 30, 2014. There was no unrecognized stock-based compensation expense related to non-vested stock options at December 31, 2014. As part of the Acquisition on November 12, 2014, stock options and restricted stock with a fair value of $18,079 vested as a result of the change in control. Such amount was included in equity of the Predecessor in conjunction with the Acquisition, also referred to as black line Acquisition Accounting.

11. Employee Benefit Plans

401(k) Plans

In 2000, the Predecessor adopted the TransFirst, LLC 401(k) Retirement Plan (the Plan), which meets the requirements of Section 401(k) of the Internal Revenue Code. The Plan allows for a matching contribution by the Company and a discretionary contribution as determined by the Predecessor’s Board of Directors. Under the Plan, the Predecessor recorded an expense for matching contributions of $833, $918, and $901 for the years ended December 31, 2012 and 2013 and the period from January 1, 2014 through November 11, 2014, respectively. The Predecessor recorded an expense for matching contributions of $780 for the nine months ended September 30, 2014. The Successor recorded an expense for matching contributions of $160 and $832 for the period from November 12, 2014 through December 31, 2014 and the nine months ended September 30, 2015, respectively.

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

12. Related-Party Transactions

Successor

Management Agreement

In connection with the Vista Acquisition, the Company entered into a management agreement with an affiliate of Vista, Vista Equity Partners Management, LLC (“VEP”), pursuant to which VEP was retained to provide the Company with certain management and consulting services. The Company reimburses VEP for any out-of-pocket costs and expenses, and recorded expenses of approximately $40 and $25 to VEP for the Successor period November 12 through December 31, 2014, and the nine months ended September 30, 2015, respectively. The Company will terminate the management agreement in connection with the completion of this offering.

Relationship with VCG

Following the Vista Acquisition, the Company has utilized Vista Consulting Group (“VCG”), the operating and consulting arm of Vista, for consulting services, and paid to VCG related fees and expenses. The Company has recorded expenses of approximately $35 and $840 related to VCG for the Successor period November 12 through December 31, 2014, and the nine months ended September 30, 2015, respectively.

Transaction with Other Vista Portfolio Companies

The Company conducted business with various other portfolio companies of Vista in the ordinary course of business. The Company believes these transactions were conducted on an arms-length basis. Activity processed for the period November 12, 2014 through December 31, 2014 and for the nine months ended September 30, 2015 was not material.

Predecessor

The Predecessor and WCAS had entered into a management agreement whereby the Company paid WCAS a management fee of $1,000 annually. WCAS Capital Partners, IV, an investment fund managed by WCAS owned all of the outstanding stock of the Predecessor. Under this agreement, the Predecessor recorded $1,000, $1,000 and $866 of expense during the years ended December 31, 2012 and 2013 and the period from January 1, 2014 through November 11, 2014, respectively. The Predecessor recorded $750 of expense during the nine months ended September 30, 2014 related to the agreement. In addition, the Predecessor entered into an agreement to pay $62.5 per quarter to WCAS for support provided by the WCAS Resource Group. Under this agreement, the Predecessor recorded $250, $250 and $219 of expense during the years ended December 31, 2012 and 2013 and the period from January 1, 2014 through November 11, 2014, respectively. Additionally, the Predecessor recorded $188 of expense during the nine months ended September 30, 2014. These expenses are included in management fees in the accompanying consolidated statements of operations and other comprehensive income (loss). The Company had also entered into a subordinated debt agreement with WCAS (see Note 8).

As of December 31, 2013, the Predecessor had outstanding loans receivable of $1,435, which represented promissory notes issued by employees. These promissory loans were recourse in nature and were issued to facilitate payment of personal income taxes related to restricted stock grants. All outstanding employee promissory notes were repaid by August 2014.

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

Prior to the Vista Acquisition the Company conducted business with various other portfolio companies of WCAS in the ordinary course of business. The Company believes these transactions were conducted on an arms-length basis. For the fiscal years ended December 31, 2012 and 2013 and the period from January 1, 2014 through November 11, 2014, the Company recorded approximately $2,004, $2,365, and $3,172 in gross revenues, respectively, associated with sales of the Company’s products and services to companies in which WCAS then held investments.

In 2007, in connection with the acquisition of the Predecessor by WCAS, the Predecessor entered into a securities purchase agreement with WCAS pursuant to which WCAS purchased a mezzanine note in an aggregate principal amount of $25,000, 148,602 shares of Participating Preferred Stock and 484,815 shares of common stock. The mezzanine note accrued interest at a rate of 10.0% per annum, if paid in cash, or 12.0% per annum, if paid-in-kind, and was to mature on September 27, 2018. The mezzanine note was retired in connection with the Vista Acquisition, which resulted in payments of $30,867 to WCAS on November 12, 2014.

13. Commitments and Contingencies

The Company leases its existing office facilities in Colorado, California, New York, Tennessee, and Texas under operating leases. Some of the leases have escalation clauses and no renewal options. The total amount of the minimum rent is expensed on a straight-line basis over the term of the lease. The Successor’s rent expense was $461 and $2,676 for the period from November 12, 2014 through December 31, 2014 and the nine months ended September 30, 2015, respectively. The Predecessor’s rent expense was $2,951, $3,126 and $2,650, for the years ended December 31, 2012 and 2013 and the period from January 1, 2014 through November 11, 2014, respectively. The Predecessor’s rent expense was $2,245 for the nine months ended September 30, 2014.

Future minimum rental commitments under noncancelable operating leases at December 31, 2014, are summarized below:

2015	$2,867
2016	2,865
2017	2,942
2018	2,789
2019	2,332
2020 and thereafter	4,319

$18,114

The Company is subject to certain legal proceedings, claims, and disputes that arise in the ordinary course of its business. Although the Company is unable to estimate the range of reasonably possible losses for these legal proceedings at this time, the Company’s management does not believe these actions will have a material adverse effect on the Company’s consolidated financial position, results of operations, or liquidity.

The Company issues letters of credit to secure real estate obligations and to its sponsoring banks in the ordinary course of business. These letters of credit are generally for periods of one year and automatically renew every year. As of December 31, 2014, letters of credit outstanding totaled $1,948;

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

$950 of the outstanding letters of credit was with the Company’s former lender and $998 was with the Company’s current lender. These commitments would only be drawn upon if the Company were to fail to meet its obligations to respective lessors or its sponsoring banks.

14. Earnings Per Share

The previously issued Consolidated Statements of Operations and Comprehensive Income (Loss) for the years ended December 31, 2012 and 2013 (Predecessor) and the period from January 1, 2014 through November 11, 2014 (Predecessor) omitted certain disclosures required by GAAP related to income (loss) available to common shareholders and earnings (loss) per share information as the information was not considered meaningful. These financial statements have now been corrected to reflect the addition of these previously omitted presentation and disclosure items on the face of the Consolidated Statements of Operations and Comprehensive Income (Loss) for the respective periods. In addition, the Company has also corrected the previously issued financial statements to include a reconciliation of both basic and dilutive earnings (loss) per common share calculations for the years ended December 31, 2012 and 2013 (Predecessor), the period from January 1, 2014 through November 11, 2014 (Predecessor), and the period from November 12, 2014 through December 31, 2014 (Successor) below.

We report both basic and diluted earnings per share. A reconciliation of both calculations for the years ended December 31, 2012 and 2013, the period from January 1, 2014 to November 11, 2014, and the nine months ended September 30, 2014 are based on the Predecessor’s capital structure (Note 10). The period from November 12, 2014 to December 31, 2014 and the nine months ended September 30, 2015 are based on the Successor’s capital structure (Note 10).

	Predecessor			Successor	Predecessor	Successor
	Year Ended December 31,		Period From January 1, 2014 to November 11, 2014	Period From November 12, 2014 to December 31, 2014	Nine Months Ended September 30,
	2012	2013			2014	2015
					(Unaudited)	(Unaudited)
Net income (loss) and comprehensive income (loss)	$47,857	$16,310	$1,167	$(9,877)	$14,536	$(2,640)
Accretion of preferred stock to redemption value	(26,881)	(14,498)	(13,087)	—	(11,477)	—
Dividends paid on participating preferred stock	(18,545)	—	(16,438)	—	(16,438)	—

Net income (loss) available to common shareholders	$2,431	$1,812	$(28,358)	$(9,877)	$(13,379)	$(2,640)

Dividends paid to common shareholders:
Participating restricted shares	$(1,348)	$—	$(1,132)	$—	$(1,132)	$—
Common shares	(41,429)	—	(75,939)	—	(75,939)	—

Undistributed earnings (loss)	(40,346)	1,812	(105,429)	(9,877)	(90,450)	(2,640)
Percentage allocated to common shares (a)	100.0%	80.5%	100.0%	100.0%	100.0%	100.0%
Undistributed earnings—common shares	$(40,346)	$1,458	$(105,429)	$(9,877)	$(90,450)	$(2,640)
Dividends paid— common shares	41,429	—	75,939	—	75,939	—

Numerator for basic and diluted earnings (loss) per common share	$1,083	$1,458	$(29,490)	$(9,877)	$(14,511)	$(2,640)

TRANSFIRST HOLDINGS CORP. (FORMERLY KNOWN AS TYCHE TOPCO, INC.) AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (continued)

	Predecessor			Successor	Predecessor	Successor
	Year Ended December 31,		Period From January 1, 2014 to November 11, 2014	Period From November 12, 2014 to December 31, 2014	Nine Months Ended September 30,
	2012	2013			2014	2015
					(Unaudited)	(Unaudited)
Denominator:
Denominator for basic earnings per common share-weighted-average common shares	41,260,820	41,689,132	42,075,083	$93,264	42,057,621	$93,264
Incremental shares for stock options	336,664	621,062	—	—	—	—

Denominator for diluted earnings per common share-adjusted weighted-average shares	41,597,484	42,310,194	42,075,083	$93,264	42,057,621	$93,264

Per common share income (loss):
Basic	$0.03	$0.03	$(0.70)	$(105.90)	$(0.35)	$(28.31)
Diluted	$0.03	$0.03	$(0.70)	$(105.90)	$(0.35)	$(28.31)
(a) Weighted-average common shares outstanding	41,260,820	41,689,132	42,075,083	93,264	42,057,621	93,264
Weighted-average restricted stock and preferred shares (participating securities)	—	10,109,510	—	—	—	—

	41,260,820	51,798,642	42,075,083	93,264	42,057,621	93,264
Percentage allocated to common shares	100.0%	80.5%	100.0%	100.0%	100.0%	100.0%

Preferred stock and unvested restricted stock are presented as participating securities, for the Predecessor Company, due to their ability to share in any common stock dividends that are declared. The Successor’s capital structure does not include any participating securities.

Diluted earnings per share excludes the impact of shares of common stock issuable upon the exercise of options related to 843,129 and 785,817 shares of stock for the Predecessor periods from January 1, 2014 to November 11, 2014, and the nine months ended September 30, 2014, respectively, as the effect would be antidilutive due to a net loss available to common shareholders during those periods. Diluted earnings per share excludes the impact of shares of common stock issuable upon the exercise of options related to zero and 6,332 shares of stock for the Successor periods from November 12, 2014 through December 31, 2014 and nine months ended September 30, 2015, respectively, as the effect would be antidilutive due to a net loss available to common shareholders during those periods.

15. Subsequent Events

Subsequent events were evaluated from the balance sheet date of December 31, 2014 through the audited consolidated financial statements issuance date of October 16, 2015 (November 20, 2015 as to Note 14). Subsequent events include the 2015 Stock Option Plan cancellation, the June 9, 2015 amendments to the Company’s first and second lien credit facilities, the repayment of the BMO Harris Bank Loan and the exchanged note receivable discussed in previous footnotes.

For the nine months ended September 30, 2015, subsequent events were evaluated through November 20, 2015, the date on which the interim consolidated financial statements were issued. Subsequent events include the 2015 Stock Option Plan cancellation.

Through and including                     , 2016 (25 days after the commencement of this offering), all dealers that effect transactions in shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

            Shares

TransFirst Holdings Corp.

Common Stock

P R O S P E C T U S

Goldman, Sachs & Co.

J.P. Morgan

Credit Suisse

Barclays

Deutsche Bank Securities

Citigroup

Jefferies

RBC Capital Markets

Wells Fargo Securities

Raymond James

William Blair

                    , 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except for the Securities and Exchange Commission, or SEC, registration fee, the FINRA filing fee and the listing fee.

Item	Amount to be paid
SEC registration fee	$10,070
FINRA filing fee	15,500
Stock exchange listing fee	*
Blue sky fees and expenses	*
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer Agent fees and expenses	*
Miscellaneous expenses	*

Total	*

*	To be completed by amendment.

Item 14. Indemnification of Directors and Officers

Section 102(b)(7) of the General Corporation Law of the State of Delaware, or the DGCL, enables a corporation to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for liability of directors for unlawful payment of dividends or unlawful stock purchase or redemptions pursuant to Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent authorized by the DGCL.

Section 145(a) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by law. Our certificate of incorporation also provides that the indemnification and advancement of expenses provided by, or granted pursuant to the certificate of incorporation, are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or otherwise. Section 145(f) of the DGCL further provides that a right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission which is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.

We also will enter into indemnification agreements with certain of our directors and officers. Such agreements generally provide for indemnification by reason of being our director or officer, as the case may be. These agreements are in addition to the indemnification provided by our certificate of incorporation and bylaws.

The underwriting agreement provides that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act. Please refer to the form of underwriting agreement filed as Exhibit 1.1 hereto.

We also maintain officers’ and directors’ liability insurance that insures against liabilities that our officers and directors may incur in such capacities. Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under that section.

Item 15. Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, the Registrant has issued the following securities that were not registered under the Securities Act.

On November 12, 2014, we issued an aggregate of 93,264 shares of common stock to funds managed by affiliates of Vista in connection with the Vista Acquisition. The issuances were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act. The recipients of securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the stock certificates.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

See Exhibit Index following the signature page.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(3) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(4) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 2 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hauppauge, New York on January 4, 2016.

TRANSFIRST HOLDINGS CORP.

By:	/s/ John Shlonsky
Name: John Shlonsky
Title: President and Chief Executive Officer

***

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 2 to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Shlonsky John Shlonsky	President and Chief Executive Officer, Director (Principal Executive Officer)	January 4, 2016

/s/ Nancy Disman Nancy Disman	Chief Financial Officer (Principal Financial and Accounting Officer)	January 4, 2016

* Robert Smith	Director, Chairman	January 4, 2016

* Betty Hung	Director	January 4, 2016

* Maneet Saroya	Director	January 4, 2016

* Martin Taylor	Director	January 4, 2016

*By:	/s/ Nancy Disman
Nancy Disman, as Attorney-in-Fact

Exhibit number	Exhibit Title

1.1*	Form of Underwriting Agreement.

3.1**	Amended and Restated Certificate of Incorporation of TransFirst Holdings Corp.

3.2**	Amended and Restated Bylaws of TransFirst Holdings Corp.

4.1*	Form of Stock Certificate.

5.1**	Form of Opinion of Kirkland & Ellis LLP.

10.1**	First Amendment to First Lien Credit Agreement, dated June 9, 2015, by and among TransFirst Inc., TransFirst Parent Corp., TransFirst Holdings Inc., Tyche Holdings, LLC, Jefferies Finance LLC as administrative and collateral agent, and the other lenders party thereto.

10.2**	First Amendment to Second Lien Credit Agreement, dated June 9, 2015, by and among TransFirst Inc., TransFirst Parent Corp., TransFirst Holdings Inc., Tyche Holdings, LLC, Jefferies Finance LLC as administrative and collateral agent, and the other lenders party thereto.

10.3†**	Amended and Restated Merchant Financial Services Agreement, dated September 16, 2014, by and between Wells Fargo Bank, NA, and TransFirst Holdings Inc.

10.4†**	Clearing and Settlement Services Agreement, dated July 23, 2004, by and between TransFirst Holdings, Inc. and Columbus Bank and Trust Company.

10.5†**	Processing Services Agreement, dated April 17, 2012, by and between TransFirst Holdings, Inc. and TSYS Acquiring Solutions, L.C.C.

10.6+**	Form of Director and Officer Indemnification Agreement.

10.7+	TransFirst Holdings Corp. 2016 Omnibus Incentive Plan.

10.8+	Form of Nonqualified Stock Option Agreement pursuant to the 2016 Omnibus Incentive Plan.

10.9+**	Employment Letter Agreement, dated May 12, 2015, by and between TransFirst Inc. and John Shlonsky.

10.10+**	Employment Letter Agreement, dated May 12, 2015, by and between TransFirst Inc. and Nancy Disman.

10.11+**	Employment Letter Agreement, dated May 12, 2015, by and between TransFirst Inc. and Stephen Cadden.

10.12+**	Option Cancellation Agreement, dated October 15, 2015, by and between TransFirst Holdings Corp. and John Shlonsky.

10.13+**	Option Cancellation Agreement, dated October 15, 2015, by and between TransFirst Holdings Corp. and Nancy Disman.

10.14+**	Option Cancellation Agreement, dated October 15, 2015, by and between TransFirst Holdings Corp. and Stephen Cadden.

10.15**	Form of Director Nomination Agreement by and among TransFirst Holdings Corp., Vista Equity Partners Fund V, L.P., Vista Equity Partners Fund V-A, L.P., Vista Equity Partners Fund V-B, L.P., Vista Equity Partners Fund V Executive, L.P., VEPF V FAF, L.P., Vista Equity Associates V, LLC and VEP Group, LLC.

10.16**	Form of Registration Rights Agreement by and among TransFirst Holdings Corp., Vista Equity Partners Fund V, L.P., Vista Equity Partners Fund V-A, L.P., Vista Equity Partners Fund V-B, L.P., Vista Equity Partners Fund V Executive, L.P., VEPF V FAF, L.P., Vista Equity Associates V, LLC and VEP Group, LLC.

Exhibit number	Exhibit Title

10.17**	Form of Special Bonus Agreement.

10.18**	Management Agreement, dated October 12, 2014, by and between Vista Equity Partners Management, LLC and TransFirst Inc.

10.19+	Option Cancellation Agreement, dated October 15, 2015, by and between TransFirst Inc. and Anthony Lucatuorto.

10.20+	Option Cancellation Agreement, dated October 15, 2015, by and between TransFirst Inc. and Carl Mazzola.

10.21+	Option Cancellation Agreement, dated October 15, 2015, by and between TransFirst Inc. and Steven Rizzuto.

10.22+	Employment Letter Agreement, dated May 12, 2015, by and between TransFirst Inc. and Anthony Lucatuorto.

10.23+	Employment Letter Agreement, dated May 12, 2015, by and between TransFirst Inc. and Carl Mazzola.

10.24+	Employment Letter Agreement, dated May 12, 2015, by and between TransFirst Inc. and Steven Rizzuto.

16.1**	Letter from former auditor, Ernst & Young LLP, to the Securities and Exchange Commission.

21.1**	Subsidiaries of the registrant.

23.1	Consent of Ernst & Young, LLP Independent Registered Public Accounting Firm.

23.2	Consent of Deloitte & Touche LLP Independent Registered Public Accounting Firm.

23.3**	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24.1**	Power of Attorney (see signature pages).

99.1**	Consent of Director Nominees

*	To be filed by amendment
**	Previously filed.
+	Management contract or compensatory plan or arrangement
†	Confidential treatment requested as to certain portions, which portions have been provided separately to the Securities and Exchange Commission